UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SYMMETRY MEDICAL INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.0001 per share of Symmetry Medical Inc. (“SMI”)

(2)	Aggregate number of securities to which transaction applies:
38,773,194 shares of Common Stock of SMI, which represents the sum of (i) 36,594,195 shares of SMI common stock, par value $0.0001 per share, issued and outstanding as of the date of the Merger Agreement described herein; (ii) 1,222,344 shares of SMI common stock, which is the maximum number of shares of SMI common stock available for issuance in pursuant to Symmetry Medical’s equity plans as of such date, including an aggregate of 300,000 subject to option awards at an exercise price of $7.69 per share; (iii) 951,147 Restricted Shares issued under SMI’s equity-based compensation plans as of such date; and (iv) 5,508 Restricted Stock Units issued under SMI’s equity-based compensation plans as of such date.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$9.14, calculated based on the $7.50 in cash per share of SMI Common Stock to be paid in the merger plus the market value, calculated in accordance with Exchange Act Rule 0-11(a)(4) of the shares of SSI Common Stock to be issued in the merger based on the average of the high and low prices per share of SMI common stock on September 3, 2014, as quoted on the New York Stock Exchange, less the $7.50 per SMI share cash consideration.

(4)	Proposed maximum aggregate value of transaction:
$351,644,993. In accordance with Section 14(g) of the Exchange Act, the filing fee was calculated by multiplying 0.0001288 by the proposed maximum aggregate value of the transaction.

(5)	Total fee paid: $44,995

☐	Fee paid previously with preliminary materials.
☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid: $11,413

(2)	Form, Schedule or Registration Statement No.: 333-198596

(3)	Filing Party: Symmetry Surgical Inc.

(4)	Date Filed: September 5, 2014

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2014

PRELIMINARY PROSPECTUS

Symmetry Medical Inc.	Symmetry Surgical Inc.

Shares of Common Stock, par value $0.0001 per share, of Symmetry Surgical Inc.

This proxy statement/prospectus relates to shares of common stock, par value $0.0001 per share, of Symmetry Surgical Inc. (“Symmetry Surgical”) that Symmetry Surgical may issue in connection with the acquisition of Symmetry Medical Inc.’s (“SMI”) original equipment manufacturing solutions business (the “OEM Solutions Business”) by Tecomet, Inc. (“Tecomet”) by means of a merger of a wholly-owned subsidiary of Tecomet, with and into SMI (the “Merger”). We refer to the separation of Symmetry Surgical’s surgical supply business (the “Symmetry Surgical Business”) and the payment of shares of Symmetry Surgical’s common stock to the existing stockholders of SMI in the Merger as the “spin-off.” After the spin-off is completed, Symmetry Surgical will be a separate, publicly held company.

In connection with the Merger, all of the outstanding shares of Symmetry Surgical’s common stock will be distributed on a pro rata basis to SMI stockholders in partial redemption of their SMI shares. For every share of SMI common stock held by you immediately prior to the Merger, you will receive (i) one quarter (0.25) of a share of Symmetry Surgical’s common stock, plus (ii) cash, without interest, in an amount equal to $7.50 per share. You will receive cash in lieu of any fractional shares of Symmetry Surgical’s common stock that you would have received after application of the above ratio. Following the Merger, SMI will not own any of Symmetry Surgical’s common stock, and Symmetry Surgical will be a separate publicly-held company.

SMI will hold a special meeting of its stockholders in connection with the proposed spin-off and merger transaction. At the special meeting of SMI stockholders, SMI stockholders will be asked to vote on the proposal to adopt the Merger Agreement. The proposal to adopt the Merger Agreement will be approved if the holders of a majority of the outstanding shares of SMI common stock entitled to vote on the proposal vote to adopt the Merger Agreement.

The securities and business of Symmetry Surgical are subject to various risks, including with respect to and following the spin-off. You should carefully consider the disclosures contained under the section entitled “Risk Factors Relating to Symmetry Surgical,” and carefully read this proxy statement/prospectus in its entirety.

SMI’s common stock currently trades on the New York Stock Exchange under the ticker symbol “SMA” and will be de-listed following the Merger. At all times prior to the spin-off and merger transaction, Symmetry Surgical has been a wholly-owned subsidiary of SMI, and its common stock has not been publicly listed. In connection with the spin-off and merger transaction, Symmetry Surgical will apply to list Symmetry Surgical common stock on The NASDAQ Global Market and has accordingly reserved the ticker symbol “SSRG.” While trading in Symmetry Surgical common stock under this symbol is expected to begin on the first business day following the date that SMI completes the spin-off and merger transaction, there can be no assurance that a viable and active trading market will develop.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2014 and is first being mailed to Symmetry Medical Inc. stockholders on or about            , 2014.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Symmetry Medical Inc. (“SMI”), to be held on            , 2014, at            local time, at the Nashville Airport Marriott, 600 Marriott Drive, Nashville, Tennessee, 37214.

At the special meeting of our stockholders, you will be asked to consider and to vote on a proposal to adopt and approve a merger agreement entered into among SMI, TecoStar Holdings, Inc. (“Holdings”), Tecomet, Inc., a wholly-owned subsidiary of Holdings (“Tecomet”), and TecoSym Inc., a wholly-owned subsidiary of Tecomet, dated as of August 4, 2014, pursuant to which Tecomet will acquire SMI’s OEM Solutions Business through a merger of a wholly-owned subsidiary of Tecomet with and into SMI. Prior to the consummation of the Merger, SMI will effect the separation of the OEM Solutions Business and the Symmetry Surgical Business, which will be conveyed to and vest in Symmetry Surgical Inc., a newly formed subsidiary of SMI. If SMI’s stockholders adopt and approve the Merger Agreement, and the transactions contemplated by the Merger Agreement are completed, holders of SMI common stock will receive for each share of SMI common stock they own (except for shares held by stockholders who have properly exercised their rights of appraisal under Delaware law) (i) one quarter (0.25) of one share (plus cash in lieu of any fractional shares) of Symmetry Surgical Inc. and (ii) $7.50 in cash, without interest and less any applicable withholding tax.

SMI’s board of directors has unanimously approved the transactions contemplated by the Merger Agreement, including the spin-off and merger transaction, and determined that the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the spin-off and merger transaction, are advisable, fair to and in the best interests of its stockholders. SMI’s board of directors recommends that its stockholders vote “FOR” adoption and approval of the Merger Agreement.

At the special meeting, in addition to the adoption and approval of the Merger Agreement, SMI’s stockholders will be asked to cast an advisory (non-binding) vote on certain compensation payable or that could become payable to its named executive officers in connection with the spin-off and merger transaction. SMI’s board of directors recommends that its stockholders vote “FOR” approval, on an advisory (non-binding) basis, of certain compensation payable or that could become payable to our named executive officers in connection with the Merger.

If necessary, you may also be asked to vote on a proposal to adjourn or postpone the special meeting to permit the further solicitation of proxies. SMI’s board of directors recommends that its stockholders vote “FOR” the adjournment proposal.

The proxy statement that forms a part of this proxy statement/prospectus provides you with information about the special meeting of SMI’s stockholders, the Merger Agreement and the proposed spin-off and merger transaction. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the entire proxy statement/prospectus and the Merger Agreement carefully.

Your vote is very important.  The Merger cannot be completed unless the Merger Agreement is adopted and approved by the affirmative vote of a majority of the outstanding shares of SMI’s common stock. If you are a registered stockholder (including all persons who hold common shares in certificated form), you may vote by telephone or through the Internet by following the instructions included on your proxy card. If your common shares are held in “street name,” you will receive instructions from your broker or other nominee describing how to vote your common shares. Certain of these institutions may offer telephone and Internet voting. Please refer to the information forwarded by your bank, broker or other nominee to see which options are available to you.

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If you have any questions or need assistance voting your shares, please contact our proxy solicitation agent, Okapi Partners LLC, at (212) 297-0720 (for banks and brokers) or (855) 208-8902 (for stockholders).

Thank you for your cooperation and continued support.

Sincerely,

Thomas J. Sullivan
Director, President and Chief Executive Officer
Symmetry Medical Inc.

This proxy statement/prospectus is dated            , 2014, and is first being mailed to SMI’s stockholders on or about            , 2014.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SPIN-OFF OR THE MERGER TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED SPIN-OFF AND MERGER TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SYMMETRY MEDICAL INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2014

Dear Stockholder:

A special meeting of stockholders of Symmetry Medical Inc., a Delaware corporation (“SMI”), will be held on            , 2014, at            local time, at the Nashville Airport Marriott, 600 Marriott Drive, Nashville, Tennessee, 37214:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 4, 2014, by and among SMI, TecoStar Holdings, Inc. (“Holdings”), Tecomet, Inc., a wholly-owned subsidiary of Holdings (“Tecomet”), and TecoSym Inc., a wholly-owned subsidiary of Tecomet, and the transactions contemplated therein;
2.	To consider and vote upon an advisory (non-binding) proposal to approve certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger;
3.	To consider and vote upon a proposal to approve, if necessary, the adjournment of the special meeting to a later date to solicit additional proxies in favor of the adoption and approval of the Merger Agreement; and
4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting, including matters incident to the conduct of the meeting.

The foregoing items of business are more fully described in the proxy statement/prospectus accompanying this notice. Stockholders who own shares of SMI common stock at the close of business on            , 2014, the record date fixed by our board of directors, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, SMI had        shares of common stock outstanding and entitled to vote.

THE BOARD OF DIRECTORS OF SMI UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION AND APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE OTHER PROPOSALS.

Stockholders of SMI who do not vote in favor of the adoption and approval of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to SMI before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

Your vote is important.  The affirmative vote of the holders of a majority of the outstanding shares of SMI common stock is required to adopt and approve the Merger Agreement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption and approval of the Merger Agreement. Even if you plan to attend the special meeting in person, SMI requests that you vote your shares over the Internet or via telephone or complete, sign, date and return the enclosed proxy, and thus ensure that your shares will be voted at the special meeting if you are unable to attend. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the Merger Agreement, “FOR” approval, on an advisory (non-binding) basis, of certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger, and “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

If you are a registered stockholder (including all persons who hold common shares in certificated form), you may vote by telephone or through the Internet by following the instructions included on your proxy card. If your common shares are held in “street name,” you will receive instructions from your broker or other nominee describing how to vote your common shares. Certain of these institutions may offer telephone and Internet voting. Please refer to the information forwarded by your bank, broker or other nominee to see which options are available to you. The foregoing actions will not limit your right to vote in person at the special meeting.

For specific instructions, please refer to “The Special Meeting — Voting of Proxies” and the instructions on the proxy card. If you submit your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

David C. Milne
Senior Vice President of HR, General Counsel, Corporate Secretary and Chief Compliance Officer
Symmetry Medical Inc.

IMPORTANT

Whether or not you plan to attend the meeting, SMI urges you to vote your shares over the Internet or via the toll-free telephone number, as described in the accompanying materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the special meeting.

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ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Symmetry Medical Inc. from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find More Information.” This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone from SMI at the following address and telephone number:

Symmetry Medical Inc.
Investor Relations
3724 N State Road 15,
Warsaw, Indiana 46582

By Telephone: (574) 267-8700

You may also obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Okapi Partners LLC, Symmetry Medical Inc.’s proxy solicitor, at the following address and telephone number:

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Email: info@okapipartners.com

Banks and brokers please call: (212) 297-0720
Stockholders please call: (855) 208-8902

To receive timely delivery of the documents in advance of the meeting, you must make your request no later than            , 2014.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Symmetry Surgical, constitutes a prospectus of Symmetry Surgical under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Symmetry Surgical common stock to be issued to SMI stockholders pursuant to the spin-off and merger transaction. This prospectus also constitutes a proxy statement for SMI under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of SMI stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated          , 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to SMI stockholders nor the distribution of shares of SMI common stock pursuant to the spin-off and merger transaction should create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding SMI has been provided by SMI and information contained in this proxy statement/prospectus regarding Symmetry Surgical has been provided by Symmetry Surgical.

EXPLANATORY NOTE

Symmetry Surgical Inc. was incorporated as a Delaware corporation in July 2014. Symmetry Surgical Inc. currently does not have any material assets or liabilities, nor does it engage in any business or other activities and, other than in connection with the spin-off, will not acquire or incur any material assets or liabilities, nor will it separately engage in any business or other activities, in each case prior to the spin-off.

All references in this proxy statement/prospectus to “SMI” refer to Symmetry Medical Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Symmetry Surgical” refer to Symmetry Surgical Inc., a Delaware corporation and wholly owned subsidiary of SMI; unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to “we,” “our,” “us” and “Company” refer to Symmetry Surgical, and its consolidated subsidiaries after giving effect to the spin-off and merger transaction. Unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of August 4, 2014, by and among Symmetry Medical, TecoStar Holdings, Inc., Tecomet, Inc. and TecoSym Inc., a copy of which is included as Annex A to this proxy statement/prospectus. Unless otherwise indicated or as the context requires, all references to the “Merger” refer to the merger of TecoSym Inc., a wholly-owned subsidiary of Tecomet, Inc., with and into SMI with SMI continuing as the surviving company pursuant to the Merger Agreement. Unless otherwise indicated or as the context requires, all references to the “spin-off and merger transaction” refer to the Merger and distribution of all of the outstanding shares of common stock of Symmetry Surgical to SMI stockholders in partial redemption of their SMI shares in connection therewith. SMI, following completion of the Merger, is sometimes referred to in this proxy statement/prospectus as the “surviving company.”

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Cash Incentive Bonus Program	118
CAPITALIZATION OF SYMMETRY SURGICAL FOLLOWING THE SPIN-OFF AND MERGER TRANSACTION	119
SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA RELATING TO SYMMETRY SURGICAL	120
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SYMMETRY SURGICAL	121
Overview and Outlook	121
Separation from Symmetry Medical Inc.	123
Critical Accounting Policies and Estimates	124
Results of Operations	125
Liquidity and Capital Resources	129
Impact of Recently Issued and Adopted Accounting Standards	131
Contractual Obligations and Commercial Commitments	132
Off-Balance Sheet Arrangements	132
Environmental	132
Quantitative and Qualitative Disclosures About Market Risk	132
Dividends	132
COMPARISON OF RIGHTS OF HOLDERS OF SMI COMMON STOCK BEFORE THE SPIN-OFF AND MERGER TRANSACTION WITH RIGHTS OF HOLDERS OF SYMMETRY SURGICAL COMMON STOCK FOLLOWING THE SPIN-OFF AND MERGER TRANSACTION	133
RELATED PARTY TRANSACTIONS OF SYMMETRY SURGICAL	136
RECENT SALES OF UNREGISTERED SECURITIES	137
DESCRIPTION OF CAPITAL STOCK	138
Common Stock	138
Preferred Stock	138
Delaware Anti-Takeover Law and Provisions of the Symmetry Surgical Certificate of Incorporation and Bylaws	139
Listing	140
Transfer Agent and Registrar	140
LEGAL MATTERS	141
EXPERTS	141
WHERE YOU CAN FIND MORE INFORMATION	141
OTHER MATTERS	142
INDEX TO FINANCIAL STATEMENTS	F-1
Annex A Agreement and Plan of Merger	A-1
Annex B Fairness Opinion	B-1
Annex C Section 262 of the Delaware General Corporation Law — Appraisal Rights	C-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
AND THE SPIN-OFF AND MERGER TRANSACTION

The following questions and answers are intended to address some commonly asked questions regarding the special meeting, the Merger Agreement, the merger transaction and the related spin-off, as well as the advisory vote to approve certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger. These questions and answers may not address all questions that may be important to you as an SMI stockholder. You are urged to read the entire proxy statement/prospectus carefully, including the information in the appendices. Also see “Where You Can Find More Information.”

Q:	What is Symmetry Surgical and what is the proposed transaction on which I am being asked to vote?
A:	Symmetry Surgical currently is a wholly-owned subsidiary of SMI that was formed to hold SMI’s surgical supply business. On August 4, 2014, SMI entered into a merger agreement (the “Merger Agreement”) with TecoStar Holdings, Inc. (“Holdings”), Tecomet, Inc., a wholly-owned subsidiary of Holdings (“Tecomet”) and TecoSym, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Tecomet, whereby Tecomet will acquire SMI’s original equipment manufacturing business, which is referred to as the OEM Solutions Business, for cash and SMI’s surgical supply business, or the Symmetry Surgical Business, will be distributed to SMI stockholders.

Pursuant to the Merger Agreement, Tecomet will acquire SMI, which will hold the OEM Solutions Business, in a merger pursuant to which a wholly-owned subsidiary of Tecomet will merge with and into SMI and each issued and outstanding share of SMI common stock will be cancelled and converted into the right to receive (i) one quarter (0.25) of one share of Symmetry Surgical common stock (plus cash in lieu of any fractional shares) and (ii) $7.50 per share in cash, without interest. Following the separation of SMI’s surgical supply business from the OEM Solutions Business, at the effective time of the Merger, all of the shares of SMI’s wholly-owned subsidiary, Symmetry Surgical, will be distributed to SMI’s stockholders in partial redemption of their SMI shares, and Symmetry Surgical will become an independent publicly traded company. Upon completion of the proposed Merger, SMI will cease to be a publicly-traded company and will become a wholly-owned subsidiary of Tecomet.

Q:	Why am I receiving this document?
A:	SMI is delivering this proxy statement/prospectus to you because you were a holder of SMI common stock on the record date. If you remain a holder of SMI common stock immediately prior to the Merger, you will be entitled to receive one quarter (0.25) of one share of Symmetry Surgical’s common stock in partial redemption, which is referred to as the spinco consideration, plus $7.50 per share in cash, without interest, which is referred to as the cash merger consideration, for each share of SMI common stock that you hold on such date. You will receive cash in lieu of any fractional shares of Symmetry Surgical’s common stock which you would have received after application of the above ratio. This document will help you understand how the spin-off and merger transaction will affect your investment in SMI and your investment in Symmetry Surgical after the spin-off.
Q:	What will I be entitled to receive in the spin-off and merger transaction?
A:	The Merger Agreement provides that at the effective time of the Merger, each issued and outstanding share of SMI common stock, par value $0.0001 per share, other than shares owned by SMI or Tecomet, or any wholly-owned subsidiary of SMI or Tecomet, shall be cancelled and converted into the right to receive (i) one quarter (0.25) of one share of Symmetry Surgical common stock in partial redemption and (ii) $7.50 in cash, without interest. You will receive cash in lieu of any fractional shares of Symmetry Surgical’s common stock which you would have received after application of the above ratio. If appraisal rights for any of our shares are properly exercised by any of our stockholders, then those shares will be treated as described under “The Special Meeting — Rights of Stockholders Who Object to the Merger.”

All outstanding stock options to purchase shares of SMI common stock, and shares of restricted stock and restricted stock units, whether vested or unvested, will be cancelled and converted into the right to receive the consideration described under “The Merger Agreement — Treatment of Outstanding Equity-Based Awards.”

Q:	How will the spin-off of Symmetry Surgical from SMI occur?
A:	As part of the spin-off and merger transaction, the spin-off will be accomplished through the following steps: (i) the equity interests of the entities that hold assets and liabilities of SMI’s surgical supply business will be transferred to Symmetry Surgical, and (ii) certain other assets and liabilities relating to the Symmetry Surgical Business will be assigned to or assumed by Symmetry Surgical. At the effective time of the Merger, SMI’s stockholders will receive for each share of SMI common stock they own one quarter (0.25) of one share of Symmetry Surgical common stock (plus cash in lieu of any fractional shares) in partial redemption of their SMI shares and $7.50 per share of cash merger consideration, without interest, as described in this proxy statement/prospectus.
Q:	When will the spin-off and merger transaction occur?
A:	We are working toward completing the spin-off and merger transaction as quickly as possible. We currently anticipate that the spin-off and merger transaction will close in the fourth calendar quarter of 2014 subject to the closing conditions in the Merger Agreement being satisfied or waived. The spin-off will occur simultaneously with the consummation of the Merger.
Q:	What other proposals are being voted on at the special meeting?
A:	In addition to the proposal to adopt and approve the Merger Agreement, stockholders will vote at the special meeting on two other proposals. The second proposal is an advisory vote on certain compensation matters, as described more fully in the questions and answers below. See “Advisory Vote on Certain Compensation (Proposal 2).” The third proposal is to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the Merger Agreement. See “Adjournment of the Special Meeting (Proposal 3).”
Q:	What do stockholders need to do to participate in the spin-off and merger transaction?
A:	Stockholders need to vote to approve the Merger Agreement and then surrender shares of SMI common stock, in each case as described in this proxy statement/prospectus. No vote or other action of SMI’s stockholders is required in connection with the spin-off and merger transaction.
Q:	How does SMI’s board of directors recommend I vote?
A:	At a meeting held on August 3, 2014, SMI’s board of directors unanimously approved the transactions contemplated by the Merger Agreement, including the spin-off and merger transaction, and determined that the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the spin-off and merger transaction, are advisable, fair to and in the best interests of SMI’s stockholders. SMI’s board of directors unanimously recommends that you vote “FOR” adoption and approval of the Merger Agreement, “FOR” approval, on an advisory (non-binding) basis of certain compensation payable or that could become payable to our named executive officers in connection with the Merger, and “FOR” approval of the adjournment of the meeting, if necessary, to solicit additional proxies. See “The Merger — Recommendation of the Board of Directors and Reasons for the Merger.”
Q:	What happens if the spin-off and merger transaction is not consummated?
A:	If the Merger Agreement is not adopted by SMI’s stockholders or if the spin-off and merger transaction is not completed for any other reason, SMI’s stockholders will continue to hold their shares in SMI, but will not receive any stock of Symmetry Surgical or any other payment for their SMI shares. Instead, SMI will remain an independent public company, with Symmetry Surgical continuing as its wholly-owned subsidiary, and SMI common stock will continue to be listed and traded on the New York Stock Exchange. Under specified circumstances, we may be required to pay Tecomet a termination fee or reimburse Tecomet for certain amounts of its costs and expenses as described under “The Merger Agreement — Termination Fees” and “The Merger Agreement — Expenses.”

Q:	What vote of stockholders is required to approve the proposals?
A:	The Merger Agreement must be adopted and approved by the affirmative vote of holders of a majority of the outstanding shares of SMI common stock entitled to vote as of the record date for the special meeting. Approval of the advisory (non-binding) proposal on certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of SMI common stock present, in person or by proxy, and entitled to vote at the special meeting. Because the proposal regarding such compensation is advisory, it will not be binding on SMI’s board of directors regardless of whether the Merger Agreement is approved. The proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement requires the affirmative vote of a majority of the shares of SMI common stock represented, in person or by proxy, and entitled to vote at the special meeting. SMI has not entered into any voting agreement with current SMI stockholders.
Q:	Who may vote at the special meeting?
A:	If you were a holder of SMI common stock at the close of business on , 2014, the record date, you may vote at the special meeting.
Q:	What happens if I sell my shares before the special meeting?
A:	If you transfer your shares of SMI common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the stock of Symmetry Surgical and cash merger consideration to be received by SMI’s stockholders in the spin-off and merger. In order to receive the spinco consideration and the cash merger consideration, you must hold your shares through completion of the spin-off and merger.
Q:	Where will I be able to trade shares of Symmetry Surgical’s common stock?
A:	Symmetry Surgical intends to apply to list its common stock on The NASDAQ Global Market.
Q:	How many shares are entitled to vote at the SMI special meeting?
A:	Each share of SMI common stock outstanding on the record date is entitled to one vote on the proposal to adopt and approve the Merger Agreement, one vote on the advisory proposal regarding certain compensation matters and one vote on the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of adoption and approval of the Merger Agreement. On the record date, there were shares of SMI common stock outstanding.
Q:	What does it mean if I get more than one proxy card or voting instructions?
A:	If your shares are registered differently and/or are held in more than one account, you will receive more than one proxy card or voting instructions. Please complete and return all of the proxy cards in accordance with the voting instructions you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.
Q:	What if I don’t vote?
A:	If you fail to submit a proxy or vote in person at the meeting, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, although it will not be counted for purposes of determining the outcome of the compensation advisory vote or the adjournment proposal. If you submit your executed proxy but fail to indicate how you want to vote on the Merger Agreement, the compensation advisory vote or the adjournment proposal, your proxy will be counted as a vote “FOR” each such proposal. If you submit your proxy and indicate that you are abstaining from voting, your proxy will have the same effect as a vote “AGAINST” the Merger Agreement, the compensation advisory vote and the adjournment proposal. See “The Special Meeting — Voting of Proxies.”

Q:	How do I vote?
A:	You may vote through one of the following means: by mail, by completing, signing, dating and mailing your proxy card or voting instruction card and returning it in the envelope provided; via telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, meaning that your stock is registered in your name with our transfer agent) or voting instructions (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting available); via the Internet, at the address provided on your proxy card (if you are a registered stockholder) or voting instructions (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or in person, by attending the special meeting and submitting your vote in person. If you wish to vote in person and you hold shares in “street name” (that is, through a broker, bank or other nominee), you must obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. See “The Special Meeting — Voting of Proxies.”
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions from you, your shares will not be voted by your broker, which will have the effect of a vote “AGAINST” the proposal to adopt and approve the Merger Agreement, although it will not be counted for purposes of determining the outcome of the compensation advisory vote or the adjournment proposal. See “The Special Meeting — Voting of Proxies.”
Q:	How can I vote in person at the special meeting?
A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving a signed proxy card or ballot to SMI before the polls close at the meeting. If you want to vote in person, please bring identification with you to the special meeting. Even if you plan to attend the meeting, SMI recommends that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later are unable or decide not to attend the meeting. If you hold shares in “street name” (that is, through a broker, bank or other nominee), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.
Q:	May I change my vote after I have submitted a proxy?
A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can submit a later-dated proxy via the Internet, by telephone or by mail. Second, you can deliver a written notice of revocation that is signed at a later date by the person who signed the earlier proxy to SMI at 3724 N State Road 15, Warsaw, Indiana 46582, Attn: Investor Relations. Third, you can attend the special meeting and vote in person at the meeting, although attendance at the meeting will not by itself constitute revocation of a proxy. If you have instructed your broker, bank or nominee to vote your shares, you must follow directions received from your broker to revoke or change those instructions. See “The Special Meeting — Revocability of Proxies.”
Q:	How are votes counted?
A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to be voted on at the special meeting. Abstentions will count for the purpose of determining whether a quorum is present. For voting purposes, we treat abstentions as shares present or represented and entitled to vote at the meeting, so abstaining with respect to a proposal has the same effect as a vote “AGAINST” that proposal. A properly submitted proxy received by the Corporate Secretary before the meeting, including by telephone or Internet, and not revoked, will be voted as directed by you. If you properly submit your proxy without indicating your voting instructions, your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” approval, on an advisory (non-binding) basis, of certain compensation payable or that could become payable to our named executive officers in connection with the Merger, and

“FOR” the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. A broker non-vote will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will not be counted for purposes of determining the advisory proposal to approve certain compensation payable or potentially payable in connection with the Merger or the adjournment proposal. See “The Special Meeting — Voting of Proxies.”
Q:	Will I receive physical certificates representing shares of Symmetry Surgical’s common stock following the spin-off and merger transaction?
A:	No. Following the spin-off and merger transaction, Symmetry Surgical will not issue physical certificates representing shares of Symmetry Surgical common stock. If you own SMI common stock immediately prior to the Merger, SMI, with the assistance of Computershare Trust Company, N.A., which is the paying agent selected by the parties to the Merger, will electronically distribute shares of Symmetry Surgical’s common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form.
Q:	What are the conditions to the spin-off and merger transaction?
A:	The spin-off and merger transaction is subject to a number of conditions, including, among others:
•	the approval of SMI’s stockholders will have been obtained and is in full force and effect;
•	the registration statement of Symmetry Surgical on Form S-4, of which this proxy statement/prospectus forms a part, will have been declared effective by the Securities and Exchange Commission and will not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Symmetry Surgical common stock will have been obtained and will be in effect, and the common stock of Symmetry Surgical will have been approved for listing on the NASDAQ Global Market;
•	the separation of the Symmetry Surgical Business will have occurred in accordance with the separation agreement;
•	any applicable waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) will have expired or been terminated; and
•	no order, injunction or decree issued by any governmental entity of competent jurisdiction preventing the consummation of the Merger will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any governmental entity that prohibits or makes illegal the consummation of the Merger.

SMI and Symmetry Surgical cannot assure you that any or all of these conditions will be met.

Q:	How many shares of Symmetry Surgical common stock will I receive in the spin-off and merger transaction?
A:	You will receive a number of shares of Symmetry Surgical’s common stock equal to one quarter (0.25) of one share for each share of SMI common stock held by you immediately prior to the spin-off and merger transaction in partial redemption thereof. You will receive cash in lieu of any fractional shares of Symmetry Surgical’s common stock which you would have received after application of the above ratio. Based on approximately 37.551 million shares of SMI common stock outstanding as of August 4, 2014, a total of approximately 9.694 million shares (includes converted options and restricted stock units) of Symmetry Surgical’s common stock will be distributed in connection with the spin-off.

Q:	Will Symmetry Surgical issue fractional shares of its common stock in the spin-off and merger transaction?
A:	No. Symmetry Surgical will not issue fractional shares of its common stock in the spin-off or in the Merger. Fractional shares that SMI stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the paying agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.
Q:	Am I entitled to appraisal rights if I dissent to the spin-off and merger?
A:	Yes. Holders of SMI common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the Merger if they meet certain conditions. See “The Special Meeting — Rights of Stockholders Who Object to the Merger.”
Q:	What are the tax consequences of the spin-off and merger transaction?
A:	The receipt of Symmetry Surgical common stock and cash in exchange for shares of SMI common stock pursuant to the spin-off and merger will be taxable for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign income or other tax laws. We intend to treat the spin-off and merger as an integrated transaction for U.S. federal income tax purposes in which case a U.S. holder generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Symmetry Surgical common stock and the amount of cash received by the U.S. Holder over (ii) the holder’s adjusted tax basis in the shares of SMI common stock exchanged therefor. You should consult your tax advisor in determining your gain or loss on the transaction. If you are a non-U.S. holder, it is anticipated that your receipt of Symmetry Surgical common stock and cash pursuant to the spin-off and merger transaction generally would not be subject to U.S. federal income tax, subject to certain exceptions. See “The Merger — Material U.S. Federal Income Tax Consequences of the Spin-off and Merger Transaction” for a more detailed explanation of the federal income tax consequences of the spin-off and merger transaction.
Q:	Why am I being asked to cast an advisory (non-binding) vote to approve certain compensation payable or that could become payable to certain named executive officers in connection with the spin-off and merger transaction?
A:	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require SMI to seek an advisory (non-binding) vote with respect to certain payments that may be made to its named executive officers in connection with the spin-off and merger transaction.
Q:	What will happen if SMI stockholders do not approve such compensation at the special meeting?
A:	Approval of certain compensation payable or that could become payable to SMI named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to such compensation is an advisory vote only and will not be binding on SMI or its board of directors regardless of whether the Merger Agreement is approved. Therefore, regardless of whether stockholders approve such compensation, if the Merger is approved by the stockholders and completed, such compensation will still be paid to SMI’s named executive officers to the extent payable in accordance with the terms of the applicable compensation arrangements.
Q:	What will Symmetry Surgical’s relationship be with SMI following the spin-off and merger transaction?
A:	Symmetry Surgical has entered into a separation agreement with SMI to effect the separation of the surgical supply business and includes certain provisions concerning Symmetry Surgical’s relationship with SMI after the separation. In addition, Symmetry Surgical has entered into other agreements with SMI, including a transition services agreement, a supply agreement, a quality agreement and a shared IP cross license agreement. These agreements will provide for the allocation between Symmetry Surgical and SMI of SMI’s and Symmetry Surgical’s assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Symmetry Surgical’s separation from SMI, and will govern certain relationships between Symmetry Surgical and SMI after the completion of the spin-off and merger transaction. For a description of these agreements, see “Relationship between Symmetry Surgical and SMI Following the Completion of the Spin-off and Merger Transaction.”
Q:	Who will manage Symmetry Surgical after the spin-off and merger transaction?
A:	Symmetry Surgical benefits from having in place a management team with an extensive background in the surgical supply business. Led by Thomas J. Sullivan, whom we expect to be Symmetry Surgical’s Chief Executive Officer after the spin-off and merger transaction, Symmetry Surgical’s management team possesses deep knowledge of, and extensive experience in, its industry. For more information regarding Symmetry Surgical’s management, see the section entitled “Management of Symmetry Surgical.”
Q:	Are there risks associated with owning Symmetry Surgical’s common stock?
A:	Yes. Ownership of Symmetry Surgical’s common stock is subject to both general and specific risks relating to Symmetry Surgical’s business, the industry in which it operates, its ongoing contractual relationships with SMI and its status as a separate, publicly-traded company. Ownership of Symmetry Surgical’s common stock is also subject to risks relating to the spin-off and merger transaction, including that following the spin-off, Symmetry Surgical’s business will be less diversified than SMI’s business prior to the spin-off. These risks are described in the “Risk Factors Relating to the Merger Transaction, the Spin-Off and Symmetry Surgical” section of this proxy statement/prospectus. You are encouraged to read that section carefully.
Q:	Who will be the paying agent, transfer agent, and registrar for Symmetry Surgical common stock?
A:	The paying agent, transfer agent and registrar for Symmetry Surgical common stock will be Computershare Trust Company, N.A. For questions relating to the transfer or mechanics of the spin-off and merger transaction, you should contact:

Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
(800) 962-4284 or (781) 575-3120

Q:	Where can I find more information about SMI and Symmetry Surgical?
A:	Prior to the spin-off and merger transaction, you should contact:

Symmetry Medical Inc.
3724 N State Road 15
Warsaw, IN 46582
(574) 267-8700

After the spin-off and merger transaction, Symmetry Surgical stockholders who have any questions relating to Symmetry Surgical should contact:

Symmetry Surgical Inc.
3034 Owen Drive
Antioch, TN 37013
(800) 251-3000

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. In addition to this summary, you should read the entire document carefully. To understand the spin-off and merger fully and for a more complete description of the legal terms of the spin-off and merger, you should read carefully this entire proxy statement/prospectus including the appendices and documents incorporated by reference. This summary includes section references directing you to a more complete description of the topics. Also see “Where You Can Find More Information.”

The Parties to the Merger

Symmetry Medical Inc.

Incorporated under the laws of Delaware, Symmetry Medical Inc., or SMI, is a leading global source of surgical instruments, orthopedic medical devices and aerospace components. SMI currently employs over 2,400 teammates around the world who are dedicated to being the trusted global source of innovative medical device solutions and surgical instruments for today’s needs and tomorrow’s growth. SMI’s business was established in 1976 as a supplier of instruments to orthopedic device manufacturers and SMI was incorporated in Delaware on July 25, 1996. Over the past eight years, SMI has made eight acquisitions which have expanded its customer base, enhanced its product offerings and extended its product lines. SMI’s common stock is listed on the New York Stock Exchange, under the symbol “SMA.” See “Parties to the Merger — Symmetry Medical Inc.” Symmetry Surgical Inc. is a wholly-owned subsidiary of SMI. Symmetry Surgical is not a party to the Merger Agreement.

Tecomet Inc.

Tecomet Inc., a privately-held Massachusetts corporation, is a leading provider of net shape forging, photochemical etching, precision machining, and metal joining of critical components and complex assemblies for the medical implant, aerospace/defense and specialty commercial/industrial markets. Tecomet is a portfolio company of Genstar Capital, and a wholly-owned subsidiary of TecoStar Holdings, Inc. Upon completion of the Merger, SMI will be a wholly-owned subsidiary of Tecomet.

TecoStar Holdings, Inc.

TecoStar Holdings, Inc. (“Holdings”), a privately-held Delaware corporation, is the indirect parent of Tecomet.

TecoSym Inc.

TecoSym Inc. (“Acquisition Sub”), a Delaware corporation, is a wholly-owned subsidiary of Tecomet. Acquisition Sub was organized solely for the purpose of entering into the Merger Agreement with SMI and completing the Merger. Acquisition Sub has de minimis assets and no operations. Subject to the terms of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Acquisition Sub will merge with and into SMI and cease to exist, with SMI continuing as the surviving company and as a subsidiary of Tecomet.

About Symmetry Surgical

SMI’s surgical supply business was established in 1976 as Specialty Surgical Instrumentation, Inc. SMI acquired Specialty Surgical Instrumentation, Inc. in 2007 and added two additional acquisitions, Olsen Medical and the surgical instruments portfolio purchased from Codman & Shurtleff, Inc., to create the Symmetry Surgical division in 2011. Symmetry Surgical Inc. was incorporated in July 2014 as a wholly owned subsidiary of SMI. Symmetry Surgical offers over 20,000 products and sells primarily to hospitals and surgical centers in the United States and over 100 countries worldwide. Symmetry Surgical’s current product portfolio includes a broad range of reusable stainless steel and titanium, hand-held reusable general and specialty surgical instruments, single use and disposable instruments, electro-surgery instruments, retractor systems, and containers and sterilization devices sold directly to hospitals and other sites of care. In connection with the proposed Merger, SMI stockholders will receive shares of Symmetry Surgical common stock. For additional information about Symmetry Surgical and its business see “Business of Symmetry Surgical.”

Summary Risk Factors

Symmetry Surgical’s business is subject to a number of risks that you should understand as you carefully read this proxy statement/prospectus and before making an investment decision. These risks are discussed more fully in the section titled “Risk Factors Relating to the Merger Transaction, the Spin-off and Symmetry Surgical.” Some of these risks are:

•	Symmetry Surgical’s and SMI’s ability to complete the spin-off and merger transaction as described in this proxy statement/prospectus;
•	the potential impact of an increase in prices Symmetry Surgical pays for its products or decrease in the prices that Symmetry Surgical may charge for them;
•	Symmetry Surgical’s ability to achieve the benefits expected from its separation from SMI;
•	Symmetry Surgical’s ability to obtain financing on reasonable terms;
•	Symmetry Surgical’s ability to adapt to a shift in technologies or methods used in surgery;
•	Fluctuations in demand for Symmetry Surgical’s products;
•	Symmetry Surgical’s ability to maintain contracts with its large customers and distributors; and
•	Symmetry Surgical’s ability to operate as a standalone public company.

The Spin-Off and Merger Transaction

The proposed transaction will occur through a merger pursuant to which, at the effective time of the Merger, Acquisition Sub, a wholly owned subsidiary of Tecomet and a party to the Merger Agreement, will merge with and into SMI, and SMI will survive the merger as a wholly-owned subsidiary of Tecomet (the “Merger”). SMI stockholders of record immediately prior to the consummation of the Merger will receive (i) one quarter (0.25) of a share of Symmetry Surgical common stock for every one share of SMI common stock outstanding in partial redemption thereof and (ii) $7.50 per share in cash, without interest. SMI stockholders will receive cash in lieu of any fractional shares of Symmetry Surgical’s common stock which they would have received after application of the above ratio.

Merger Consideration

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of SMI common stock, par value $0.0001 per share, other than treasury shares, or any shares held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, shall be canceled and shall be converted automatically into the right to receive (i) one quarter (0.25) of a share of Symmetry Surgical common stock, plus cash in lieu of any fractional shares (referred to as the spinco consideration) plus (ii) cash, without interest, in an amount equal to $7.50 per share (referred to as the cash merger consideration, and together with the spinco consideration, the merger consideration).

If the Merger is completed, SMI stockholders will receive the spinco consideration and cash merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to SMI stockholders shortly after completion of the spin-off and merger transaction.

Treatment of Outstanding Equity-Based Awards

Under the Merger Agreement, outstanding equity-based awards of SMI will be treated as follows:

Options.  Immediately prior to the effective time of the spin-off and merger transaction, each outstanding option to purchase shares of SMI common stock that has an exercise price per share equal to or less than the cash merger consideration in respect of one share, whether or not then vested or exercisable, will be canceled and terminated, and each holder of such option will have the right to receive from the surviving corporation (i) an amount in cash, less applicable withholding taxes, if any, equal to, if a positive number, (A) the number of shares subject to such option, multiplied by (B) the excess of (1) the cash merger consideration, if any, over (2) the exercise price per share of such option and (ii) a number of shares of Symmetry Surgical common stock equal to (A) the fair market value of a share of SMI common stock immediately prior to the effective time of the Merger (as determined by the SMI board of directors), minus the exercise price per share of such option, multiplied by (B) the number of shares of SMI common stock underlying such option, divided by (C) the fair market value of a share of Symmetry Surgical common stock immediately prior to the effective time of the spin-off and merger transaction (as determined by the SMI board of directors). Immediately prior to the effective time, each outstanding option that has an exercise price per share greater than the cash merger consideration will be canceled and terminated, and each holder thereof will have the right to receive from the surviving corporation, in respect of such option, the number of shares of Symmetry Surgical common stock equal to (ii) above, if any.

Restricted Stock Awards.  Immediately prior to the effective time of the spin-off and merger transaction, each outstanding restricted share subject to vesting will be canceled and terminated, and each holder of such restricted share will have the right to receive from the surviving corporation (i) an amount in cash, less applicable withholding taxes, if any, equal to (A) the number of shares subject to such restricted share award, multiplied by (B) the cash merger consideration, and (ii) the spinco consideration in respect of the number of restricted shares.

Restricted Stock Units.  Immediately prior to the effective time of the spin-off and merger transaction, each restricted stock unit and each award (other than an option or restricted stock unit) pursuant to which restricted shares have been committed to be granted, but have not been issued (each a “restricted stock unit award”) then outstanding will have the right to receive from the surviving corporation, in respect of such restricted stock unit award, (i)(A) an amount in cash, less applicable withholding taxes, if any, equal to the number of shares subject to such restricted stock unit award, assuming, in the case of restricted stock unit awards that are subject to performance-based vesting, that the performance goals are satisfied at 133% of target level performance, multiplied by (B) the cash merger consideration and (ii) the spinco consideration in respect of the number of shares subject to such restricted stock unit award.

The Special Meeting of SMI Stockholders

Time, Date and Place.  A special meeting of SMI stockholders will be held on            , 2014, at        local time, at the Nashville Airport Marriott, 600 Marriott Drive, Nashville, Tennessee, 37214, to consider and vote upon a proposal to adopt and approve the Merger Agreement, an advisory (non-binding) proposal to approve certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger, and, if necessary, a proposal to approve the adjournment of the special meeting to solicit additional proxies in favor of the Merger Agreement.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of SMI common stock at the close of business on            , 2014, the record date for the special meeting. You will have one vote at the special meeting for each share of SMI common stock you owned at the close of business on the record date. There are      shares of SMI common stock entitled to be voted at the special meeting.

Required Vote.  The adoption and approval of the Merger Agreement requires the affirmative vote of a majority of the shares of SMI common stock entitled to vote at the close of business on the record date. Approval of the advisory (non-binding) proposal on certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger, and the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement requires the affirmative vote of a majority of the shares of SMI common stock represented, in person or by proxy, and entitled to vote at the special meeting. Because the proposal concerning certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger is advisory, it will not be binding on the SMI board of directors regardless of whether the Merger Agreement is approved.

See “The Special Meeting.”

Share Ownership of Directors and Management

SMI’s directors and executive officers and their affiliates own approximately     % of the shares entitled to vote at the special meeting.

Recommendation to Stockholders

After consideration of various factors described in the section entitled “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” the SMI board of directors unanimously recommends that you vote “FOR” adoption and approval of the Merger Agreement, “FOR” the advisory proposal regarding certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger, and “FOR” the adjournment proposal. See “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” “Advisory Vote on Certain Compensation (Proposal 2)” and “Adjournment of the Special Meeting (Proposal 3).”

Opinion of Financial Advisor to SMI

In connection with the Merger, Stifel, Nicolaus & Company, Incorporated, SMI’s financial advisor, delivered to the SMI board of directors a written opinion, dated August 3, 2014, as to the fairness, from a financial point of view and as of the date of the opinion, of the cash consideration to be paid to SMI stockholders pursuant to the Merger Agreement. The full text of Stifel’s written opinion, dated August 3, 2014, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein in its entirety.

Stifel provided its opinion to the SMI board of directors for the benefit and use of the SMI board of directors in connection with and for purposes of its evaluation of the cash consideration from a financial point of view. Stifel’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to SMI or in which SMI might engage or as to the underlying business decision of SMI to proceed with or effect the Merger. Stifel’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the spin-off and proposed merger transaction or any related matter.

See “The Merger — Opinion of Financial Advisor to SMI.”

Material U.S. Federal Income Tax Consequences of the Spin-Off and Merger Transaction

The receipt of Symmetry Surgical common stock and cash in exchange for shares of SMI common stock pursuant to the spin-off and merger transaction will be taxable for U.S. federal income tax purposes. You should consult your own tax advisor to determine the particular tax consequences to you of the receipt of Symmetry Surgical common stock and cash pursuant to the spin-off and merger transaction, including the application and effect of any state, local or foreign income and other tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences of the Spin-Off and Merger Transaction.”

Interests of SMI’s Directors and Executive Officers in the Merger

When considering the recommendation by the SMI board of directors in favor of adoption and approval of the Merger Agreement, you should be aware that members of the SMI board of directors and SMI’s executive officers have interests in the Merger that are different from, or in addition to, yours, including, among others:

•	The Merger Agreement provides for the cancellation and termination of options, shares of restricted stock and restricted stock units in exchange for cash and/or Symmetry Surgical shares, including options, shares of restricted stock and restricted stock units held by SMI’s directors and executive officers.
•	In connection with the spin-off and merger transaction, SMI will terminate the employment agreements with certain of its executive officers and such executive officers will receive severance payments provided under the terms of their respective executive benefit or severance agreements in the form of shares of SMI common stock and/or cash, or solely cash, depending on whether such severance becomes payable prior to, on or following the closing of the Merger, subject to potential reduction due to a cutback provision in several executive officers’ agreements in respect of tax considerations. It is expected that certain of SMI’s executive officers will be the executive officers of

Symmetry Surgical following the completion of the spin-off and merger transaction. Symmetry Surgical may enter into employment or other agreements with these executive officers and may offer them equity and equity-based awards in connection with or following the completion of the spin-off and merger transaction.
•	Pursuant to the terms of the Merger Agreement, SMI’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation.

See “The Merger — Interests of SMI’s Directors and Executive Officers in the Merger.”

Conditions to the Completion of the Spin-off and Merger Transaction

The obligations of SMI, Holdings, Tecomet and the Acquisition Sub to consummate the Merger are subject to the satisfaction of the following conditions or their waiver (to the extent permitted by applicable law):

•	the approval of SMI’s stockholders will have been obtained and is in full force and effect;
•	the registration statement of Symmetry Surgical on Form S-4, of which this proxy statement/prospectus forms a part, will have been declared effective by the Securities and Exchange Commission and will not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Symmetry Surgical common stock will have been obtained and will be in effect, and the common stock of Symmetry Surgical will have been approved for listing on the NASDAQ Global Market;
•	any applicable waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated; and
•	no order, injunction or decree issued by any governmental entity of competent jurisdiction preventing the consummation of the Merger will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any governmental entity that prohibits or makes illegal the consummation of the Merger.

Holdings’, Tecomet’s and Acquisition Sub’s obligations to consummate the Merger are also subject to the following conditions, or the waiver of such conditions by Tecomet (to the extent permitted by applicable law):

•	SMI will have performed in all material respects all obligations required to be performed by it at or prior to the effective time of the Merger;
•	the accuracy of SMI’s representations and warranties in the Merger Agreement to varying standards of materiality depending on the representation and warranty;
•	no Material Adverse Effect will have occurred since the date of the Merger Agreement;
•	there will not be instituted, pending or threatened in writing any proceeding initiated by any governmental entity challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith;
•	certain other ancillary agreements contemplated by the Merger Agreement will have been executed by the parties thereto and shall be in full force and effect, and the covenants set forth therein to be performed prior to the effective time of the Merger will have been performed in all material respects;
•	the amount of unrestricted cash of SMI and its subsidiaries (other than Symmetry Surgical and its subsidiaries) as of the closing of the Merger will not be less than the aggregate amount of the exercise price of all company equity awards exercised prior to the effective time of the Merger, and SMI will have at least $333,333 in cash and cash equivalents in each of three specified foreign subsidiaries as of the closing of the Merger;

•	the separation of the Symmetry Surgical Business will have occurred in accordance with the separation agreement;
•	SMI will have provided a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3) to the effect that the equity interests in SMI are not U.S. real property interests within the meaning of Section 897(c) of the Code and a notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and
•	as of the closing date, the indebtedness of SMI and its subsidiaries (other than Symmetry Surgical and its subsidiaries) will not exceed $170.2 million.

SMI’s obligation to consummate the Merger is also subject to the following conditions, or the waiver of such conditions by SMI (to the extent permitted by applicable law):

•	each of Holdings, Tecomet and Acquisition Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under the Merger Agreement prior to the effective time of the Merger;
•	the accuracy of Tecomet’s and Acquisition Sub’s representation and warranties in the Merger Agreement to varying standards of materiality depending on the representation and warranty; and
•	Tecomet and Acquisition Sub have delivered to SMI a certificate, dated as of the closing date, of senior officers of Tecomet and Acquisition Sub certifying to the effect that the conditions set forth above have been satisfied.

No Solicitation of Other Offers

The Merger Agreement restricts SMI’s ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the OEM Solutions Business or SMI (other than with respect to Symmetry Surgical). Notwithstanding these restrictions, under certain limited circumstances required for the SMI board of directors to comply with its fiduciary duties, the SMI board of directors may respond to an unsolicited written bona fide proposal for a superior proposal, terminate the Merger Agreement and enter into an agreement with respect to a superior proposal, subject to compliance with the terms of the Merger Agreement, including, in certain circumstances, the payment of a termination fee of $13.5 million to Tecomet.

Termination

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger:

•	by the mutual written agreement of Tecomet and SMI.
•	by either Tecomet or SMI if:
º	a final, nonappealable order or decree has been issued by a court of competent jurisdiction or other governmental authority prohibiting the Merger, provided that the final order was not due to the failure of the terminating party;
º	SMI’s special meeting of stockholders to adopt and approve the Merger Agreement (including any adjournments or postponements thereof) has concluded and the required stockholder approval has not been obtained; or
º	the closing has not occurred on or before January 26, 2015.
•	by Tecomet if:
º	SMI is in material breach of any representation, warranty or covenant or agreement under the Merger Agreement and such breach is not cured after 20 days’ notice or cannot be cured prior to January 26, 2015;
º	there has been a change of board recommendation as described in “The Merger Agreement — Other Acquisition Proposals;”
º	SMI enters into a definitive agreement with respect to another acquisition proposal; or

º	a tender offer or exchange offer for shares of SMI common stock is commenced and the board of directors of SMI fails to recommend against such offer.
•	by SMI if:
º	Holdings, Tecomet or Acquisition Sub are in material breach of any representation, warranty or covenant or agreement under the Merger Agreement and such breach is not cured after 20 days’ notice or cannot be cured prior to January 26, 2015;
º	prior to receiving the requisite stockholder approval of the SMI stockholders, the board of directors determines to enter into an alternative acquisition agreement, that is a superior proposal, as defined in the Merger Agreement, subject to payment of a $13.5 million termination fee for the debt financing described below; or
º	After the consummation of the marketing period for the debt financing, all conditions to closing have been satisfied by SMI and SMI has delivered notice of satisfaction or waiver of all such conditions, and the closing has not been consummated within three business days of delivery of such notice.

See “The Merger Agreement — Termination.”

Termination Fees and Expenses

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fees”:

•	SMI may be obligated to pay Tecomet a termination fee of $13.5 million;
•	SMI may be obligated to reimburse up to $1.0 million of Tecomet’s expenses in connection with the Merger; or
•	Tecomet may be obligated to pay SMI a termination fee of $27.0 million.

Regulatory Matters

SMI and Tecomet have made the required filings under the HSR Act with the United States Department of Justice and the United States Federal Trade Commission. The parties are not aware of any foreign governmental approvals required in order to complete the Merger.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may still challenge the Merger on antitrust grounds after expiration of the waiting period or consummation of the transaction. Accordingly, at any time before or after the completion of the Merger, either of these entities could take action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons, including private parties, states or foreign governments, also could take action under applicable antitrust and/or competition laws, including seeking to enjoin the Merger. There can be no assurance that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Appraisal Rights

If you owned shares of SMI common stock as of           , 2014, the record date fixed by the SMI board of directors for the special meeting, you will be entitled to dissent from the Merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law (including Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) the text of which can be found in Annex C to this proxy statement/prospectus) summarized under the caption “The Special Meeting — Rights of Stockholders Who Object to the Merger.” Based on the determination of the Delaware Court of Chancery, the appraised fair value of SMI shares may be more than, less than or equal to the value of the merger consideration. The appraised fair value of SMI shares would be paid to the dissenting stockholders only if the Merger is completed and an appraisal proceeding follows. See “Dissenters’ Rights of Appraisal.”

Summary Combined Financial And Other Data

The following table sets forth Symmetry Surgical’s summary combined carve-out financial and other data as of the dates and for the periods indicated. Symmetry Surgical has derived the summary combined carve-out financial data for the fiscal years ended December 29, 2012 and December 28, 2013 from its combined carve-out financial statements which have been audited by Ernst & Young LLP. The financial data for the six months ended June 29, 2013 and June 28, 2014 are derived from Symmetry Surgical’s unaudited combined carve-out financial statements as of such dates and for such periods, which in the opinion of management, contain all adjustments necessary for a fair presentation of the combined financial data. Operating results for these periods are not necessarily indicative of the results of operations for a full year. The data in the following table related to EBITDA and Adjusted EBITDA is unaudited for all periods presented.

You should read the following information together with the information under “Selected Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined carve-out financial statements and the related notes included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of the operating results that may be expected in the future.

	Six Months Ended		Year Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
(in thousands)	(unaudited)	(unaudited)
Combined Statements of Operations Data:
Revenue – third parties	$40,870	$44,342	$88,876	$106,663
Revenue – Symmetry OEM Solutions	165	35	71	342
Total revenue	41,035	44,377	88,947	107,005
Cost of revenue	22,717	23,547	48,394	55,175
Gross profit	18,318	20,830	40,553	51,830
General and administrative expenses	9,090	10,826	20,515	18,186
Sales and marketing expenses	8,805	10,091	18,279	19,114
Asset impairment	10,500	—	20,105	—
Operating Income (loss)	(10,077)	(87)	(18,346)	14,530
Derivative valuation (gain) loss	—	237	242	(242)
Other (income) expense	144	(106)	38	4
Income (loss) before income taxes	(10,221)	(218)	(18,626)	14,768
Income tax expense (benefit)	(3,707)	3	(6,441)	5,647
Net income (loss)	$(6,514)	$(221)	$(12,185)	$9,121
Combined Balance Sheet Data:
Cash	$1,670		$648	$162
Working capital	22,312		22,417	29,785
Total assets	176,064		185,451	217,648
Net parent investment	160,035		171,989	201,205
Other Financial Data:
Depreciation and amortization	$3,161	$3,004	$6,102	$6,557

	Six Months Ended		Years Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
Other financial data:
EBITDA(1)	$(7,060)	$2,786	$(12,524)	$21,325
Adjusted EBITDA(1)	$4,097	$3,959	$9,933	$23,537

(1)	We report our financial results in accordance with GAAP. To supplement this information, we also use the following non-GAAP financial measures in this proxy statement/prospectus: EBITDA and Adjusted EBITDA. EBITDA represents earnings before interest, tax, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain adjustments, including the impact of asset impairment, stock compensation expense, acquisition related costs, net loss on sale of assets, and severance. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors consistent with how management assesses the performance of our operations. Adjusted EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with GAAP, and is subject to important limitations. A reconciliation of net income (loss) from continuing operations, the most directly comparable GAAP measure, to EBITDA, and from EBITDA to Adjusted EBITDA for the periods indicated is as follows:

The following table presents a reconciliation of each of EBITDA and Adjusted EBITDA to our net income (loss) determined in accordance with GAAP:

	Six Months Ended		Years Ended
(in thousands)	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
Net income (loss)	$(6,514)	$(221)	$(12,185)	$9,121
Income tax provision (benefit)	(3,707)	3	(6,441)	5,647
Depreciation and amortization	3,161	3,004	6,102	6,557
EBITDA	$(7,060)	$2,786	$(12,524)	$21,325
Asset impairment(a)	10,500	—	20,105	—
Stock compensation expense	371	286	625	1,088
Acquisition related costs(b)	—	258	499	907
Net loss on sale of assets	79	212	423	—
Severance(c)	207	417	805	217
Adjustments	11,157	1,173	22,457	2,212
Adjusted EBITDA	$4,097	$3,959	$9,933	$23,537

(a)	pre-tax asset impairment of goodwill and intangible assets.
(b)	acquisition related fees primarily include costs associated with professional fees in all periods presented.
(c)	includes employee severance costs.

EBITDA and Adjusted EBITDA is not a presentation made in accordance with GAAP, and the use of the terms EBITDA and Adjusted EBITDA may differ from similar measures reported by other companies. We believe that EBITDA and Adjusted EBITDA provide investors with useful information with respect to our historical operations.

We present EBITDA and Adjusted EBITDA as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Specifically, Adjusted EBITDA allows for an assessment of our operating performance without the effect of non-cash depreciation and amortization expenses or our ability to service or incur indebtedness. This allows us to analyze our performance over time by normalizing for certain events that we view as extraordinary. These measures also function as benchmarks to evaluate our operating performance or compare our performance to that of other service providers against whom we compete.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

RISK FACTORS RELATING TO THE MERGER TRANSACTION, THE SPIN-OFF AND SYMMETRY SURGICAL

Symmetry Surgical’s business faces many risks. We believe the risks described below are the material risks that we face. However, the risks described below may not be the only risks that we face. Additional unknown risks or risks that we currently consider immaterial, may also impair our business operations. If any of the events or circumstances described below actually occurs, our business, financial condition or results of operations could suffer, and the price of our Common Stock could decline. You should carefully consider each of the risks and uncertainties associated with the spin-off and merger, Symmetry Surgical and its business, and the ownership of Symmetry Surgical common stock discussed below, together with the cautionary statements under the caption “Special Note Regarding Forward-Looking Statements” below. The terms “we,” “our,” “us,” “Company” and “Symmetry Surgical” in these Risk Factors refer to Symmetry Surgical Inc., and its consolidated subsidiaries, after giving effect to the spin-off and merger transaction (and not, for the avoidance of doubt, SMI or any of its subsidiaries, or the OEM Solutions Business) unless the context suggests otherwise.

Risks Relating To The Spin-Off and Merger Transaction

There can be no assurance that the spin-off and merger transaction will be completed on the terms described in this proxy statement/prospectus, or at all. Any delay in completing the spin-off and merger transaction may substantially reduce the benefits that we expect to obtain from the spin-off and merger transaction.

Completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement. There can be no assurance that SMI and Tecomet will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. The obligations of each of SMI and Tecomet to complete the Merger are subject to the satisfaction (or waiver) of the conditions set forth in “The Merger Agreement — Conditions to the Completion of the Merger.”

The parties to the Merger Agreement can agree at any time to terminate the Merger Agreement, even if SMI stockholders have already adopted the Merger Agreement and thereby approved the Merger and the other transactions contemplated by the Merger Agreement. The parties can also terminate the Merger Agreement under other specified circumstances, including subject to certain limited exceptions, if the effective time for the Merger has not occurred on or by January 26, 2015.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from SMI.

As a stand-alone, relatively small independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based solely on the characteristics of our business and the needs of our customers, to focus our financial resources wholly on our own operations and to implement and maintain a capital structure designed to meet our own specific needs. However, we may not be able to achieve some or all of the benefits expected as a result of the spin-off either because of financial or strategic constraints or both.

Additionally, there is a risk that our company may be more susceptible to stock market fluctuations and other adverse events than we would have been if we were still a part of SMI due to a reduction in scale and market diversification. Furthermore, any such adverse events may, along with our smaller market cap and small amount of anticipated debt, make us more susceptible to acquisition by a third party.

Prior to the spin-off, we have been able to take advantage of SMI’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and legal and audit services. As a separate, stand-alone entity, we may be unable to obtain access to resources on terms as favorable as those available to us prior to the separation. We have also occasionally utilized resources throughout SMI on an ad hoc basis for incidental services and support as needed. Our ability to find and respond to opportunities and needs in a cost-effective manner may be limited by the number of personnel we employ and our lack of capital and other operational resources and the terms of our separation agreement with SMI.

Our supply agreement with SMI will expire after five years and prices may increase after two years.

We have historically procured goods and services from SMI through internal agreements that now are formalized in our Supply Agreement with SMI. As part of our separation from SMI we have entered into a five year supply agreement for products which they supply to us and we supply to them. We have limited revenue resulting from sales to SMI. Current prices paid by us will be frozen for two years. After that time, prices will adjust to SMI’s “cost plus 25%” which have already been set and will be in place for three additional years. Were today’s mix and volume to be subject to this price increase, we would incur approximately $1 million of incremental costs. While management believes that mix and volume will change over the next two years and that the projected impact will be between $500,000 and $700,000, there is no guarantee that the mix and volume impact will not be greater or that prices will not rise further after the expiration of the supply agreement.

Risks Relating to Symmetry Surgical and Its Business

Changes in the healthcare industry may eliminate or reduce the size of the market for our products which could have a negative impact on our financial performance.

In the United States the movements toward managed care and healthcare cost containment, as well as other global government and private sector initiatives in markets in which we do business, are placing increased emphasis on the delivery of more cost effective care that could adversely affect the sale and/or the prices of our products. For example:

•	a trend toward site of care outside the tertiary hospital where our resources are mainly focused;
•	alignment of physicians with healthcare institutions reducing physician preference and increasing commoditization;
•	reduced funding constraining capital and operating budgets; and
•	gainsharing proposals, physician profiling, and collaboration with service providers could alter current standards of care.

The impact of the recently-enacted federal healthcare reform legislation on our business remains uncertain.

In March 2010, the U.S. Congress adopted, and President Obama signed into law comprehensive health care reform legislation through the passage of the Patient Protection and Affordable Health Care Act, as amended by the Health Care and Education Reconciliation Act, collectively the PPACA which significantly impacts the medical device industry. To help offset the cost of the healthcare reforms provided therein, the legislation imposed a 2.3% excise tax on all domestic sales of medical devices after December 31, 2012. With the addition of the 2.3% excise tax, the medical device industry will bear a significant additional cost burden or be required to find ways to pass such costs on to its customers. We cannot predict with certainty the ultimate effect the federal health care reform will have on us. While it is too early to estimate the future impact of the excise tax or any health care reform, in general, on our business, the legislation could have a material adverse effect on our customers’ businesses and our business, cash flows, financial condition and results of operations.

Many significant parts of the law will be phased in during the next decade and require further clarification in the form of regulations. As a result, many impacts will not be known until those regulations are enacted.

Effective August 1, 2013, certain manufacturers of medical devices covered by Medicare, Medicaid, and the Children’s Health Insurance Program who make payments or other transfers of value to physicians and teaching hospitals were required to begin tracking and reporting such payments and transfers under the regulations known as the National Physician Payment Transparency Program. Efforts to comply with these requirements on an ongoing basis may result in an increase in operational expenses and a diversion of management’s time from other business activities. Failure to comply fully could cause us to incur costs and expenses associated with remedial compliance or fines.

A significant shift in technologies or methods used in surgery could make our products obsolete or less attractive or enable surgical procedures to move to a site of care in which we do not have a significant presence.

The development of new technologies could reduce or shift demand for our products. For example, new surgical procedures such as natural orifice surgery or growth in robotic surgery and the associated increase in demand for proprietary surgical instruments could reduce demand for our surgical instruments. New sterilization methods could also limit the demand for our sterilization cases. Adoption of advanced energy forms could reduce demand for our electro-surgery instruments. Provider concerns with infection associated with reusable instruments and a movement to single use only could reduce demand for our reusable instruments. Any of these or other shifts in technologies or methods used in surgery could adversely affect demand for our products. Additionally, the re-use/reprocessing of single use surgical instruments could reduce demand for traditional re-usable instruments and place pricing pressure on some instrument products.

The development of new technologies or greater acceptance of non-hospital or office-based surgical interventions could result in a shift in site of care, reducing demand for our products or introducing customers or distributors with whom we have little experience, resulting in reduced demand or pricing pressure.

Our business is subject to healthcare industry cost containment measures and other industry trends affecting pricing that could result in reduced sales of, or prices for, our products.

Acceptance of our products by hospitals, outpatient centers and physicians depends on, among other things, reimbursement approval of third-party payers such as Medicaid, Medicare and private insurers. The continuing efforts of government, insurance companies and other payers of healthcare costs to contain or reduce those costs could lead to lower reimbursement rates or non-reimbursement for medical procedures that use our products. As that occurs, customers might insist that we lower prices on products related to the affected medical device or they might significantly reduce or eliminate their purchases from us of these related products. We have relationships with group purchasing organizations, or GPOs, which negotiate pricing for member hospitals, and which require price discounts for certain products. Pricing pressure may have an impact on our financial results.

Reduced hospital or operating room construction and customer consolidation could adversely affect demand and pricing, which could adversely affect our business.

Many healthcare providers are consolidating to create new companies that possess greater regional or national market power. As the healthcare industry continues to consolidate, our customers may delay purchases or reduce their future needs as they integrate operations and consolidate facilities/operating rooms. Customer consolidation may also impact demand for our products, as the consolidated company implements centralized procurement to reduce inventory. Larger customers may increase pricing pressure. Additionally, reduced capital budgets in the United States or decreased government funding abroad could result in fewer new hospital constructions or the addition of operating rooms to existing hospitals which would reduce large tender opportunities and reduce sales opportunities.

We are subject to complex and costly regulation.

Our products are subject to regulation by the United States Food and Drug Administration, or FDA, and other national, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory clearance and/or approval to market medical products. Clearance and/or approval might not be granted for a new or modified device or other product on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. Unless an exception applies, the FDA requires that the manufacturer of new medical products or a new indication for use of, or other significant change in, an existing medical device obtain either 510(k) pre-market notification clearance or pre-market approval before those products can be marketed or sold in the U.S. Modifications or enhancements to a product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the product, technology, materials, labeling, packaging, or manufacturing process may also require a new 510(k) clearance. The FDA has proposed changes to its 510(k) pre-market clearance process and although we cannot predict with certainty the future impact of these initiatives, it appears that the time and cost to get many of our medical devices to market could increase significantly.

In addition, we are subject to regulations covering manufacturing practices, product labeling and advertising, and adverse-event reporting that apply after we have obtained clearance or approval to sell a product. Our failure to maintain clearances or approvals for existing products, to obtain clearance or approval for new or modified products, or to adhere to regulations for manufacturing, labeling, advertising or adverse event reporting could adversely affect our results of operations and financial condition. Further, if we determine a product manufactured or marketed by us does not meet our specifications, published standards or regulatory requirements, we may seek to correct the product or withdraw the product from the market, which could have an adverse effect on our business. Many of our facilities and procedures, and those of our suppliers, are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations can be costly and time-consuming.

The sales and marketing of medical products is coming under increased scrutiny by the FDA and other regulatory agencies and enforcement bodies, including but not limited to the federal Anti-Kickback Statute, state anti-kickback laws and the federal Physician Payment Sunshine Act. If our sales and marketing activities fail to comply with FDA regulations or guidelines, or other applicable laws, we may be subject to warnings or enforcement actions from the FDA or other enforcement bodies.

Significant changes to U.S. federal, state and foreign tax laws and regulations that apply to our operations and activities could have a material adverse effect on our financial results.

Our operations are subject to the tax laws, regulations and administrative practices of the U.S., U.S. state jurisdictions and other countries in which we do business. Significant changes in these rules could have a material adverse effect on the results of operations. For example, our effective tax rate reflects the impact of our Schaffhausen, Switzerland global supply chain operations and undistributed foreign earnings for which no U.S. taxes have been provided because such earnings are intended to be invested indefinitely outside the U.S. Substantial reform of U.S. tax law regarding tax on certain foreign profits could result in an increase in our effective tax rate, which could have a material adverse effect on our financial results.

Changing laws and increasingly complex corporate governance and public disclosure requirements could have an adverse effect on our business and operating results.

Changing laws, regulations and standards, including those relating to corporate governance and public disclosure such as the Dodd-Frank Wall Street Reform and Consumer Protection Act and recently enacted SEC regulations, have created additional compliance requirements for companies such as ours. These include, but are not limited to, the reporting of the use of conflict minerals. Our efforts to comply with these requirements have resulted in, and are likely to continue to result in, an increase in operational expenses and a diversion of management’s time from other business activities.

The medical device industry and surgical instrument segment in which we operate is highly competitive, and we may be unable to compete effectively with other larger companies.

The medical device industry is intensely competitive. We compete with larger, more established medical device companies. Competition also comes from smaller, private companies and international manufacturers that have low cost solutions for our primary customers. Many of our competitors have access to greater financial, technical, research and development, marketing, manufacturing, sales, distribution, administrative, consulting and other resources than we do. Our competitors may be more effective and have a longer history of developing, sourcing, and gaining regulatory approval of products. Our competitors may be able to gain market share by offering lower-cost products or by offering larger bundles of products across additional clinical areas.

Our success will depend on our ability to achieve market acceptance for our products, innovate new products, implement sourcing and production plans, execute commercial plans, gain regulatory approval for products under development, obtain patent protection and to source or produce products consistently in sufficient quantities to meet demand. We must compete against current technologies on the market as well as respond to new innovations brought by existing or unknown competitors. We may need to invest in clinical or health economic research to support our technologies and may not be as well-resourced or effective as our competition. Competitive pressures could adversely affect our profitability.

Our primary competitors are the Aesculap division of B. Braun Medical, Inc.; V. Mueller, a division of CareFusion; Jarit/Miltex, the surgical instrument division of Integra Life Sciences; Karl Storz; and multiple smaller private companies and smaller divisions of larger, multi-faceted healthcare companies in the capital equipment and sterilization fields. Indirectly, our products compete against single use devices as a substitute as well as robotic or natural orifice surgery devices.

Competitor and distributor consolidation could adversely affect demand and pricing, which could adversely affect our business.

Competitor consolidation may increase downward pricing pressure as a consequence of the resulting larger company’s greater product and services offerings or its ability to purchase on a more cost-efficient scale. Distributor consolidation, domestically or in specific countries, may increase margin pressure or reduce our revenue, either of which could impact our operating results.

Our operating results are subject to significant potential fluctuation and historical results should not be relied on as an indication of our future results.

Our operating results have fluctuated in the past and may vary significantly from quarter to quarter or year to year in the future due to a combination of factors, many of which are beyond our control. These factors include, but are not limited to:

•	the number, timing and significance of new products and product introductions and enhancements by us or our competitors;
•	potential acquisitions by us or any acquisition of our business;
•	changes in pricing policies by us and our competitors;
•	changes in medical treatment or regulatory practices;
•	delays caused by the regulatory approval process for our new products;
•	our ability to meet customer demand for certain products or types of products;
•	the utilization of our manufacturing assets;
•	significantly changing quality and regulatory requirements from the FDA and our customers;
•	disruption in our supply network or demand greater than supply; and
•	availability and cost of raw materials.

Our quarterly revenue and operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not necessarily be meaningful and should not be relied upon as indications of our future performance. We cannot assure you that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfalls in revenue or earnings from levels expected by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period.

Loss of a large GPO contract, a proprietary hospital system contract, a large U.S. distributor or a significant, country-specific international distributor could adversely affect revenue and could adversely affect our business.

We maintain relationships with several GPOs, and large proprietary hospital systems. As these organizations continue to pursue cost reduction opportunities, they may demand contractual concessions which we are not willing to accept. Additionally, inside the U.S. we are represented in some local markets by independent distributors and outside the U.S. we sell through country-specific distributors, any of which may demand contractual concessions which may be undesirable for us in a particular market. While we believe we could pursue other distributors in local and global markets and engage GPO or hospital system hospitals directly, the loss of their contracts would impede our ability to maintain demand and generate revenue and could adversely affect sales and profitability.

Our commercial efforts may be not be successful.

We rely upon our ability to provide products to customers on competitive quality, clinical education/training, service, differentiated innovation, price, and quantity terms. If our sales efforts are unable to bring our value proposition to our customers, customers may consider competitive products. Some of our customers utilize a single or small group of suppliers and may choose to rationalize their supplier base if our commercial team does not successfully execute our value proposition. Further, we may be unable to secure distribution rights for products required by our customers, causing them to consolidate their purchasing with competitors who are able to provide such broader array of products. If any of these events should occur, it would impair our direct sales business and cause a decline in revenue and profit.

Efforts to acquire additional companies or product lines may divert our managerial resources away from our business operations, and if we complete additional acquisitions, we may incur or assume additional liabilities or experience integration problems resulting in a failure to realize the anticipated benefits.

In addition to internally generated growth, our current strategy involves growth through acquisitions. In 2011, we acquired two businesses at a total cost of approximately $176.7 million. In the future, we may seek to acquire additional businesses or product lines for various reasons, including in order to provide new product manufacturing capabilities, add new customers, increase penetration with existing customers or expand into new geographic markets. Our ability to successfully grow through additional acquisitions depends upon our ability to identify, negotiate, complete and integrate suitable acquisitions and to obtain any necessary financings.

We may be unable to continue to implement our acquisition strategy or our strategy ultimately may be unsuccessful. We intend to pursue the acquisition of businesses and product lines complementary to our own; both products which are consistent with those we sell today as well as medical device adjacencies in the hospital environment. Acquisitions could range in size from a single product to a large product family to an entirely new clinical line which, if consummated, could be significant to us.

If we pursue and/or complete additional acquisitions, we may experience the following, any of which could materially adversely affect our operating results:

•	material transaction expenses;
•	debt or increased interest and amortization expense;
•	increased depreciation expense;
•	increased operating expense;
•	increased capital investment;
•	possible in-process research and development charges for acquisitions that do not meet the definition of a “business;”
•	difficulties integrating any acquired companies, personnel and products into our existing business;
•	delays in realizing the benefits of the acquired company or products;
•	diversion of our management’s time and attention from other business concerns;
•	limited or no direct prior experience in new markets or countries we may enter;
•	higher costs of integration than we anticipated;
•	difficulties in retaining key employees of the acquired business who are necessary to manage these businesses;

•	difficulties in maintaining uniform standards, controls, procedures and policies throughout our acquired companies; and
•	adverse customer reaction to such acquisition.

Some acquisition target businesses or products may not have adequate financial, disclosure, regulatory, quality or other compliance controls at the time we acquire them. As we grow by acquisition, we must manage any new businesses to integrate them into our systems for financial, disclosure, compliance, regulatory and quality control, realize synergies, and control costs. Acquisitions also involve other risks, including diversion of management resources otherwise available for execution and development of our business and risks associated with entering clinical or geographic markets in which our commercial and product development teams have limited experience or where experienced distribution partners are not available.

Our ability to develop our resources to adapt to new products or business areas and to identify and enter into or maintain satisfactory distribution networks for new acquisitions will in part determine our future success. We may fail to identify suitable acquisition candidates in the future, obtain acceptable financing or consummate an acquisition. If we cannot integrate acquired operations, manage the cost of providing our products or price our products appropriately, our profitability and return on investment could suffer. In addition, as a result of our acquisitions of other medical device products or businesses, we may be subject to the risk of unanticipated uncertainties, regulatory and other compliance matters or legal liabilities relating to those acquired businesses for which the sellers of the acquired businesses may not indemnify us, for which we may not be able to obtain insurance (or adequate insurance), or for which the indemnification provided may not be sufficient to cover the ultimate liabilities.

Our earnings would be negatively impacted if we write off goodwill or intangible assets created as a result of our various acquisitions.

As a result of prior acquisitions, we have accumulated a substantial amount of goodwill, amounting to $63.0 million as of December 28, 2013, or 34% of our total assets as of such date. Goodwill and certain intangible assets are not amortized but rather are tested for impairment by us annually or more frequently if an event occurs or circumstances develop that would likely result in impairment. Examples of such events or circumstances include, but are not limited to, a significant adverse change in legal or business climate, an adverse regulatory action, or unanticipated competition or financial restatements. Additional acquisitions could result in increased risk of further impairments.

During 2013, we conducted our annual impairment test and determined that impairment related to the Symmetry Surgical Business existed. The impairment charge was an aggregate of $20.1 million (for goodwill, trademarks and in-process research and development of $18.3 million, $1.2 million and $610,000, respectively), and was primarily driven by lower revenue due to the previously disclosed integration challenges related to the 2011 acquisition of the surgical instruments portfolio of Codman & Shurtleff, Inc., from which SMI has not recovered as quickly as expected. SMI conducted an additional impairment test in 2014 and determined that an additional impairment existed. During the second quarter of fiscal 2014, we recorded a pre-tax non-cash charge in the amount of $10.5 million. This impairment is primarily driven by lower revenue due to sluggish hospital spending environment in the U.S. and integration challenges related to the 2011 acquisition of the Codman & Shurtleff, Inc. surgical instruments portfolio from which we have not recovered as quickly as previously expected.

If we do not retain key individuals and retain and attract skilled professionals and sales representatives, we may not be able to operate successfully, and we may not be able to meet our strategic objectives.

Our success depends in part upon the retention of key managerial, sales and technical personnel, and skilled supply chain professionals and operators. We, and our key suppliers, compete for such personnel with other companies and organizations, many of which are larger and have greater name recognition and financial and other resources than we or our key suppliers do. Many of these competitors are located in the same geographic areas in which our current operations are located or can attract personnel to work virtually globally. There can be no assurance that we will be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. The loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect on our ability to operate successfully. We do not maintain key man life insurance on any of our executive officers, senior management or other key personnel.

We rely on our independent sales distributors and sales representatives to market and sell our products and their efforts, success or decisions to transition to other product lines or employers could adversely impact our business.

Success in our United States market depends largely upon marketing arrangements with independent sales distributors and sales representatives, in particular their sales and service expertise and relationships with the customers in the marketplace. Independent distributors and sales representatives may terminate their relationships with us or devote insufficient sales efforts to our products. We do not control our independent distributors, and they may not be successful in implementing our marketing plans. Our failure to maintain our existing relationships with our independent distributors and sales representatives could have an adverse effect on our operations. We have experienced turnover with some of our independent sales distributors in the past, which adversely affected short-term financial results while we transitioned to new independent sales distributors. While we believe these transitions have been managed effectively, similar occurrences could happen in the future, with different results, which could have a greater adverse effect on our operations than we have previously experienced.

If we are unable to continue to improve our current products, develop new products or achieve customer quality expectations, we may experience a decrease in demand for our products, our products could become obsolete, or we may incur higher costs in attempts to respond to customer expectations.

We sell our products to customers in markets that are characterized by technological change, product innovation and evolving industry standards and expectations. We are continually engaged in product development and improvement programs, both in collaboration with our customers and independently. In addition, our independent competitors may produce products that are more appealing to our customers and thereby impair our ability to compete effectively with them. Our competitors’ product development capabilities could also become more effective than ours, and their new products may get to market before our products, may be more effective or less expensive than our products or render our products obsolete. Increased regulatory pressures and longer approval processes may impair our ability to develop innovative products, as well as our ability to do so on a commercially effective timeline. If our customers change or increase quality expectations or requirements, and we are unable to achieve them, whereas our competitors are, we may lose volume. Additionally, we may significantly increase our costs in attempts to achieve product quality expectations. If one or more of these events were to occur, our business, financial condition and results of operation could be adversely affected.

Our efforts to differentiate our products in the marketplace with breadth, innovation, intellectual property, quality, service, education/training, or branding may fail resulting in reduced demand for our products.

Our comprehensive portfolio complemented by our commercial efforts generates demand in the marketplace. Should we fail to differentiate ourselves with portfolio breadth, product innovation, patented technologies, and quality, demand for our products could erode. We must continue to have a broad offering of proprietary products as well as Alliance Partners Products offered on behalf of other manufacturers that are complementary in nature. We currently have contractual relationships with four primary manufacturers to represent their products in parts or all of the United States. In 2013, Alliance Partners Products represented 17.1% of our sales. In May 2014, an Alliance Partner ended its contract with us with respect to its New Wave products. While we do not foresee risk of loss of additional Alliance Partners Products, the loss of any or all such products could negatively impact our financial results.

If we are unable to protect our intellectual property and property rights, or are subject to intellectual property claims by third parties, our business could be harmed.

We rely on a combination of patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish and protect our proprietary rights to our technologies and products. Additionally, we share a significant amount of intellectual property with SMI through our cross license agreement. See “Relationship Between Symmetry Surgical and SMI Following Completion of the Spin-off and Merger Transaction — Shared IP Cross License.” We cannot guarantee that the steps we have taken or will take to protect our intellectual property rights will be adequate or that they will deter infringement, misappropriation or violation of our intellectual property. Litigation may be necessary to enforce our intellectual property rights and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expenses and may not adequately protect our intellectual property rights. In addition, the laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as U.S. laws, if at all. We may be unable to protect our rights in trade secrets and unpatented proprietary technology in these countries. If our trade secrets become known, we may lose our competitive advantages.

We seek to protect our trade secrets, know-how and other unpatented proprietary technology, in part, with confidentiality agreements with our employees, independent distributors and customers. We cannot be certain, however, that:

•	these agreements will not be breached;
•	these agreements will be enforced by a court or other judicial body;
•	we will have adequate remedies for any breach; or
•	trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or independently developed by our competitors.

In addition, third parties may claim that we are infringing, misappropriating or violating their intellectual property rights. We could be found to infringe those intellectual property rights, which could affect our ability to manufacture any affected product. In addition, any litigation to defend or prosecute our intellectual property rights could require substantial financial resources, divert the time and effort of our management and cause customers to delay or limit their purchases of the affected product until resolution of the litigation.

Any litigation or claims against us, whether or not successful, could result in substantial costs and could harm our reputation. In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling or using any of our products that incorporate the challenged intellectual property, which could adversely affect our revenue;
•	obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and
•	re-design or, in the case of trademark claims, rename our products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do so.

We depend on suppliers and in some cases a single third party supplier, and our key suppliers in turn can depend on a single supplier, for key products and raw materials. The loss of these sources could harm our business. Additionally, commodity price fluctuations in key metals and plastics could impact profitability.

We sell products which are sourced from specific manufacturers. Additionally the products we sell use plastic, titanium, stainless steel and various other raw materials. Although we generally believe these products and materials are readily available from multiple sources, from time to time we rely on a limited number of suppliers and in some cases on a single source vendor. Additionally, our suppliers will sometimes rely on a limited number of raw material suppliers. For example, our supply chain uses a patented Radel® R plastic, which is designed to withstand intense heat produced during frequent sterilizations, for use in our instrument handles and plastic cases. This plastic is sourced from a single supplier. Further, some of our raw materials are produced in areas of the world that are subject to political and other disruptions that could impair supply. Any supply interruption in a limited or sole-sourced component or raw material could materially harm our ability to produce or source our products until a new source of supply, if any, could be found. Further, our efforts to cover such materials could be costly and impair our ability to meet our contractual obligations for certain products on a profitable basis. We may be unable to find a sufficient alternative supply channel in a reasonable time period or on commercially reasonable terms if at all. This could interrupt our business, cause us to become involved in litigation with suppliers or customers, impair our profitability and/or reduce the quality of our products. In addition, changes in process may require regulatory approval, which could delay the production and sale of the products we manufacture and source.

If our suppliers experience issues with their ability to supply the products we require, raise the price of those products — including as a result of global commodity price increases — or otherwise impair our ability to obtain the products, it would prevent products from reaching our customers and impact our sales and profit. We also source a large number of products under a multi-year supply agreement with SMI. If that manufacturer experiences issues with its ability to supply the product we require, raises the price of those product upon termination of the agreement, or otherwise impairs our ability to obtain the product, it would delay or prevent products from reaching our customers and impact sales and profit.

Regulations related to conflict minerals may force us to incur additional expenses, may result in damage to our business reputation and may adversely impact our ability to conduct our business.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC promulgated final rules regarding disclosure of the use of certain minerals, known as conflict, that are mined from the Democratic Republic of the Congo and adjoining countries, as well as procedures regarding a manufacturer's efforts to prevent the sourcing of such minerals and metals produced from those minerals. These disclosure requirements require ongoing due diligence efforts and disclosure on Form SD in May of each year for the prior calendar year. SMI filed its initial Form SD in May 2014, and we will be required to file a Form SD in the years following the completion of the spin-off and merger transaction There are costs associated with complying with these disclosure requirements, including for diligence in regards to the sources of any conflict minerals used in our products, in addition to the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities. In addition, our ongoing implementation of these rules could adversely affect the sourcing, supply, and pricing of materials used in our products.

We are subject to risks associated with our foreign operations.

We have significant international operations and we continue to expand and grow these operations. We have operations in Switzerland and Germany and sales into over 100 countries through local market distributors. Certain risks are inherent in international operations that could have an adverse impact on our business, results of operations or profitability, including, but not limited to:

•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
•	foreign customers who may have longer payment cycles than customers in the U.S.;
•	tax rates in certain foreign countries that may exceed those in the U.S. and foreign earnings that may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions including transfer pricing restrictions when products produced in one country are sold to an affiliated entity in another country;
•	general economic and political conditions in countries where we operate or where end users of our products reside;
•	difficulties associated with managing a large organization spread throughout various countries;
•	changes in governmental approaches to foreign industry;
•	changes in tax, training or other incentives upon which we relied (or rely) in deciding to do business in a particular country;
•	wars, insurrections or other strife;
•	difficulties in enforcing intellectual property rights;
•	compliance with the Foreign Corrupt Practices Act and similar anti-bribery laws in non-U.S. jurisdictions;
•	compliance obligations under a variety of foreign laws and regulations; and

•	compliance with complex international laws and regulations.

Currency exchange rate fluctuations could have an adverse effect on our revenue and financial results.

We generate a significant portion of our revenue and incur a significant portion of our expenses in currencies other than U.S. dollars. We have operations in Switzerland and Germany as well as sales in over 100 countries. Currency exchange rates are subject to fluctuation due to, among other things, changes in local, regional or global economic conditions, the imposition of currency exchange restrictions and unexpected changes in regulatory or taxation environments. To the extent that we are unable to match revenue received in foreign currencies with costs incurred in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results. During a portion of 2013, we hedged approximately 60% of exposure of U.S. annual purchases payable in Euros.

If we fail to obtain, or experience significant delays in obtaining, FDA clearances or approvals to commercially distribute our future products our ability to sell our products could suffer.

Some of our products are subject to rigorous regulatory pre-approval by the FDA and other federal, state and foreign governmental authorities. We are responsible for obtaining the applicable regulatory approval for the commercial distribution of our products. The process of obtaining this approval, particularly from the FDA, can be costly and time consuming, and there can be no assurance that we will obtain the required approvals on a timely basis, if at all. The FDA, for example, assigns medical devices to one of three classes which determine, among other things, the type and degree of FDA approval required to commercially distribute the device in the U.S. We produce Class I, II and III devices. Class I devices are deemed to present little risk to patients and are generally exempt from FDA approval requirements. Class II devices can generally be commercially distributed only after the device has received 510(k) clearance. The FDA will clear marketing of a medical device through the 510(k) process if certain design, testing and validation requirements are met and it is demonstrated that the device is “substantially equivalent” to a device that was legally marketed prior to May 28, 1976, or to another commercially available device subsequently cleared through the 510(k) Pre-Market Notification process. This process generally takes three to six months, but recently has taken substantially longer, up to nine months or more, due to increased review time and scrutiny of requirements to assure a more safe and effective product. Before a Class III device can be commercially distributed in the U.S., a pre-market approval, or PMA, must be obtained from the FDA. The PMA process can be expensive and uncertain, requires detailed and comprehensive scientific and other data and generally takes between one and three years, but may take significantly longer. The commercial distribution of any products we develop that require regulatory clearance may be delayed. In addition, because we cannot assure you that any new products or any product enhancements we develop for commercial distribution in the U.S. will be exempt from the FDA market clearance requirements or subject to the shorter 510(k) clearance process, the regulatory approval process for our products or product enhancements may take significantly longer than anticipated by us or our customers.

We may not realize all of the sales expected from new product development programs.

We incur expenses in developing and testing new products and related devices. These expenses are projected to continue to increase. Our realization of additional revenue from new product development efforts is inherently subject to a number of important risks and uncertainties, including, directly or indirectly, end-user acceptance of the product, reimbursement approval of the product or the procedure in which it is used by third-party payers such as Medicaid, Medicare and private insurers and, in some cases, FDA or comparable foreign regulatory approval of the product. In addition, our customers typically have no contractual requirement to purchase from us the products that we develop. We also incur costs for new product development and production based upon certain estimates of volume for our existing and anticipated products. If the actual demand for our products is less than planned, our revenue and net income may decline.

If product liability lawsuits are brought against us or our customers our business may be harmed.

The manufacture and sale of our healthcare and other products exposes us to potential product liability claims and product recalls, including those which may arise from misuse or malfunction of, or design or manufacturing flaws in, our products, or use of our products with components or systems not manufactured by

us. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or otherwise require us to pay significant damages, which could adversely affect our earnings and financial condition. The product liability insurance that we carry is limited in scope and amount and may not be adequate to protect us against the full extent of costs or damages related to product liability claims. Further, significant litigation or adverse awards could render us unable to maintain this insurance at reasonable costs and on reasonable terms, if at all.

Any claims in excess of our insurance coverage limits may result in substantial costs and a reduction in our available capital resources.

We maintain property insurance policies covering physical damage to our equipment, facilities, buildings and inventory; employer’s liability insurance generally covering our employees’ workplace death or injury; product liability insurance covering product liability claims arising from the use, consumption or operation of our products; general liability insurance covering certain incidents to third parties that occur on or in our premises; business interruption insurance, and directors and officers liability insurance, among others. Our insurance coverage, however, may not be sufficient to cover all claims. As we expand our sales efforts into multiple international countries and product categories such expansion could increase the risk of claims.

If a natural or man-made disaster (including cyber-attacks) strikes one or more of our procurement/distribution facilities, key suppliers’ facilities, our information technology infrastructure or software, or our global carrier network we may be unable to manufacture/procure certain products or receive, process, ship and deliver customer orders for a substantial amount of time and our revenue could decline.

The efficient operation of our business is dependent on the support of our information technology systems. Our global business operations reside on a central enterprise resource planning system and internal server network. Failure of this system, the reliability of the data maintained in it, our telephony infrastructure, or our customer connectivity could result in significant disruption to our business. In addition, despite our security measures and our best attempts, our systems may be damaged by cyber-attacks, viruses, disasters, hackers, hardware failure, power failure or other disruptions. Any significant disruption could adversely affect our ability to operate efficiently, which could negatively impact our sales and profits.

Our facilities or those of our key suppliers may be affected by natural or man-made disasters. In the event that one or more of our facilities, or one of a key supplier, was affected by a disaster, we would be forced to attempt to shift sourcing to another source or rely on third-party manufacturers, who may or may not have the capability to effectively supply the affected products. We provide global distribution from our Nashville, Tennessee facility. Should a disaster strike this facility, we would be forced to attempt to shift distribution to another facility in the U.S. or Europe, which could adversely affect our ability to ship and invoice product for a substantial time period. Disruptions to the global transportation network could also affect our ability to procure ship and invoice products. Although we have insurance for damage to our property and the interruption of our business, this insurance may not be sufficient in scope or amount to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

We may experience difficulties, delays, performance impact or unexpected costs from facility infrastructure changes or outsourcing.

We regularly evaluate the location and function of our facilities. In the future, we may be required to consolidate, move or outsource our operations in order to improve our cost structure, achieve increased operating efficiencies, and improve our competitive standing or results of operations and/or to address unfavorable economic conditions. We may also lose favorable tax incentives or not be able to renew a lease on acceptable terms, resulting in the need to consolidate or relocate. As part of these actions, we may further reduce staff, make changes to certain capital projects, close certain operations and abandon leases for certain facilities that will not be used in our operations. In conjunction with any actions, we will continue to make significant investments and build the framework for our future growth and business continuity. We may not realize, in full or in part, all of the anticipated benefits and savings from these efforts due to unforeseen difficulties, delays or unexpected costs. If we are unable to achieve or maintain all of the resulting savings or benefits to our business or other unforeseen events occur, our business and results of operations may be adversely affected.

We may be adversely impacted by work stoppages, other labor matters, or new labor laws.

Currently, our U.S. and Swiss facilities are not unionized and we are not aware of any employee consideration of or efforts to become unionized. Our German facility is represented by a works counsel pursuant to applicable local country laws and regulations. While we have not experienced any adverse effects from work stoppages or slow-downs, work stoppages or slow-downs experienced by us, our suppliers, or their suppliers could result in the interruption of production at facilities where our products are made or used. We cannot assure you that we will not encounter strikes, further unionization efforts, new labor laws, or other types of conflicts with labor unions or our employees, any or all of which could have an adverse effect on our financial results.

As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business as a whole.

Implementation and achievement of our growth objectives also may be impeded by political, social, and economic uncertainties or unrest in countries in which we conduct operations or market or distribute our products. In addition, compliance with multiple, and potentially conflicting, international laws and regulations, import and export limitations, anti-corruption laws, and exchange controls may be difficult, burdensome or expensive.

For example, we are subject to compliance with various laws and regulations, including the Foreign Corrupt Practices Act in the United States and similar anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to officials for the purpose of obtaining or retaining business. While our employees and agents are required to comply with these laws, we cannot assure you that our internal policies and procedures will always protect us from violations of these laws, despite our commitment to legal compliance and corporate ethics. The occurrence or allegation of these types of events may adversely affect our business, performance, prospects, value, financial condition, and results of operations.

We may be adversely affected by the negative impact of social media and customer/market perception.

We utilize social media to provide an information channel to customers, prospective customers, employees, and investors. Despite our best efforts, we may be adversely affected by negative commentary generated — appropriate or not — by other users of social media. This may adversely affect our reputation, the reputation of our brands, and customer perception, any or all of which could negatively impact our sales and profits.

We may be adversely affected by the impact of environmental and safety regulations.

We are subject to federal, state, local and foreign laws and regulations governing the protection of the environment and occupational health and safety, including laws regulating air emissions, wastewater discharges, and the management and disposal of hazardous materials and wastes, and the health and safety of our employees. We are also required to obtain permits from governmental authorities for certain operations. If we violate or fail to comply with these laws, regulations or permits, we could incur fines, penalties or other sanctions, which could have a material adverse effect on us. Environmental laws tend to become more stringent over time, and we could incur material expenses in the future relating to compliance with future environmental laws. In addition, we could be held responsible for costs and damages arising from any contamination or injury resulting from hazardous materials at our past or present facilities or at third-party waste disposal sites. Such costs could be material.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may have to accept financing on unfavorable terms, or risk being unable to satisfy our contractual obligations.

We do not currently have any arrangements in place for financing. The Merger Agreement limits SMI’s outstanding debt as of the closing of the Merger to a maximum of $170.2 million and the separation agreement includes a mechanism that requires SMI to have no more than $165.2 million in indebtedness as of the closing of the Merger. We anticipate incurring significant transaction expenses in connection with the spin-off and merger transaction, and we must generate enough operating cash to cover these expenses and reduce debt to the $165.2 million level. If this is not achieved, Symmetry Surgical is responsible for funding any shortfall. We anticipate that Symmetry Surgical will need to obtain a new revolving line of credit to fund ongoing expenses. There can be no assurance that financing will be available or, if the financing is available, that it will be on terms acceptable to us. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may have to accept financing on unfavorable terms, or risk being unable to satisfy our contractual obligations.

Future levels of indebtedness may limit our ability to operate our business, finance acquisitions and pursue new business strategies.

Our possible future indebtedness could:

•	make us more vulnerable to unfavorable economic conditions;
•	make it more difficult to obtain additional financing in the future for working capital, capital expenditures or other general corporate purposes;
•	make us susceptible to fluctuations in market interest rates that affect the cost of our borrowings to the extent that our variable rate debt is not covered by interest rate derivative agreements; and
•	make it more difficult to pursue strategic acquisitions, alliances and collaborations.

Our ability to service any future indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, including but not limited to all of the factors and risks discussed herein. Some of these factors are beyond our control. Our ability to service any future indebtedness also relies on certain assumptions including, among others, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If we cannot generate sufficient cash flow from operations to meet our other obligations and commitments, we may be required to refinance our debt or to dispose of assets to obtain funds for such purpose. If necessary, we cannot be certain that refinancing or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of our debt instruments. To the extent we incur additional indebtedness or other obligations in the future, the risks associated with our indebtedness described above, including our possible inability to service our debt, would increase.

Failure to satisfy the obligations and maintain compliance with any future lending agreements could have a material adverse effect on our business.

We expect to obtain financing for our business, as well as for acquisition opportunities, but we may be unable to obtain adequate financing and there is no assurance that any such financing we do obtain will be obtained on favorable terms or at all. If we are successful in obtaining financing, we may be required to make timely payments of interest. Additionally, any such lending arrangements may include various restrictive covenants, compliance with which will be essential for credit availability. We may be unable to comply with such covenants and, if we fail to do so, we may be unable to obtain waivers from the lenders. Failure to comply with any payment or compliance requirements could entitle the lenders to, among other things, accelerate the maturity or terminate the availability of any such credit commitments.

Any future lending agreements may contain restrictions that limit our ability to pay dividends, incur additional debt, make acquisitions and make other investments.

If we are successful in obtaining financing, any such lending agreement in which we enter into may contain covenants that restrict our ability to make distributions to stockholders or other payments unless we satisfy certain financial tests and comply with various financial ratios. These lending agreements may also contain covenants that limit our ability to incur additional indebtedness, invest in our foreign operations, acquire other businesses and make capital expenditures and impose various other restrictions. These covenants could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

Our future capital needs are uncertain and we may need to raise additional funds in the future.

Our future capital needs are uncertain and we may need to raise additional funds in the future through debt or equity offerings. Our future capital requirements will depend on many factors, including, but not limited to:

•	cost of acquisitions;
•	revenue generated by sales of our products;
•	expenses incurred in manufacturing and selling our products;
•	costs of developing new products or technologies;
•	costs associated with capital expenditures;
•	costs associated with our expansion;
•	costs associated with regulatory compliance, including maintaining compliance with the quality system regulations imposed by the FDA;
•	the number and timing of acquisitions and other strategic transactions;
•	working capital requirements related to growing new acquisitions or existing business;
•	expansion of our international or domestic facilities; and
•	costs associated with litigation, judicial or administrative awards or other legal issues that arise.

As a result of these factors, we may need to raise additional funds, and these funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or convertible debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, execute our business strategy, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

Risks Relating to Ownership of Symmetry Surgical’s Common Stock

Our common stock may be volatile and could decline substantially.

The market price of our common stock is likely to be volatile, in part because our common stock has not been previously traded publicly. There has been significant volatility in the market price and trading volume of securities of companies operating in the medical device industry, including SMI, which has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Price declines in our common stock could result from general market and economic conditions and a variety of other factors, including:

•	actual or anticipated fluctuations in our operating results;
•	our announcements or our competitors’ announcements regarding new products, significant contracts, acquisitions or strategic investments;
•	loss of any of our key management, sales or technical personnel;
•	conditions affecting the medical device industry generally;
•	product liability lawsuits against us or our customers;
•	clinical trial results with respect to our customers’ medical devices;
•	changes in our growth rates or our competitors’ growth rates;
•	developments regarding our patents or proprietary rights, or those of our competitors;
•	FDA and international actions with respect to the government regulation of medical devices and third-party reimbursement practices;

•	public concern as to the safety of our products;
•	changes in health care policy in the U.S. and internationally;
•	conditions in the financial markets in general or changes in general economic conditions;
•	our inability to raise additional capital;
•	changes in stock market analyst recommendations regarding our common stock, other comparable companies or the medical device industry generally, or lack of analyst coverage of our common stock;
•	sales of our common stock by our executive officers, directors and five percent stockholders or sales of substantial amounts of common stock;
•	changes in accounting principles;
•	the announcement of financial restatements; and
•	other risks and uncertainties described in these risk factors.

In the past, following periods of volatility in the market price of a particular company’s securities or financial restatements, litigation has often been brought against that company. If litigation of this type is brought against us, it could be extremely expensive and divert management’s attention and our resources.

Our lack of an operating history as a standalone public company could result in a common stock that may be volatile and could decline substantially.

While Symmetry Surgical has an operating history as a business unit, it is a carve out of a larger mid-market public company which had been created from three acquisitions — an independently owned medical distributor; a large product line of a multi-billion dollar, multi-national healthcare company; and a small, private equity owned medical device company. Its lack of operating history as an independent entity and the demands of the public market may result in a common stock that is volatile and could decline substantially.

In addition, there may not be an active trading market for a small surgical instrument company while the growth strategy is being executed, resulting in a common stock that is volatile and could decline substantially.

Our lack of consistent revenue growth or profitability in recent periods could result in a common stock that may be volatile and could decline substantially.

Although Symmetry Surgical experienced growth as a standalone entity from 2007 to 2011 as a small division of a larger, mid-market public company, it was not highly profitable. Two acquisitions in 2011 resulted in significant reported growth and positive organic growth in 2012. Significant sales erosion in 2013 and continuing into 2014 as a result of integration challenges associated with one acquisition have challenged profitability in recent periods. While our management believes that appropriate actions have been taken to restore growth across the entire portfolio, the lack of growth in recent periods could result in a common stock that may be volatile and could decline substantially.

Investors may suffer dilution.

We may engage in equity financing to fund our future operations and growth. If we raise additional funds by issuing equity securities, stockholders may experience significant dilution of their ownership interest (both with respect to the percentage of total securities held, and with respect to the book value of their securities) and such securities may have rights senior to those of the holders of our common stock.

The reporting requirements associated with our being a public company could subject us to significant expenses.

As a result of the spin-off, we will become a public reporting company and will be required to file with the SEC reports required by the Securities Exchange Act of 1933. Specifically, among other requirements, we will need to file quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K, in accordance with strict timelines. We will also be required to file annual proxy materials. In addition, as part of those filings, we will be required to provide annual audited financial statements. We anticipate that compliance with such requirements will significantly increase our legal and accounting costs relative to our size and will demand significant attention from management. The resources and time required to comply with rules applicable to public companies could divert financial and human resources from focusing on our business, and we can provide no assurance that the benefits of our being public outweigh the disadvantages and costs associated with compliance.

Our Certificate of Incorporation, our Bylaws and Delaware law contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our board of directors. These provisions include:

•	providing for a classified board of directors with staggered terms;
•	requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and by-laws;
•	eliminating the ability of stockholders to call special meetings of stockholders;
•	prohibiting stockholder action by written consent;
•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;
•	limiting the ability of stockholders to amend, alter or repeal the by-laws; and
•	authorizing the board of directors to issue, without stockholder approval, shares of preferred stock with such terms as the board of directors may determine, as well as shares of our common stock.

We are also protected by Section 203 of the Delaware General Corporation Law, which prevents us from engaging in a business combination with a person who becomes a 15% or greater stockholder for a period of three years from the date such person acquired such status unless certain board or stockholder approvals were obtained.

We are an “emerging growth company,” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If we choose not to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, our auditors will not be required to attest to the effectiveness of our internal control over financial reporting. As a result, investors may become less comfortable with the effectiveness of our internal controls and the risk that material weaknesses or other deficiencies in our internal controls go undetected may increase. If we choose to provide reduced disclosures in our periodic reports and proxy statements while we are an emerging growth company, investors would have access to less information and analysis about our executive compensation, which may make it difficult for investors to evaluate our executive compensation practices. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earlier of (a) the last day of the fiscal year following the fifth anniversary of the completion of the spin-off and merger transaction, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (c) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (d) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not currently plan to pay a cash dividend on our common stock in the foreseeable future. Instead, we currently anticipate that we will retain future earnings for the development, operation and expansion of our business. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the value at which you first receive them.

Other General Risks.

Our future viability and profitability is also dependent on a number of other factors that affect the performance of all industries and not just the medical device industry, including (but not limited to) the following:

•	financial failure or default by a party to any contract to which we are, or may become, a party;
•	insolvency or other managerial failure by any of our customers or suppliers;
•	industrial disputes;
•	litigation;
•	natural disasters; and
•	acts of terrorism or an outbreak of international hostilities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There are forward-looking statements throughout this proxy statement/prospectus, including, among others, under the headings “Summary,” “Questions and Answers About the Special Meeting and the Spin-off and Merger Transaction,” “Risk Factors Relating to the Merger Transaction, the Spin-off and Symmetry Surgical,” “Business of Symmetry Surgical” and “The Merger,” in the documents referred to herein, and in statements containing forward-looking terminology such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “predicts,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks, uncertainties and assumptions. Neither SMI’s nor Symmetry Surgical’s management can assure you that the actual results or developments it anticipates will be realized, or even if realized, that they will have the expected effects on the business or operations of SMI or Symmetry Surgical. These forward-looking statements speak only as of the date on which the statements were made. Neither SMI nor Symmetry Surgical undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement, except as required by law.

Certain factors that can affect the of forward-looking statements in this proxy statement/prospectus include:

•	the effect of the announcement of the Merger on SMI’s business relationships, operating results and business generally, including SMI’s ability to retain key employees;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require SMI to pay a termination fee of $13.5 million to Tecomet;
•	the timing of, and regulatory and other conditions associated with, the completion of the Merger;
•	the amount of the costs, fees, expenses and charges related to the Merger;
•	the possibility that the Merger does not close, including, but not limited to, due to the failure to obtain approval of SMI’s stockholders, and the possible adverse effect on SMI’s business and the price of its common stock if the Merger does not close;
•	risks regarding the failure of Tecomet to obtain the necessary financing to complete the Merger;
•	diversion of SMI’s management’s attention from ongoing business operations;
•	the potential adverse effect on SMI’s business, properties and operations because of certain covenants SMI agreed to in the Merger Agreement;
•	business uncertainty during the pendency of the Merger and other disruptions to SMI’s current plans and operations;
•	other risk factors that are described from time to time in SMI’s periodic and other filings with the SEC, including risk factors discussed in SMI’s most recent report on Form 10-K;
•	Symmetry Surgical’s ability to achieve the benefits from its separation from SMI;
•	the potential impact of an increase in the prices Symmetry Surgical pays for products or the decrease in the prices it may charge for them;
•	changes in the healthcare industry that affect Symmetry Surgical’s market;
•	the impact of the recently enacted federal healthcare reform legislation on Symmetry Surgical’s business;
•	Symmetry Surgical’s ability to adapt to a shift in technologies or methods used in surgery;
•	trends in the healthcare industry;
•	the impact of complex and costly government regulation;

•	the impact of significant changes to U.S. federal, state and foreign tax laws;
•	competitive market conditions;
•	fluctuations in demand for Symmetry Surgical’s products;
•	Symmetry Surgical’s ability to maintain contracts with its large customers and distributors;
•	the success of Symmetry Surgical’s commercial efforts;
•	Symmetry Surgical’s ability to attract and retain skilled personnel;
•	Symmetry Surgical’s ability to maintain relationships with its independent distributors and sales representatives;
•	Symmetry Surgical’s ability to improve its products, develop new products and achieve customer quality expectations;
•	Symmetry Surgical’s ability to protect its proprietary rights and its susceptibility to claims by third parties that it is infringing on their intellectual property rights;
•	Symmetry Surgical’s ability to maintain relationships with certain suppliers of its key products and raw materials;
•	fluctuations in foreign currency exchange rates;
•	Symmetry Surgical’s ability to obtain FDA clearances or approvals to commercially distribute its new products;
•	Symmetry Surgical’s ability to obtain financing;
•	the uncertainty of Symmetry Surgical’s capital needs;
•	Symmetry Surgical’s ability to operate as a standalone public company;
•	Symmetry Surgical’s lack of consistent revenue growth or profitability in recent periods; and
•	the significant expenses related to complying with reporting requirements.

SMI and Symmetry Surgical refer you to the “Risk Factors Relating to the Merger Transaction, the Spin-Off and Symmetry Surgical” and “Special Note Regarding Forward-Looking Statements” sections elsewhere in this proxy statement/prospectus and in SMI’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as SMI’s other filings with the SEC, which are available on the SEC’s website at www.sec.gov. In addition to the risks discussed in those filings, the separation of Symmetry Surgical into an independent company could present additional risks that could cause actual results to differ materially from those in the forward-looking statements, including the risk of disruption to the management and operations of Symmetry Surgical, the risk that Symmetry Surgical will be unsuccessful in finding, executing, integrating and managing acquisition opportunities, the risks associated with Symmetry Surgical being required to negotiate and maintain arms-length supply arrangements with the OEM Solutions Business after the OEM Solutions Business has been divested, the risk of increased costs and expenses associated by the reduced scale of Symmetry Surgical compared to SMI’s current integrated platform, and the risk that the stand-alone Symmetry Surgical will not enjoy the benefits of business diversification afforded by SMI’s current integrated platform.

THE SPECIAL MEETING

This proxy statement is being furnished to SMI stockholders as part of the solicitation of proxies by the SMI board of directors for use at the special meeting, or at any adjournment or postponement thereof.

Date, Time and Place

The SMI special meeting will be held on         , 2014, at      local time, at the Nashville Airport Marriott, 600 Marriott Drive, Nashville, Tennessee, 37214.

Purpose of the Special Meeting

The purpose of the special meeting is to:

•	consider and vote upon a proposal to adopt and approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;
•	consider and vote upon an advisory (non-binding) proposal to approve certain compensation payable or that could become payable to SMI’s named executive officers in connection with the Merger; and
•	vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the adoption and approval of the Merger Agreement.

SMI Board’s Recommendation

The SMI board of directors, by the unanimous vote of all directors, approved the Merger Agreement, the spin-off and merger transaction, and determined that the Merger Agreement, the spin-off and merger transaction are advisable and in the best interests of SMI and its stockholders. Accordingly, the SMI board of directors unanimously recommends that you vote “FOR” the adoption and approval of the Merger Agreement at the special meeting. The SMI board of directors also unanimously recommends that SMI’s stockholders vote “FOR” approval, on an advisory (non-binding) basis, of certain compensation payable or that could become payable to its named executive officers in connection with the Merger, and “FOR” the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies.

Record Date and Quorum

Only holders of record of SMI common stock at the close of business on        , 2014, the record date, are entitled to notice of and to vote at the special meeting. On the record date,     shares of SMI common stock were issued and outstanding and held by approximately       holders of record. Each share of SMI common stock on the record date is entitled to one vote on the proposal to adopt and approve the Merger Agreement, one vote on the non-binding advisory proposal regarding compensation matters and one vote on the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement. A quorum is present at the special meeting if a majority of the shares of SMI common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy at the meeting. A quorum is required to conduct business at the special meeting.

Vote Required for Approval

The adoption and approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of SMI common stock entitled to vote at the close of business on the record date. If a holder of SMI common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the adoption and approval of the Merger Agreement.

Approval of the advisory (non-binding) proposal to approve certain compensation payable or potentially payable to SMI’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of SMI common stock represented, in person or by proxy, and entitled to vote at the special meeting. Because the proposal regarding such compensation is advisory, it will not be binding on the SMI board of directors regardless of whether the Merger Agreement is approved.

The proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement requires the affirmative vote of a majority of the shares of our common stock represented, in person or by proxy, and entitled to vote at the special meeting.

Voting of Proxies

If you are a registered stockholder (including all persons who hold common shares in certificated form), you may vote by telephone or through the Internet by following the instructions included on your proxy card. If your common shares are held in “street name,” you will receive instructions from your broker or other nominee describing how to vote your common shares. Certain of these institutions may offer telephone and Internet voting. Please refer to the information forwarded by your bank, broker or other nominee to see which options are available to you.

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner directed by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the non-binding advisory proposal regarding certain compensation matters and “FOR” the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

If your shares are held in street name by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares.

Abstentions will count for the purpose of determining whether a quorum is present. For voting purposes, abstentions are treated as shares present or represented and entitled to vote at the meeting, so abstaining with respect to a proposal has the same effect as a vote “AGAINST” that proposal. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. A broker non-vote will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, and “AGAINST” the non-binding advisory proposal to approve certain compensation payable or potentially payable to our named executive officers in connection with the Merger, but will not be counted for purposes of determining the outcome of the adjournment proposal.

SMI does not expect that any matter other than the proposal to adopt and approve the Merger Agreement, the non-binding advisory proposal to approve certain compensation payable or potentially payable to SMI’s named executive officers in connection with the Merger and the proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by properly submitted proxies in accordance with their discretion.

Revocability of Proxies

You may change your vote on any proposal or revoke your proxy at any time prior to the date of the special meeting by: (i) submitting a later-dated proxy via the Internet, by telephone or by mail, (ii) delivering to SMI at 3724 N. State Road 15, Warsaw, Indiana 46582, Attn: Corporate Secretary, a written notice of revocation that is signed at a later date by the person who signed the earlier proxy, or (iii) attending the special meeting and voting in person at the meeting, although attendance at the special meeting will not by itself constitute revocation of a proxy. Any written notice of revocation sent to SMI must include the stockholder’s name and must be received prior to the meeting to be effective.

For shares held in street name, you may change your vote on any proposal or revoke a proxy by submitting new voting instructions to the broker, bank or other nominee that holds your shares of record or, if you have obtained a legal proxy from the broker, bank or nominee giving you the right to vote the shares at the special meeting, by attending the meeting and voting in person.

Solicitation of Proxies

All costs of solicitation of proxies will be paid by SMI. The extent to which any proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. Please submit your proxy without delay. SMI may reimburse banks, brokers, custodians, fiduciaries and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners of shares. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of SMI’s directors, officers, and regular employees, without additional compensation.

Surrender of Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of SMI common stock certificates will be mailed to SMI’s stockholders as soon as reasonably practicable after completion of the spin-off and merger transaction.

Rights of Stockholders Who Object to the Merger

Stockholders of SMI are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares of SMI common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to SMI before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption and approval of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” and Section 262 of the Delaware General Corporation Law attached as Annex C to this proxy statement/prospectus for more information.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact SMI’s Investor Relations Officer via telephone at (574) 267-8700 or via e-mail at fred.hite@symmetrymedical.com, or Okapi Partners LLC, our proxy solicitor, at (212) 297-0720 (for banks and brokers) or (855) 208-8902 (for stockholders).

Availability of Documents

Our list of stockholders entitled to vote at the special meeting will be available for inspection at SMI’s principal executive offices at least 10 days before the special meeting.

PARTIES TO THE MERGER

Symmetry Medical Inc.

Incorporated under the laws of Delaware, Symmetry Medical Inc. (“SMI”) is a leading global source of surgical instruments, orthopedic medical devices and aerospace components. SMI currently employs over 2,400 teammates around the world who are dedicated to being the trusted global source of innovative medical device solutions and surgical instruments for today’s needs and tomorrow’s growth. SMI’s business was established in 1976 as a supplier of instruments to orthopedic device manufacturers and SMI was incorporated in Delaware on July 25, 1996. Over the past eight years, SMI has made eight acquisitions which have expanded its customer base, enhanced its product offerings and extended its product lines.

SMI’s common stock is listed on the New York Stock Exchange (“NYSE”), under the symbol “SMA.” Symmetry Surgical Inc. (“Symmetry Surgical”) is a wholly-owned subsidiary of SMI. Symmetry Surgical is not a party to the Merger Agreement. SMI’s principal executive offices are located at 3724 North State Road 15, Warsaw, Indiana 46582, and its telephone number is (574) 267-8700.

Tecomet Inc.

Tecomet Inc. (“Tecomet”), a privately-held Massachusetts corporation, is a leading provider of net shape forging, photochemical etching, precision machining, and metal joining of critical components and complex assemblies for the medical implant, aerospace/defense and specialty commercial/industrial markets. Tecomet is a portfolio company of Genstar Capital, and is a wholly owned subsidiary of TecoStar Holdings, Inc. Upon completion of the Merger, SMI will be a wholly-owned subsidiary of Tecomet. Tecomet’s principal executive offices are located at 115 Eames Street, Wilmington, Massachusetts 01887, and its telephone number is (970) 642-2400.

TecoStar Holdings, Inc.

TecoStar Holdings, Inc. (“Holdings”), a privately-held Delaware corporation, is the indirect parent of Tecomet. Holdings’ principal executive offices are located at c/o Genstar Capital LLC, Four Embarcadero Center, Suite 1900, San Francisco, California 94111, and its telephone number is (415) 834-2350.

TecoSym Inc.

TecoSym Inc. (“Acquisition Sub”), a Delaware corporation, is a wholly-owned subsidiary of Tecomet. Acquisition Sub was organized solely for the purpose of entering into the Merger Agreement with SMI and completing the Merger. Acquisition Sub has de minimis assets and no operations. Subject to the terms of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Acquisition Sub will merge with and into SMI and cease to exist, with SMI continuing as the surviving company and as a subsidiary of Tecomet. Acquisitions Sub’s principal executive offices are located at c/o Genstar Capital LLC, Four Embarcadero Center, Suite 1900, San Francisco, California 94111, and its telephone number is (415) 834-2350.

THE MERGER (PROPOSAL 1)

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Annex A. You should read the entire Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

Over the past three years, the Board of Directors of SMI, which is referred to as “the Board,” has been aware of the trend, which has been accelerating, toward consolidation in the medical device industry and has considered the risks that such consolidation could pose for SMI, as a relatively small contract manufacturing public company. This activity, coupled with the turnover of privately held competitors in recent years, caused the Board and the management team of SMI to evaluate and pursue strategic opportunities on an ongoing basis.

Since 2011, SMI’s management has regularly reviewed public information concerning other medical device companies and original equipment manufacturers to identify possible strategic transactions, such as mergers, acquisitions, divestitures and other transactions, with a view towards maximizing stockholder value.

In the spring of 2012, after considering the merits and potential drawbacks of operating SMI as an independent company, and in response to unsolicited approaches from potential acquirers in the OEM Solutions Business industry, the Board instructed SMI’s management to explore SMI’s strategic alternatives. In July 2012, management considered a number of strategic alternatives, including the possibility of disposing of the OEM Solutions Business and the possibility of acquiring other businesses, and presented them to the Board at a meeting held on July 25 and 26, 2012.

On August 16, 2012, the Board engaged Stifel to act as its financial advisor in connection with a possible disposition of the OEM Solutions Business, and beginning in August 2012, SMI, with the assistance of Stifel, conducted a process to solicit strategic interest for a possible disposition of the OEM Solutions Business. Between September and December 2012, expressions of interest for the OEM Solutions Business were solicited from 31 potential buyers. Ultimately, three bids were received, but the management team and the Board concluded that the bids received undervalued the business. Consequently, the Board terminated the sale process without engaging further with any of the bidders.

Periodically during 2013, the Board evaluated various potential strategic partnerships and acquisition opportunities, but ultimately determined not to pursue any of them. At the July 23, 2013 Board meeting, as a result of increasing M&A activity in the medical device industry, management and the Board discussed the possibility of divesting either the OEM Solutions Business or the Symmetry Surgical Business with a view to narrowing SMI’s strategic scope and better focusing resources on the retained business. Further discussions at the October 25, 2013 Board meeting led to the Board authorizing SMI’s management to informally explore possible interest in SMI’s OEM Solutions Business among likely buyers, which management proceeded to do during the next several months.

On February 12 and 13, 2014, at a regularly scheduled meeting, the Board discussed the possible strategic advantages of a divestiture of the OEM Solutions Business and a repositioning of SMI’s strategic focus on an effort to build the Symmetry Surgical Business. At this meeting, the Board sought and received input from SMI’s management, Stifel and SMI’s legal advisers and authorized the management team to engage the services of Stifel to formally explore a sale of the OEM Solutions Business.

Between February and April 2014, the management team, with the assistance of Stifel, formally conducted management presentations and solicited confidential letters of interest from a select group of seven potential buyers. Of these, six potential buyers signed confidentiality agreements and received presentations from SMI’s management and four of such potential buyers, including Tecomet, ultimately submitted written expressions of interest.

On April 11, 2014, Thomas J. Sullivan, Bill Dow, Chief Executive Officer of Tecomet, and Robert Rutlege, a principal at Genstar Capital, met in New York, NY at the offices of Stifel to discuss a potential transaction between SMI and Tecomet.

On April 21, 2014, Tecomet submitted its initial, non-binding indication of interest to acquire the assets of the OEM Solutions Business for an aggregate purchase price of between $440 million and $480 million. Tecomet was well-known to the Board and the management team as a company with OEM capabilities in net shape forging, photochemical etching, precision machining and metal joining of critical components and complex assemblies for the medical implant, aerospace/defense and specialty commercial/industrial markets.

At its April 25, 2014 regularly scheduled meeting, the Board discussed the four expressions of interest received to date. In addition to the indication of interest from Tecomet, one party submitted an indication of interest to buy the assets of the OEM Solutions Business for between $350 million and $375 million, a second party submitted an indication of interest to buy the assets of the OEM Solutions Business for $380 million and a third party submitted an indication of interest to buy the common stock of SMI at its then current trading value. After extensive discussion, the Board authorized management to negotiate a potential transaction with Tecomet on the basis of a purchase of SMI common stock plus a spin-off of the Symmetry Surgical Business. The Board and management preferred the spin-off and sale structure because, unlike a simple sale of the OEM Solutions Business by SMI, the spin-off and sale was not expected to result in the realization of a corporate-level taxable gain for U.S. federal tax purposes.

On May 1, 2014, SMI and Tecomet executed a non-disclosure agreement permitting Tecomet and Genstar Capital, to continue their due diligence investigation of SMI and the OEM Solutions Business.

On May 9, 2014, members of SMI’s management and representatives of Genstar and Tecomet met in Chicago, Illinois at the offices of Ropes & Gray LLP (“Ropes & Gray”), SMI’s outside counsel, to discuss the possible transaction and the due diligence process. At the meeting the group discussed the benefits of a potential transaction, the terms and conditions of a potential merger agreement and general timing and process of the negotiations.

At the request of SMI, Tecomet submitted a revised indication of interest dated May 18, 2014, offering to purchase the OEM Solutions Business for an aggregate cash purchase price of between $440 million and $460 million. The proposal assumed that the OEM Solutions Business would be acquired in a stock transaction free of cash and debt and that the Symmetry Surgical Business would be spun out to SMI’s stockholders in the form of shares of common stock of Symmetry Surgical Inc., a newly organized holding company. Based on the revised indication of interest, SMI agreed to Tecomet’s request that under certain circumstances SMI would reimburse certain of Tecomet’s out-of-pocket expenses if SMI unilaterally decided not to pursue a fully financed transaction that Tecomet was ready, willing and financially and legally able to consummate within the $440 million to $460 million indicated range.

On May 21, 2014, SMI provided an initial draft of the merger agreement to Tecomet and on June 9, 2014, Tecomet submitted to SMI its initial mark-up of the draft merger agreement. Between this time and August 4, 2014, SMI and Tecomet exchanged multiple drafts and negotiated the terms of the Merger Agreement and the other transaction documents and Tecomet continued its due diligence investigation of SMI and the OEM Solutions Business.

On June 23, 2014, representatives of Tecomet and Genstar Capital visited and toured the Warsaw instrument facility, Design and Development Center and the Claypool facility. The Tecomet and Genstar Capital representatives met with Fred Hite and other SMI representatives and the local management teams at the Warsaw and Claypool facilities, and with Steve Hinora and other SMI representatives at the Design and Development Center.

On June 24, 2014, representatives of Tecomet and Genstar Capital visited SMI’s site in Avilla, Indiana and met with Steve Hinora and local management. On June 24, 2014, Bill Dow and other representatives of Tecomet visited SMI’s site in Manchester, New Hampshire and met with Tom Barrett and local management.

On June 25, 2014, representatives of Tecomet visited SMI’s site in New Bedford, Massachusetts and met with Tom Barrett and other SMI representatives and certain members of the management team of the New Bedford site. On June 25, 2014, Bill Dow and other representatives of Tecomet visited SMI’s site in Lansing, Michigan and met with Steve Hinora and other members of the local management team.

On July 1, 2014, Bill Dow and another representative of Tecomet visited SMI’s site in Sheffield, United Kingdom and met with Steve Hinora and other members of SMI’s local management team.

On July 2, 2014, Bill Dow and another representative of Tecomet visited SMI’s site in Core, Ireland and met with Chris Cummins and other members of SMI’s local management team.

On July 8, 2014, Bill Dow and John Connolly, a representative of Tecomet, met with Tom Barrett and Chris Cummings of SMI in Boston, Massachusetts to discuss due diligence items.

On July 16, 2014, Bill Dow and Thomas Sullivan met in Danbury, Connecticut to discuss due diligence items.

On July 22, 2014, John Connolly discussed the transition services agreement with Fred Hite by telephone.

On July 23, 2014, at its regularly scheduled meeting, the Board reviewed the structure of the transaction and status of the negotiations with the management team, Stifel, and Ropes & Gray and members of the Board asked questions about the potential value drivers that could be used to increase the purchase price paid by Tecomet and total consideration received by SMI’s stockholders.

On July 24, 2014, a representative of UBS, Tecomet’s financial advisor, contacted a representative of Stifel to convey that Tecomet was reducing its proposed purchase price for the OEM Solutions Business to a range of $420 million to $440 million. After discussions with management, the Stifel representative informed the UBS representative that SMI would be unwilling to discuss a transaction at a price below the $440 million to $460 million range proposed by Tecomet in its May 18, 2014 indication of interest. The following day a representative of UBS contacted Stifel and reported that Tecomet was prepared to pay an aggregate purchase price of $430 million. The Stifel representative reiterated to the UBS representative that SMI would not pursue a transaction at a price below the $440 million to $460 million range previously proposed by Tecomet.

On July 25, 2014, a representative of Tecomet informed Stifel and SMI that Tecomet would be prepared to proceed with the transaction at a purchase price of $440 million. The parties continued to negotiate the appropriate valuation and other terms over the next several days and as a result of those negotiations an understanding was reached that Tecomet was prepared to pay an aggregate purchase price of $450 million.

On July 25, 2014, John Connolly discussed the supply agreement with Thomas Sullivan by telephone.

On August 2, 2014, Mr. Sullivan informed the Board that as a result of negotiations with SMI’s management and representatives of Stifel, Tecomet confirmed that it would pay an aggregate purchase price of $450 million, resulting in $7.50 per share of SMI common stock, without interest, net of cash and debt, in the proposed merger.

On August 3, 2014, John Connolly discussed the IP cross license agreement with Thomas Sullivan by telephone.

On August 3, 2014, after reviewing drafts of the definitive transaction documents throughout the week, the Board convened a telephonic meeting to review the agreements and to discuss the terms thereof with Stifel and SMI’s outside counsel, Ropes & Gray. Representatives of Stifel updated the Board on financial information relating to a per share price and provided the Board with an overview of the nature of the fairness opinion. Representatives from Ropes & Gray updated the Board on the terms of the transaction agreements and Tecomet’s proposed financing of the acquisition. Stifel then rendered its oral opinion, later confirmed in writing, that, as of the date thereof, the $7.50 per share cash consideration, without interest, to be received by the holders of SMI common stock (other than dissenting shares) in connection with the disposition of the OEM Solutions Business in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of such shares. Following extensive deliberations, the Board unanimously voted to approve the Agreement and Plan of Merger and the transactions contemplated thereby and to recommend that the stockholders of SMI approve the Merger and the other transactions contemplated by the Agreement and Plan of Merger. The Agreement and Plan of Merger and the related transaction agreements were executed on August 4, 2014 and the transaction was publicly announced later that morning.

Recommendation of the Board of Directors and Reasons for the Merger

The board of directors of SMI, acting with the advice and assistance of its outside financial and legal advisors, unanimously approved the transactions contemplated by the Merger Agreement, including the spin-off and merger transaction, and determined that the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of SMI and SMI’s stockholders. The board of directors recommends that you vote “FOR” adoption and approval of the Merger Agreement.

In the course of reaching its determination, the board of directors of SMI considered a number of material factors, which in the opinion of the board of directors of SMI supported the Merger, including the following:

•	the possible alternatives to a sale of only the OEM Solutions Business, including continuing to operate as an independent company and possible strategic transactions involving the entire company or only the Symmetry Surgical Business, and the risks and uncertainties associated with such alternatives, which alternatives the board of directors of SMI determined to be less favorable to SMI’s stockholders than the Merger with Tecomet and the spin-off;
•	the fact that all of the outstanding third-party debt of SMI, approximately $165.2 million, will be fully paid off at the closing of the Merger, that Symmetry Surgical will have substantially less debt at the time of the spin-off, and that SMI will contribute to Symmetry Surgical all of its cash in excess of certain closing cash targets immediately prior to the Merger, subject to the minimum cash condition in the Merger Agreement being satisfied (see “The Merger Agreement — Conditions to Completion of the Merger”);
•	the fact that the merger consideration payable by Tecomet (other than the Symmetry Surgical common stock) will be all cash, in U.S. dollars, which provides certainty of value to SMI’s stockholders;
•	the fact that the transaction followed a search process in which multiple potential bidders were contacted and interested parties were allowed to conduct due diligence on SMI and the OEM Solutions Business;
•	the opinion of Stifel Nicolaus, dated August 3, 2014, to the board of directors of SMI as to the fairness, from a financial point of view, as of the date of the opinion, of the aggregate purchase price to be paid by Tecomet pursuant to the Merger Agreement, as more fully described in the section entitled “The Merger — Opinion of Financial Advisor to SMI.”
•	the belief that the de-coupling from the OEM Solutions Business will increase acquisition interest in the standalone Symmetry Surgical Business from strategic buyers who may have viewed the asset positively but not pursued while a part of the same corporate entity as the contract manufacturing operations;
•	the fact that the stockholders of SMI, as a result of their receipt of shares of Symmetry Surgical in connection with the spin-off, will have the opportunity to continue to participate in any future earnings or growth of the Symmetry Surgical Business and to benefit from any appreciation in the value of the Symmetry Surgical Business, including any appreciation in value that could be realized as a result of improvements to the operations of the Symmetry Surgical Business or as a standalone strategic asset after the spin-off;
•	the terms of the Merger Agreement and the related agreements, including;
º	SMI’s ability, under certain circumstances, to terminate the Merger Agreement in order to accept a financially superior proposal, subject to paying to Tecomet a termination fee of $13.5 million;
º	the ability of SMI’s board of directors, under certain circumstances, to change its recommendation that the stockholders vote in favor of the adoption and approval of the Merger Agreement; and

º	the availability of appraisal rights to stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The board of directors of SMI also considered a variety of risks and other potentially negative factors concerning the Merger, including the following:

•	the fact that SMI’s stockholders will not participate in any future earnings or growth of the OEM Solutions Business and will not benefit from any future appreciation in value to the OEM Solutions Business, including any appreciation in value that could be realized as a result of improvements to operations;
•	the fact that the Merger is subject to antitrust review;
•	the risk as to Tecomet obtaining the required debt financing to consummate the transaction;
•	the risks and costs to SMI if the Merger does not close, including the diversion of management and employee attention, transaction costs, potential employee attrition and the potential effect on SMI’s business and relationships with distributors, customers and other business relations;
•	the requirement that SMI pay a termination fee of $13.5 million or, in certain circumstances, expenses of up to $1.0 million, depending on the circumstances surrounding termination of the Merger Agreement, if the board of directors accepts a superior proposal or the Merger Agreement is terminated under certain other circumstances (see “The Merger Agreement — Termination Fees”);
•	the effects of the non-compete agreement to which Symmetry Surgical and SMI will be a party upon the completion of the merger and spin-off transaction (see description under “Related Party Transactions of Symmetry Surgical”);
•	the fact that a transaction with consideration consisting of cash and Symmetry Surgical common stock will be taxable to stockholders that are U.S. persons for U.S. federal income tax purposes; and
•	the restrictions on the conduct of business prior to the completion of the Merger, requiring SMI to conduct business only in the ordinary course, subject to specific limitations, which may delay or prevent SMI from undertaking business opportunities that may arise pending completion of the Merger.

The foregoing discussion summarizes the material factors considered by the board of directors of SMI in its consideration of the Merger. After considering these factors, as well as others, the board of directors of SMI concluded that the positive factors related to the Merger Agreement and the transactions contemplated thereby significantly outweighed the potential negative factors and the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of SMI and the stockholders. In view of the wide variety of factors considered by the board of directors of SMI, and the complexity of these matters, the board of directors of SMI did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors, although individual members of the board of directors may have assigned different weights to various factors. The board of directors of SMI unanimously recommended the Merger Agreement and the spin-off and merger transaction based on the totality of the information presented to and considered by it.

OEM Solutions Business Unaudited Prospective Financial Information

SMI does not, as a matter of course, make public long-term projections as to future revenues, earnings or other results due to the inherent unpredictability and subjectivity of the underlying assumptions and estimates. However, as discussed below and under “The Merger — Opinion Financial Advisor to SMI”, management of SMI prepared and provided to Stifel for use in their financial analyses and Opinion certain unaudited financial projections of the OEM Solutions Business for 2014 – 2018 prepared by the management of SMI, which are referred to in this proxy statement/prospectus as the “OEM Solutions Projections.” In the preparation of the OEM Solutions Projections, the management of SMI assumed an approximate 3 to 4% annual growth in sales for the OEM Solutions Business for 2014 – 2018.

The inclusion of information about projections for the OEM Solutions Business in this proxy statement/prospectus (including any summary thereof) should not be regarded as an indication that SMI,

Symmetry Surgical or any recipient of this information, including Stifel, considered, or now considers, these projections to be predictive of actual future results. The information about the OEM Solutions Projections included in this proxy statement/ prospectus is presented solely to give SMI stockholders access to the information that was provided to SMI’s financial advisor for its use in its financial analyses and rendering its Opinion.

The OEM Solutions Projections were not prepared with a view toward public disclosure or for complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither SMI’s nor Symmetry Surgical’s independent auditors, nor any other independent accountants, have (a) compiled, examined, or performed any procedures with respect to these projections or any other prospective financial information, or (b) expressed any opinion or any other form of assurance with respect thereto or the achievability of the results reflected in such projections, and none of the foregoing assumes responsibility for such projections. The Ernst & Young LLP reports incorporated by reference in this proxy statement/prospectus relate to SMI’s and Symmetry Surgical’s historical financial information. They do not extend to these projections or any other prospective financial information and should not be read to do so.

The OEM Solutions Projections reflect subjective judgments and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The OEM Solutions Projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the OEM Solutions Business, including the factors listed in this proxy statement/prospectus under the section entitled “Risk Factors Relating to the Merger Transaction, the Spin-Off and Symmetry Surgical” and the section entitled “Special Note Regarding Forward-Looking Information,” all of which are difficult to predict and many of which are beyond SMI’s control, and which ultimately may prove to be incorrect. Many of the assumptions reflected in OEM Solutions Projections were based on estimates and are subject to change. Neither SMI nor Symmetry Surgical has updated, nor does either of them intend to update or otherwise revise, the OEM Solutions Projections. There can be no assurance that the results reflected in the OEM Solutions Projections will be realized, or that actual results will not vary in any respect from the OEM Solutions Projections.

The inclusion of the OEM Solutions Projections in this proxy statement/prospectus should not be relied on as predictive of actual future events, whether or not the spin-off and merger is consummated.

Stockholders are urged to review “Risk Factors Relating to Symmetry Surgical” for a description of risk factors relating to SMI and Symmetry Surgical and SMI’s most recent SEC filings for a description of risk factors with respect to SMI’s businesses. You should also read the section entitled “Special Note Regarding Forward-Looking Information” for additional information regarding the risks inherent in forward-looking information such as the OEM Solutions Projections and “Where You Can Find More Information.”

Certain of the financial projections set forth herein, including Adjusted EBITDA and unlevered free cash flow, are non-GAAP financial measures, which means they are financial measures not presented or calculated in accordance with generally accepted accounting principles in the United States (or “U.S. GAAP”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as used by SMI or Symmetry Surgical may not be comparable to similarly titled amounts used by other companies.

For the reasons described above, readers of this proxy statement/prospectus are cautioned not to rely on the OEM Solutions Projections. SMI has not made any representation to any other person in the Merger Agreement or otherwise concerning any of the OEM Solutions Projections. The information about the OEM Solutions Projections included in this proxy statement/prospectus is presented solely to give SMI stockholders access to the information that was provided to SMI’s financial advisor for its use in its financial analyses and rendering its Opinion.

The following table presents a summary of the OEM Solutions Projections. These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond SMI’s control.

(in millions)	2H:14E	2014E	2015E	2016E	2017E	2018E
Net Sales	$159.6	$316.2	$329.6	$339.4	$351.4	$363.9
Adjusted EBITDA	$28.7	$53.2	$54.0	$54.6	$55.9	$56.5
Operating Income	$20.0	$35.6	$36.8	$37.4	$38.7	$39.3
Unlevered Free Cash Flow	$10.0	$11.7	$25.0	$27.5	$29.0	$29.4

Opinion of Financial Advisor to SMI

On August 16, 2012, pursuant to a letter agreement, Stifel was engaged by the SMI board of directors to act as SMI’s financial advisor in connection with a possible disposition of the OEM Solutions Business and to provide SMI’s board of directors a fairness opinion in connection with the consideration to be paid in any such proposed transaction. The letter was superceded by a subsequent letter dated June 3, 2014. On August 3, 2014, Stifel delivered its written opinion (the “Opinion”) to SMI’s board of directors that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the cash merger consideration to be received by the holders of shares of SMI common stock in connection with the disposition of the OEM Solutions Business in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of such shares.

SMI did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering its Opinion. In selecting Stifel, SMI’s board of directors considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the healthcare and medical technology sectors and in providing strategic advisory services in general. Stifel, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Stifel and its affiliates may actively trade the securities of SMI or Symmetry Surgical for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

The full text of the written Opinion is attached to this proxy statement/prospectus as Annex B and is incorporated into this document by reference. The summary of the Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel in connection with such Opinion.

The Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, the SMI’s board of directors for its information and assistance in connection with its consideration of the financial terms of the disposition of the OEM Solutions Business in the Merger. The Opinion does not constitute a recommendation to SMI’s board of directors as to how it should vote on or otherwise act with respect to the Merger or any other matter, or to any stockholder of SMI or Tecomet as to how any such stockholder should act with respect to the Merger or any other matter, including without limitation whether any stockholder of SMI should vote in favor of the Merger or exercise any appraisal rights that may be available to such stockholder. In addition, the Opinion did not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to SMI with respect to the OEM Solutions Business or otherwise with respect to the Merger and did not address the underlying business decision of SMI’s board of directors or SMI to proceed with or effect the disposition of the OEM Solutions Business or the Merger.

In connection with its Opinion, Stifel, among other things:

•	reviewed a draft copy of the Merger Agreement dated August 2, 2014, which was the most recent draft made available to Stifel prior to the delivery of its Opinion;
•	reviewed certain publicly available information concerning SMI, including, without limitation, certain historical filings made by SMI with the Securities and Exchange Commission;

•	reviewed certain relevant historical financial and operating data concerning SMI and the OEM Solutions Business furnished to Stifel by the management of SMI;
•	reviewed certain internal financial analyses, financial projections, reports and other information concerning SMI and the OEM Solutions Business prepared by the management of SMI, including projections for the OEM Solutions Projections provided by the management of SMI;
•	discussed with certain members of the management of SMI the historical and current business operations, financial condition and prospects of SMI, the OEM Solutions Business and such other matters as Stifel deemed relevant;
•	reviewed certain operating results of the OEM Solutions Business as compared to operating results and the reported price and trading histories of certain publicly traded companies that Stifel deemed relevant;
•	reviewed certain financial terms of the Merger as compared to the financial terms of certain selected business combinations that Stifel deemed relevant;
•	reviewed, based on OEM Solutions Projections, the cash flows generated by the OEM Solutions Business on a stand-alone basis to determine the present value of the discounted cash flows;
•	considered the results of Stifel’s efforts, at the direction of SMI, to solicit indications of interest from selected third parties with respect to a merger or other transaction involving the OEM Solutions Business; and
•	reviewed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Stifel deemed relevant for the purposes of its Opinion.

In addition, Stifel took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its general knowledge of the industry in which SMI operates.

In rendering its Opinion, Stifel, with SMI’s board of director’s consent, relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of SMI or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts and projections supplied to Stifel by SMI (including, without limitation, the OEM Solutions Projections), Stifel assumed, at the direction of SMI, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SMI as to the future operating and financial performance of the OEM Solutions Business, and that they provided a reasonable basis upon which Stifel could form its Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted or projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasted or projected financial information. Stifel relied on this forecasted or projected information without independent verification or analysis and did not in any respect assume any responsibility for the accuracy or completeness thereof or for any of the assumptions on which it is based.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of SMI or the OEM Solutions Business since the date of the last financial statements made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of the OEM Solutions Business, nor was it furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumed no responsibility for their accuracy.

Stifel assumed, with the consent of SMI’s board of directors, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approvals, consents, releases and waivers and that all conditions to the Merger will be satisfied and not waived. In addition, Stifel assumed that the definitive Merger Agreement will not differ materially from the draft it reviewed. Stifel also assumed that the Merger will be consummated on the terms and conditions described in the Merger Agreement, without any waiver or modification of any material term or condition by SMI or any other party, and that obtaining any necessary regulatory or other approvals, consents, releases and waivers or satisfying any other conditions for consummation of the Merger will not have an adverse effect on SMI, the OEM Solutions Business, Tecomet, Acquisition Sub, Symmetry Surgical or the Merger. Stifel assumed, in all respects material to its Opinion, that the representations and warranties of each party contained in the Merger Agreement are true and correct. Stifel assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Stifel further assumed that SMI relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to SMI, the Merger and the Merger Agreement.

The Opinion was limited to whether, as of the date thereof, the cash merger consideration to be received by the holders of shares of SMI common stock in connection with the disposition of the OEM Solutions Business in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of such shares. Stifel was not requested to express any, and expressed no, opinion as to the separation or the spin-off or otherwise with respect to the Symmetry Surgical Business or any effect of the Merger on the Symmetry Surgical Business or as to any other terms, aspects or implications of the Merger Agreement or the Merger including, without limitation, the form or structure of the Merger, any consequences of the Merger Agreement or the Merger on SMI, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated by or entered into in connection with the Merger Agreement or the Merger or otherwise. The Opinion also did not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by SMI’s board of directors or SMI; (ii) the legal, financial reporting, tax, accounting or regulatory consequences of the Merger on SMI or the holders of SMI common stock; (iii) the fairness of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of SMI, the OEM Solutions Business or the Symmetry Surgical Business, or any class of such persons, relative to the cash merger consideration to be paid to the holders of SMI common stock in the Merger or otherwise; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of SMI other than the shares of SMI common stock, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; or (v) whether Tecomet has sufficient cash, available lines of credit or other sources of funds to enable it to pay the cash merger consideration to the holders of shares of SMI common stock. Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which SMI’s or Symmetry Surgical’s securities will trade following public announcement or consummation, as applicable, of the Merger Agreement or the Merger.

The Opinion was necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to or otherwise reviewed by Stifel, as of the date of the Opinion. It is understood that subsequent developments may affect the conclusion reached in the Opinion and that Stifel does not have any obligation to update, revise or reaffirm its Opinion. Stifel did not express any opinion as to the solvency, capital adequacy or fair value of SMI, Tecomet, Symmetry Surgical or the OEM Solutions Business, or the ability of SMI, Tecomet, Symmetry Surgical or the OEM Solutions Business to pay their respective obligations when they come due.

The summary set forth below does not purport to be a complete description of the analyses performed by Stifel, but describes, in summary form, the material elements of the presentation that Stifel made to SMI’s board of directors on August 3, 2014, in connection with the Opinion.

In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods and financial analyses in reaching the conclusions set forth in the Opinion. The following is a brief summary of the material financial analyses performed by Stifel in arriving at the conclusions set forth in the Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. The summary text describing each financial analysis does not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with the Opinion. Rather, Stifel made its determination as to the fairness of the cash merger consideration to be paid to the holders of SMI common stock in connection with the disposition of the OEM Solutions Business in the Merger, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before August 3, 2014 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to the OEM Solutions Business or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Stifel used these analyses to determine the impact of various operating metrics on the implied enterprise and per-share equity values of the OEM Solutions Business. Each of these analyses yielded a range of implied enterprise and per-share equity values, and therefore, such implied enterprise and per-share equity value ranges developed from these analyses were viewed by Stifel collectively and not individually.

Discounted Cash Flow Analysis.  Stifel used the OEM Solutions Projections for the second half of calendar year 2014 and calendar years 2015 through 2018, as provided by Company management, to perform a discounted cash flow analysis. Stifel performed an analysis of the present value of both the unlevered free cash flows that the OEM Solutions Business could generate from July 1, 2014 through December 31, 2018 and the terminal enterprise value of SMI as of December 31, 2018. Stifel discounted the cash flows projected for the OEM Solutions Business from July 1, 2014 through December 31, 2018 and the implied enterprise value of the OEM Solutions Business as of December 31, 2018, based on the OEM Solutions Projections, to present value using discount rates ranging from 9% to 11%. The enterprise value of the OEM Solutions Business as of December 31, 2018 was calculated by multiplying a range of selected EBITDA multiples based on the EBITDA multiples of the selected precedent transactions listed below by the projected 2018 EBITDA of the OEM Solutions Business as contained in the OEM Solutions Projections. This analysis resulted in implied enterprise values for the OEM Solutions Business ranging from $346.7 million to $449.6 million and implied per share equity values ranging from $4.79 to $7.49.

Selected Precedent Transactions Analysis.  Stifel reviewed and analyzed certain publicly available information for the following 13 business combination transactions involving healthcare original equipment manufacturing companies, with enterprise values below $2.0 billion, that were announced subsequent to January 1, 2004:

Date	Target	Acquiror
12/19/13	Tecomet, Inc.	Genstar Capital, LLC
11/07/13	Paragon Medical, Inc.	Beecken Petty O’Keefe & Company
09/13/13	IMDS	Golden Equity Investments
07/19/12	Teleflex Incorporated (Ortho OEM Solutions Business)	Tecomet, Inc.
02/24/12	Sandvik Medical Solutions Ltd.	Orchid MPS Holdings, LLC
01/10/12	Remmele Engineering, Inc	RTI International Metals, Inc

Date	Target	Acquiror
10/31/11	ATEK Medical Group	Vention Medical
07/08/11	Medisize Corp.	Phillips Plastics Corp.
06/15/11	Orchid Orthopedic Solutions	Altor Equity Partners
08/30/07	Avail Medical Products, Inc.	Flextronics International Ltd.
10/10/05	Accellent Inc.	KKR & Co.
04/29/05	The Tech Group	West Pharmaceutical Services Inc.
04/28/04	Medsource Technologies, Inc.	Accellent Inc.

Stifel reviewed, among other things, the enterprise values of the target companies in the selected transactions described above, calculated as equity value at the time of the applicable transaction, plus the book value of debt and minority interests, less cash and equivalents, as a multiple of the target companies’ revenue over the last twelve months (“LTM”) prior to the applicable transaction. However, eight of the target companies in the selected transactions were not publicly traded, and so such information was not publicly available. Based upon the implied revenue multiples in the selected transactions, Stifel selected LTM revenue multiples for the OEM Solutions Business ranging from 1.00x – 1.50x which resulted in ranges of implied enterprise values and per-share equity values as set forth below:

Range of Selected Revenue Multiples	Range of Implied Enterprise Value	Range of Implied Equity Value Per Share
1.00x – 1.50x	$308.8 – $463.3 million	$3.80 – $7.85

Stifel also reviewed the implied EBITDA multiples of the selected transactions calculated using the enterprise value of the target companies at the time of the applicable combination, calculated as equity value at the time of the applicable transaction, plus the book value of debt and minority interests, less cash and equivalents, as a multiple of the target companies’ LTM EBITDA. Based upon the implied EBITDA multiples in the selected transactions, Stifel selected EBITDA multiples ranging from 7.00x – 9.00x, which resulted in ranges of implied enterprise values and per-share equity values as set forth below:

Range of Selected EBITDA Multiples	Range of Implied Enterprise Value	Range of Implied Equity Value Per Share
7.00x – 9.00x	$347.7 – $447.0 million	$4.82 – $7.42

Because the market conditions, rationale and circumstances surrounding each of the selected transactions were specific to each transaction and because of the inherent differences between the OEM Solutions Business’s businesses, operations and prospects and those of the acquired companies involved in the selected transactions described above, Stifel believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Stifel also made qualitative judgments concerning the differences between the characteristics of the selected transactions (including market conditions, rationale and circumstances surrounding each of the selected transactions, and the timing, type and size of each of the selected transactions) and the Merger.

Selected Companies Analysis.  Stifel reviewed, analyzed and compared certain financial information relating to the OEM Solutions Business to corresponding publicly available financial information for the following three publicly-traded, healthcare original equipment manufacturing companies with market capitalizations of less than $2.0 billion:

Greatbatch, Inc.
ICU Medical, Inc.
Analogic Corporation

Stifel reviewed, among other things, the enterprise values of the selected companies, calculated as equity value based on closing stock prices on August 2, 2014, plus the book value of debt and minority interests, less cash and equivalents, as multiples of the selected companies’ LTM net revenue and estimated revenue, as provided by FactSet, for calendar years 2014 and 2015.

Based upon the revenue multiples for the selected companies and Stifel’s analysis of such companies as compared to the OEM Solutions Business, Stifel selected revenue multiples for the OEM Solutions Business as set forth below, which resulted in ranges of implied enterprise values and per-share equity values for the OEM Solutions Business as set forth below:

Enterprise Value to:	Range of Selected Revenue Multiples	Range of Implied Enterprise Values	Range of Implied Equity Values Per Share
LTM Revenues	1.40x – 1.80x	$432.4 – $555.9 million	$7.04 – $10.26
2014E Revenues	1.40x – 1.80x	$442.7 – $569.2 million	$7.31 – $10.61
2015E Revenues	1.30x – 1.75x	$428.4 – $576.8 million	$6.94 – $10.80

Stifel also reviewed, among other things, the enterprise values of the selected companies, calculated in the same manner as set forth above and based on closing stock prices on August 2, 2014, as multiples of the selected companies’ LTM EBITDA and estimated EBITDA, as provided by FactSet, for calendar years 2014 and 2015.

Based upon the EBITDA multiples for the selected companies and Stifel’s analysis of such companies as compared to the OEM Solutions Business, Stifel selected EBITDA multiples for the OEM Solutions Business as set forth below, which resulted in ranges of implied enterprise values and per-share equity values for the OEM Solutions Business as set forth below:

Enterprise Value to:	Range of Selected EBITDA Multiples	Range of Implied Enterprise Values	Range of Implied Equity Values Per Share
LTM EBITDA	8.5x – 10.5x	$422.2 – $521.5 million	$6.77 – $9.36
2014E EBITDA	9.0x – 10.0x	$479.2 – $532.5 million	$8.26 – $9.65
2015E EBITDA	7.5x – 8.5x	$405.0 – $459.1 million	$6.32 – $7.74

Stifel selected the publicly-traded companies on the basis of various factors, including the size of the public company and the similarity of the lines of business, although, as noted above, no public company used as a comparison is identical to the OEM Solutions Business. Stifel noted, however, that the growth rates of the selected publicly traded companies generally were higher than that of the OEM Solutions Business, and that certain other characteristics of the selected publicly traded companies differed, in some respects significantly, from those of the OEM Solutions Business. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Opinion, Stifel was of the opinion that, as of the date of the Opinion, the cash merger consideration to be received by the holders of shares of SMI’s common stock in connection with the disposition of the OEM Solutions Business in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of such shares.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its conclusions set forth in the Opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and Opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of the OEM Solutions Business.

Stifel is acting as financial advisor to SMI in connection with the disposition of the OEM Solutions Business in the Merger. SMI has agreed to pay Stifel a fee for its services as financial advisor, a portion of which became payable upon the delivery of the Opinion and a larger portion of which is contingent upon consummation of the Merger. In addition, SMI has agreed to indemnify Stifel for certain liabilities arising out of Stifel’s engagement. No other material relationships existed between Stifel and any party to the Merger during the two years prior to the date of the Opinion or are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger, except that, in the past, Stifel acted as a financial advisor to SMI in connection with a business combination transaction, for which it received customary compensation. Stifel may seek to provide investment banking services to Symmetry Surgical, Tecomet or its affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel and its clients may transact in the equity securities of each of SMI, Tecomet and Symmetry Surgical and may at any time hold a long or short position in such securities.

Interests of SMI’s Directors and Executive Officers in the Merger

Members of SMI’s board of directors and executive officers may have interests that are in addition to, or different from, the interests of other stockholders. In particular, the Merger Agreement provides for the cancellation and termination of options, and vesting of shares of restricted stock and restricted stock unit awards in exchange for cash and/or Symmetry Surgical shares, including options, shares of restricted stock and restricted stock unit awards held by SMI’s directors and executive officers. In addition, in connection with the spin-off and merger transaction, SMI will terminate the employment agreements with some of its executive officers and such executive officers will receive severance payments provided under the terms of their respective executive benefit or severance agreements in the form of shares of SMI common stock and/or cash, or solely cash, depending on whether such severance becomes payable prior to, on or following the closing of the Merger, subject to potential reduction due to a cutback provision in several executive officers’ agreements in respect of tax considerations. It is expected that Thomas J. Sullivan, Fred L. Hite, David C. Milne and Ronda L. Harris will be executive officers of Symmetry Surgical following the completion of the spin-off and merger transaction. Symmetry Surgical may enter into employment or other agreements with these executive officers and may offer them equity and equity based awards in connection with or following the completion of the spin-off and merger transaction. Finally, pursuant to the terms of the Merger Agreement, SMI’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. The SMI board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in making the recommendation that our stockholders adopt the Merger Agreement and approve the transactions completed therein. These interests are described in further detail below. For an estimate of the amounts that will be paid to SMI’s named executive officers in connection with the merger and the other transactions, see “The Merger — Quantification of Payments to SMI’s Named Executive Officers.”

Quantification of Payments to SMI’s Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Securities Exchange Act, which requires disclosure of information about certain compensation provided to the SMI named executive officers that is based on or otherwise relates to the Merger. The amounts included in the table are estimates based on assumptions that may or may not prove accurate on the relevant date, including an assumed closing date for each of the Merger and spin-off of January 26, 2015 (the “outside date” under the Merger Agreement, as described above in the section titled “Termination”) and the other assumptions described in the footnotes to the table below. The amounts included in the table below reflect the aggregate amounts that may be payable to SMI’s named executive officers under their executive benefit agreements, as amended, their equity incentive award agreements and the Merger Agreement. No additional payments to SMI’s named executive officers are expected to be made in connection with the Merger or the spin-off by SMI or Tecomet.

Golden Parachute Compensation(1)

Name	Cash(2)	Equity(3)	Perquisites/ Benefits(4)	Total
Thomas J. Sullivan, President and Chief Executive Officer	$2,000,000	$1,626,706	—	$3,626,706
Fred L. Hite, SVP and Chief Financial Officer	$740,000	$1,081,297	$68,578	$1,889,875
Thomas W. Barrett, SVP and Chief Commercial Officer, OEM Solutions	$445,329	$364,538	$15,596	$825,463
Christopher G. Cummins, SVP and Chief Manufacturing Officer, OEM Solutions	$445,329	$392,592	$15,596	$853,517
David C. Milne, SVP of Human Resources, General Counsel, Corporate Secretary and Chief Compliance Officer	$427,500	$250,332	$15,596	$693,428

(1)	As described above under “Treatment of SMI Equity and 2014 Annual Cash Incentive Bonuses in Connection with the Merger and the Spin-off”, the Merger, if consummated prior to the time 2014 annual incentive bonuses are paid to employees of SMI, Symmetry Surgical or any of their subsidiaries, may affect the time of payment or amount of those bonuses. However, the table above assumes that 2014 cash incentive bonuses payable to our named executive officers will have been paid prior to January 26, 2015, and therefore no amounts are included with respect to 2014 cash incentive bonuses in this table.
(2)	Amounts shown in the table above reflect (i) the amount of severance that will or may become payable to the named executive officer by SMI in connection with the Merger (assuming in all cases that a qualifying termination takes place on January 26, 2015), and (ii) in the case of Messrs. Barrett and Cummins, a pro-rata annual cash incentive bonus for 2015 that may become payable by SMI. The named executive officers’ entitlements to these payments are described below.

The employment of Messrs. Sullivan, Hite and Milne with SMI will be terminated by SMI in connection with the consummation of the Merger and they will each become employees of Symmetry Surgical in connection with the spin-off. Under the terms of the executive benefit or severance agreement, as applicable, for each of Messrs. Sullivan, Hite and Milne, because the executive’s employment will be terminated as a result of the Merger, Mr. Sullivan will become entitled to a fixed sum of $2 million (which is approximately $1.5 million less than he is contractually entitled to), Mr. Hite will be entitled to two times his annual base salary and Mr. Milne will be entitled to 1.5 times his annual base salary, as shown in the table above. The applicable amount will be paid to the executive within 60 days of the termination of his employment (that is, the Merger) in a lump sum. Under each executive’s agreement, all or part of the severance amount shown will be payable in the form of shares of SMI common stock if the severance is paid prior to the consummation of the Merger and will be payable in cash if the severance is paid after the consummation of the Merger. For purposes of the table above, the severance amounts payable to Messrs. Sullivan, Hite and Milne are treated as being payable in cash. For a description of SMI’s severance obligations to Messrs. Sullivan, Hite and Milne other than in connection with the Merger. See “Employment, Executive Benefit and Severance Agreements.”

The severance agreements with each of Messrs. Barrett and Cummins, as amended, provide for 12 months’ of annual base salary continuation in the event that the executive’s employment is terminated by SMI without “cause” or by the executive for “good reason;” provided that if such termination occurs within 12 months following a change in control, such amounts shall be multiplied by 150%. If this severance obligation were triggered with respect to Messrs. Barrett or Cummins, each executive would be expected to receive severance in the amount of $435,000 plus, if applicable, a pro-rated bonus annual cash incentive based on the date of the closing; however, Messrs. Barrett and Cummins are expected to continue in employment with SMI following the Merger.

Under their severance agreements, Messrs. Sullivan, Hite, Barrett, Cummins and Milne would also be entitled to receive a pro-rated annual cash incentive bonus in the event that they experience a qualifying termination, whether or not in connection with a change in control. However, the severance agreements for Messrs. Sullivan, Hite and Milne provide that, if the Merger is consummated, to the extent the obligation to pay their annual cash incentive bonuses is assumed by Symmetry Surgical under the Merger

Agreement, SMI has no obligation to pay them a 2014 annual incentive bonus. Because Symmetry Surgical will assume the obligation to pay 2014 annual cash incentive bonuses to Mr. Sullivan, Mr. Hite and Mr. Milne, SMI will have no obligation to pay them the earned but unpaid 2014 annual cash incentive bonus owed to them if the Merger closes on January 26, 2015. Under the terms of the Merger Agreement, the annual cash incentive bonuses for Messrs. Barrett and Cummins will be paid upon the closing.

For purposes of the table above, we have assumed that SMI will not provide for the participation of Messrs. Sullivan, Hite and Milne in its 2015 annual cash incentive bonus plan and therefore the termination of their employment by SMI in connection with the closing will not trigger an obligation by SMI to pay a pro-rated 2015 annual cash incentive bonus to either named executive officer. The table above assumes that Messrs. Barrett and Cummins would each be paid a pro-rated 2015 annual cash incentive bonuses by SMI of $10,329, which reflect the target amount of their expected 2015 annual cash incentive bonuses multiplied by 26/365. However, Messrs. Barrett and Cummins are expected to continue in employment with SMI following the closing.

(3)	As discussed in the section titled “The Merger Agreement — Treatment of Outstanding Equity-Based Awards,” in connection with the Merger, each outstanding option to acquire SMI common stock and each restricted share of SMI common stock held by an SMI executive officer will be treated as described below.

Each outstanding option to acquire SMI common stock that has an exercise price that is equal to or greater than the per share cash merger consideration ($7.50) will be cancelled in exchange for the “Symmetry Surgical consideration equivalent amount.” The “Symmetry Surgical consideration equivalent amount” is equal to a number of shares of Symmetry Surgical common stock equal to the result, if a positive number, of (i) the fair market value of a share of SMI common stock (as determined by SMI’s board of directors) as of immediately prior to the effective time of the Merger, minus the exercise price per share of SMI common stock under the option, multiplied by (ii) the number of shares of SMI common stock underlying the option, divided by (iii) the fair market value of a share of Symmetry Surgical common stock (as determined by SMI’s board of directors) as of immediately prior to the effective time of the Merger.

Each outstanding restricted share of SMI common stock will vest and will be cancelled in exchange for (i) an amount in cash equal to the cash merger consideration ($7.50) and (ii) the spinco consideration. Each outstanding restricted stock unit award will vest and be cancelled in exchange for (i)(A) an amount in cash, less applicable withholding taxes, if any, equal to the number of shares subject to such restricted stock unit award, assuming, in the case of restricted stock unit awards that are subject to performance-based vesting, that the performance goals are satisfied at 133% of target level performance, multiplied by (B) the cash merger consideration and (ii) the spinco consideration in respect of the number of shares subject to such restricted stock unit award. Any restricted shares that are so deemed to be earned will be granted as of immediately prior to closing and will be treated in the same manner as other restricted shares in connection with the Merger.

The table below shows the number of unvested options to acquire SMI common stock and restricted shares of SMI common stock that are expected to be held by each of the SMI named executive officers on January 26, 2015 (assuming that restricted shares are earned at 133% of the target performance level, as provided in the Merger Agreement).

Name	Stock Options	Restricted Shares	Total
Thomas J. Sullivan
Number of Unvested Options/Restricted Shares(a)(b)	300,000	113,639	413,369
Value of Acceleration(c)(d)	$546,000	$1,080,707	$1,626,707
Fred L. Hite
Number of Unvested Restricted Shares(b)	—	113,701	113,701
Value of Acceleration(d)	—	$1,081,297	$1,081,297
Thomas W. Barrett
Number of Unvested Restricted Shares(b)	—	38,332	38,332
Value of Acceleration(d)	—	$364,538	$364,538
Christopher G. Cummins
Number of Unvested Restricted Shares(b)	—	41,282	41,282
Value of Acceleration(d)	—	$392,592	$392,592
David C. Milne
Number of Unvested Restricted Shares(b)	—	26,323	26,323
Value of Acceleration(d)	—	$250,332	$250,332

(a)	Mr. Sullivan currently holds 300,000 options to purchase shares of SMI common stock at a price of $7.69 and that are scheduled to vest on July 27, 2017 and that will be accelerated in full in connection with the Merger.
(b)	Represents the number of restricted shares and committed but ungranted restricted shares held by the SMI named executive officers that are expected to be unvested as of January 26, 2015, assuming that performance goals are satisfied at 133% of target level performance.
(c)	The value of each stock option reflected above is equal to (i) $1.82, which represents the average closing price of SMI common stock over the five business days following the first announcement of the Merger ($9.51), minus the exercise price of Mr. Sullivan’s stock options ($7.69), multiplied by (ii) 300,000 (the number of stock options Mr. Sullivan holds). Under the terms of the Merger Agreement, Mr. Sullivan’s SMI options will be cancelled in exchange for a number of shares of Symmetry Surgical common stock equal (x) to the fair market value of a share of SMI common stock as of immediately prior to the effective time of the Merger minus $7.69, multiplied by (y) 300,000, divided by (z) the fair market value of a share of Symmetry Surgical common stock (as determined by SMI’s board of directors) as of immediately prior to the effective time of the Merger. As a result, Mr. Sullivan will not receive any cash payment with respect to his options and the actual value of the Symmetry Surgical common stock received by Mr. Sullivan in connection with the cancellation of his SMI stock options may differ from the amount shown in the table above.
(d)	The value of the restricted shares and committed but ungranted restricted shares reflected above is equal to the number of such shares held by the SMI named executive officer (assuming that performance goals are satisfied at 133% of target level performance), multiplied by $9.51, which is the average closing price of SMI common stock over the five business days following the first announcement of the Merger. As described above, each share of restricted stock and each committed but ungranted restricted share that is outstanding as of immediately prior to the closing of the Merger will be converted into the right to receive (i) the cash merger consideration ($7.50) and (ii) the spinco consideration. The actual cash amounts that would be paid to the named executive officers with respect to the number of shares of restricted stock and committed but ungranted restricted shares, assuming that performance goals are satisfied at 133% of target level performance, would be $852,293 to Mr. Sullivan, $852,758 to Mr. Hite, $287,490 to Mr. Barrett, $309,615 to Mr. Cummins and $197,423 to Mr. Milne.
(4)	Under his agreement, if Mr. Hite experiences a qualifying termination in connection with a change in control, he will also be entitled to payments equal to the amount he pays for COBRA continuation coverage, reduced by an amount equal to the payments he made for coverage under the applicable plan or plans immediately prior to his termination of employment, for up to 24 months (rather than 12 months, if the qualifying termination did not occur in connection with a change in control) following his termination of employment. Messrs. Barrett, Cummins and Milne would also be entitled to payments equal to the amount each executive pays for COBRA continuation coverage, reduced by an amount equal to the payments he made for coverage under the applicable plan or plans immediately prior to his termination of employment, for up to 12 months following a qualifying termination, or up to 18 months if the qualifying termination was in connection with a change in control.

Although, the table above assumes that Messrs. Hite, Barrett, Cummins and Milne will receive payment in respect of COBRA continuation in connection with the transaction, because Mr. Hite and Mr. Milne are expected to be covered by group health, dental and vision plans sponsored by Symmetry Surgical and because Mr. Barrett and Mr. Cummins are expected to continue in employment with SMI following the Merger and to be covered by its group health, dental and vision plans, these amounts are not expected to be paid.

Mr. Hite is also entitled to reimbursement of or payment for expenses associated with his continued use of his then-current automobile (or a comparable automobile if his lease expires during this period) for up to six months following the termination of employment and outplacement services from a company of his choice for up to one year following his separation date, up to a maximum cost of $30,000. The table assumes that these automobile-related severance payments and a maximum outplacement benefit will be payable to Mr. Hite; however, because Symmetry Surgical will assume the obligation to make automobile-related payments on a current basis during Mr. Hite’s employment with Symmetry Surgical and he is expected to remain employed with Symmetry Surgical, no automobile-related payments or outplacement benefits are expected to be provided to him by SMI.

The amount shown in the table above for Mr. Hite is comprised of the following payments: $30,000 in outplacement benefits; $31,192 for 24 months of COBRA payments; and $7,386 for six months of use of a company automobile. The amounts shown in the table above for Messrs. Barrett, Cummins and Milne reflect the value of 12 months of COBRA continuation payments.

Quantification of Payments to SMI’s Non-Employee Directors

The following table identifies the unvested shares of restricted stock that are expected to be held by each of SMI’s non-employee directors on January 26, 2015 (the “outside date” pursuant to the Merger Agreement, as described in “The Merger Agreement — Termination”) and the aggregate cash merger consideration that each of them can expect to receive in respect of such shares. Our non-employee directors do not hold any options or restricted stock units.

Director	Restricted Shares	Value of Acceleration(1)
James S. Burns	13,652	$129,831
Robert G. Deuster	13,652	$129,831
John S. Krelle	13,652	$129,831
Francis T. Nusspickel	13,652	$129,831
Craig B. Reynolds	13,652	$129,831

(1)	Each outstanding restricted share of SMI common stock will vest and will be cancelled in exchange for (i) an amount equal to the cash merger consideration ($7.50) and (ii) spinco consideration. The value of the restricted shares reflected above is equal to the total number of unvested shares of restricted stock, multiplied by $9.51, which is the average closing price of the SMI common stock over the five business days following the first announcement of the Merger.

Financing

Tecomet has informed SMI that it expects to fund the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses through a combination of equity and debt financing, which arrangements are described below. Notwithstanding the financing arrangements that Tecomet has in place, the obligation of Tecomet and Acquisition Sub to consummate the Merger is not contingent on their ability to obtain financing prior to consummating the Merger.

Equity Financing

On August 4, 2014, Holdings, Tecomet and Acquisition Sub entered into an Equity Commitment Letter with Genstar Capital Partners V, L.P. and Genstar Capital Partners VI, L.P., collectively the Investors, pursuant to which the Investors have committed (severally, and not jointly), to purchase a portion of the equity of Holdings for an aggregate purchase price equal to the amount (when taken together with the net proceeds of the financing contemplated under the Debt Commitment Letter (or any alternative financing permitted by the Merger Agreement)) as is necessary to pay the aggregate cash merger consideration in connection with the Merger pursuant to and in accordance with the Merger Agreement. The obligations of the Investors described in the immediately preceding sentence are subject to, among other things, the following conditions: (i) the satisfaction or waiver, to the extent permitted by legal requirements, of each of the conditions precedent to Tecomet and Acquisition Sub’s obligation to effect the closing of the Merger (other than any conditions that by their nature can only be satisfied at the closing of the Merger) and (ii) the financing contemplated under the Debt Commitment Letter (or any alternative financing permitted by the Merger Agreement), has been funded, or would be funded at the closing of the Merger if the equity commitment is funded at the closing. The Investors are also committed (severally, and not jointly) under the Equity Commitment Letter to purchase a portion of the equity of Holdings for an aggregate purchase price equal to $27.0 million to fund the Tecomet termination fee under the Merger Agreement if Tecomet becomes obligated under the Merger Agreement to pay it.

Each Investor’s obligation to fund the Equity Commitment Letter will terminate automatically and immediately upon (i) the termination of the Merger Agreement in accordance with its terms under circumstances in which the Tecomet termination fee is not due and payable, (ii) the payment in full to SMI of the Tecomet termination fee in accordance with the terms of the Merger Agreement or (iii) the commencement of any legal proceeding by SMI or any of its affiliates against any of the Investors, Acquisition Sub or certain other related parties relating to the Equity Commitment Letter (other than certain excluded claims). SMI is an express third-party beneficiary of the Equity Commitment Letter and has the right, under the circumstances in which SMI would be permitted by the Merger Agreement to obtain specific performance, to seek specific performance to enforce the obligations of Investors under the Equity Commitment Letter.

Debt Financing

In connection with Tecomet and Acquisition Sub’s entry into the Merger Agreement, Tecomet received a debt commitment letter, dated as of August 4, 2014 (the “Debt Commitment Letter”), pursuant to which, subject to the terms and conditions set forth therein, the financing sources have committed to provide (i) senior secured first lien credit facilities in an aggregate principal amount of $580 million (the “First Lien Facilities”), consisting of (A) a seven-year $520 million term loan facility (the “First Lien Term Facility”) and (B) a five-year $60 million revolving credit facility (the “First Lien Revolving Facility”), and (ii) an eight-year secured second lien term loan facility in an aggregate principal amount of $190 million (the “Second Lien Facility” and together with the First Lien Facilities, the “Credit Facilities”). Under the Debt Commitment Letter, the financing sources have the right to syndicate all or a portion of their commitments to one or more financial institutions or other lenders (along with the financing sources, such institutions and lenders are collectively referred to as the “lenders”) which are reasonably acceptable to SMI. Any such syndication will be arranged by the financing sources, as joint lead arrangers and joint bookrunners. The financing sources will have been afforded a marketing period of at least 15 consecutive business days (subject to customary black-out periods) following receipt of required financial statements and information reasonably requested by the financing sources and customarily provided by a borrower for inclusion in a customary confidential information memoranda.

Subject to certain exceptions, the obligations of Tecomet under the Credit Facilities will be guaranteed by CHT Acquisition Corp., a Delaware corporation and the direct parent entity of Tecomet (“CHT”), SMI and each of Tecomet's and SMI’s wholly-owned subsidiaries, and the Credit Facilities will be secured by (i) a perfected pledge of the equity interests of Tecomet’s and the guarantors’ direct subsidiaries and (ii) perfected security interests in substantially all tangible and intangible assets of Tecomet and each of the guarantors. The liens securing the Second Lien Facility will be second in priority to the liens securing the First Lien Facilities.

The interest rates applicable to loans comprising each borrowing under the First Lien Facilities will be, at the election of Tecomet, equal to either (i) an alternate base rate, with a floor of 2.00% in the case of loans under the First Lien Term Facility (the “First Lien Term Loans), plus an applicable margin of 3.00% in the case of the First Lien Term Loans and 2.50% in the case of loans under the First Lien Revolving Facility (the “First Lien Revolving Loans”) or (ii) a LIBOR-based rate, with a floor of 1.00% for the First Lien Term

Loans, plus an applicable margin of 4.00% in the case of the First Lien Term Loans and 3.50% in the case of the First Lien Revolving Loans. The commitment fee on the unused portion of the First Lien Revolving Facility will be 0.50% per annum on the average daily unused portion of the First Lien Revolving Facility, subject to step-downs based on the first lien leverage ratio. The letter of credit fee on the aggregate face amount of outstanding letters of credit under the First Lien Revolving Facility will be equal to the interest rate margin for LIBOR loans under the First Lien Revolving Facility. In addition there will a fronting fee on the aggregate face amount of outstanding letters of credit of no greater than 0.125%.

The interest rates applicable to loans comprising each borrowing under the Second Lien Facility will be, at the election of Tecomet, equal to either (i) an alternate base rate, with a floor of 2.00%, plus an applicable margin of 6.50% or (ii) a LIBOR-based rate, with a floor of 1.00%, plus an applicable margin of 7.50%. Tecomet may elect interest periods of one, two, three or six months (or twelve months if available to all lenders) on LIBOR-based borrowings.

The First Lien Term Loans will mature on the seventh anniversary following their funding and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% of the original principal amount of the First Lien Term Loans, with the balance payable at maturity. The loans under the Second Lien Facility will mature and be payable on the eighth anniversary following their funding, with no prior amortization.

It is anticipated that the Credit Facilities will be required to be prepaid in amounts equal to:

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property made in reliance on the Specified Asset Sale Basket (as defined in the Debt Commitment Letter) or as a result of certain other non-ordinary course sales or as a result of casualty or condemnation events by Tecomet and its restricted subsidiaries (subject to exceptions to be agreed upon and reinvestment rights);
•	100% of the net cash proceeds received by Tecomet or any of its restricted subsidiaries from the issuance of debt (other than indebtedness permitted under the definitive financing documentation or any refinancing indebtedness); and
•	50% of annual excess cash flow of Tecomet, subject to stepdowns to 25% and 0% based on first lien leverage ratios of 4.00:1.00 and 3.50:1.00, respectively.

Conditions to Debt Financing

The Credit Facilities contemplated by the Debt Commitment Letter are subject to certain customary closing conditions, including, without limitation:

•	since December 28, 2013, no Company Material Adverse Effect (as defined in the Merger Agreement) has occurred;
•	execution and delivery of definitive documentation with respect to the Credit Facilities;
•	payment of applicable fees and expenses;
•	the accuracy of certain representations and warranties in the Merger Agreement and the definitive loan documentation;
•	consummation of the Merger and related transactions in accordance with the Merger Agreement substantially concurrently with the funding of the initial borrowings under the Credit Facilities;
•	receipt of the equity contribution pursuant to the Equity Commitment Letter prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities;
•	Payment in full of all amounts due under Tecomet’s existing credit facilities substantially concurrently with the initial borrowings under the Credit Facilities;
•	delivery of certain financial information;

•	delivery of a certificate from the chief financial officer of Tecomet as to the solvency of Tecomet and its restricted subsidiaries, on a consolidated basis, after giving effect to the consummation of the Transactions (as defined in the Debt Commitment Letter);
•	delivery of documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations;
•	all documents and instruments necessary to perfect the security interests under the applicable Credit Facilities will have been executed and delivered; and
•	delivery of certain customary closing certificates, borrowing notices and legal opinions.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Tecomet will be required to use its reasonable best efforts to arrange or obtain alternative financing from alternative sources upon on terms and conditions not less favorable to Tecomet and Acquisition Sub than the terms and conditions set forth in the Debt Commitment Letter, in an aggregate amount that, when taken together with the aggregate proceeds contemplated by the Equity Commitment Letter and the available portion of the debt financing contemplated under the Debt Commitment Letter and cash and cash equivalents available to Tecomet and Acquisition Sub, would be sufficient to pay the aggregate cash merger consideration to be paid by Acquisition Sub at the closing of the Merger in connection with the consummation of the transactions contemplated by the Merger Agreement, and to pay all related fees and expenses of CHT, Tecomet and Acquisition Sub required to be paid at the closing of the Merger in connection therewith. In the event that Tecomet is required to do so, it may be difficult, or impossible, for Tecomet to obtain alternative financing on such terms.

As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated. The documentation governing the Credit Facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement/prospectus.

Delisting and Deregistration of SMI Common Stock

If the Merger is completed, SMI’s common stock will no longer be traded on The New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and SMI’s obligation to file reports under the Exchange Act will be suspended.

Accounting Treatment

SMI will account for the spin-off as a discontinuance of the businesses that will constitute Symmetry Surgical after the spin-off. The measurement date for discontinued operations for accounting purposes will be the effective date of the spin-off. After the spin-off, the assets and liabilities of Symmetry Surgical will be accounted for at the historical values carried by SMI prior to the spin-off. Total transaction costs relating to the spin-off are estimated at $32.6 million, including $17.2 million cash payments and $15.4 million of non-cash related expense. SMI will bear $16.4 million of cash expense and $15.4 million of non-cash expense while Symmetry Surgical will bear $800,000 of cash expense and no non-cash expense. Pursuant to the terms of the separation agreement, all of such costs of SMI will be assumed by Symmetry Surgical.

Material U.S. Federal Income Tax Consequences of the Spin-off and Merger Transaction

The following discussion describes the material U.S. federal income tax consequences of the spin-off and merger transaction to holders of SMI common stock. This discussion assumes the spin-off and merger transaction will be consummated in accordance with the Merger Agreement, including the exhibits thereto relating to the spin-off, and as described in this proxy statement/prospectus. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws, including the estate and gift tax laws and similarly does not discuss the tax on certain net investment income imposed under Section 1411 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date of this proxy statement/prospectus. These authorities are subject to change, possibly retroactively, which may result in tax consequences different from those discussed below. No rulings have been or are expected to be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the spin-off and merger or that any such position would not be sustained by a court.

This discussion is limited to holders of SMI common stock who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks or other financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of tax accounting, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, tax-exempt organizations and persons holding their shares as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. This discussion also does not address the U.S. federal income tax consequences to holders who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. In addition, this discussion does not address the U.S. federal income tax consequences to holders whose ownership interest in SMI will not be completely terminated as a result of the spin-off and merger due to the holder’s continuing constructive ownership of SMI common stock as a result of the holder’s actual or constructive ownership of an interest in Tecomet. As used in this discussion, “U.S. holder” means a beneficial owner of shares of SMI common stock who is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a “United States person” prior to such date, and validly elected to continue to be so treated.

A “non-U.S. holder” is a beneficial owner of shares of SMI common stock who is an individual, corporation, estate or trust for U.S. federal income tax purposes and who is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of SMI common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the spin-off and merger transaction.

YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE SPIN-OFF AND MERGER TRANSACTION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS.

U.S. Holders

Taxation of the spin-off and merger transaction.  SMI intends to treat the spin-off and merger transaction as an integrated transaction for U.S. federal income tax purposes. Thus, the receipt of Symmetry Surgical common stock and cash in exchange for shares of SMI common stock pursuant to the spin-off and merger transaction will be taxable for U.S. federal income tax purposes. A U.S. holder who receives Symmetry Surgical common stock and cash pursuant to the spin-off and merger transaction generally should recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of the fair market value of Symmetry Surgical common stock and the amount of cash received and (ii) the holder’s adjusted tax basis in the shares of SMI common stock. Gain or loss must be calculated separately for each block of shares of SMI common stock (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the spin-off and merger transaction. Any such gain or loss will be long-term capital gain or loss if the shares of SMI common stock exchanged pursuant to the spin-off and merger transaction were held for more than one year. Long-term capital gains of non-corporate taxpayers generally are taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in shares of Symmetry Surgical common stock received in the spin-off and merger transaction (including any fractional share deemed to be received, as described below) generally will equal the fair market value of such shares on the date the spin-off and merger transaction is consummated. The holding period for such shares will begin the day after such date. Any cash received by a U.S. holder in lieu of a fractional share of Symmetry Surgical common stock should be treated as if the fractional share had been received by the holder as part of the spin-off and merger transaction and then sold by such holder for such amount of cash received. Accordingly, such holder generally should recognize short-term capital gain or loss equal to the difference, if any, between the amount of cash received in lieu of the fractional share and the fair market value of the fractional share on the date the spin-off and merger are consummated.

Information Reporting and Backup Withholding.  The receipt of Symmetry Surgical common stock and cash in exchange for shares of SMI common stock pursuant to the spin-off and merger transaction generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption must provide the paying agent with its correct taxpayer identification number (“TIN”), certify that such TIN is correct and that it is not currently subject to backup withholding by completing and returning the IRS Form W-9 (a copy of which is to be included in the letter of transmittal) and otherwise comply with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Certain holders (including corporations) generally are not subject to information reporting and backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS, provided that the required information is supplied to the IRS.

Non-U.S. Holders

Taxation of the spin-off and merger transaction.  A non-U.S. holder who receives Symmetry Surgical common stock and cash in exchange for shares of SMI common stock pursuant to the spin-off and merger transaction generally will not be subject to U.S. federal income tax on any gain realized as result of the transaction unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;
•	the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or
•	SMI is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the shares or the period that the non-U.S. holder held SMI shares.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate) on any gain realized pursuant to the spin-off and merger transaction, which may be offset by certain U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, in general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that SMI is or was a USRPHC during the applicable period for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.  Non-U.S. holders generally will not be subject to information reporting or backup withholding with respect to the receipt of Symmetry Surgical common stock and cash in exchange for shares of SMI common stock pursuant to the spin-off and merger transaction if they provide our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, certifying the holder’s non-U.S. status or otherwise establish an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS, provided that the required information is supplied to the IRS.

Dissenting Stockholders

Dissenting stockholders will generally be subject to U.S. federal income tax on the their receipt of the fair value of their SMI shares of common stock in the same manner as described above with respect to U.S. holders or non-U.S. holders, as applicable, on the receipt of merger consideration. Likewise, the U.S. information reporting and withholding tax with respect to dissenting stockholders’ receipt of the fair value of their shares of SMI common stock will be treated in the same as described above with respect to U.S. holders or non-U.S. holders, as applicable, on the receipt of merger consideration.

The preceding summary is for general information only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult with their own tax advisors as to the particular tax consequences to them of the spin-off and merger transaction, including the application and effect of any state, local, foreign or other tax laws.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement, but does not purport to describe all the provisions of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. Stockholders should read carefully the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and the following summary have been included to provide you with information regarding the terms of the Merger Agreement and are not intended to provide you with any factual information about any party to the Merger Agreement, including any information about their condition (financial or otherwise). Specifically, although the Merger Agreement contains representations and warranties of each of SMI, Acquisition Sub, Holdings and Tecomet, the assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and the closing conditions under the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures. SMI will provide additional disclosure in its public filings with the SEC to the extent that it becomes aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the Merger Agreement and will update any such disclosures as required by federal securities laws. You should read the Merger Agreement together with the other information covering us that are publicly filed in reports and statements with the SEC, which are available without charge at www.sec.gov.

The Merger and Effective Time

The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Acquisition Sub will merge with and into SMI, with SMI continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent (referred to as the Merger).

The Merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Tecomet and SMI and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date, which will take place on the second business day after the date on which the last of the conditions to closing (described under “The Merger Agreement — Conditions to Completion of the Merger”) have been satisfied or waived, or if later, three business days following the completion of the marketing period for Tecomet’s debt financing. The filing of the merger certificate may alternatively occur at another date or time that may be agreed to in writing by Tecomet and SMI. Following the completion of the Merger, SMI’s common stock will no longer be listed on The New York Stock Exchange, will be deregistered under the Exchange Act, and will no longer be publicly traded. As a result, SMI’s obligation to file reports under the Exchange Act will be suspended. SMI’s current stockholders will cease to have any ownership interest in SMI or rights as SMI stockholders. However, as a result of the spin-off, SMI’s former stockholders will become stockholders in Symmetry Surgical, whose shares will be registered under the Exchange Act and will be submitted for listing on the NASDAQ Global Market.

Merger Consideration

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of SMI common stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held in the treasury of SMI or owned by SMI and shares owned by Tecomet or Acquisition Sub, (ii) shares owned by any subsidiary of SMI or any subsidiary or Tecomet or Acquisition Sub, (iii) restricted shares and (iv) shares held any stockholder who has not voted in favor of the Merger or consented thereto in writing and who has complied in all respect with Section 262 of the DGCL) will be canceled and converted into the right to receive (i) one quarter (0.25) of a share of Symmetry Surgical common stock (referred to as the “spinco consideration”), and (ii) an amount in cash equal $7.50 per share (referred to as the “cash merger consideration,” and together with the “spinco consideration”, the “merger consideration”). Stockholders will receive cash in lieu of any fractional shares of Symmetry Surgical’s common stock that would have been received pursuant to the foregoing sentence.

The following shares will not receive the merger consideration:

•	shares held in the treasury of SMI or owned by SMI and shares owned by Tecomet or Acquisition Sub, which will be cancelled without consideration;
•	shares owned by any subsidiary of SMI or any subsidiary of Tecomet or Acquisition Sub, which will be converted into such number of shares of common stock of the surviving company such that the ownership percentage of any such subsidiary in the surviving company immediately following the effective time of the Merger will equal the ownership percentage of such subsidiary immediately prior to the effective time of the Merger;
•	restricted shares, which will receive the consideration described in the section entitled “Merger Agreement – Treatment of Outstanding Equity-Based Awards.”
•	shares held by any stockholder who has not voted in favor of the Merger or consented thereto in writing and who has complied in all respects with Section 262 of the DGCL, which shares will be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL unless, after the effective time of the Merger, the holder thereof fails to perfect or withdraws of loses his, her or its right to appraisal.

SMI stockholders (other than stockholders who have not voted in favor of the Merger or consented thereto in writing and who have complied in all respects with Section 262 of the DGCL) will receive the spinco consideration and cash merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the Merger.

Treatment of Outstanding Equity-Based Awards

Under the Merger Agreement, outstanding equity-based awards of SMI employees will be treated as follows:

Options.  Immediately prior to the effective time of the Merger, each option to purchase shares of SMI common stock that is then outstanding and has an exercise price per share equal to or less than the cash merger consideration in respect of one share of SMI common stock (whether or not then vested or exercisable) will be cancelled and terminated, and each holder of such option will have the right to receive from the surviving corporation, in respect of such option, (i) an amount in cash, less applicable withholding taxes, if any, equal to, (a) the number of shares subject to such option, multiplied by (b) the excess of (1) $7.50 over (2) the exercise price per share of such option, payable as part of the next full payroll cycle of the surviving corporation following the closing date of the Merger and (ii) a number of shares of Symmetry Surgical common stock equal to the result, if a positive number, of (a) the fair market value of a share of SMI common stock (as determined by the board of directors of SMI) immediately prior to the effective time of the Merger, minus the exercise price per share of such option, multiplied by (b) the number of shares of SMI common stock underlying such option, divided by (c) the fair market value of a share of Symmetry Surgical common stock (as determined by the board of directors of SMI) as of immediately prior to the effective time of the Merger. Immediately prior to the effective time of the Merger, each outstanding option that has an exercise price per share greater than the cash merger consideration in respect of one share of SMI common stock will be cancelled and terminated, and each holder thereof will have the right to receive from the surviving corporation, in respect of such option, a number of shares of Symmetry Surgical common stock as set forth in clause (ii) above.

Restricted Shares.  Immediately prior to the effective time of the Merger, each restricted share that is then outstanding will be cancelled and terminated, and each holder of such restricted share will have the right to receive from the surviving corporation, in respect of such restricted share, (i) an amount in cash, less applicable withholding taxes, if any, equal to (a) the number of shares of SMI common stock subject to such restricted share award, multiplied by (b) $7.50 payable as part of the next full payment cycle of the surviving corporation, and (ii) the spinco consideration.

Restricted Stock Units.  Immediately prior to the effective time of the Merger, each restricted stock unit that is then outstanding will be cancelled and terminated, and each holder thereof will have the right to receive from the surviving corporation, in respect of such restricted stock unit, (i)(a) an amount in cash, less applicable withholding taxes, if any, equal to the number of shares of SMI common stock subject to such restricted stock unit award, assuming, in the case of restricted stock unit awards that are subject to performance-based vesting, that the performance goals are satisfied at 133% of target level performance, multiplied by (b) the cash merger consideration in respect of one share of SMI common stock and (ii) the spinco consideration in respect of the number of shares of SMI common stock subject to such restricted stock unit award.

Conversion of Shares; Payment Procedures

The conversion of our common stock into the right to receive stock of Symmetry Surgical and the cash merger consideration will occur automatically at the effective time of the Merger. Promptly after the effective time of the Merger, Tecomet will appoint a paying agent for the payment of the merger consideration. The paying agent will send a letter of transmittal to each of SMI’s former stockholders. The letter of transmittal will contain instructions for obtaining stock of Symmetry Surgical and cash in exchange for shares of SMI common stock. You should not return stock certificates with the enclosed proxy card.

Upon surrender of a certificate or book-entry shares representing shares of SMI common stock for cancellation to the paying agent, together with a duly completed and validly executed letter of transmittal, the holder of such certificate or book-entry shares will be entitled to receive in exchange therefor the cash merger consideration and the spinco consideration for each share of SMI common stock formerly represented by such certificate or book-entry share, and the certificate or book-entry share so surrendered will forthwith be cancelled.

No interest will be paid or accrue on any cash payable upon the surrender of shares of SMI’s common stock. The receipt of stock of Symmetry Surgical and cash upon conversion of shares of SMI common stock will be issued in full satisfaction of all rights relating to the shares of SMI common stock.

Certificate of Incorporation and Bylaws

At the effective time of the Merger, the certificate of incorporation of SMI will be amended and restated to read as the certificate of incorporation of Acquisition Sub read immediately prior to the effective time of the Merger (other than the name of the legal entity, which will be Symmetry Medical Inc.), until thereafter amended in accordance with its terms and as provided by applicable law. The bylaws of Acquisition Sub as in effect immediately prior to the effective time of the Merger will become the bylaws of the surviving corporation of the Merger.

Directors and Officers

The directors of Acquisition Sub immediately prior to the effective time of the Merger will be the initial directors of the surviving corporation, and the officers of Acquisition Sub immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified.

Representations and Warranties

The Merger Agreement contains representations and warranties made by SMI, on the one hand, and Holdings, Tecomet and Acquisition Sub, on the other hand, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties made as of a specific date may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Merger Agreement contains representations and warranties made by SMI to Tecomet regarding, among other things:

•	organization and qualification to do business;
•	the capitalization of SMI and its subsidiaries;
•	authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;
•	that entry into the Merger Agreement by SMI does not conflict with, violate, or create a default under SMI’s organizational documents, applicable laws or any contractual obligation;
•	that SMI has timely made all required filings with the SEC since the last day of fiscal 2012, that audited financial statements included in such reports have been prepared in accordance with GAAP, and that SMI has implemented and maintains a system of internal control over financial reporting as required by Rule 13a-15 under the Exchange Act;
•	material contracts and the absence of any defaults thereunder;
•	properties;
•	intellectual property;
•	compliance with applicable laws and regulations;
•	absence of a Material Adverse Effect (as defined below);
•	the absence of litigation that would prevent or materially delay the transactions contemplated by the Merger Agreement;
•	employee benefit plans and labor and employment matters;
•	tax matters;
•	environmental matters;
•	affiliate transactions;
•	the contents of this proxy statement/prospectus;
•	receipt of a fairness opinion from Stifel;
•	the absence of undisclosed broker’s fees;
•	requisite stockholder vote; and
•	that SMI is not subject to any anti-takeover statute or regulation other than Section 203 of the Delaware General Corporation Law.

Many of SMI’s representations and warranties are qualified as to, among other things, “materiality” or “Material Adverse Effect”. For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, event or occurrence that has had, or could reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, financial condition, assets, operations, or results of operations of SMI and its direct and indirect subsidiaries (other than Symmetry Surgical and any direct or indirect subsidiaries of Symmetry Surgical), taken as a whole, or (b) a material adverse effect on the ability of SMI to timely perform its obligations under the Merger Agreement or to timely consummate the transactions contemplated by the Merger Agreement. However, none of the following, and no change, effect, event or occurrence arising out of, or resulting from, any of the following will be considered when determining whether a Material Adverse Effect has occurred or may occur:

•	changes generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates;
•	changes generally affecting the industries in which SMI or any of its subsidiaries operates;

•	changes caused by the negotiation, execution, announcement, pendency or performance of the Merger Agreement, the separation agreement or the transactions contemplated by the Merger Agreement or the separation agreement;
•	acts of war (whether or not declared), sabotage or terrorism (or the escalation or worsening of any of the foregoing) or natural disasters;
•	changes or prospective changes in any legal requirements applicable to SMI or any other applicable accounting rules, regulations, principles or standards, or any changes or prospective changes in the interpretation of any of the foregoing;
•	any action taken by SMI or any of its subsidiaries (i) that is specifically required by the Merger Agreement or (ii) at the request or with the prior written consent of Tecomet or Acquisition Sub (and, in the case of clause (ii), with the prior written consent of the lenders), or the failure to take any action by SMI or any of its subsidiaries if that action is prohibited by the Merger Agreement;
•	any legal proceedings commenced by or involving any current or former stockholders of SMI arising from allegations of a breach of fiduciary duty or violation of any applicable legal requirement relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;
•	adverse consequences of Tecomet not granting SMI consent to take an action prohibited under the restrictive covenants (as described below under “The Merger Agreement — Covenants; Conduct of SMI’s Business Prior to the Merger”) in the Merger Agreement if SMI requested such consent;
•	changes in the market price or trading volume of the shares of SMI common stock or any changes or prospective changes in SMI’s credit ratings; and
•	any failure by SMI to meet any internal or analyst projections or forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenues, earnings, cash flow, cash position or other financial metrics for any period.

The determination of “Material Adverse Effect” under the Merger Agreement shall in all events not take into account any changes, effects, events and occurrences to extent they relate to Symmetry Surgical and its direct and indirect subsidiaries, or the separation agreement.

In addition, the Merger Agreement contains representations and warranties by each of Holdings, Tecomet, and Acquisition Sub to SMI regarding, among other things:

•	organization and qualification to do business;
•	authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;
•	that entry into the Merger Agreement does not conflict with, violate, or create a default under Tecomet’s or Acquisition Sub’s governing documents, applicable laws or any contractual obligation;
•	the absence of litigation that would prevent or materially delay the transactions contemplated by the Merger Agreement;
•	the absence of undisclosed broker’s fees;
•	that Acquisition Sub had been formed solely the for purpose of completing the transactions contemplated by the Merger Agreement;
•	the enforceability of the Equity Commitment Letter and the Debt Commitment Letter, the absence of any default thereunder and the absence of any reason to believe the conditions to the financing will not be satisfied or that the financing will not be available on the closing of the Merger; and
•	the sufficiency of funds in the financing arrangements contemplated by the Equity Commitment Letter and the Debt Commitment Letter to pay the consideration and fees related to the Merger.

Covenants; Conduct of SMI’s Business Prior to the Merger

SMI has agreed in the Merger Agreement that, until the consummation of the Merger, subject to certain exceptions, it will, and it will cause its subsidiaries, including Symmetry Surgical, to conduct its operations in the ordinary course of business and use its commercially reasonable efforts to preserve its business organization and maintain existing relations and goodwill with any applicable governmental entities, employees, customers, suppliers, creditors, lessors and all other persons having material business relationships with SMI or any of its subsidiaries. In addition, SMI has agreed to undertake, and to cause its subsidiaries, including Symmetry Surgical, to undertake the separation of the OEM Solutions Business and the Symmetry Surgical Business in accordance with the terms of the separation agreement.

SMI has also agreed that until the consummation of the Merger, subject to certain exceptions, SMI will not, and will cause its subsidiaries (other than Symmetry Surgical and its subsidiaries) not to:

•	amend or otherwise change the certificate of incorporation or bylaws or any similar governing instruments;
•	issue, deliver, sell, pledge, dispose of or encumber any securities of SMI or other rights of any kind to acquire securities of SMI, except for the issuance of shares of SMI common stock upon the exercise of equity awards outstanding as of the date of the Merger Agreement, and except for the issuance of certain shares of SMI common stock upon the exercise of equity awards to be granted prior to the closing of the Merger;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of SMI’s capital stock, except for (i) the payment of the spinco consideration in respect thereof in accordance with the Merger Agreement and the separation agreement and (ii) any dividend or distribution by a subsidiary of SMI to SMI or another subsidiary of SMI;
•	adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other securities or equity interests of SMI, other than the acquisition of shares of SMI common stock from current or former directors, employees, former employees or independent contractors upon the vesting of company equity awards outstanding as of the date of the Merger Agreement in connection with a cashless exercise of options to purchase SMI common stock, or in order to pay taxes in connection with the exercise or vesting of company equity awards outstanding as of the date of the Merger Agreement;
•	make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of any business, assets or securities of SMI or any of its subsidiaries (other than Symmetry Surgical and its subsidiaries), in each case other than the purchase and sale of goods and services in the ordinary course of business consistent with past practice;
•	enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any material contractual obligation;
•	authorize or make any capital expenditures in excess of $100,000 above the amounts reflected in SMI’s capital expenditure budget;
•	incur or modify in any material respect the terms of any indebtedness of SMI or any of its subsidiaries (other than Symmetry Surgical and its subsidiaries), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any indebtedness of any other person, or make any loans, advances or capital contributions to, or investments in, any other person other than Symmetry Surgical and its subsidiaries;
•	other than as required by the terms of any SMI benefit plan as in effect on the date of the Merger Agreement, (i) increase, agree to increase, provide new or agree to provide new compensation, severance, perquisites or other benefits, whether or not in cash, to current or former directors, officers or employees of SMI or any of its subsidiaries (other than Symmetry Surgical and its subsidiaries) with annual base compensation in excess of $100,000, or consultants of SMI or its subsidiaries (other than Symmetry Surgical and its subsidiaries), other than an increase in base compensation in the ordinary course of business consistent with past practice, (ii) terminate any directors, employees or consultants of SMI or any of its subsidiaries (other than Symmetry Surgical and its subsidiaries) currently earning annualized base compensation of more than $100,000, other than for cause, or (iii) enter into, adopt, amend or terminate any SMI benefit plan, except, in the case of clause (iii), any non-material amendment to a SMI benefit plan that would not result in a material liability to Tecomet;
•	make any change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
•	compromise, settle or agree to settle any proceeding material to SMI or any of its subsidiaries, other than compromises, settlements or agreements that relate to the Merger Agreement and the transactions contemplated thereby;
•	enter into any labor or collective bargaining agreement, through negotiation or otherwise, or make any commitment or incur any liability to any labor organization with respect to SMI or any of its subsidiaries;
•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or other reorganization;
•	other than in the ordinary course of business: (i) make or change any material tax election; (ii) settle or compromise any material tax liability or settle or compromise any tax liability that could have a material effect on SMI in future taxable years; (iii) make any material change in any method of tax accounting; (iv) file any material amendment to an income or other material tax return; or (v) waive or extend any statute of limitations in respect of any material taxes except as required by law;
•	fail to promptly notify Tecomet of any material audit, examination, investigation, written claim or other proceeding by any governmental entity relating to taxes that arises prior to the effective time of the Merger;
•	sell, assign, license, transfer, convey, lease or otherwise dispose of any intellectual property, other than in the ordinary course of business;
•	fail to pay any maintenance or similar fees, or fail to take any other appropriate actions as necessary, to prevent the abandonment, loss or impairment of SMI’s intellectual property;
•	engage in any new business, invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other person or introduce any material change with respect to the operations of SMI and its subsidiaries; or
•	agree to take any of the foregoing actions.

Preparation of Proxy Statement/Prospectus and Stockholders Meeting

SMI agreed, as promptly as reasonably practicable after executing the Merger Agreement, to prepare and file with the SEC this proxy statement/prospectus relating to the special meeting of our stockholders and the issuance of shares of Symmetry Surgical to adopt and approve the Merger Agreement, and to file any additional documents that may be required by the SEC between the date of the Merger Agreement and the effective time of the Merger. SMI also agreed to call a special meeting of stockholders to be held as promptly as reasonably practicable after executing the Merger Agreement to seek approval for the Merger.

Access to Information and Confidentiality

Pursuant to the Merger Agreement, SMI agreed to give Tecomet, Acquisition Sub and their respective representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts and records and to cause SMI’s representatives to provide access to such information as Tecomet or Acquisition Sub may reasonably request and to permit Tecomet and Acquisition Sub to make such non-invasive inspections as they may reasonably request, subject to certain limitations. Tecomet and Acquisition Sub agreed to hold any information received from SMI in confidence.

Other Acquisition Proposals

Upon executing the Merger Agreement, SMI agreed to immediately cease any solicitation, discussion or negotiation with any person with respect to any acquisition proposal (as defined below). In addition, SMI agreed that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or knowingly facilitate the submission of any acquisition proposal or engage in negotiations with respect thereto;
•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement relating to an acquisition proposal; or
•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Tecomet or Acquisition Sub, the recommendation of the SMI board of directors for the adoption and approval of this Agreement (all of the above items being referred to as a “change of board recommendation”).

However, if SMI receives an written acquisition proposal that the SMI board of directors believes to be bona fide and the SMI board of directors determines that such acquisition proposal constitutes (or is reasonably likely to lead to or result in) a superior proposal, or that failure to take action would reasonably be expected to be inconsistent with the SMI board of directors’ fiduciary duties under applicable legal requirements, then SMI may furnish information with respect to SMI and its subsidiaries to the person making such acquisition proposal and its representatives and engage or participate in discussions or negotiations regarding such acquisition proposal. SMI will not disclose any material non-public information to such person unless SMI enters into a confidentiality agreement with substantially similar confidentiality provisions, in the aggregate, as those in SMI’s confidentiality agreement with Tecomet. SMI is required to provide to Tecomet any material non-public information concerning SMI or its subsidiaries provided or made available to such other person that was not previously provided or made available to Tecomet.

In making such determination of whether an acquisition proposal constitutes a superior proposal, the SMI board of directors must determine in its good faith reasonable judgment (after consultation with outside legal counsel and its financial advisors) that the terms of such acquisition proposal are superior to the holders of SMI common stock, from a financial point of view, to the terms of the Merger Agreement, taking into account at the time of determination all financial, legal, regulatory and other aspects of such acquisition proposal, including the ability of the person making such proposal to consummate the transactions contemplated thereby, and of the Merger Agreement, including any changes to the terms of the Merger Agreement committed to by Tecomet to SMI in writing in response to such proposal or otherwise.

Notwithstanding the foregoing, if prior to obtaining stockholder approval of the Merger Agreement, SMI receives a written acquisition proposal that the SMI board of directors believes is bona fide, and the SMI board of directors concludes that such acquisition proposal constitutes a superior proposal, the SMI board of directors may effect a change of board recommendation if:

•	The SMI board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable legal requirements;
•	SMI provides prior written notice to Tecomet at least four business days in advance of its intention to take such action, which notice specifies the terms and conditions of such superior proposal and includes a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents (if there is any amendment to the financial terms or any other material amendment of such superior proposal, SMI must deliver a new written notice to Tecomet and provide a new four business day waiting period);
•	during the four business day notice period, SMI negotiates with Tecomet in good faith to make such adjustments to the Merger Agreement so that such superior proposal ceases to constitute a superior proposal;

•	after the four business day period has ended, the board of directors of SMI has determined in good faith, taking into account any changes to the terms of the Merger Agreement proposed by Tecomet in response to such superior proposal or otherwise, that such proposal continues to constitute a superior proposal; and
•	if SMI enters into an definitive agreement with respect to the superior proposal, SMI terminates the Merger Agreement and pays to Tecomet the $13.5 million termination fee described under “The Merger Agreement — Termination Fees” below.

SMI has agreed to notify Tecomet promptly (and in any event within 24 hours) in the event that SMI receives any acquisition proposal or written indication by any person that it is considering making an acquisition proposal, which notice will identify the person making the acquisition proposal or indication and the terms and conditions of the acquisition proposal or indication (and will provide Tecomet with copies of any written materials received from such person relating to the acquisition proposal or indication). SMI will keep Tecomet reasonably informed of any material changes in any acquisition proposal or indication, including providing copies of any written correspondence and draft documentation.

An acquisition proposal is defined as any proposal or offer from a third party providing for (i) any direct or indirect acquisition, in a single transaction or series of related transactions, of (a) 20% or more of the assets of SMI, or (b) shares or other equity securities of SMI which together with any other shares or other equity securities of SMI beneficially owned by such person or group, would equal 20% or more of the aggregate voting power of SMI, (ii) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the aggregate voting power of SMI, (iii) any merger, consolidation, business combination, binding share exchange or similar transaction involving SMI pursuant to which any person or group would own, directly or indirectly, 20% or more of the aggregate voting power of SMI or of the surviving entity in a merger or the resulting direct or indirect parent of SMI or such surviving entity, or (iv) any recapitalization transaction involving SMI, other than, in each case, (A) the transactions contemplated by the Merger Agreement or (B) any such offer or proposal related solely to Symmetry Surgical and not including the OEM Solutions Business. A superior proposal is a bona fide written acquisition proposal, as defined above, except that the references in the definition to “20%” are replaced by “50%” that the SMI board of directors determines, in its good faith reasonable judgment, is superior to the stockholders from a financial point of view to the Merger Agreement.

Employee Matters; Employee Bonuses

Pursuant to the Merger Agreement, Tecomet has agreed that, through December 31, 2015, it will maintain for those employees that remain employed by SMI after the Merger (i) base compensation and annual target cash incentive compensation at least as favorable to the employee as he or she received as at the effective time of the Merger and (ii) benefits provided under employee benefit plans of Tecomet or its affiliates that are substantially comparable in the aggregate to the benefits maintained for and provided to such employees as a group immediately prior to the effective time of the Merger.

Immediately prior to the effective time of the Merger, each employee of SMI and its subsidiaries (other than Symmetry Surgical and its subsidiaries) who then participates in SMI’s cash bonus program and who remains employed through the effective time of the Merger will vest in and become entitled to receive a cash payment from SMI, payable on the closing date of the Merger, equal to their respective bonus award, as calculated based on actual performance to date pursuant to the 2014 cash bonus program, and pro rated for the number of days in 2014 he/she worked as an employee of SMI (but not to exceed $4.1 million in the aggregate). For employees of SMI who will be employees of Symmetry Surgical following the closing, SMI will transfer to Symmetry Surgical at the closing an amount of cash equal to the aggregate bonus amount payable to Symmetry Surgical employees, calculated in the same manner (not to exceed $1.6 million in the aggregate).

In addition, in connection with the separation, Symmetry Surgical will assume all employment-related liabilities arising from the employees who will continue as employees of Symmetry Surgical.

Antitrust Approvals

The notification and waiting period requirements of the HSR Act apply to the proposed transaction. SMI and Tecomet filed notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) on August 11, 2014, and received early termination of the associated waiting period on September 3, 2014.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of SMI. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. There can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

Tecomet and SMI have determined that the Merger does not require the filing of information with, or obtaining the approval of, antitrust or competition authorities under any foreign merger control statutes or regulations. Pursuant to the terms of the Merger Agreement, SMI and Tecomet will use their commercially reasonable efforts to obtain approval of the transaction by the Antitrust Division or the FTC under the HSR Act, but in no event will Tecomet or any of its affiliates be required to sell, divest, or dispose of any assets, properties or business having an aggregate value at the time such assets, properties or businesses are proposed to be sold, divested or disposed of, in excess of $2.0 million.

Efforts to Obtain Financing

Tecomet has agreed to use reasonable best efforts to arrange and obtain the financing required to consummate the transactions contemplated by the Merger Agreement. SMI has agreed to use reasonable best efforts to provide cooperation in connection with the arrangement of any debt financing as may be reasonably requested by Tecomet.

Stockholder Litigation

SMI has agreed to promptly notify Tecomet of any legal proceeding commenced or threatened in writing against SMI or any of its affiliates which relate to the Merger Agreement and the transactions contemplated thereby. SMI will give Tecomet the opportunity to participate in the defense or settlement of any securityholder proceeding against SMI and/or its directors relating to the transactions contemplated by the Merger Agreement, and no such settlement will be agreed to without Tecomet’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed).

Conditions to Completion of the Merger

Each party’s obligation to consummate the Merger is subject to the satisfaction of the following conditions or their waiver (to the extent permitted by applicable law):

•	the approval of SMI’s stockholders will have been obtained and is in full force and effect;
•	the registration statement of Symmetry Surgical on Form S-4, of which this proxy statement/ prospectus forms a part, will have been declared effective by the SEC and will not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Symmetry Surgical common stock will have been obtained and will be in effect, and the common stock of Symmetry Surgical will have been approved for listing on the NASDAQ Global Market;
•	the separation of the Symmetry Surgical Business will have been consummated in accordance with the separation agreement;
•	any applicable waiting period under the HSR Act will have expired or been terminated; and

•	no order, injunction or decree issued by any governmental entity of competent jurisdiction preventing the consummation of the Merger will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any governmental entity that prohibits or makes illegal the consummation of the Merger.

SMI’s obligations to consummate the Merger are also subject to the following conditions or the waiver of such conditions (to the extent permitted by applicable law):

•	each of Holdings, Tecomet and Acquisition Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under the Merger Agreement prior to the effective time of the Merger;
•	the representations and warranties made by Tecomet and Acquisition Sub with respect to their organization, authority to enter into the transaction, and absence of undisclosed broker fees will be true and correct in all respects as of the date of the Merger Agreement and at and as of the closing of the Merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and all other representations made by Tecomet and Acquisition Sub will be true and correct (without giving effect to any or limitation as to materiality or Parent Material Adverse Effect) at and as of the closing of the Merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any or limitation as to materiality or Parent Material Adverse Effect) has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and
•	Tecomet and Acquisition Sub have delivered to SMI a certificate, dated as of the closing date, of senior officers of Tecomet and Acquisition Sub certifying to the effect that the conditions set forth above have been satisfied.

“Parent Material Adverse Effect” means any change, effect, event or occurrence, individually or in the aggregate, that has or would reasonably be expected to have a material adverse effect on the ability of Tecomet or Acquisition Sub to timely perform their obligations under the Merger Agreement or to timely consummate the transactions contemplated thereby.

The obligation of Holdings, Tecomet and Acquisition Sub to consummate the Merger is also subject to the following conditions or the waiver of such conditions by SMI (to the extent permitted by applicable law):

•	SMI will have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under the Merger Agreement prior to the effective time of the Merger;
•	(i) the representations and warranties of SMI with respect to organization, organizational documents, authority, no Material Adverse Effect and absence of undisclosed broker fees will be true and correct as of the date of the Merger Agreement and at and as of the closing of the Merger as if made at and as of such time, (ii) the representations and warranties of SMI with respect to capitalization will be true and correct in all respects at and as of the closing of the Merger as if made at and as of such time and (iii) all other representations and warranties will be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect) at and as of the closing of the Merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect) has not and would not, individually or in the aggregate, have a Material Adverse Effect;
•	no Material Adverse Effect will have occurred since the date of the Merger Agreement;
•	there will not be instituted, pending or threatened in writing any proceeding initiated by any governmental entity challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith;

•	the separation agreement, transition services agreement, shared IP cross license agreement, supply agreement and quality agreement will have been executed by the parties thereto and shall be in full force and effect, and the covenants set forth therein to be performed prior to the effective time of the Merger will have been performed in all material respects;
•	the amount of unrestricted cash of SMI and its subsidiaries (other than Symmetry Surgical and its subsidiaries) as of the closing of the Merger will not be less than the aggregate amount of the exercise price of all company equity awards exercised prior to the effective time of the Merger, and SMI will have at least $333,333 in cash and cash equivalents in each of three specified foreign subsidiaries as of the closing of the Merger;
•	the separation of the Symmetry Surgical Business will have occurred in accordance with the separation agreement;
•	SMI will have provided a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3) to the effect that the equity interests in SMI are not U.S. real property interests within the meaning of Section 897(c) of the Code and a notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);
•	as of the closing date of the Merger, the indebtedness of SMI and its subsidiaries (other than Symmetry Surgical and its subsidiaries) will not exceed $170.2 million; and
•	SMI will have delivered to Tecomet and Acquisition Sub a certificate, dated as of the closing date, of a senior officer of SMI certifying to the effect that the first four conditions set forth above have been satisfied.

Termination

•	The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the stockholders of SMI) as follows:
•	by the mutual written agreement of Tecomet and SMI;
•	by either SMI or Tecomet:
º	if any court of competent jurisdiction or other governmental entity of competent jurisdiction has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable (provided that this termination right will not be available to any party if the order, decree, ruling or other action was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement, or if such party has failed to use commercially reasonable efforts to oppose any such order, decree, ruling or other action);
º	if the stockholders meeting (including any adjournments or postponements thereof) has concluded and the approval by the SMI stockholders of the Merger Agreement has not been obtained; or
º	if the Merger is not consummated on or before January 26, 2015 (the “outside date”) (provided that this right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement materially contributed to the failure of the Merger to be consummated on or before such date);
•	by SMI:
º	if Holdings, Tecomet or Acquisition Sub has breached any representation, warranty or covenant contained in the Merger Agreement, or if any representation or warranty of Tecomet or Acquisition Sub has become untrue, in each case, such that the conditions to the closing of the Merger could not be satisfied as of the closing date, if such breach has not been cured within 20 days’ after written notice by SMI to Tecomet (provided that this termination right will not be available if SMI is then in breach of the Merger Agreement in any material respect);

º	in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal (as described in “The Merger Agreement — Other Acquisition Proposals”) prior to the receipt of the Stockholder Approval, provided that SMI has complied with its obligations as described under “The Merger Agreement — Other Acquisition Proposals”;
º	if (i) the marketing period for Tecomet’s debt financing has ended and the conditions to the closing of the Merger have been satisfied, (ii) SMI has irrevocably confirmed that all conditions to closing of the Merger have been satisfied or waived and SMI is ready, willing and able to promptly close the transactions contemplated by the Merger Agreement, (iii) SMI has delivered written notice to Tecomet after the end of the marketing period of the satisfaction or waiver of such conditions and such confirmation and (iv) the Merger has not been consummated within three business days after the delivery of such notice;
•	by Tecomet:
º	if SMI has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of SMI has become untrue, in each case, such that the conditions to the closing of the Merger could not be satisfied as of the closing date, if such breach has not been cured within 20 days’ after written notice by Tecomet to SMI (provided that this termination right will not be available if Tecomet is then in breach of the Merger Agreement in any material respect);
º	if (i) there has been a change of board recommendation, (ii) a tender offer or exchange offer for shares of SMI common stock is commenced prior to obtaining the approval of the SMI stockholders of the Merger Agreement and the board fails to recommend against it, (iii) SMI enters into a definitive agreement with respect to another acquisition proposal (as described in “The Merger Agreement — Other Acquisition Proposals”) or (iv) SMI fails to include in the proxy statement/prospectus its recommendation to the stockholders to vote in favor of the transaction.

Termination Fees

SMI is obligated to pay Tecomet a fee of $13.5 million in the event that:

•	the Merger Agreement is terminated by SMI, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal (as described in “The Merger Agreement — Other Acquisition Proposals”) prior to receiving the approval of the SMI stockholders of the Merger Agreement;
•	the Merger Agreement is terminated by Tecomet because (i) there has been a change of board recommendation, (ii) a tender offer or exchange offer for shares of SMI common stock is commenced prior to obtaining the approval of the SMI stockholders of the Merger Agreement and the board fails to recommend against it, (iii) SMI enters into a definitive agreement with respect to an alternative acquisition proposal (as described under “The Merger Agreement — Other Acquisition Proposals”) or (iv) SMI fails to include in the proxy statement/prospectus its recommendation to the stockholders to vote in favor of the transaction; or
•	(i) an alternative acquisition proposal (as described in “The Merger Agreement — Other Acquisition Proposals”) has been made known to SMI or has been made directly to the stockholders of SMI generally or any person has publicly announced and intention (whether or not conditional or withdrawn) to make an acquisition proposal, (ii) thereafter, the Merger Agreement is terminated by Tecomet or SMI because the approval of the SMI stockholders of the Merger Agreement is not obtained or the Merger is not consummated on or before January 26, 2015, or is terminated by Tecomet because SMI has breached its representations, warranties, covenants or agreements with respect to the treatment of acquisition proposals and (iii) SMI enters into a definitive agreement with respect to, or consummates a transaction contemplated by an alternative acquisition proposal within 12 months of the date the Merger Agreement is terminated.

Tecomet is obligated to pay SMI a fee of $27.0 million in the event that;

•	the Merger Agreement is terminated by SMI because Holdings, Tecomet or Acquisition Sub has breached any representation, warranty or covenant contained in the Merger Agreement, or if any representation or warranty of Teocment or Acquisition Sub has become untrue, in each case, such that the conditions to the closing of the Merger could not be satisfied as of the closing date, if such breach has not been cured within 20 days’ after written notice by SMI to Tecomet (provided that this termination right will not be available if SMI is then in breach of the Merger Agreement in any material respect);
•	the Merger Agreement is terminated by SMI because (i) the marketing period for Tecomet’s debt financing has ended and the conditions to the closing of the Merger have been satisfied, (ii) SMI has irrevocably confirmed that all conditions to closing of the Merger have been satisfied or waived and SMI is ready, willing and able to promptly close the transactions contemplated by the Merger Agreement, (iii) SMI has delivered written notice to Tecomet after the end of the marketing period of the satisfaction or waiver of such conditions and such confirmation and (iv) the Merger has not been consummated within three business days after the delivery of such notice.

Expenses

Pursuant to the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such fees or expenses. In the event the Merger Agreement is terminated by SMI or Tecomet because the stockholders’ meeting (including any adjournments or postponements thereof) has concluded and the approval of the SMI stockholders of the Merger Agreement has not been obtained, then SMI will be required to reimburse Tecomet for its documented expenses in connection with the transactions contemplated by the Merger Agreement up to an aggregate amount in cash not to exceed $1.0 million within two business days following presentation of reasonable documentation setting forth such expenses.

Amendment

The Merger Agreement may be amended in writing by the parties by action taken by or on behalf of their respective boards of directors at any time before or after any approval of the Merger Agreement by SMI’s stockholders but prior to the effective time of the Merger. However, after adoption of the Merger Agreement by the stockholders of SMI, no amendment may be made that by law requires further stockholder approval without such further stockholder approval.

Governing Law

The Merger Agreement is governed by Delaware law.

Specific Performance

SMI, Tecomet and Acquisition Sub have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, SMI agreed that it, Tecomet and Acquisition Sub would be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (in addition to any other remedy which any of them may be entitled to at law or in equity). Notwithstanding the foregoing, SMI can seek specific performance of Tecomet’s obligation (i) to cause the equity financing to fund the Merger and/or (ii) to consummate the Merger only in the event that (a) all of Tecomet’s and Acquisition Sub’s conditions to the closing of the Merger have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the closing or remain subject to the waiver of such conditions at the closing), (b) the marketing period has ended, (c) the debt financing (including any alternative financing that has been obtained in accordance with the merger agreement and satisfies all its conditions) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing, if the equity financing is funded at the closing, and (d) SMI has irrevocably confirmed in a written notice delivered to Tecomet that the closing will occur once the equity financing and debt financing are funded.

In the event SMI is entitled to payment of the reverse break fee, other than with respect to any intentional or willful breaches of the Merger Agreement by Tecomet or Acquisition Sub, our right to receive payment of the $27.0 million fee will be our sole and exclusive remedy in such instance. Upon payment of the reverse break fee, none of Tecomet, Acquisition Sub, or any of their respective affiliates will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

DISSENTERS’ RIGHTS OF APPRAISAL

General

Under Section 262 of the Delaware General Corporation Law, referred to as the DGCL, holders of SMI common stock as of            , the record date, who do not wish to accept the Merger consideration being paid by Tecomet, Inc. as described in this proxy statement may dissent and elect to have the fair value of their shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the spin-off and merger) judicially determined by the Delaware Court of Chancery and paid to the holder in cash (together with interest, if any) in the amount determined to be the fair value, provided that the holder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is provided in its entirety as Annex C to this proxy statement/prospectus. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of SMI common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of SMI common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that any stockholder should exercise his/her rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the adoption of the Merger Agreement at the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice and the copy of the applicable statutory provisions is attached to this proxy statement/prospectus as Annex C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement/prospectus. Failure to strictly comply with the procedures specified in Section 262 of the DGCL timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of SMI common stock, SMI believes that stockholders who consider exercising such appraisal rights seek the advice of counsel. A stockholder who loses his, her or its appraisal rights will be entitled to receive the cash merger consideration.

How to Exercise and Perfect the Appraisal Rights

Any holder of SMI common stock wishing to exercise the right to demand an appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	the holder must not vote the holder’s shares of SMI common stock in favor of the adoption of the Merger Agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement and, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement;
•	as more fully described below, the holder must deliver to SMI a written demand for appraisal of the holder’s shares before the vote on the adoption of the Merger Agreement at the special meeting and all demands for appraisal must be made by such holder, or in the holder’s name, fully and correct, as it appears, with respect to the shares evidence by certificates, on such holder’s stock certificate, or, with respect to shares held in “street name” through a bank, brokerage firm or other nominee, on the stock ledger, and such demands must reasonably inform SMI of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•	the holder must continuously hold the shares from the date of making the demand through the effective date of the Merger; a stockholder who is the record holder of shares of SMI common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the Merger will lose any right to appraisal in respect of those shares; and
•	the holder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the Merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the holder to initiate all necessary action to perfect his, her or its appraisal rights in respect of shares of the SMI common stock within the time prescribed in Section 262 of the DGCL.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights

Only a holder of record of shares of SMI common stock issued and outstanding immediately before the effective time of the Merger is entitled to assert appraisal rights for the shares in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger), and must specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL must mail or deliver a written demand to: Symmetry Medical Inc., 3724 N. State Road 15, Warsaw, Indiana 46582, Attn: Corporate Secretary.

SMI’s Actions After Completion of the Merger

If the Merger is completed, within ten days after the effective date of the Merger, SMI, as the surviving corporation, must send a notice as to the effectiveness of the Merger to each of the former SMI stockholders who has made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted to adopt the Merger Agreement. At any time within 60 days after the effective time of the Merger, any stockholder who did not vote in favor of adopting the Merger Agreement and made a written demand for appraisal in accordance with Section 262 of the DGCL has the right to withdraw the demand and to accept the merger consideration in accordance with the Merger Agreement. Within 120 days after the effective time of the Merger, but not thereafter, either SMI or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of SMI common stock held by all dissenting stockholders. SMI is under no obligation to and has no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that SMI will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Inasmuch as SMI has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective date of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received by SMI and the aggregate number of holders of such shares. SMI must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of SMI common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from SMI the statement described in this paragraph.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to SMI, and SMI will then be obligated, within 20 days after receiving service of a copy of such petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

In the event that the Delaware Court of Chancery determines the holders of our common stock are entitled to appraisal, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will thereafter determine the “fair value” of the shares of SMI common stock at the effective time of the Merger held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the spin-off and merger transaction. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates and book-entry shares.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. SMI and Symmetry Surgical do not anticipate offering more than the cash merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of SMI common stock is less than the cash merger consideration.

Any SMI stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective date of the Merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective date of the Merger).

At any time within 60 days after the effective date of the Merger, any of SMI’s stockholders who have not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration by delivering to SMI a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the Merger will require SMI’s written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the Merger. If SMI does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the Merger Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

MARKET PRICE AND DIVIDEND DATA

SMI common stock is quoted on the New York Stock Exchange under the symbol “SMA.” The historical share information contained in this section does not give effect to the spin-off and merger transaction. The following table sets forth for the periods indicated the high and low per share sales price of our common stock as quoted on the New York Stock Exchange:

	SMA Common Stock
	Low	High
Fiscal year ended December 29, 2012:
First Quarter	$6.41	$8.38
Second Quarter	$6.65	$8.79
Third Quarter	$7.49	$10.11
Fourth Quarter	$8.12	$10.64
Fiscal year ended December 28, 2013:
First Quarter	$9.85	$11.53
Second Quarter	$7.44	$12.83
Third Quarter	$7.76	$9.41
Fourth Quarter	$7.69	$10.12
Fiscal year ending January 3, 2015:
First Quarter	$9.08	$11.11
Second Quarter	$7.78	$10.22
Third Quarter (through September 4, 2014)	$8.63	$10.00

On August 1, 2014, the last full trading day prior to the public announcement of the proposed merger, the closing price per share of SMI common stock, as reported on the New York Stock Exchange, was $8.81. On          , 2014, the most recent practicable date prior to the printing of this document, the closing price per share of our common stock, as reported on the New York Stock Exchange, was $    .

On               , 2014, the most recent practicable date prior to the printing of this document, there were approximately            holders of record of SMI common stock. Prior to the spin-off, SMI held 100% of the outstanding Symmetry Surgical common stock. Prior to the spin-off, there has not been an established public trading market for Symmetry Surgical common stock.

SMI has not paid any cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future. Following the Merger, there will be no further market for SMI common stock.

PERFORMANCE COMPARISON GRAPH

The following graph shows a five-year comparison of cumulative total return, calculated on a dividend reinvested basis, for SMI common stock, the NYSE Composite Index, the RDG (Research Data Group) SmallCap Medical Devices Index and the S&P 500. No dividends have been declared or paid on SMI’s common stock. The graph assumes an investment of $100 in each of the above on December 31, 2008. The stock price performance shown in the graph is not necessarily indicative of future price performance.

*	$100 invested on 12/31/08 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

ADVISORY VOTE ON CERTAIN COMPENSATION (PROPOSAL 2)

Pursuant to Rule 14a-21(c) of the Securities Exchange Act of 1934, SMI is seeking non-binding, advisory stockholder approval of compensation that is payable or could become payable to the SMI named executive officers in connection with the Merger as disclosed under “Executive and Director Compensation —  Quantification of Payments to SMI’s Named Executive Officers” above. This non-binding advisory proposal relates only to the already existing contractual obligations of SMI that may result in a payment to SMI’s named executive officers in connection with, or following, the consummation of the Merger and does not relate to any new compensation or other arrangements between SMI’s named executive officers and Tecomet, or following the Merger, SMI and its subsidiaries.

Accordingly, SMI is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may become payable to the named executive officers of SMI in connection with the completion of the Merger as disclosed in the table “Golden Parachute Compensation” under “The Merger — Quantification of Payments to SMI’s Named Executive Officers,” and further described in the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the Merger proposal. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by SMI’s named executive officers in connection with the Merger is not a condition to the completion of the Merger, nor will it overrule any prior decision or require SMI’s board of directors (or any committee thereof) to take any action, and failure to approve this advisory matter will have no effect on the vote to approve the Merger. Because this vote is advisory only, it will not be binding on SMI. Accordingly, because SMI is contractually obligated to pay the compensation described above, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger is consummated regardless of the outcome of the advisory vote.

The advisory vote on the compensation that may be received by our named executive officers in connection with the Merger will be approved if a majority of the votes cast on such proposal vote “FOR” such proposal. Properly executed proxies will be voted “FOR” the non-binding advisory proposal regarding such compensation, unless otherwise noted on the proxies.

SMI’s board of directors unanimously recommends a vote “FOR” the approval of this compensation proposal.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

If there are insufficient votes at the time of the special meeting to adopt and approve the Merger agreement, including the Merger, SMI intends to propose to adjourn the special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt and approve the Merger Agreement. SMI does not intend to propose adjournment at the special meeting if there are sufficient votes to adopt and approve the Merger Agreement. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to SMI’s stockholders for approval, such approval requires the affirmative vote of a majority of the shares of SMI common stock represented, in person or by proxy, and entitled to vote at the special meeting. SMI’s board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless SMI has received contrary instructions from one or more of the stockholders. SMI will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Investor Relations, Symmetry Medical Inc., 3724 N State Road 15, Warsaw, Indiana 46582, telephone: 574-267-8700. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

SMI STOCKHOLDER PROPOSALS

If the Merger is consummated, SMI will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the Merger is not completed, SMI plans to hold its 2015 annual meeting of stockholders on a date that will be determined by the SMI board of directors.

Proposals of security holders intended to be presented at the next annual meeting of stockholders of SMI, if any, to be held during 2015, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be submitted to our Corporate Secretary at Symmetry Medical Inc., 3724 N State Road 15, Warsaw, Indiana 46582, and received by us a reasonable time before SMI prints its proxy materials for inclusion in its proxy and proxy statement relating to said meeting. Under SMI’s bylaws, in order for a stockholder proposal submitted other than pursuant to Rule 14a-8, and therefore not included in SMI’s proxy materials, to be considered timely, such proposal must be delivered to, or mailed and received at, its principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE SYMMETRY SURGICAL 2015 ANNUAL MEETING

If the merger is consummated, the stockholders who wish to have a proposal considered for inclusion in Symmetry Surgical’s proxy materials for presentation at its 2015 annual meeting of stockholders must submit the proposal to Symmetry Surgical no later than       at its principal executive offices at 3034 Owen Drive, Antioch, Tennessee 37013, Attention: Corporate Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2015 annual meeting of stockholders without inclusion of the proposal in Symmetry Surgical’s proxy materials are required to provide notice of such proposal to Symmetry Surgical at its principal executive offices no later than    . Symmetry Surgical reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

RELATIONSHIP BETWEEN SYMMETRY SURGICAL AND SMI FOLLOWING THE
COMPLETION OF THE SPIN-OFF AND MERGER TRANSACTION

Following the Merger, the relationship between Symmetry Surgical and SMI will be governed by a number of agreements. These agreements include:

•	a separation agreement;
•	a shared IP cross license agreement;
•	a transition services agreement; and
•	a supply agreement and quality agreement.

Forms of the separation agreement, the shared IP cross license agreement, the transition services agreement, the supply agreement and the quality agreement are included in Annex A to this proxy statement/prospectus, and the summaries of these documents that follow are qualified in their entirety by reference to the full text of these documents.

Separation Agreement

The separation agreement provides that SMI will, prior to the effective time of the Merger, contribute, assign, transfer and convey to Symmetry Surgical the capital stock of certain subsidiaries and certain assets related to the Symmetry Surgical Business. Similarly, Symmetry Surgical will assume all of the liabilities relating to the Symmetry Surgical Business. SMI has not made any representations or warranties with respect to any aspect of the Symmetry Surgical assets or the Symmetry Surgical liabilities.

The separation agreement also provides that for a period of ten years from the date of the agreement, Symmetry Surgical may not, directly or indirectly, through one or more of its subsidiaries or otherwise, compete in the business conducted by SMI, defined as the marketing, manufacture or distribution of medical devices, medical instruments, medical sterilization cases or trays, or aerospace products on a contract manufacturing basis for third parties providing such devices, instruments or cases as part of a value-added product offering or providing supply chain management to third party medical device companies, but excluding order to cash services in the U.S. In addition, for a period of three years following the date of the agreement, Symmetry Surgical may not, directly or indirectly, hire or solicit any person who is or was employed by SMI or Tecomet or any of their respective subsidiaries during the twelve months prior to the date of the separation agreement.

Similarly, the separation agreement also provides that for a period of ten years from the date of the agreement, SMI may not, directly or indirectly, through one or more of its subsidiaries or otherwise, compete in the business conducted by Symmetry Surgical, defined as the marketing, manufacture or distribution for sale of surgical hand-held instruments, retractor systems, sterile disposable surgical products and sterilization containers, in each case, for sale directly to hospitals, physician’s offices, surgical centers or other healthcare providers. In addition, for a period of three years following the date of the agreement, SMI or Tecomet may not, directly or indirectly, hire or solicit any person who is or was employed by Symmetry Surgical or any of its respective subsidiaries during the twelve months prior to the date of the separation agreement.

Other matters governed by the separation agreement include provision and retention of records, access to information and confidentiality, obtaining governmental and other third party consents, access to information and indemnification relating to the liabilities of each party.

Pursuant to the separation agreement, Symmetry Surgical and its subsidiaries have agreed to indemnify SMI, its subsidiaries, and their respective directors, officers and employees from and against any and all liabilities relating to, arising out of or resulting from any breach of the separation agreement, the transition services agreement, the shared IP cross license agreement, the supply agreement and the quality agreement, and any failure by Symmetry Surgical to pay, perform or otherwise promptly discharge any of the Symmetry Surgical liabilities. SMI and its subsidiaries have agreed to indemnify Symmetry Surgical, its subsidiaries, and their respective directors, officers and employees from and against any and all liabilities related to, arising out of or resulting from any breach of the separation agreement, the transition services agreement, the shared IP cross license agreement, the supply agreement and the quality agreement, and any failure by SMI to pay, perform or otherwise promptly discharge any of the SMI liabilities. Symmetry Surgical has also agreed to indemnify SMI against any liabilities relating to the Symmetry Surgical information included in this proxy statement/prospectus.

Shared IP Cross License Agreement

Under the shared IP cross license agreement, SMI and Symmetry Surgical have each granted to the other a worldwide, fully-paid, royalty-free, non-transferrable, perpetual, irrevocable license under the shared intellectual property and software that each party will respectively own from the closing date of the Merger, which allocation is effected by the aforementioned separation agreement. The licenses exclude each party’s (as licensor) exclusive fields, which are the core markets that each party, respectively, primarily competes in (in other words, neither party as licensor is extending any rights to the other party as licensee to use the shared intellectual property and software owned by the licensor party in the agreed exclusive field of the licensor party). Conversely, the licenses are exclusive in each party’s (as licensee) exclusive fields. Outside the exclusive fields, the licenses are non-exclusive, meaning each party can freely use the shared IP and software that it is licensing to the other (in any field other than the licensee party’s exclusive field). The agreement thus stipulates that Symmetry Surgical will be prevented from using shared intellectual property and software in certain core markets in which the OEM Solutions Business primarily competes. Similarly, Tecomet and SMI will be prevented from using shared intellectual property and software in certain core markets in which we primarily compete.

Transition Services Agreement

Under the transition services agreement, each of SMI and Symmetry Surgical will provide the other on an interim, transitional basis, with various services, including human resources services, tax support services, IT support and such other services as to which Symmetry Medial and SMI mutually agree prior to the closing of the Merger. The charges for these services are generally based on an agreed upon hourly rate for employee time required to provide such services.

In general, the services will begin on the closing date of the Merger and will cover a period not generally expected to exceed one year following the Merger. The party receiving the services may terminate the agreement with respect to any such services upon 60 days’ prior written notice.

Supply Agreement and Quality Agreement

Under the supply agreement, each of SMI and Symmetry Surgical will provide the other with certain products for a term of five years following the closing of the Merger. Current prices paid by Symmetry Surgical will be frozen for two years, after which time prices will adjust to SMI’s “cost plus 25%” which have already been set and will be in place for three additional years. The supply agreement also includes provisions relating to delivery, returns and recalls of products. The quality agreement sets forth additional agreement with respect to certain quality and regulatory issues relating to the supply of products under the supply agreement.

BUSINESS OF SYMMETRY SURGICAL

The terms “we,” “our,” “us,” “Company,” and “Symmetry Surgical” in this Business section refer to Symmetry Surgical Inc., a Delaware corporation, and its consolidated subsidiaries (and not SMI or any of its subsidiaries) after giving effect to the spin-off and merger transaction unless the context suggests otherwise.

Overview

Symmetry Surgical Inc. is a Delaware corporation headquartered in Nashville, Tennessee. We are a global marketer and distributor of medical devices with some limited manufacturing that focuses on the general surgery market. We offer over 20,000 products and sell primarily to hospitals and surgical centers in the United States and over 100 countries worldwide. Specifically, our current product portfolio includes a broad range of reusable stainless steel and titanium, hand-held reusable general and specialty surgical instruments, single use and disposable instruments, electro-surgery instruments, retractor systems, and containers and sterilization devices sold directly to hospitals and other sites of care.

We expect the global healthcare industry to continue to grow as populations age, access to care in developing nations increases, and treatment advances in medical care are achieved. We also believe that cost containment in healthcare is becoming an increasingly critical issue in both government funded and privately insured populations. At the same time, we believe that there is an expectation of continued improvements in the standard of care and prevention, although there will now be an economic component of the discussion. The global medical device market for treatment devices was estimated to be $247 billion in 2012, with annual growth anticipated in the mid-single digits. Our company competes in the General Surgery market of medical devices, which was estimated in 2008 to become $18 billion by 2013 with annual growth anticipated in the low single digits. The General Surgery market includes the following market segments: Open Surgery Instruments, Minimally Invasive Surgery Instruments, Energy Based and Powered Instruments, Adhesion Prevention Products, Disposable Surgical Supplies, and Medical Robotics and Computer Assisted Surgery. Additionally, other views of this marketplace more specific to general surgical equipment estimate it to be $5 billion in 2013 with the reusable segment to be more than $4 billion. Our primary historical focus has been on reusable general surgery instruments and sterilization containers, a market which we estimate to be $1 billion worldwide, cutting across the Open Surgery, Minimally Invasive Surgery, and Energy segments. Looking ahead, we are planning to expand our target market to include all general surgery devices used across a range of specialties in which we already have a presence, including: Arthroscopy, Bariatric, Colo-Rectal, Neurosurgery, OB/Gyn, Orthopedics, Pediatrics, Spine, Thoracic, Urology, General Surgery, Ophthalmology, Otolaryngology/ENT, Plastics/Reconstructive, Peripheral Vascular, Cardiovascular, Neurovascular, and Endovascular. We intend to focus on devices which are reusable, single-use/disposable, or re-posable, or devices with a reusable handle and disposable active component.

Our management estimates that there are five large players in the global market, with the balance residing in a large number of smaller regional or specialty companies. We expect that market growth will be driven by the following factors:

•	Macro-economics and demographics driving overall hospital procedural growth;
•	Capital investment in new hospital and/or new operating room construction, especially in developing countries;
•	Customer cost pressures increasing the use of reusable or “re-posable” surgical instruments versus single use/disposable; and
•	Innovations that result in a reduction of labor required during surgery, decreased operating room times, or other reductions in costs of service.

Currently, we believe that Symmetry Surgical is the fourth largest reusable general surgical instruments company in the world, with a category market share we estimate to be 8 – 9%, based on our 2013 external sales. We are dedicated to developing high-quality surgical instruments that respond to the needs of clinicians as they arise, making a real difference in the lives of patients. Our broad portfolio brings together the rich history and distinctive product lines of three acquisitions: the surgical instruments and sterilization container devices of

Specialty Surgical Instrumentation (SSI); the electro-surgery instruments of Olsen Medical; and the stainless steel and titanium surgical instruments of Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson.

Our business was established in 1976 as Specialty Surgical Instrumentation, Inc. SMI acquired Specialty Surgical Instrumentation, Inc. in 2007 and added two additional acquisitions, Olsen Medical and the Codman & Shurtleff, Inc. instruments line, to create the Symmetry Surgical division of SMI in 2011. Symmetry Surgical Inc. was incorporated in July 2014 as a wholly-owned subsidiary of SMI.

In 2011, we acquired certain assets of Olsen Medical, a division of PSC Industries, Inc. Olsen Medical manufactures a full line of single-use and reusable bipolar and monopolar forceps, cords, electrosurgical pens/pencils, electrodes, and accessories.

Also in 2011, we acquired the surgical instruments product portfolio from Codman & Shurtleff, Inc., a subsidiary of Johnson & Johnson. The assets acquired in this transaction included certain U.S. and German-based personnel, as well as inventory, intellectual property, trademarks, regulatory approvals, and an instrument procurement center located in Tuttlingen, Germany. As part of the transaction, we received transition services from the seller. The majority of these services, including U.S. distribution, global quality and regulatory, and distribution in select countries outside the U.S., terminated in September 2012. Distribution services continued in the majority of international markets through mid-year 2013 when the transfer of regulatory approvals and local distributor representation was scheduled to occur. The addition of this product portfolio allowed us to offer a broader array of medical instruments and related products, expand our global distribution, increase our intellectual property, trademarks, and regulatory approvals, and obtain an instrument procurement center and personnel located in Tuttlingen, Germany.

Products from both of these acquisitions are now sold by Symmetry Surgical’s sales force in the U.S. and internationally through country-specific distributors. In 2013, we further expanded our ability to provide global supply chain management and international commercial operations with the opening of our Symmetry Surgical Switzerland subsidiary based in Schaffhausen, Switzerland. As of August 25, 2014, Symmetry Surgical employed approximately 175 people around the world, with dozens of independent distributors to supplement this team.

From 2012 to 2014 we executed on the integration of our 2011 acquisitions. This process included the establishment of a new global distribution center at our Nashville, Tennessee headquarters, the implementation of a new ERP system for order to cash and supply chain processing, label changes for all acquired products, the establishment of a global distributor network, the integration of an instrument quality and procurement facility in Tuttlingen, Germany, the integration of the Olsen Medical Louisville, Kentucky instrument finishing and packaging facility, and the initiation of cross training our direct selling force in the United States. Additionally, in 2013, we began the process of establishing country-specific regulatory approvals for those of our legacy products which were not historically sold outside the U.S. We also engaged in the education and training of our international distributor network and made our first Symmetry Surgical comprehensive catalog available to the U.S. and international markets.

Symmetry Surgical currently operates as the surgical supply segment of SMI. After the spin-off in connection with the Merger, we will operate as an independent company.

In connection with the Merger, 100% of the outstanding shares of common stock of Symmetry Surgical will be distributed to holders of SMI common stock in partial redemption thereof. Completion of the spin-off in connection with the Merger is subject to certain conditions, including that the holders of a majority of SMI issued and outstanding shares of common stock have voted in favor of adopting the Merger Agreement. See “The Merger” for a description of the spin-off and merger transaction. Symmetry Surgical’s products are common to a wide range of surgical procedures, enabling clinicians to expose, grasp, cut, clamp, and repair during virtually all types of surgery, as well as clean and sterilize following surgery. They are subject to our quality standards and are only made available to the commercial marketplace after passing inspection tests and obtaining appropriate regulatory approvals. Our collective one-hundred-year-plus heritage is well represented by our brands which we believe are respected by clinicians and hospital customers and are backed by intellectual property.

Our U.S.-based marketing team collaborates with internal and external engineers and product developers to create a product pipeline that addresses unmet needs for the surgical specialties which we serve in the product categories in which we compete. Our new product development team also collaborates with surgeon innovators to develop products that fill needs and are well-suited to surgeons’ preferences. Once product designs are finalized, they are sourced by Symmetry Surgical from a broad range of instrument manufacturers in the U.S., Germany, and other regions of the world, or manufactured internally if appropriate.

Commercial demand is generated by both direct sales representatives and geographically defined authorized distributors in the U.S. as well as local market distributors outside the U.S. Symmetry Surgical does not maintain a direct sales force outside the U.S., although we have established regionally-based business development teammates to collaborate with country-based distributors to generate demand and reinforce Symmetry Surgical’s standards for marketing, sales, and compliance. Sales outside the U.S. are accomplished through authorized distributors who purchase products from us and then sell the products to the final customer and are accountable for inventory and accounts receivable in local markets. In the U.S., our direct representatives are compensated in a variety of manners, but primarily via commission. U.S.-based distributors are compensated via commission for sales processed by Symmetry Surgical. Customer orders are received by customer service in the U.S. or Switzerland based on their source. U.S. customer and global distributor orders are physically processed at our Nashville, Tennessee headquarters and distributed by third party carriers and freight forwarders worldwide.

Mission/Vision

Our mission is to be the future of surgical instruments. Our goal, through organic growth and acquisition, is to grow into a company with stronger gross margins that delivers consistent cash flow and is recognized for being customer centric and developing high-quality surgical instruments that respond to the needs of clinicians — making a real difference in the lives of patients and the economics of care. We believe we can deliver on this goal by achieving our aspirations and capitalizing on what we believe to be our competitive advantages.

We are dedicated to improving patient clinical and economic outcomes and delivering exceptional quality and service to our customers. We are collaborative with our customers, responding directly to clinician and provider needs with new innovations that help them deliver exceptional care in a total value environment. We will strive to be more responsive than our competition, which often consists of minor divisions in much larger corporate entities.

Strategy and Approach

We aspire to:

•	Be recognized as a leading global medical device company that is customer-centric and brand-driven, with a unique clinical and health economic focus on surgical instruments needed routinely in operating rooms, surgery centers, and sites of care that are not reimbursement specific.
•	Create an attractive environment for our engaged employees that is appealing and challenging, while providing opportunities for empowerment and growth that makes us an employer of choice with a culture that is data, process, compliance, and results focused, action oriented, accountable, proud and innovative.
•	Provide flawless quality and global regulatory registration and compliance with integrated quality systems and excellent supplier quality management.
•	Earn long-term customer loyalty through engaging customer experiences.
•	Achieve sustained profitable growth by innovating and launching new products, gaining market share through our sales and professional education efforts, in-licensing new products and Alliance Partners Products, and seamless integration of acquisitions.
•	Be a recognized acquirer and integrator with the talent and infrastructure to drive the benefits of acquisitions quickly.
•	Manage an advanced supply chain built on lean thinking and continuous improvement that maximizes customer service and achieves competitive costs and cash flow generation while managing a comprehensive instrument and device portfolio.

•	Nourish enduring brand health through a differentiated portfolio of products and services that deliver economic and clinical value accomplished through external and internal innovation developed and brought to market on a consistent, predictable rhythm.

We intend to focus our energies in the following areas, which we believe will create competitive advantage:

•	A Direct Sales Channel in the U.S. We believe our talented sales and professional education Teammates will build long term relationships with a wide range of customers — clinicians, operating room directors, sterile processing, and materials management — with an offering based on total value, customer centric responsiveness, and training to drive market share growth.
•	Strategic Relationships With GPOs and Large Integrated Delivery Network Hospital Customers Through Access to Key Decision Makers. We believe our breadth and expansive scope of products positions us as an important partner with our customers in reusable general surgical instruments and other general surgery products. We believe this position will give us access to key decision makers with whom we intend to continue to build strategic relationships and serve their multiple members and sites of care.
•	Sales Synergies by Cross-Selling Products and Offerings. Symmetry Surgical offers over 20,000 products to our global customers. We believe we can leverage the sales synergies created by this expansive product offering — and complementary additions — to generate increased revenue.
•	Broad Portfolio of Products and Trusted Brands. We believe our extensive product portfolio and distribution capability allow us to meet our customers’ needs across numerous locations (one of our larger U.S. customers has over 1,400 locations) on a timely basis from our distribution center located in the logistics hub of the U.S. We believe our breadth and scope of products allows our customers to reduce their number of suppliers and streamline their procurement. We believe our trusted brands, which include Bookwalter®, Greenberg®, Olsen®, Magna-Free®, The Ultra System®, Access Surgical International®, Classic®/Classic Plus®, Opti-Length® and RapidClean®, are attractive as physician preference items. Our products capitalize on our portfolio of patents and trademarks.
•	Quality and Regulatory Compliance. Our quality systems are based upon and in compliance with International Organization for Standardization (ISO) requirements and, where applicable, United States Food and Drug Administration (FDA) regulations. We believe our level of quality and regulatory compliance systems meet or exceed our customers’ expectations.
•	Global Reach. Commercial demand is generated by scores of geographically defined authorized distributors in over 100 countries worldwide.
•	Rationalized and Reliable Supply Chain. Under the direction of Symmetry Surgical Switzerland, our Tuttlingen, Germany facility provides sourcing and quality services for products procured in Germany, as well as other regions of the world through strategic suppliers. We will strive to build a lean supply chain that achieves high service levels, with optimal working capital investment and competitive margins.
•	Innovation. We believe our product portfolio will continue to expand through the addition of products identified to solve our customers’ unmet needs — both clinical and economic. We intend to collaborate with surgeons to innovate, design, develop, prototype, source, register, and market proprietary products based on intellectual property.
•	Increased Presence In General Surgery By Diversifying Our Revenue Base and Expanding Our Sales Channels to Market. We believe we have a large footprint in the acute care surgical instruments market and a presence in a wide array of surgical interventions — both domestically and abroad. We believe we will continue to grow our go to market channel by serving adjacent clinicians beyond the operating room setting, operating room directors, hospital material managers, and hospital central sterilization in the acute care market as well as expanding to other sites of care.

•	Continue to Expand Our Offerings Through External Collaboration. We believe that our current portfolio, U.S. direct sales force, professional education capabilities, and global customer access offer new and innovative medical companies a meaningful channel to market their products, enabling us to realize revenue through licensing, distribution agreements, or acquisition. We will look to expand our offerings across the general surgery market and plan to be an acquirer/licensor of strategically appropriate companies and products.
•	Being Responsive. We will strive to be more responsive to our customers’ needs than our competition, which in many cases are relatively small divisions in much larger companies.

Products Overview — General Surgical Instruments and Related Products

We manage our business in one segment but report on revenue by two categories:

•	Proprietary Products, which include:
º	Retractor Systems, which include the original, market-leading Bookwalter® retractor system and Greenberg® neurosurgical retractor systems. Additionally, our Reveal Lumbar, ACF and LoPro ACT retractors provide a wide variety of blades for any spinal procedure, increasing visualization and minimizing tissue interference. Our Vision Retractor Systems conform to patient anatomies and offer unparalleled versatility in frame positioning.
º	Electrosurgery, which includes the Olsen Medical line of bipolar and mono polar single-use and reusable instruments, including the Midas Touch® non-stick coating as well as attachment configurations for most generators.
º	Containers & Sterilization Devices, which include the market leader in immediate-use sterilization, the Flash Pak®, which was designed specifically to allow delivery of sterile instruments to the point of care within minutes of sterilization. We also offer a range of products including the Quad-Lock® container system, developed to address system security, and The Ultra System®, designed to meet needs for durability in a lightweight container system.
º	General and Specialty Instruments are offered in one of the most comprehensive portfolios of general instrument devices in the industry — carrying innovative, hard-to-find products across a range of surgical interventions.
•	Alliance Partners Products, which include complementary products offered by other manufacturers which Symmetry Surgical distributes, primarily in markets within the United States. Today, this includes products used in surgical lighting, laparoscopic surgery, and ligation.

We believe our collective heritage is well represented by our brands (which include Symmetry®, Bookwalter®, RapidClean®, Classic Plus® and Classic®, Microsect®, Olsen®, Secto®, Opti-Length®, Magna-Free®, Access Surgical International®, Greenberg®, Riley Medical®, Quad-Lock® and The Ultra System®). We believe that these brands are respected by clinicians and hospital customers and they are all backed by intellectual property. There are over 20,000 products available in our printed catalog.

We offer ancillary products as well, including sterilization containers, disposable instrumentation, fiber optic light sources and non-toxic enzymatic detergents, all of which are complementary to our instruments and retractors, as well as synergistic to our call points and enable us to comprehensively meet customer needs.

Competition

Our business competes with divisions of large, multi-national branded medical device companies including the Aesculap division of B. Braun Medical, Inc., V. Mueller, a division of CareFusion, Jarit/Miltex, the surgical instrument division of Integra Life Sciences, Karl Storz, as well as hundreds of smaller, independent suppliers of specific instruments located throughout the world. We compete with our larger competitors on the basis of product quality, breadth of product offering, reputation for sourcing from quality manufacturers, clinically trained sales force, training/education, product performance, value/cost relationship, product availability, innovation, and responsiveness to tender opportunities and other customer needs. We compete with the smaller independent competitors on the basis of breadth of product offering, clinically trained sales force, training/education, product quality, product performance, value/cost relationship, product availability, innovation, and responsiveness to tender opportunities and other customer needs. We also compete with substitute devices such as re-processed single use instruments or substitute therapies.

Research & Development

In response to a product portfolio roadmap created by our strategic marketing team in our innovation process, our Research and Development Teammates design, develop, prototype, source (in collaboration with our Supply Chain Team), regulatory register (in collaboration with our Quality and Regulatory Team), develop training and education materials (in collaboration with our Professional Education Team), and prepare proprietary products for market. Our engineers and product developers strive to create products and capabilities that address unmet clinical, employee satisfaction, patient satisfaction, and economic needs in the surgical specialties and sites of care which we serve. We focus on products which are regulated as Class 1 or 510K devices in the United States and require a less significant investment in research and development. We aim to invest approximately 1% of revenue in product development efforts. We can collaborate with surgeon innovators from conception through launch to ensure that our products will meet the needs of healthcare providers in the clinical setting. We compensate health care professionals for their contributions of intellectual property or consulting services in the product development process consistently with our healthcare compliance guidelines and all applicable laws and regulations. Additionally, we will collaborate with external design and development firms as well as strategic suppliers in the innovation process.

Intellectual Property

We rely on a combination of patents, together with non-disclosure and confidentiality agreements, to establish and protect the proprietary rights in our technologies and products. Our current intellectual property portfolio is comprised of 87 issued and 44 pending U.S. and non-U.S. patents (including in-licensed patents) and 50 issued and pending U.S. and non-U.S. trademarks. We have been issued 71 U.S. patents and 45 U.S. trademarks and have 29 pending U.S. patent applications and one pending U.S. trademark application. We have also sought intellectual property protection outside of the United States and have been issued 16 patents and 20 trademarks internationally, and we have 15 pending foreign patent applications and 31 pending foreign trademark applications. Our patents and patent applications cover the following areas of our technology:

•	Branded Containers and Sterilization Devices;
•	Electro-surgery;
•	Branded Retractors Systems; and
•	Specialty Instruments.

Our current patents expire between September 22, 2014 and September 13, 2032. We actively monitor our intellectual property by periodically reviewing new developments to identify extensions to our patent portfolio and employ external patent attorneys to assist us in managing our intellectual property portfolio.

Some of the intellectual property used in our business will be cross-licensed on a perpetual royalty-free basis from our former parent company, SMI, after the closing of the Merger. Intellectual property that we own and that is licensed to SMI cannot be used in a manner which is competitive with Symmetry Surgical. Both companies’ use of the intellectual property is governed by the shared IP cross license agreement described under “Relationship Between Symmetry Surgical and SMI Following the Completion of the Spin-off and Merger Transaction.”

The following are representative of our registered trademarks, and we believe that all of these provide significant value via customer recognition and perception: Symmetry®, Bookwalter®, RapidClean®, Classic Plus® and Classic®, Microsect®, Olsen®, Secto®, Opti-Length®, Magna-Free®, Access Surgical International®, Greenberg®, Riley Medical®, Quad-Lock® and The Ultra System®.

While we believe our patents are valuable, we believe our knowledge, experience, proprietary and trade secret information, manufacturing processes, product design and development staff and sales staff have been equally or more important in maintaining our competitive position. We seek to protect our non-protected know-how, trade secrets, processes and other proprietary confidential information principally through confidentiality, non-compete and invention assignment agreements.

Government Regulation

We are a manufacturer and marketer of medical devices, and therefore are subject to governmental regulation (including the Food and Drug Administration and the Center for Medicare Services in the United States, and other United States and international agencies). We are also subject to federal, state and local environmental laws and regulations governing the emission, discharge, use, storage and disposal of hazardous materials and the remediation of contamination associated with the release of these materials at our facilities and at off-site disposal locations. We are also subject to various other environmental, transportation and labor laws as well as various other directives and regulations both in the U.S. and abroad.

We maintain a regulatory program to assure compliance with all applicable U.S. and international regulatory standards and directives with regard to our business. Our regulatory program focuses primarily on minimizing any risks associated with noncompliance with requirements or standards that could impact our products’ fit, form and function (including design, manufacture, testing, labeling, promotion and sales of the devices, maintenance of records, and traceability). We also place great emphasis on maintaining and following effective auditing practices and procedures to assure compliance with all internal and external standard operating procedures and 510(k) process requirements. The vast majority of our products are Class I or 510(k) devices. Finally, we conduct ongoing due diligence to monitor and assure compliance with all country of origin requirements, import and export, certifications with regard to international regulatory agencies, and customer complaints/product defects.

Manufacturing and Materials

We perform limited manufacturing and packaging in the U.S. at our Louisville, Kentucky and Nashville, Tennessee facilities and operate quality and procurement centers in the U.S., Switzerland, and Germany, all under the leadership of our Swiss subsidiary. These centers engage with suppliers to manufacture to our specifications. Our manufacturers use raw materials, including stainless steel, plastic, titanium, and various other components in the manufacture of our products. We currently acquire certain services, materials, products or other assets from third parties and outsource certain aspects of our business.

Customers

Products are sold primarily to the tertiary hospital operating room environment, although increasingly growth is coming from a migration of site of care to ambulatory surgery centers and physician offices for select procedures. We believe that our well established customer relationships — based on total value, responsiveness, and training — with Group Purchasing Organizations, Integrated Delivery Networks, hospital materials management, operating room directors, and clinicians has positioned us to drive growth. In the U.S. we sell through a combination of direct representatives and authorized dealers (who do not take title to the products) in specific geographies. Internationally, we sell through country specific distributors who take title and represent us in their respective local markets.

During fiscal 2013, we sold products to approximately 4,560 customers. We have relationships with several group purchasing organizations with sales on their contracts representing, in aggregate, 17.1% of revenue in 2013 and 19.2% of revenue in 2012. We went from no sales eight years ago, to $88.9 million in sales in 2013. See Note 14 of the combined financial statements for additional customer segment information.

We sell our products to customers both domestically and in over 100 countries outside the U.S. Approximately 88.1% and 11.9%, respectively, of our revenue in fiscal 2013 and approximately 85.2% and 14.8% of our revenue in fiscal 2012 was from sales to customers in the United States and internationally, based on the location of the customer to which we shipped our products.

Sales and Marketing

Our sales and marketing efforts emphasize the quality, clinical performance, and comprehensive breadth of our product line. Sales and marketing personnel are predominantly located in the U.S., although we have regionally-based business development leaders to assist in driving growth through our global network of distributors. U.S. sales are through a combination of direct representatives and distributors who generate demand which is fulfilled directly by Symmetry Surgical. Our hospital customers include clinicians, Operating Room Directors, hospital Materials Management, hospital Central Sterilization, multi-hospital strategic sourcing entities, and Group Purchasing Organizations. Additionally, we are generating demand in ambulatory surgery centers, physician’s offices, and other evolving sites of care through our e-commerce efforts. Our commercial focus capitalizes on: tender opportunities for new or updated operating rooms where customers seek to outfit a full range of capabilities, new surgeons or new services being added to an existing operating room that require a specific clinical focus of instruments, introduction of specialized clinical innovation and new products, and replacement of existing products which have reached the end of their life cycle. Our customer interactions often involve training and education in the use of our products. Our sales personnel are technically trained and are based in the territories they serve. This enables us to be responsive to the needs of our customers and actively involved in the planning and developing of future opportunities.

Quality Assurance

We maintain a comprehensive quality assurance and quality control program, which includes the control and documentation of all product specifications, material specifications, operating procedures, equipment maintenance and quality control methods. Our quality systems are based upon FDA requirements and the ISO standards for medical device manufacturers. We believe that all of our facilities are currently in substantial compliance with regulations applicable to them. For example, for our U.S. and German facilities these regulations include the current good manufacturing practice regulations and other quality system regulations administered by the FDA. Our facilities in Louisville, Kentucky, Nashville, Tennessee, and Tuttlingen, Germany are currently ISO 13485 and registered and subject to inspection by the FDA. Our facility in Nashville, Tennessee was inspected by the FDA in 2014 and did not receive any Form 483 observations. Our U.S. facilities have also obtained Certificates of Foreign Government (CFG), which are required for importing medical devices to many foreign markets, and Canadian Medical Device Regulations (CMDR) certificates, certifying them to the Canadian Medical Devices Conformity Assessment System, which is a prerequisite for incrementally acquiring device licenses from Health Canada.

All aspects of the supply chain are integrated into our overall quality system. Our suppliers are evaluated and audited to assure compliance with all international trade compliance quality standards. Relative to our manufacturing processes, we maintain and adhere to specific standard operating procedures within our quality systems to ensure compliance with our requirements for our products. The suppliers we utilize in the distribution process are evaluated to assure compliance with all international trade compliance quality standards.

Regulatory Compliance

We maintain an effective regulatory program to assure compliance with all applicable U.S. and international regulatory standards and directives applicable to our business. Our regulatory program focuses primarily on minimizing any risks associated with noncompliance with requirements or standards that could impact our products’ fit, form and function. We also place great emphasis on maintaining and following effective auditing practices and procedures to assure compliance with all internal and external standard operating procedures and 510(k) process requirements. Finally, we conduct ongoing due diligence to monitor and assure compliance with all country of origin requirements and certifications with regard to international regulatory agencies.

Employees

As of August 25, 2014, the Symmetry Surgical Business had 171 employees of which 166 are full-time employees and five are part-time or seasonal. None of our U.S. employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relations with our employees to be good. Upon the completion of the spin-off and merger transaction, we expect to hire five additional employees who currently work for SMI, for a total of 176.

PROPERTIES OF SYMMETRY SURGICAL

We lease approximately 43,000 square feet in Antioch, Tennessee, a suburb of Nashville, for our corporate headquarters and warehouse space. The term of the lease lasts until May 2015, with an option to renew for two successive three year terms. We also lease approximately 25,000 square feet of warehouse and light manufacturing space in Louisville, Kentucky pursuant to a lease that is due to expire in September 2018. In addition, we lease approximately 5,400 square feet of warehouse space in Tuttlingen, Germany, pursuant to a lease that is due to expire in January 2019. We also lease approximately 900 square feet of space for our office in Schaffhausen, which may be terminated at any time upon six months’ prior notice. Finally, we lease approximately 4,500 square feet of office space in Fort Wayne, Indiana under a lease that expires in July 2019.

Location	Principal Use	Approximate Square Footage	Own/ Lease
Louisville, Kentucky	Instrument finishing and packaging operation	25,000	Lease
Nashville, Tennessee	Medical products distribution; Symmetry Surgical administrative headquarters	43,000	Lease
Schaffhausen, Switzerland	Symmetry Surgical non-U.S. customer service and global supply chain management	900	Lease
Fort Wayne, Indiana	Corporate offices: finance, legal and IT	4,500	Lease
Tuttlingen, Germany	Instrument procurement and quality center	5,400	Lease
	Total square footage	78,800

LEGAL PROCEEDINGS

Under the terms of the separation agreement between us and SMI, we are responsible for all liabilities of SMI arising prior to the Merger relating to the Symmetry Surgical Business.

In September 2013, Xodus Medical Inc., Alessio Pigazzi and Glenn Keilar filed suit against Prime Medical, LLC, or Prime, and Symmetry Surgical Inc. in the United States District Court for the Western District of Pennsylvania under cause number 2:13-cv-01372-AJS. In the lawsuit Xodus alleged that Prime, a manufacturer of products Symmetry Surgical distributes, had infringed on two of its patents, US Patent No. 8,511,314 and US Patent No. 8,464,720, which we refer to as the “Xodus Patents,” and that Symmetry Surgical was liable to it for damages for selling products that infringed on the Xodus Patents. At present the lawsuit is stayed pending the outcome of the US Patent and Trademark office’s review of the validity of the Xodus Patents. On February 24, 2014 the USPTO found substantial questions regarding the patentability of the Xodus Patents and on July 10 the USPTO rejected both of the Xodus Patents. Xodus has not taken further action as of the date of this filing.

MANAGEMENT OF SYMMETRY SURGICAL

The following table sets forth the name, age as of August 1, 2014 and position of each executive officer and director of Symmetry Surgical following the completion of the spin-off and merger transaction.

Name	Age	Position
Thomas J. Sullivan	50	Director, Chief Executive Officer
Fred L. Hite	46	Senior Vice President, Chief Financial Officer and Investor Relations Officer
Ronda L. Harris	43	Chief Accounting Officer
David C. Milne	47	General Counsel, Chief Administrative Officer, Corporate Secretary and Chief Compliance Officer
James S. Burns	67	Director
Robert G. Deuster	64	Director
John S. Krelle	62	Director
Francis T. Nusspickel	73	Director
Craig B. Reynolds	66	Director

Symmetry Surgical Directors Following the Spin-Off and Merger Transaction

Thomas J. Sullivan served as a director and President and Chief Executive Officer of SMI since January 17, 2011. Mr. Sullivan joined the company from Johnson & Johnson (“J&J”) where he held several executive and functional leadership roles from 1990, when he joined as an intern, until 2011. In his most recent role at J&J, Mr. Sullivan was the President of the Supply Chain & Business Process Division of J&J Health Care Systems Inc. From 2005 to 2007, Mr. Sullivan was the President of DePuy Orthopaedics, Inc, a subsidiary of J&J. From 2002 to 2005 he served as President of J&J Medical Products Canada. From 1999 to 2001, Mr. Sullivan served as General Manager for J&J Gateway LLC and Worldwide Vice President of e-Business. Prior to J&J, Mr. Sullivan served in management roles at Bell Atlantic/Verizon. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a B.S. magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh.

James S. Burns served as a director and as a member of the Audit, Governance and Nominating and the Finance and Systems Committees of SMI since the 2006 Annual Meeting of Stockholders. From April 2006 through May 2008, Mr. Burns served as Chairman of the Finance and Systems Committee, and currently serves as the chairman of the Governance and Nominating Committee. Mr. Burns currently holds Executive Chairman and director positions at AssureRx Health, Inc., a personalized medicine company focusing on neuropsychiatric disorders, where he also held the president and chief executive officer positions until naming a successor in July 2014. Mr. Burns served as president and chief executive officer of EntreMed, Inc., a public biotech company developing targeted oncology medications, from June 2004 to December 2008. From 2001 – 2003, Mr. Burns was a co-founder and served as president and as executive vice president of MedPointe, Inc., a specialty pharmaceutical company that developed, marketed and sold branded prescription pharmaceuticals. From 2000 – 2001, he served as a founder and managing director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe, Inc.. From 1993 to 1999, Mr. Burns served as a founder, chairman, president and chief executive officer of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986 – 1981, Mr. Burns served in senior management roles at HealthCare Investment Corporation, Becton Dickinson and Company and Booz & Company, Inc. Mr. Burns has served on multiple private and public company boards, having served as a director of the International BioResources Group and the American Type Culture Collection through the end of 2012, and is currently a Director of Vermillion, Inc. (NASDAQ: VRML). Mr. Burns earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University. He has also earned a NACD Board Leadership Fellow certification. Mr. Burns has over 30 years of experience in industries related to health care products and devices, pharmaceuticals and diagnostics.

Robert G. Deuster has served as a director and as a member of both the Compensation and Organizational and Governance and Nominating Committees of SMI since June 2009. Mr. Deuster also serves on the Audit Committee and has been Chairman of the Compensation and Organizational Committee since April 2012. He is currently the chief executive officer and a board member of Collectors Universe, Inc. (NASDAQ: CLCT). From May 1996 until his retirement in October of 2007, he served as chairman and chief executive officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products. Mr. Deuster also served as president of Newport from May 1996 until July 2004. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, in its Distributed Products Group, Barry Controls Division, APITECH Division and Enerpac Division. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division. Mr. Deuster currently serves on the boards of PICO Holdings (NASDAQ: PICO) and Ondax, Inc., a private optical components company. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973. He also has a strong background in corporate governance, including a Professional Director Certification from the Corporate Directors Group, which he enhances through regular participation in continuing education programs. Mr. Deuster provides, among other things, valuable experience in strategic and tactical initiatives.

John S. Krelle has served as a director of SMI since January 2008. Mr. Krelle serves on the Compensation and Organizational Committee (chairman from 2008 – 2012), is currently Chairman of the Finance and Systems Committee and a member of the Governance and Nominating Committee. Since 2005, Mr. Krelle has served as president, chief executive officer and a board member of Fziomed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials. From 1987 to 2005, he served in various senior capacities for Zimmer Holdings running major business units on three continents. Mr. Krelle was head of business development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopedic company in the world at the time. Prior to that, he ran businesses outside the U.S., including in Asia, Canada and Latin America. During this period, Mr. Krelle lived in Tokyo, Japan and played major roles in the spin-off of Zimmer from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Mr. Krelle earned a B.A. in mechanical engineering from Swindon Technical College and an M.B.A. from Sussex University, U.K. Mr. Krelle also holds an advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Krelle has 30 years of experience in the medical device and pharmaceutical industries, as well as regulatory experience and extensive experience in corporate transactions, finance and product development.

Francis T. Nusspickel has served as a director and as a member of the Audit Committee since the completion of SMI’s initial public offering in December 2004. Mr. Nusspickel is the current chairman of the Audit Committee. He also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees, on which he continues to serve. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. He spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide industry head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former president of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College. Mr. Nusspickel’s service on the Board, and in particular his chairmanship of the Audit Committee, is enhanced by his 35 years of experience in a large, international accounting firm as an audit partner for public company clients. He has also served for four years on the Professional Ethics Committee of the New York State Society of CPAs, three years of which was as its Chairman. Currently Mr. Nusspickel is a member of the AICPA Ethics Trial Board.

Craig B. Reynolds has served as a director of SMI since January 2008, and is currently Chairman of the Board of SMI. From May 2008 through June 2009, Mr. Reynolds served as the chairman of the Finance and Systems Committee and a member of the Governance and Nominating Committee. Mr. Reynolds is currently a member of the Board of Directors of Masimo Corporation (NASDAQ: MASI). He also currently serves as the chief executive officer and a director of Cereve, Inc., a medical company engaged in resolving insomnia issues. Prior to joining Cereve, Mr. Reynolds served as chief operating officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010. Prior to Philips-Respironics, Mr. Reynolds was with Respironics, Inc. (NASDQ: RESP), a company that develops, manufactures and markets medical devices worldwide, beginning in 1998 and served as its chief operating officer and a board member of Respironics, Inc. From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc. (NASDAQ:HDTC), a medical device company, serving for five years as chief executive officer and director. From 1981 through 1992 Mr. Reynolds was with Healthdyne, Inc. (NASDAQ:HDYN) in the positions of Executive VP (1981 – 1983), president of Healthdyne Cardiovascular Division (1984 – 1985) and president of Healthdyne Homecare Division (1986 – 1992). Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University. Mr. Reynolds has strong experience in the medical device industry, which enhances his value to the Board and the company.

Symmetry Surgical Executive Officers Following the Spin-Off and Merger Transaction

Biographical information concerning Symmetry Surgical’s Chief Executive Officer, who also serves as a member of the board of directors, is set forth above under “— Symmetry Surgical Directors Following the Spin-Off and Merger Transaction.”

Fred L. Hite has served as Senior Vice President and Chief Financial Officer of SMI since March 2004. Mr. Hite served in various capacities at General Electric Industrial Systems, including Finance Manager of General Electric Motors and Controls from 2001 to 2004, Manufacturing Finance Manager from 2000 to 2001, and Finance Manager of Engineering Services from 1997 to 2000. From 1995 to 1997, Mr. Hite served as Sourcing Finance Manager and Commercial Finance Analyst at General Electric Industrial Control Systems. From 1990 to 1995, Mr. Hite served in various finance positions at General Electric Appliances. Mr. Hite received a B.S. in Finance at Indiana University, Bloomington.

In 2007, SMI discovered accounting irregularities at its Sheffield, UK operating unit, resulting in a restatement of certain financial reports and an SEC inquiry. In July 2006, Mr. Hite received a status report from SMI’s internal auditor that claimed to have (i) identified problematic transactions at the Sheffield unit, (ii) asserted that Sheffield personnel had not provided requested evidence, (iii) implied the potential presence of deeper accounting issues there and (iv) sought permission to solicit outsourcing proposals from “Big Four” accounting firms to provide internal control testing and financial audits at the unit due to staffing limitations in the internal audit department. Although Mr. Hite provided the report to and discussed the contents with the controller and the independent accounting firm, he did not provide a copy of the report to the audit committee at its next meeting. Following the internal auditor’s resignation shortly thereafter, Mr. Hite hired a new internal auditor and directed her to focus her efforts on the issues at the Sheffield unit. He also subsequently expanded the internal audit department to include four individuals, one of whom is located in the Sheffield facility.

On January 30, 2012, without admitting or denying the SEC’s findings therein, SMI and Mr. Hite consented to the entry of an order in which the SEC found, among other things, that in failing to deliver the internal auditor’s report to the audit committee, Mr. Hite circumvented SMI’s internal accounting controls in violation of Section 13(b)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and was a cause of SMI’s violation of Section 13(b)(2)(B) of the Exchange Act. Pursuant to the order, Mr. Hite agreed to: (i) cease and desist from committing or causing any violation or future violations of Section 13(b)(5) of the Exchange Act and Section 304(a) of the Sarbanes-Oxley Act of 2002, and from causing any violation and any future violation of Section 13(b)(2)(B) of the Exchange Act, (ii) pay a civil monetary penalty, and (iii) reimburse SMI for incentive compensation received during the statutory time period established by the Sarbanes-Oxley Act.

David C. Milne joined SMI in 2009 as Senior Vice President of Human Resources, General Counsel, Corporate Secretary and Chief Compliance Officer. From 2000 through 2009, Mr. Milne was employed by The Steak ‘n Shake Company (NYSE: SNS), where he most recently served as Vice President, General Counsel and Corporate Secretary. After graduating cum laude from the Indiana University School of Law, Mr. Milne practiced with Bose, McKinney & Evans and Scopelitis, Garvin, Light, Hanson & Feary where he concentrated on representing employers in labor and employment law matters. Mr. Milne received his undergraduate degree from Wabash College and his M.A. in English Literature from Indiana University, Bloomington.

Ronda L. Harris joined SMI in 2008 with extensive experience in financial management, planning and implementation of effective financial reporting and financial control processes. Prior to joining SMI, Ms. Harris served as Assistant Controller of General Electric’s Consumer and Industrial Business. Ms. Harris began her career at PricewaterhouseCoopers. She received a B.S. in Accounting from Indiana University and became a Certified Public Accountant in 1997.

Board Composition Following the Spin-Off and Merger Transaction

The Symmetry Surgical board of directors following the spin-off and merger transaction is expected to be identical to the current SMI board of directors. The SMI board of directors currently has six members, five of whom are independent, with Mr. Sullivan being the only non-independent member. The Symmetry Surgical board will have three classes of directors, each of which is to be as equal as possible to the others in number. One class is to be elected at each annual meeting of the stockholders. Following the spin-off, John S. Krelle and Robert G. Deuster will be Class I directors who whose term will expire at the first annual meeting following the spin-off, James S. Burns and Craig B. Reynolds will be Class II directors whose term will expire at the second annual meeting following the spin-off and Thomas J. Sullivan and Francis T. Nusspickel will be Class III directors whose term will expire at the third annual meeting following the spin-off and merger transaction. As of the date of this proxy statement/prospectus, there are no vacancies in any positions on the SMI board of directors.

Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. In accordance with the terms of the Symmetry Surgical certificate of incorporation and bylaws, the authorized number of directors may be changed only by resolution of the Symmetry Surgical board of directors, Symmetry Surgical directors may be removed only for cause by the affirmative vote of the holders of 66  2/3% or more of Symmetry Surgical voting stock and any vacancy on the Symmetry Surgical board of directors, including a vacancy resulting from an enlargement of Symmetry Surgical board of directors, may be filled only by vote of a majority of the Symmetry Surgical directors then in office.

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Symmetry Surgical board of directors, such director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Symmetry Surgical board of directors has determined that all of our directors, other than Mr. Sullivan, are independent directors, as defined by the applicable NASDAQ rules. In making such determination, the Symmetry Surgical board of directors considered the relationships that each such non-employee director has with Symmetry Surgical and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

There are no family relationships among any of the Symmetry Surgical directors or executive officers.

Leadership Structure

The Symmetry Surgical board of directors has chosen to separate the roles of Chairman and Chief Executive Officer. Mr. Reynolds was elected to serve as Chairman of the SMI board of directors in June 2009 and is expected to continue to serve as Chairman of the Symmetry Surgical board of directors following the spin-off and merger transaction. Mr. Sullivan was appointed to serve as the CEO of SMI in January 2011 and is expected to continue to serve as CEO of Symmetry Surgical following the spin-off and merger transaction. The decision to separate the positions of Chairman and CEO rests on the belief that it is the CEO’s responsibility to lead the company and the Chairman’s responsibility to lead the board. Mr. Reynolds and Mr. Sullivan have a strong working relationship that has allowed each to focus on his respective responsibilities and complement each other’s work.

Board Committees

Symmetry Surgical’s board of directors has established four standing committees — Audit, Compensation and Organizational, Governance and Nominating, and Finance and Systems — each of which operates under a charter that has been approved by Symmetry Surgical board of directors. Current copies of each committee’s charter will be posted on the Corporate Governance section of our website, www.symmetrysurgical.com at the time of listing on the NASDAQ Global Market. The composition of each committee will be effective at the time of listing on the NASDAQ Global Market.

Symmetry Surgical’s board has determined that all of the members of its audit committee, the Compensation and Organizational Committee and the Governance and Nominating Committee satisfy the independence standards for such committees established by the SEC and the NASDAQ listing rules, as applicable. In making such determinations, the Symmetry Surgical board of directors considered the relationships that each such non-employee director has with the company and all other facts and circumstances that the board of directors deemed relevant in determining independence, including the beneficial ownership of SMI and Symmetry Surgical capital stock by each non-employee director.

Audit Committee.  The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Audit Committee assists in the Symmetry Surgical board of directors’ oversight of: (1) the quality and integrity of Symmetry Surgical’s financial statements and Symmetry Surgical’s financial reporting processes; (2) the qualifications, independence and performance of Symmetry Surgical’s independent public accounting firm, (3) Symmetry Surgical’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (4) investigations into complaints concerning financial matters and (5) financial and non-financial risks that may have a significant impact on the Symmetry Surgical’s financial statements. In performing these functions, the Audit Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure in its other filings and to retain and terminate our independent auditors and exercise the Audit Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors. The Audit Committee is also responsible for preparing the audit committee report to be included in our proxy statement.

The Audit Committee members are Francis T. Nusspickel, James S. Burns and Robert Deuster. Mr. Nusspickel serves as the Chairman of the Audit Committee. Each member is an “independent director” under applicable NASDAQ listing standards. The board of directors has determined that each is an “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation and Organizational Committee.  The Compensation and Organizational Committee assists the Symmetry Surgical board of directors in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans as well as the organizational effectiveness and succession planning of Symmetry Surgical. The Compensation and Organizational Committee’s principal responsibilities include: (1) reviewing and recommending to the Symmetry Surgical board of directors: (i) the design of Symmetry Surgical’s director and executive officer benefit plans, (ii) material terms of all employment, severance and change of control agreements for our executive officers, (iii) compensation of our board members and (iv) incentive components of our chief executive officer’s compensation and bonus awards; (2) reviewing and recommending to our board of directors the compensation of our executive officers; (3) providing oversight regarding our retirement, welfare and other benefit plans; (4) reviewing NASDAQ, key institutional stockholders, and other applicable compensation policies and guidelines and (5) preparing and discussing with management the compensation disclosure for inclusion in our proxy statement.

The members of the Compensation and Organizational Committee are Robert Deuster (Chairman), John Krelle, and Francis T. Nusspickel. The Compensation and Organizational Committee is composed solely of “independent directors” under applicable NASDAQ listing standards.

Governance and Nominating Committee.  The Governance and Nominating Committee assists the Symmetry Surgical board of directors by identifying individuals qualified to become members of its board of directors consistent with criteria set by the board of directors and developing corporate governance principles. The Governance and Nominating Committee’s responsibilities include: (1) evaluating and recommending candidates for election to our board of directors; (2) reviewing our corporate governance principles and providing recommendations to the board of directors regarding possible changes; (3) establishing procedures for and overseeing the evaluation of our board of directors, committees and management and providing annual assessment reports to the board of directors; (4) reviewing the makeup of our committees and making recommendations of director nominees for each committee; (5) evaluating our chief executive officer’s performance; (6) reviewing succession plans of our chief executive officer and president; and (7) recommending candidates for chief executive officer and other senior executive officers.

Annually, the Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Symmetry Surgical board of directors, and recommends to the full Symmetry Surgical board of directors the individuals to be nominated for election at the Annual Meeting of Stockholders. Nominations to the Symmetry Surgical board of directors may also be submitted to the Governance and Nominating Committee by our stockholders. The nominations put forth by stockholders will be given the same due consideration as nominations made by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Symmetry Surgical board of directors, extends the formal invitation to become a member of the Symmetry Surgical board of directors. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Symmetry Surgical board of directors determines the need for new or replacement Directors, it will seek candidates that are interested in serving and will devote time necessary to understand the importance of corporate governance. The Symmetry Surgical board of directors will seek candidates possessing specific skills and experience that are desirable to supplement the skills and experience of those directors then serving on the board of directors, or whose skills and experience may provide additional expertise and resources relative to the industry in which Symmetry Surgical competes or any issues it is confronting.

The members of the Committee are James S. Burns (Chairman), Robert G. Deuster, and John S. Krelle. The Governance and Nominating Committee is composed solely of “independent directors” under applicable NASDAQ listing standards.

Finance and Systems Committee.  The Finance and Systems Committee assists the Symmetry Surgical board of directors through oversight of budgetary, finance and information systems matters. The Finance and Systems Committee’s responsibilities include: (1) reviewing our financial and fiscal affairs; (2) making recommendations to the board of directors regarding annual budgets, capital expenditures, dividends, financing and fiscal policies; (3) reviewing the financial impacts of major transactions, including but not limited to, acquisitions, reorganizations and divestitures; (4) providing oversight for information technology security and risk; and (5) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

The members of the Finance and Systems Committee are John Krelle (Chairman), James S. Burns and Francis T. Nusspickel.

Executive Sessions.  In accordance with our Bylaws and Corporate Governance Guidelines, the Chairman of the Symmetry Surgical board of directors presides over all executive sessions of the non-management directors, unless the Chairman is the chief executive officer, in which case an independent board member is appointed. Craig B. Reynolds, an independent director, currently serves as Chairman of the board of directors and he presides over all executive sessions of the board of directors. We expect that there will be an executive session at every meeting of the board of directors. Following the completion of the spin-off and merger transaction, Mr. Reynolds can be contacted by interested parties or stockholders by directing correspondence to him at 3034 Owen Drive, Antioch, Tennessee 37013.

Corporate Governance Guidelines

The Symmetry Surgical board of directors has adopted a set of Corporate Governance Guidelines that address the role, function, composition and responsibilities of the board of directors and its committees. A copy of these Corporate Governance Guidelines is available on our Web site, at www.symmetrysurgical.com under the tab “Corporate Governance”, or by writing to David C. Milne, General Counsel, Chief Administrative Officer, Corporate Secretary and Chief Compliance Officer, at Symmetry Surgical Inc., 3034 Owen Drive, Antioch, Tennessee 37013 and requesting a copy. As the operation of the board of directors and its committees is a dynamic process, the board of directors regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by relevant laws, regulations and any rule changes prescribed by the SEC and NASDAQ.

Code of Business Conduct and Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Symmetry Surgical board of directors has adopted a Code of Business Conduct and Ethics that applies to our senior executive officers and to all employees and directors. It is available on our web site www.symmetrysurgical.com under the heading “Investor Relations” and the tab “Corporate Governance” thereunder, or by writing to David C. Milne, General Counsel, Chief Administrative Officer, Corporate Secretary and Chief Compliance Officer, at Symmetry Surgical Inc., 3034 Owen Drive, Antioch, Tennessee 37013 and requesting a copy. We also intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the Code by posting such information on the Symmetry Surgical website, unless a Form 8-K is otherwise required by applicable SEC or NASDAQ rules.

The Board’s Role in Risk Oversight

The Board has primary responsibility for overseeing the company’s risk management and administers its oversight responsibility for risk management directly and through its committees, as follows:

•	The Audit Committee periodically discusses with management our policies and guidelines regarding risk assessment and risk management, including our enterprise-wide risk assessments, as well as our major financial risk exposures and the policies and procedures that management has put into place to monitor and control such exposures. In addition, the Audit Committee periodically receives reports from our Chief Compliance Officer on his assessments of our risk management process and the effectiveness of our systems of internal control. The Audit Committee also annually reviews our Code of Conduct. The Audit Committee meets regularly with the senior personnel performing our internal audit, our General Counsel, Chief Compliance Officer, our independent auditors and our outside counsel to review our policies and procedures regarding disclosures that may impact the financial statements and compliance with applicable laws and regulations and our Code of Conduct. The Audit Committee oversees disclosure controls and procedures, including applicable internal control over financial reporting. In addition, the Audit Committee reviews and discusses the annual report of management on the effectiveness of our internal control over financial reporting. The Audit Committee periodically reviews the monitoring systems that we have implemented with respect to compliance with applicable laws and regulations in order to assess the adequacy and proper operation of our monitoring systems and controls and procedures in bringing to the attention of the Board material compliance risks that we face as it executes on corporate strategy. The Audit Committee meets periodically with our General Counsel and our Chief Compliance Officer, and other senior personnel responsible for compliance with the applicable legal and regulatory requirements.
•	The Compensation and Organizational Committee and the Governance and Nominating Committee oversee risks associated with their respective areas of responsibility, including, without limitation, the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.

•	The Board is kept apprised of each committee’s risk oversight and other activities through a report from each committee Chairman to the full Board. These reports are presented at regular Board meetings and include discussions of committee agenda topics, including matters involving risk oversight.
•	The Board considers specific risk topics, including risks associated with our strategic plan, capital structure, financing, marketing and development activities, operations, litigation, and business affairs. Management routinely informs the Board of, and the Board routinely queries management with respect to, developments that could materially affect our risk profile or other aspects of our business.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

Symmetry Surgical’s business and operations are currently part of the business and operations conducted and controlled by SMI and Symmetry Surgical will only begin operating independently starting at the time of the spin-off. As Symmetry Surgical was not a stand-alone company during the 2013 fiscal year, the disclosure in this section and the tables following it focuses on the compensation paid by, and the compensation programs of, SMI prior to the spin-off as they related to the executive officers listed below (who are referred to as Symmetry Surgical’s “named executive officers”) and the compensation-related decisions made by the compensation and organizational committee (the “SMI Committee”) of SMI’s board of directors. The disclosure also includes a discussion of certain programs that Symmetry Surgical intends to implement in connection with the spin-off as well as the treatment of certain incentive compensation in connection with the spin-off and merger transaction.

The individuals who are listed as Symmetry Surgical’s named executive officers were, until immediately prior to the spin-off, executive officers of SMI. They will become Symmetry Surgical’s employees and executive officers in connection with the spin-off.

Based on their positions with, and compensation earned from, SMI, the following individuals are referred to as Symmetry Surgical’s named executive officers for the 2013 fiscal year:

•	Thomas J. Sullivan, Chief Executive Officer;
•	Fred L. Hite, SVP, Chief Financial Officer and Investor Relations Officer; and
•	David C. Milne, General Counsel, Chief Administrative Officer, Corporate Secretary and Chief Compliance Officer.

Determinations regarding the compensation of Symmetry Surgical’s named executive officers for the 2013 fiscal year were made by the SMI Committee and SMI’s board of directors, after taking into account the recommendations, in certain cases, of its Chief Executive Officer and other named executive officers. Following the spin-off, the newly formed compensation and organizational committee of Symmetry Surgical’s board of directors (the “Symmetry Surgical Committee”) will be primarily responsible for determining the compensation of Symmetry Surgical’s named executive officers. Symmetry Surgical anticipates that following the spin-off, the Symmetry Surgical Committee will continue certain of the compensation programs and practices maintained by SMI, but that it will also take into account differences between the pre-spin-off business of SMI and the operation of Symmetry Surgical as a stand-alone company when making compensation decisions and determining appropriate executive compensation programs and levels of compensation.

Components of Total Compensation Program.  SMI’s total compensation program for Symmetry Surgical’s named executive officers consisted of the following elements in fiscal year 2013:

•	Annual base salary;
•	Annual cash incentive bonuses;
•	Long-term incentive compensation in the form of performance-based restricted stock;
•	Benefits, including group health, life and disability insurance, and 401(k) plan;
•	Use of an automobile; and
•	Certain post-termination compensation pursuant to individual agreements.

To help set compensation programs at levels it considered appropriate, the SMI Committee compared SMI’s compensation practices and levels of pay to an industry peer group. For the 2013 fiscal year, the SMI Committee selected a peer group consisting of the following companies: Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Thoratec Corporation, Wright Medical Group, Inc. and Zoll Medical Corporation. The SMI Committee also subscribed to a data service provided by Equilar, a provider of data regarding public company compensation.

The SMI Committee utilized the data produced by Equilar in its review of the pay practices of those companies in the peer group relative to compensation for the named executive officers.

In evaluating the peer group for 2014, the SMI Committee determined that a number of companies in the legacy peer group had either been purchased, merged or otherwise were no longer public or comparable to SMI. As a result, the data produced by that group appeared to be skewed because of the small sample size and the incomparability of certain companies. Accordingly, in establishing the 2014 peer group, the SMI Committee considered compensation programs and data at comparably sized companies with the same GICS code and comparable revenue levels, based on the 2012/2013 methodology recommendations published by ISS/RiskMetrics. This evaluation resulted in the SMI Committee including the following companies in the 2014 peer group:

• Abaxis	• Exactech	• NxStage Medical
• Accuray	• Gen Probe	• Orthofix International N. V.
• Alphatec Holdings	• GreatBatch	• PhotoMedex
• Analogic	• Insulet	• Thoratec
• AngioDynamics	• Integra LifeSciences Holdings	• Tornier
• ArthroCare	• Masimo	• Volcano
• Cantel Medical	• Natus Medical	• Wright Medical Group
• CONMED	• NuVasive

The SMI Committee obtained and evaluated public data from the Equilar database regarding the various forms and amounts of compensation provided by each of the peer group companies to their executives.

Symmetry Surgical expects that it will, at least initially, provide its named executive officers with the same general components of compensation (other than cash bonuses) as they received from SMI and that its compensation programs excluding base salary will provide similar overall value to its named executive officers as those provided by SMI. However, Symmetry Surgical anticipates that in the future the Symmetry Surgical Committee will develop its own peer group to assist it in making compensation decisions following the spin-off.

Elements of Compensation

Annual Base Salary.  The base salaries paid to Symmetry Surgical’s named executive officers in fiscal year 2013 by SMI are shown in the “Salary” column of the Summary Compensation Table below. In fiscal year 2013, to attract and retain Symmetry Surgical’s named executive officers (who were SMI’s named executive officers at that time), their annual base salaries were targeted at the approximate median of compensation paid to executives with similar levels of experience in the peer group of SMI. The amounts of the annual base salaries payable to Symmetry Surgical’s named executive officers were recommended by the SMI Committee and approved by the independent members of the SMI’s board of directors after considering compensation salary trends and data, overall levels of responsibility, total performance and compensation levels for comparable positions in the SMI peer group. Each of the Symmetry Surgical named executive officers has agreed to accept a reduction of approximately 17% in the amount of base salary paid to him by Symmetry Surgical as compared to his pre-spin-off base salary, with the initial post-spin-off base salaries as follows: Mr. Sullivan: $500,000; Mr. Hite; $308,000 and Mr. Milne, $238,000. These new base salary amounts will take effect at the time of the spin-off and are expected to remain in place until the Symmetry Committee makes a further determination regarding appropriate base salary levels based on considerations such as individual performance, market data and/or retention needs.

Annual Cash Incentive Bonuses.  SMI’s 2013 Cash Bonus Program (the “2013 Cash Program”) was designed to provide a quarterly and annual focus on several areas of vital importance to SMI. It was also designed to encourage retention by requiring participants to be employed by SMI at the time the bonus was paid (typically in February or in March of the following year) in order to be able to earn and receive any amounts under this program. All bonus payouts were subject to final approval by SMI’s board of directors, which considered all aspects of SMI’s performance in determining if bonus payouts were appropriate in light of performance or then-applicable circumstances.

Under the 2013 Cash Program, one-third of each named executive officer’s bonus was tied to performance of particular personal goals and objectives approved by SMI’s board of directors, and the other two-thirds of the bonus was based on SMI’s financial and operational performance. The 2013 Cash Program provided five opportunities to earn 25% of two-thirds of a participant’s bonus based on financial and operational performance (each quarter plus the full year, each of which is referred to as a “Period”). The best four Periods were aggregated to reach the full-year figure. Funding of the bonus pool was determined based on SMI’s achievement of its quarterly and annual targets for non-GAAP earnings per share (“non-GAAP EPS”). Non-GAAP EPS is a non-GAAP financial metric calculated by excluding from net income the impact of amortization of intangible assets and debt issuance costs, asset impairment charges, the net release of reserves for uncertain tax positions, unrealized foreign currency impact on an intercompany loan, stock compensation expense, acquisition-related costs, facility closure and severance costs, Symmetry Surgical catalog distribution, loss on debt extinguishment and other one-time expenses.

SMI’s non-GAAP EPS target for fiscal year 2013 was $0.74; quarterly targets were $0.13, $0.18, $0.21 and $0.22, respectively. To fund the bonus in any Period, SMI was required to achieve at least 75% of its non-GAAP EPS goal for that Period, which would result in the funding of 25% of the target amount. The amount of pool funding would increase by 3% for every 1% increase in non-GAAP EPS above 75%. If non-GAAP EPS for the year exceeded the target, then the pool would grow 4% for every 1% of non-GAAP EPS by which actual performance exceeded target for the year, up to a maximum of 200% of the bonus funding (which would represent achievement of non-GAAP EPS at 125% of target).

If SMI funded the 2013 Cash Program in any Period, then a named executive officer would earn a bonus in a particular Period based on performance in three areas (the “Performance Criteria”): quality, on-time delivery and free cash flow. Quality was measured by the percentage of shipments that were returned for noncompliance or quality-related issues. Free cash flow was calculated by (i) starting with operating cash, (ii) subtracting cash paid for fixed asset additions, (iii) adding or subtracting, as applicable, cash from fixed asset transfers between units and (iv) adding cash from fixed asset sales.

Performance below the target for each criterion, but above a threshold level, would result in a participant earning 50% of this portion of the bonus; performance below the threshold level would result in a participant earning 0% of such portion. The relevant targets and threshold levels for the 2013 Cash Program were: quality — 98.7% target, 97% threshold levels; on-time delivery — 93.3% target, 90% threshold level; and free cash flow — $58 million target, no threshold level.

As mentioned above, the remaining one-third of a participant’s bonus was based on the achievement of personal goals and objectives, which were determined to be important to SMI’s success in fiscal year 2013 and thereafter, and which were approved by SMI’s board of directors. Each participant had goals that were unique to his position and/or ability to influence SMI’s business and included, among other things, developing Symmetry Surgical’s U.S. go-to-market strategy, creating a Swiss global supply chain capability and driving SMI’s organizational development through succession planning and performance processes.

While the amount that could be earned based upon performance against personal goals and objectives generally was limited to one-third of the target amount of a named executive officer’s annual cash bonus, if SMI’s non-GAAP EPS performance had been greater than 100% of the targeted amount for the fiscal year, then the amount earned by each named executive officer based on personal goals and objectives could have been increased to up to two times such goals’ target pursuant to the calculation described above.

Annual cash bonus awards are determined as a percentage of each executive officer’s base salary as follows: Mr. Sullivan — 100%; Mr. Hite — 70%; and Mr. Milne — 50%. In fiscal year 2013, Symmetry Surgical’s named executive officers did not earn the two-thirds financial and performance portion of their bonuses because the goal for SMI’s non-GAAP EPS was not achieved. They did, however, accomplish their goals for personal goals and objectives tasks at 100% of their goals in the aggregate. The following chart shows the target, maximum and actual levels achievable by each named executive officer under the 2013 Cash Program:

Name and Position	Targeted payout ($)	Maximum Potential Payment ($)	Actual Payout ($)
Thomas J. Sullivan, Chief Executive Officer	525,000	1,050,000	175,000
Fred L. Hite, Chief Financial Officer	252,000	504,000	84,000
David C. Milne, SVP of HR, General Counsel, Corporate Secretary and Chief Compliance Officer	132,500	265,000	44,167

Following the spin-off, Symmetry Surgical does not initially intend to offer a cash incentive bonus program of any kind to its named executive officers. The Symmetry Surgical Committee will consider implementing a go-forward cash incentive bonus program in the future.

Long-Term Incentive Compensation.  In fiscal year 2013, all long-term incentive compensation was provided in the form of performance-based restricted shares of SMI common stock. The SMI Committee believed that equity-based compensation provided the Symmetry Surgical named executive officers (who were then named executive officers of SMI) with a continuing stake in SMI’s long-term success and aligned their interests with those of the SMI stockholders. Under SMI’s 2013 Restricted Stock Program (the “2013 Equity Program”), a portion of each participant’s (including each named executive officer’s) total compensation was comprised of a targeted equity opportunity established by SMI’s board of directors equal to a specified percentage of his or her salary. The target value of each participant’s equity opportunity was divided by the price of a share of SMI common stock on the date the 2013 Equity Program was approved ($10.65) to determine a target number of shares to which each participant would be entitled, depending on performance under the 2013 Equity Program. Under the 2013 Equity Program, each participant was entitled to receive that target number of shares of restricted stock in 2014, modified upward or downward to reflect personal and SMI performance during fiscal year 2013. The target number of shares committed for each of the Symmetry Surgical named executive officers were as follows: Mr. Sullivan — 57,746 shares; Mr. Hite — 37,054 shares; and Mr. Milne — 16,432 shares. Shares earned under the 2013 Restricted Stock Program were scheduled to vest on December 21, 2015, if the participant remained employed at that time.

The actual number of shares each participant could have earned under the 2013 Equity Program was based on SMI’s performance against two financial criteria and one strategic criterion, each of which determined one-third of the calculation:

1.	SMI’s non-GAAP EPS growth (percentage) vs. SMI’s peer group (as described above) median (75% minimum to 125% maximum) in one-, two-, and three-year timeframes. The measurements were made for each of the preceding three years and each of the years contributed an equal amount to the calculation of the total shares earned for this criterion.
2.	SMI’s return on assets vs. an annual target (75% minimum to 125% maximum); and
3.	Achievement of three equally-weighted, strategic objectives approved by SMI’s board of directors. Those objectives included SMI’s creating world-class commercial processes, transitioning all SMI plants in each division to a single enterprise resource planning system; and SMI’s implementing the medical device tax on time and in full compliance with legal requirements.

The targeted number of shares deliverable to each named executive officer could have been increased to 200% of target or decreased to 0% of target based on the degree to which the aggregate percentage of targets are met, with a sliding scale downward or upward (4% for every 1% above or below target). SMI’s board of directors retained discretion to award additional shares based on SMI performance. Despite positive performance against the strategic objectives describe above, SMI’s performance on the first and second criteria, non-GAAP EPS growth vs. peer group median and return on assets, did not meet the minimum threshold for each, which resulted in zero shares being earned under the 2013 Equity Program by any named executive officer or any other employee.

Symmetry Surgical intends to implement a long-term incentive compensation program following the spin-off, the anticipated material terms of which are described below in the section titled “Symmetry Surgical Equity Incentive Plan.”

Perquisites and Other Personal Benefits.  SMI provided Symmetry Surgical’s named executive officers with minimal perquisites and other benefits that the SMI Committee and SMI’s board of directors believed were reasonable and consistent with the goal of enabling it to attract and retain superior employees for key positions. In fiscal year 2013, Symmetry Surgical’s named executive officers were provided with the use of an automobile, payment for automobile maintenance and fuel, a matching contribution under SMI’s 401(k) plan (up to a maximum of $4,200) and $600 toward their group medical premiums if they participated in SMI’s wellness program (the 401(k) plan match and wellness contribution were on the same terms as applied to all U.S. employees). SMI also provided Symmetry Surgical’s named executive officers with the ability to obtain a full physical examination each year at SMI’s expense. All perquisites are described in more detail in footnotes to the Summary Compensation Table. Symmetry Surgical expects to continue these personal benefits following the spin-off.

Employment, Executive Benefit and Severance Agreements.  SMI was party to individual agreements with each of its named executive officers that, in each case, included severance protections, as described below. Symmetry Surgical intends to enter into substantially similar agreements with its named executive officers that will become effective immediately prior to the spin-off and will govern the terms of their employment with Symmetry Surgical following the spin-off.

Summary Compensation Table

The following table sets forth certain compensation information for Symmetry Surgical’s named executive officers for the year ended December 31, 2013. All information set forth in this table reflects compensation earned by these individuals for services with SMI and its subsidiaries for the 2013 fiscal year.

Name	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Thomas J. Sullivan, Chief Executive Officer	2013	525,000	614,995	175,000	18,649	1,333,644
Fred L. Hite, SVP and Chief Financial Officer	2013	359,616	394,625	84,000	19,573	857,814
David C. Milne, SVP of Human Resources, General Counsel, Corporate Secretary and Chief Compliance Officer	2013	260,385	175,000	44,167	15,921	495,473

(1)	These amounts represent the aggregate grant date fair value of restricted shares of SMI computed in accordance with FASB ASC Topic 718. The number of shares granted reflects the number of shares that would vest if performance was achieved at target levels (the awards were subject to modification as described above in the discussion of the 2013 Equity Program). For a discussion of the assumptions used in the valuation of these awards, see notes 2 and 14 to SMI’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	Represents each Symmetry Surgical named executive officer’s annual cash bonus earned for the 2013 fiscal year under the 2013 Cash Program, as described above.

(3)	The other compensation amounts consist of the following items and amounts:
—	Company car — For the following named executive officers, the cost of personal use of an SMI-provided car has been valued at the cost of the annual lease, maintenance and fuel, estimated for 2013 at $13,849 for Thomas J. Sullivan, $14,773 for Fred L. Hite, and $11,121 for David C. Milne.
—	401(k) plan match — SMI provided a discretionary match of each U.S. employee’s contribution to his or her respective 401(k) plan retirement account up to a maximum of $4,200. For fiscal year 2013, SMI contributed $4,200 for each of Messrs. Sullivan, Hite and Milne.
—	Payment of $600 per year toward the SMI health savings plan in which Messrs. Sullivan, Hite and Milne participate.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to unexercised options to acquire shares of SMI common stock and earned stock awards consisting of restricted shares of SMI common stock that have not vested based on service that were held by Symmetry Surgical’s named executive officers at the end of the 2013 fiscal year. For a description of the treatment of these awards in connection with the spin-off and merger transaction, see the discussion below.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(4)
Thomas J. Sullivan	—	300,000	$7.69	7/27/2018	110,210	$1,112,019
Fred L. Hite	29,310	—	$4.83	3/1/2014	128,076	$1,292,287
David C. Milne	—	—	—	—	28,881	$291,409

(1)	Mr. Sullivan’s options to acquire SMI common stock are scheduled to vest on the earliest of (i) a change in control (as defined in the 2004 Equity Incentive Plan); (ii) Mr. Sullivan’s death and (iii) July 27, 2017, generally subject to Mr. Sullivan remaining employed with SMI through the vesting date. See “Treatment of SMI Equity and 2014 Annual Cash Incentive Bonuses in Connection with the Merger and the Spin-off” below.
(2)	This date represents the expiration date of the stock option grant, which is six years from the initial grant date.
(3)	Represents unvested restricted shares of SMI common stock. As of the end of fiscal year 2013, Mr. Sullivan held 19,090 shares that were granted in 2012 that vested on January 6, 2014, and 91,120 shares that are scheduled to vest on December 21, 2014; Mr. Hite held 60,000 shares that were granted in 2008 that are scheduled to vest in May 2015, 5,051 shares granted in January 2011 that vested on January 17, 2014, and 63,025 shares that were granted February 23, 2013 that are scheduled to vest December 21, 2014; and Mr. Milne held 3,367 shares that were granted on January 17, 2011 that vested on January 17, 2014 and 25,514 shares that were granted on February 23, 2013 that are scheduled to vest on December 21, 2014. In each case, the vesting of restricted shares is subject to the named executive officer’s continued employment through the applicable vesting date. See “Treatment of SMI Equity and 2014 Annual Cash Incentive Bonuses in Connection with the Merger and the Spin-off” below.
(4)	Amount represents the value of outstanding restricted shares of SMI common stock based on a per share price of $10.09, the price on the last trading day of the 2013 fiscal year.

Treatment of SMI Equity and 2014 Annual Cash Incentive Bonuses in Connection with the Merger and the Spin-off

Options. Immediately prior to the effective time of the Merger, each option to purchase shares of SMI common stock that is then outstanding and has an exercise price per share equal to or less than the cash merger consideration in respect of one share of SMI common stock (whether or not then vested or exercisable) will be cancelled and terminated, and each holder of such option will have the right to receive from the surviving corporation, in respect of such option, (i) an amount in cash, less applicable withholding taxes, if any, equal to, (a) the number of shares subject to such option, multiplied by (b) the excess of

(1) $7.50 over (2) the exercise price per share of such option, payable as part of the next full payroll cycle of the surviving corporation following the closing date of the Merger and (ii) a number of shares of Symmetry Surgical common stock equal to the result, if a positive number, of (a) the fair market value of a share of SMI common stock (as determined by the board of directors of SMI) immediately prior to the effective time of the Merger, minus the exercise price per share of such option, multiplied by (b) the number of shares of SMI common stock underlying such option, divided by (c) the fair market value of a share of Symmetry Surgical common stock (as determined by the board of directors of SMI) as of immediately prior to the effective time of the Merger. Immediately prior to the effective time of the Merger, each outstanding option that has an exercise price per share greater than the cash merger consideration in respect of one share of SMI common stock will be cancelled and terminated, and each holder thereof will have the right to receive from the surviving corporation, in respect of such option, a number of shares of Symmetry Surgical common stock as set forth in clause (ii) above.

Mr. Sullivan is the only holder of outstanding SMI stock options and his options (300,000 options with an exercise price of $7.69) will be cancelled in exchange for a number of shares of Symmetry Surgical common stock determined under the formula described above.

Restricted Shares. Immediately prior to the effective time of the Merger, each restricted share that is then outstanding will be cancelled and terminated, and each holder of such restricted share will have the right to receive from the surviving corporation, in respect of such restricted share, (i) an amount in cash, less applicable withholding taxes, if any, equal to (a) the number of shares of SMI common stock subject to such restricted share award, multiplied by (b) $7.50 payable as part of the next full payment cycle of the surviving corporation, and (ii) the spinco consideration.

The performance goals that apply to performance-based restricted stock awards granted in respect of fiscal year 2014 will be evaluated as of immediately prior to the closing of the Merger, with performance through that date, as well as expected performance through the end of the year, utilized to determine the extent to which such performance-based shares are earned, in whole, in part, or in excess of target, thereunder. Any restricted shares that are deemed to be earned pursuant to this evaluation (and subject to their terms) will be granted as of immediately prior to closing and will be treated in the same manner as other restricted shares in connection with the Merger. Assuming that the closing occurs on January 26, 2015 (the “outside date” under the Merger Agreement, as described above in the section titled “Termination”) and that each named executive officer remains employed through that date, Messrs. Sullivan, Hite and Milne are expected to hold the following number of restricted shares of SMI common stock at the time of the closing of the Merger (assuming that the 2014 restricted shares are earned at 133% of the target performance level): Mr. Sullivan — 113,639 shares; Mr. Hite — 113,701 shares; and Mr. Milne — 26,323 shares.

Restricted Stock Units. Immediately prior to the effective time of the Merger, each restricted stock unit award that is then outstanding will be cancelled and terminated, and each holder thereof will have the right to receive from the surviving corporation, in respect of such restricted stock unit, (i)(a) an amount in cash, less applicable withholding taxes, if any, equal to the number of shares of SMI common stock subject to such restricted stock unit award, assuming, in the case of restricted stock unit awards that are subject to performance-based vesting, that the performance goals are satisfied at 133% of target level performance, multiplied by (b) the cash merger consideration in respect of one share of SMI common stock and (ii) the spinco consideration in respect of the number of shares of SMI common stock subject to such restricted stock unit award.

In connection with the Merger, each Symmetry Surgical and SMI employee, including each Symmetry Surgical named executive officer, who participates in SMI’s 2014 cash bonus program and who is employed at the effective time of the Merger will vest in and become entitled to receive a cash payment equal to (i) the annual cash incentive bonus that would have been earned by the employee in 2014 (assuming a full year of performance), based on actual performance through the closing date of the Merger, as reasonably determined by SMI, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in 2014 through the closing date of the Merger and the denominator of which is 365; provided that 2014 bonuses for employees who remain employed by SMI and its subsidiaries shall not exceed $4.1 million in the aggregate. SMI will transfer the amount of the 2014 bonuses earned by those employees who will become or remain employed by Symmetry Surgical following the Merger to Symmetry Surgical at closing; provided that the amount of such transfer shall not exceed $1.6 million in the aggregate. It is anticipated that these bonuses will be paid by Symmetry Surgical at the beginning of 2015, regardless of whether the individual remains employed through that time. Symmetry Surgical does not anticipate implementing a cash bonus program for any portion of the 2014 fiscal year that follows the closing, nor does it anticipate implementing a cash bonus program for the named executive officers for the 2015 fiscal year.

Employment, Executive Benefit and Severance Agreements

SMI is a party to an employment agreement and executive benefit agreement with Thomas J. Sullivan, and severance agreements with Fred L. Hite and David C. Milne that were in place during the 2013 fiscal year. Following execution of the Merger Agreement, these agreements were amended as described below. These agreements include termination provisions that provide for potential future compensation depending on the circumstances of a Symmetry Surgical named executive officer’s termination of employment as described below. Symmetry Surgical intends to enter into substantially similar agreements with its named executive officers that will become effective immediately prior to the spin-off and will govern the terms of their employment with Symmetry Surgical following the spin-off.

Thomas J. Sullivan

SMI entered into an employment agreement with Mr. Sullivan, effective as of January 17, 2011. The agreement provided for Mr. Sullivan to receive a salary of $500,000 per annum (subject to periodic review for increases only) and to participate in SMI’s annual incentive plan, with a target award at 70% of his salary, with actual payouts to range from zero to two times the target, depending on performance against the criteria established by SMI’s board of directors. In conjunction with his employment agreement, SMI also entered into an executive benefit agreement with Mr. Sullivan, effective as of January 17, 2011, which has been subsequently amended twice. Under his executive benefit agreement, as amended, Mr. Sullivan would be entitled to certain benefits following a termination of employment under certain circumstances as described below.

•	In the event Mr. Sullivan’s employment were terminated by SMI for any reason other than for “cause” (as defined in the agreement) or by reason of Mr. Sullivan’s “disability” (as defined in the agreement) or were terminated by Mr. Sullivan for “good reason” (as defined in the agreement), Mr. Sullivan would be entitled to receive severance benefits, consisting of a cash payment in an amount equal to the greater of 2.99 times (i) his average annual cash compensation over the current and prior four years (or the shorter period during which Mr. Sullivan was actually employed) and his target cash compensation for the then-current year, inclusive of his salary and bonus; and (ii) his then current annual target cash compensation (calculated using a target bonus level at 100% of salary or such higher percentage as is subsequently implemented). Severance payments would be made over the 12 months following his termination of employment. If his employment were terminated under the circumstances described above, he would also be entitled to receive reimbursement for COBRA coverage for himself and his eligible dependents, less amounts Mr. Sullivan paid prior to such termination, for a period of up to 12 months.
•	Except as described below, if a qualifying termination of the type described above were to have occurred within six months prior to, or 24 months following, a change in control, Mr. Sullivan’s severance benefits would instead consist of a cash payment in an amount equal to 2.99 times the average of his prior five years’ W-2 compensation (or the shorter period during which Mr. Sullivan was actually employed) and target total compensation for the then-current year (with target bonus calculated at 100% of salary or such higher figure as is subsequently implemented), with severance payable in a lump sum within 60 days following such termination. He would also receive reimbursement for the cost of COBRA coverage for himself and his eligible dependents (or payment for the cost of COBRA upon expiration of the maximum coverage period), reduced by an amount equal to the payments he made for group medical coverage immediately prior to the separation, for up to 24 months after the termination of his employment.

Under the terms of his executive benefit agreement, as amended, if the qualifying termination occurs within six months prior to, or 24 months following, a change in control resulting from the consummation of the Merger, and if Mr. Sullivan accepts a position with Symmetry Surgical prior to the closing of the Merger, then in lieu of the cash severance payment and the COBRA reimbursement benefit described above, Mr. Sullivan would be entitled to severance in an amount equal to $2 million. This amount is payable (i) in the form of shares of SMI common stock (up to the amount that may be granted pursuant to SMI’s 2004 Equity Incentive Plan (the “Plan”), as amended, with excess amounts payable in cash), if the severance is paid prior to the consummation of the Merger, and (ii) in cash if the severance is payable after the consummation of the Merger. Mr. Sullivan is expected to experience a qualifying termination from SMI in connection with the Merger and to become entitled to this $2 million severance payment from SMI.

•	Under his executive benefit agreement, as amended, in the event that payments owed to Mr. Sullivan would otherwise constitute “parachute payments” under Section 280G of the Code, he is entitled to the greater of the full amount of the payments owed to him and a reduced amount that would avoid the imposition of Section 4999-related excise tax in each case, on an after tax basis.

As a condition of his receipt of the severance benefits described above, Mr. Sullivan is required to execute and not revoke an agreement releasing and waiving any and all claims he may have against SMI. Mr. Sullivan’s executive benefit agreement also includes non-competition, non-solicitation of customers and employees and non-disparagement provisions that apply during, and for a period of 12 months following, his employment, and includes confidentiality and intellectual property provisions that apply indefinitely.

In addition, under his employment agreement, Mr. Sullivan is entitled to post-retirement supplemental medical benefits for himself and his family. These supplemental benefits take the form of a “wrap” plan that, together with benefits provided from other coverage (e.g., Medicare or another group health plan) approximate the benefits provided under SMI’s group health plan. Mr. Sullivan’s benefits would be triggered by retirement after age 55 or his death or disability at any time during his employment. Mr. Sullivan is not yet entitled to receive these post-retirement supplemental medical benefits due to his current age.

Fred L. Hite

Under the terms of Mr. Hite’s severance agreement, as amended, SMI would provide him with certain severance benefits in the event of his separation from SMI upon a termination of his employment by him with “good reason” or by SMI without “cause” (as those terms are defined in the agreement). The obligation to pay Mr. Hite these severance benefits is conditioned upon Mr. Hite’s execution and non-revocation of a release agreement. The payments to which he would be entitled under a qualifying termination include:

•	An amount equal to his annual base salary, payable over a 12-month severance period; however, if the separation occurs within six months before or 12 months following a change in control, then the number of months in the severance period and the amount payable are each doubled. Mr. Hite is expected to experience a qualifying termination from SMI in connection with the Merger and to become entitled to this enhanced severance payment from SMI. Under the terms of his severance agreement, as amended, if he accepts a position with Symmetry Surgical prior to the closing of the Merger, then upon the consummation of the Merger, this severance will be payable (i) in a lump sum in the form of shares of SMI common stock (up to the amount that may be granted under the Plan, with excess amounts, if any, payable in cash), if the severance is paid prior to the consummation of the Merger, or (ii) in cash if the severance is payable after the consummation of the Merger.
•	A lump sum payment equal to (i) any annual incentive bonus to which he would have been entitled if he had remained employed through the payment date and had achieved all individual performance objectives, multiplied by (ii) a fraction, the denominator of which is the number of days in any such computation period and the numerator of which is the number of days during the computation period that Mr. Hite was employed by Symmetry Medical Inc. However, if the spin-off and merger transaction is consummated, under the terms of the severance agreement, as amended, SMI will not pay this amount to the extent the payment of such amount has been assumed by Symmetry Surgical under the terms of the Merger Agreement.

•	Reimbursement for any amounts paid by Mr. Hite for COBRA continuation coverage for a period of 12 months, reduced by an amount equal to the payments he made for group medical coverage immediately prior to his termination of employment. If his right to COBRA continuation coverage ends because he enrolls in a group medical plan offered by a subsequent employer, his reimbursement would end at the same time. Should Mr. Hite’s separation occur within six months before or twelve months following a change in control, then he would be reimbursed for the cost of COBRA continuation coverage through the earlier of the date he obtains alternative healthcare coverage from another source or 24 months after his termination of employment.
•	If the separation occurs within six months before or 12 months following a change in control, (i) reimbursement for or the payment of expenses associated with his continued use of his then-current automobile (or a comparable automobile if his lease expires during this period) for up to six months following his termination of employment and (ii) outplacement services from a company of his choice for up to one year following his separation date, up to a maximum cost of $30,000.
•	The severance agreement provides that, to the extent that any payment or distribution to Mr. Hite (whether under the severance agreement or otherwise) would be subject to the excise tax or result in the denial of a deduction under Sections 280G and 4999 of the Code, such payments shall be reduced to the minimum extent necessary so that none constitute parachute payments under Section 280G of the Code.

Mr. Hite’s severance agreement also includes non-competition, non-solicitation of customers and employees and non-disparagement provisions that apply during, and for a period of 12 months following, his employment, and includes confidentiality and intellectual property provisions that apply indefinitely.

David C. Milne

The material terms of Mr. Milne’s severance agreement are identical to those in Mr. Hite’s severance agreement, except that (i) Mr. Milne’s severance agreement, as amended, provides that he will receive a premium of 150% of base salary if his qualifying termination of employment occurs within six months before or 12 months after a change in control, as opposed to Mr. Hite’s 200% premium, and the enhanced severance amount would be payable over an 18-month period rather than a 24-month period; (ii) the period during which Mr. Milne is entitled to COBRA reimbursement payments is limited to 12 or 18 months, as opposed to Mr. Hite’s 12 or 24 month period; and (iii) Mr. Milne will not receive automobile or outplacement benefits in connection with a termination of employment.

Mr. Milne is expected to experience a qualifying termination from SMI in connection with the Merger and to become entitled to this severance payment from SMI. Under the terms of his severance agreement, as amended, if he accepts a position with Symmetry Surgical prior to the closing of the Merger, then upon the consummation of the Merger, this severance will be payable (i) in a lump sum in the form of shares of SMI common stock (up to the amount that may be granted under the Plan) with excess amounts (if any) payable in cash, if the severance is paid prior to the consummation of the Merger, or (ii) in cash, if the severance is payable after the consummation of the Merger.

The severance agreement provides that, to the extent that any payment or distribution to Mr. Milne (whether under the severance agreement of otherwise) would be subject to the excise tax or result in the denial of a deduction under Sections 280G and 4999 of the Code, such payments shall be reduced to the minimum extent necessary so that none constitute parachute payments under Section 280G of the Code.

Director Compensation

No compensation was paid by Symmetry Surgical to its directors in fiscal year 2013.

New Independent Director Compensation Program

Following the spin-off, all independent directors of Symmetry Surgical will receive an annual cash retainer of $30,000. The Chairman of the Symmetry Surgical’s board of directors and the chairman of the Audit Committee will receive an additional cash retainer of $50,000 and $20,000, respectively. The chairman of the Compensation and Organizational Committee and Governance and Nominating committee will receive an additional cash retainer of $10,000 each and the chairman of the Finance and Systems Committee will receive an additional cash retainer of $5,000. Members of the audit committee each will receive an additional cash retainer of $5,000, while the members of the three remaining committees each will receive an additional cash retainer of $2,000 with respect to each committee on which they serve. All directors will be reimbursed for their out-of-pocket expenses incurred in connection with their services on the Symmetry Surgical’s board of directors. All independent directors also will receive a grant of restricted stock of Symmetry Surgical valued at $140,000 annually, calculated by dividing that value by the price of a share of Symmetry Surgical’s common stock on date of grant, rounded to the nearest whole share number. These restricted shares will vest on the third December 21 following the date of grant.

Symmetry Surgical Equity Incentive Plan

Following the spin-off, Symmetry Surgical intends to adopt a new omnibus equity incentive plan, the Symmetry Surgical 2014 Equity Incentive Plan, under which 1,250,000 shares of Symmetry Surgical are expected to be reserved for issuance pursuant to the terms and conditions set forth in the plan. The Symmetry Surgical Committee expects to make long-term incentive awards to the named executive officers in the form of performance-based restricted shares of Symmetry Surgical common stock shortly after the spin-off under the Symmetry Surgical 2014 – 2015 restricted stock program and pursuant to the plan. The size of these long-term awards is expected to be based on each named executive officer’s combined equity incentive and cash incentive targets as they existed at SMI, multiplied by three. This is anticipated to be a one-time grant to encourage long-term growth that will not be replicated in future years; beginning in 2018, it is anticipated that Symmetry Surgical would begin making smaller, annual grants and also implement an annual cash bonus program for its executives. Mr. Sullivan’s grant date target award value under the 2014 – 2015 restricted stock program is expected to be $4,374,000; Mr. Hite’s is expected to be $1,998,000; and Mr. Milne’s is expected to be $1,036,000. It is expected that the awards will be eligible to be earned with respect to achievement of as-adjusted earnings per share thresholds. The amount of shares granted will be limited to the number of shares available to be issued under the Symmetry Surgical 2014 Equity Incentive Plan. The number of shares granted to each named executive officer will be determined based on the average price of Symmetry Surgical common stock over the first five days of trading following the completion of the spin-off and merger transaction. If the price of the common stock is such that the grants exhaust the shares in the plan, then any remainder will be provided in cash bonus at a fixed amount that will be paid and earned on the same terms and performance conditions as the shares granted under the plan.

The restricted shares will be earned each year if certain performance targets and thresholds for as-adjusted EPS are achieved. Once earned, shares will be subject to an additional three-year, time-based vesting requirement. It is also expected that certain change-in-control protections will apply to these awards that would result in their vesting on a change in control of Symmetry Surgical.

If the restricted stock grant is earned at target, then following the achievement of the last threshold for earning the restricted shares, there will be an opportunity to earn compensation at greater than target through the achievement of up to five additional thresholds representing 5%, 10%, 15%, 20%, and 25% above the final equity threshold. With the achievement of each there will be a cash payout of an incremental 20%, 40%, 60%, 80%, and 100% of target respectively. Payments thereunder will not be cumulative, however.

Cash Incentive Bonus Program

Following the spin-off and merger transaction, Symmetry Surgical does not initially intend to offer a cash incentive bonus program of any kind to its named executive officers. The Symmetry Surgical Committee will consider implementing a go-forward cash incentive bonus program in the future.

CAPITALIZATION OF SYMMETRY SURGICAL FOLLOWING THE SPIN-OFF
AND MERGER TRANSACTION

The following table sets forth Symmetry Surgical’s capitalization as of June 28, 2014 on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in Symmetry Surgical’s unaudited pro forma financial information. The information below is not necessarily indicative of what Symmetry Surgical’s capitalization would have been had the separation, distribution and related financing transactions been completed as of June 28, 2014. In addition, it is not indicative of Symmetry Surgical’s future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Symmetry Surgical Business Financial Statements,” “Selected Historical Combined Financial and Other Data Relating to Symmetry Surgical,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Symmetry Surgical’s combined financial statements and notes included elsewhere in this information statement.

	As of June 28, 2014
	(in Thousands)
	Actual	Pro Forma
Debt:	$—	$—
Long-term debt(1)	—	10,600
Total debt	—	—
Equity:
Common stock, par value $0.0001 per share	—	1
Additional paid-in capital	—	147,764
Net parent company investment in Symmetry Surgical	160,035	—
Accumulated other comprehensive income (loss)	(185)	(185)
Total Capitalization	$159,850	$158,180

(1)	Pro forma long-term debt assumes borrowings outstanding under a new revolving credit facility of Symmetry Surgical which we expect to put in place upon the closing of the spin-off and merger transaction. There can be no assurance that we will be able to obtain this financing on reasonable terms or at all.

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA
RELATING TO SYMMETRY SURGICAL

The following table sets forth Symmetry Surgical’s selected historical combined carve-out financial and other data as of the dates and for the periods indicated. Symmetry Surgical has derived the summary combined carve-out financial data for the fiscal years ended December 29, 2012 and December 28, 2013 from its combined carve-out financial statements which have been audited by Ernst & Young LLP. The financial data for six months ended June 29, 2013 and June 28, 2014 are derived from Symmetry Surgical’s unaudited combined carve-out financial statements as of such dates and for such periods, which in the opinion of management, contain all adjustments necessary for a fair presentation of the combined financial data. Operating results for these periods are not necessarily indicative of the results of operations for a full year.

You should read the following information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined carve-out financial statements and the related notes included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of the operating results that may be expected in the future.

	Six Months Ended		Years Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Combined Statements of Operations Data:
Revenue – third parties	$40,870	$44,342	$88,876	$106,663
Revenue – Symmetry OEM Solutions	165	35	71	342
Total revenue	41,035	44,377	88,947	107,005
Cost of revenue	22,717	23,547	48,394	55,175
Gross profit	18,318	20,830	40,553	51,830
General and administrative expenses	9,090	10,826	20,515	18,186
Sales and marketing expenses	8,805	10,091	18,279	19,114
Asset impairment	10,500	—	20,105	—
Operating Income	(10,077)	(87)	(18,346)	14,530
Derivative valuation (gain) loss	—	237	242	(242)
Other (income) expense	144	(106)	38	4
Income before income taxes	(10,221)	(218)	(18,626)	14,768
Income tax expense (benefit)	(3,707)	3	(6,441)	5,647
Net income (loss)	$(6,514)	$(221)	$(12,185)	$9,121
Combined Balance Sheet Data:
Cash	$1,670		$648	$162
Working capital	22,312		22,417	29,785
Total assets	176,064		185,451	217,648
Net parent investment	160,035		171,989	201,205
Other Financial Data:
Depreciation and amortization	$3,161	$3,004	$6,102	$6,557

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SYMMETRY SURGICAL

You should read the following discussion in conjunction with the audited combined financial statements and corresponding notes, the unaudited interim condensed combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see “Risk Factors Relating to Symmetry Surgical” and “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. References to “we”, “us”, “our,” and “Symmetry Surgical” refer to Symmetry Surgical Inc. (and not SMI) in this Management’s Discussion and Analysis of Financial Condition and Results of Operations. Dollars are in thousands, unless otherwise noted.

Overview and Outlook

We are a global marketer and distributor of medical devices with some limited manufacturing that focuses on the general surgery market. We offer over 20,000 products and sell primarily to hospitals and surgical centers in the United States and over 100 countries worldwide. Specifically, our current product portfolio includes a broad range of reusable stainless steel and titanium, hand-held reusable general and specialty surgical instruments, single use and disposable instruments, electro-surgery instruments, retractor systems, and containers and sterilization devices sold directly to hospitals and other sites of care.

We expect the global healthcare industry to continue to grow as populations age, access to care in developing nations increases, and treatment advances in medical care are achieved. We also believe that cost containment in healthcare is becoming an increasingly critical issue in both government funded and privately insured populations. At the same time, we believe that there is an expectation of continued improvements in the standard of care and prevention, although there will now be an economic component of the discussion. Our company competes in the general surgery market of medical devices, which was estimated in 2008 to become $18 billion by 2013 with annual growth anticipated in the 1% to 4% range. The General Surgery market includes the following market segments: Open Surgery Instruments, Minimally Invasive Surgery Instruments, Energy Based and Powered Instruments, Adhesion Prevention Products, Disposable Surgical Supplies, and Medical Robotics and Computer Assisted Surgery. Additionally, other views of this marketplace more specific to general surgical equipment estimate it to be $5 billion in 2013 with the reusable segment to be more than $4 billion. Our primary historical focus has been on reusable general surgery instruments and sterilization containers, a market which we estimate to be $1 billion worldwide, cutting across the Open Surgery, Minimally Invasive Surgery and Energy segments.

Symmetry Surgical’s products are common to a wide range of surgical procedures, enabling clinicians to expose, grasp, cut, clamp, and repair during virtually all types of surgery, as well as clean and sterilize following surgery. They are subject to our quality standards and are only made available to the commercial marketplace after passing inspection tests and obtaining appropriate regulatory approvals. Our collective one-hundred-year-plus heritage is well represented by our brands which we believe are respected by clinicians and hospital customers and are backed by intellectual property.

Our U.S.-based marketing team collaborates with internal and external engineers and product developers to create a product pipeline that addresses unmet needs for the surgical specialties which we serve in the product categories in which we compete. Our new product development team also collaborates with surgeon innovators to develop products that fill needs and are well-suited to surgeons’ preferences. Once product designs are finalized, they are sourced by Symmetry Surgical from a broad range of instrument manufacturers in the U.S., Germany, and other regions of the world, or manufactured internally if appropriate.

Commercial demand is generated by both direct sales representatives and geographically defined authorized distributors in the U.S. as well as local market distributors outside the U.S. Symmetry Surgical does not maintain a direct sales force outside the U.S., although we have established regionally-based business development teammates to collaborate with country-based distributors to generate demand and reinforce

Symmetry Surgical’s standards for marketing, sales, and compliance. Sales outside the U.S. are accomplished through authorized distributors who purchase products from us and then sell the products to the final customer and are accountable for inventory and accounts receivable in local markets.

We sell a broad range of reusable stainless steel and titanium surgical hand-held instruments and retractor systems, sterile disposable surgical products (vein strippers, SECTO dissectors, tonsil sponges and surgical marker pens), and sterilization containers. These products are typically used in the surgical specialties of Spine, General/OB-GYN, Microsurgery/Neurosurgery, Orthopedics, Laparoscopy, Cardiovascular, Thoracic and General Surgery in the hospital setting as well as surgery centers and in select physician offices. These products are viewed in two categories by management: Symmetry Surgical Branded Products and Alliance Partners Products. Symmetry Surgical Branded Products include all products sold under brand names managed by us whereas Alliance Partners Products are brands we distribute for others in defined markets through a contractual relationship.

Over the past several years, Symmetry Surgical has undergone significant growth in our product offerings and market reach. During 2012 and 2013 we completed the integration of the surgical instruments portfolio acquired from Codman & Shurtleff, Inc. and Olsen Medical. This process included the establishment of a new global distribution center at our Nashville, Tennessee headquarters, the implementation of a new ERP system for order to cash and supply chain processing, label changes for all acquired products, the establishment of a global distributor network, the integration of an instrument quality and procurement facility in Tuttlingen, Germany, the integration of the Olsen Medical Louisville, Kentucky instrument finishing and packaging facility, and the initiation of cross training our direct selling force in the United States. In 2013, we established a global supply chain and international customer service center in Schaffhausen, Switzerland as well as began the process of establishing country-specific regulatory approvals for those of our legacy products which were not historically sold outside the U.S. We also engaged in the education and training of our international distributor network and made our first Symmetry Surgical comprehensive catalog available to the U.S. and International markets.

We aim to achieve growth in our revenues while maintaining strong financial results. While we pay attention to any meaningful trend in our financial results, we pay particular attention to measurements that are indicative of long-term profitable growth. These measurements include revenue growth (including internal growth and by acquisitions), gross margins on total revenues, operating margins (which we aim to continually expand as we leverage our existing infrastructure), earnings before interest, taxes, depreciation, and amortization, earnings per diluted share of common stock.

We have experienced declining revenues and gross profit as a percentage of revenue in 2014 as compared to 2013 and in 2013 as compared to 2012. Fiscal year 2013 was adversely impacted by the integration of products acquired from Codman & Shurtleff, Inc. Related to this acquisition, we migrated from a transition services agreement with Johnson & Johnson, or J&J, in the third and fourth quarters of 2012 and first half of 2013. During that migration, former J&J customers, in the U.S. and abroad, had to change their internal ordering procedures for thousands of products. This disruption caused multiple customers to review pricing and competitors’ offerings resulting in a loss of market share. This effect was most pronounced in the U.S. during 2013 and internationally in the second half of 2013 and the first half of 2014. Additionally, outside the U.S., delays in transferring product licenses and regulatory approvals in specific countries impacted our distributors’ ability to compete with a full product portfolio during the initial years. Further, fiscal year 2014 has been adversely impacted by disruptions in our manufacturing supply base which have both limited product supply leading to lost revenues and resulted in us finding new sources for products at higher cost. Finally, in the second quarter of 2014 we experienced the loss of an Alliance Partner Product, New Wave, which was acquired by Covidien and terminated its distribution agreement with us in order to market the products directly.

Additionally, we have plans in place to adjust the cost structure of the business upon completion of the spin-off to improve results. For fiscal 2013, Adjusted EBITDA was $9,933 which included $6,189 of general and administrative, selling and marketing and research and development costs allocated from SMI. We intend to take cost reduction actions including a 16% reduction in base compensation levels for executive officers, elimination of the annual cash bonus plan for senior leadership, reduced corporate accounting consolidation headcount levels, elimination of global support function managers and reduced third party professional services fees as a result of a significantly less complex entity. Further, with the availability of additional management resources from the CEO, CFO and other executive officers, we estimate additional cost actions will reduce general and administrative and selling and marketing costs directly attributable to Symmetry Surgical. The combined estimate is projected to increase Adjusted EBITDA by approximately $3.2 million as compared to fiscal 2013. However, as previously discussed we will no longer be selling one of our Alliance Partners Products which did contribute to the $9.9 million Adjusted EBITDA in 2013. We estimate 2013 Adjusted EBITDA included approximately $1.4 million of profitability which will need to be replaced by growth in other product revenue. Reflecting these two changes, the 2013 Adjusted EBITDA would have been $11.7 million.

Separation from Symmetry Medical Inc.

On August 4, 2014, Symmetry Medical Inc. (“SMI”) announced that it had entered into a Merger Agreement with TecoStar Holdings, Inc, Tecomet, Inc., and TecoSym, Inc., pursuant to which TecoSym will merge with and into SMI, with SMI continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of Tecomet. In addition and in connection with the Merger, SMI has entered into a separation agreement between Symmetry Surgical and SMI. Pursuant to the separation agreement, SMI will transfer all of the assets and liabilities of its Symmetry Surgical Business to a newly formed public company. The spin-off will be in the form of a distribution of 100% of the outstanding shares of common stock of Symmetry Surgical to holders of SMI common stock in partial redemption thereof. Completion of the spin-off in connection with the Merger is subject to certain conditions, including that the holders of a majority of SMI issued and outstanding shares of common stock have voted in favor of adopting the Merger Agreement. For more information on the spin-off and merger transaction, please see “The Merger.” After the spin-off in connection with the Merger, we will operate as an independent company.

We currently operate as a segment of SMI as reported in SMI’s annual report on Form 10-K for the year ended December 28, 2013. Our historical combined financial statements have been prepared on a stand-alone basis and are derived from SMI’s consolidated financial statements and accounting records. The combined financial statements reflect Symmetry Surgical’s financial position, results of operations, and cash flows as our business was operated as part of SMI prior to the distribution, in conformity with U.S. general accepted accounting principles.

The combined financial statements included the allocation of certain assets and liabilities that have historically been held at the SMI corporate level but which are specifically identifiable or allocable to Symmetry Surgical. Cash and cash equivalents held by SMI was not allocated to Symmetry Surgical as it is not expected to be transferred to Symmetry Surgical. Long-term debt and short-term borrowings were not allocated to Symmetry Surgical as none of the debt recorded by SMI is directly attributable to or guaranteed by Symmetry Surgical. All intracompany transactions and accounts have been eliminated. All intercompany transactions between Symmetry Surgical and the OEM Solutions Business have been reflected as related party transactions. All intercompany transactions between Symmetry Surgical and SMI corporate are considered to be effectively settled in the combined financial statements of cash flows as financing activity and in the combined balance sheets as net parent investment.

The historical financial statements do not necessarily include all of the expenses that would have been incurred had Symmetry Surgical been a separate, stand-alone entity and may not necessarily reflect Symmetry Surgical’s results of operations, financial position and cash flows had Symmetry Surgical been a stand-alone company during the periods presented. Symmetry Surgical’s historical financial statements include an allocation of expenses related to certain general and administrative, selling and marketing expenses from SMI to Symmetry Surgical. These expenses have been allocated to Symmetry Surgical first on the basis of direct usage when identifiable, with the remainder allocated on basis of their respective revenues. Symmetry Surgical considers the expense allocation methodology and results to be reasonable for all periods presented. However, the allocation may not be indicative of the actual expenses that would have been incurred had Symmetry Surgical operated as an independent, publicly-traded company for the periods presented.

Critical Accounting Policies and Estimates

The preparation of our combined financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the periods presented. On an ongoing basis, we evaluate these estimates. We base our estimates on historical experiences and assumptions believed to be reasonable under the circumstances. Those estimates form the basis for our judgments that affect the amounts reported in the combined statements. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 2 to our combined financial statements that appear elsewhere in this Form S-4.

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies.

Revenue Recognition

We recognize revenue, on orders received from customers, when there is persuasive evidence of an arrangement with the customer that is supportive of revenue recognition, the customer has made a fixed commitment to purchase the product for a fixed or determinable sales price, collection is reasonably assured under our normal billing and credit terms, and ownership and all risks of loss have been transferred to the buyer which is normally upon shipment or delivery to the customer. In certain circumstances, customer terms require receipt of product prior to the transfer of the risk of ownership. In such circumstances, revenue is not recognized upon shipment, but rather upon confirmation of delivery. For product sales to distributors, Symmetry Surgical recognizes revenue upon shipment to the distributor under standard contract terms stating that title to the goods passes to the distributors at point of shipment to the distributor’s location. All shipments to distributors are at contract prices and payment is not contingent upon resale of the product. Estimated discounts, rebates, product returns and credits are recorded as a reduction of revenue in the same period revenue is recognized.

Goodwill

We test goodwill for impairment annually on the first day of the fourth fiscal quarter and more frequently if circumstances warrant. We determine fair values using an income approach. When available and appropriate, we use comparative market multiples to corroborate discounted cash flow results. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each reporting unit. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. The discount rate used in most recent valuation was 12.0%. Valuations using the market approach reflect prices and other relevant observable information generated by market transactions involving comparable businesses. Compared to the market approach, the income approach more closely aligns valuation to our business profile, including geographic markets served and product offerings. Required rates of return, along with uncertainty inherent in the forecasts of future cash flows, are reflected in the selection of the discount rate.

We conducted our interim and annual impairment tests, and recorded an impairment charge of $10,500 and $20,105 in 2014 and 2013, respectively. Subsequent to the impairment, goodwill of $52,486 was recorded on the June 28, 2014 combined balance sheet. Revenue growth rates of approximately 4% – 6% were assumed. These growth rates are driven by further integration of acquisitions and recapturing market share. A significant decline in our revenue and earnings could result in an impairment charge in the future.

Definite-Lived Long-Lived Assets

We assess the impairment of definite-lived long-lived assets when circumstances indicate the carrying value of an asset may not be recoverable based on the undiscounted future cash flows of an asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, undiscounted cash flows, or external appraisals, as applicable. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. Intangible assets subject to amortization consist of trademarks which are amortized using the straight-line method, as well as customer related intangible assets which are amortized on an accelerated method. Straight-line methods are used for income tax purposes. All of our intangible assets were acquired in connection with our various acquisitions. We are required to reassess the expected useful lives of existing definite-lived assets annually. We reviewed all definite-lived long-lived assets and did not record any impairment for the period ended June 28, 2014 or for fiscal 2013 or 2012.

Income Taxes

The combined financial statements of Symmetry Surgical have been prepared using the asset and liability method in accounting for income taxes, which requires the recognition of deferred income taxes for the expected future tax consequences of net operating losses, credits, and temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Income taxes as presented are calculated on a separate tax return basis (inclusive of certain loss benefits), although Symmetry Surgical’s operations have historically been included in SMI’s U.S. federal and state tax returns or the tax returns of non-U.S. jurisdictions. Accordingly, the income taxes presented may not be reflective of the results that would have occurred on a standalone basis. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position. Additionally, we use tax planning strategies as part of our global tax compliance program. Judgments and interpretation of statutes are inherent in this process. Symmetry Surgical provides related valuation reserves, where applicable, in accounting for uncertain tax positions. Interest and penalties associated with reserves for uncertain tax positions are classified in income tax expense in the combined statements of operations.

Results of Operations

The following table summarizes our combined results of operations for each of the past two years and six month periods ending June 28, 2014 and June 29, 2013. Our historical results are not necessarily indicative of the operating results that may be expected in the future.

	Six Months Ended				Years Ended
	June 28, 2014		June 29, 2013		December 28, 2013		December 29, 2012
	(unaudited)		(unaudited)
	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue
Revenue – third parties	$40,870		$44,342		$88,876		$106,663
Revenue – Symmetry OEM Solutions	165		35		71		342
Total revenue	41,035	100.0%	44,377	100.0%	88,947	100.0%	107,005	100.0%
Cost of revenue	22,717	55.4%	23,547	53.1%	48,394	54.4%	55,175	51.6%
Gross profit	18,318	44.6%	20,830	46.9%	40,553	45.6%	51,830	48.4%
General and administrative expenses	9,090	22.2%	10,826	24.4%	20,515	23.1%	18,186	17.0%
Selling and marketing expenses	8,805	21.5%	10,091	22.7%	18,279	20.6%	19,114	17.9%
Asset impairment	10,500	25.6%	—	0.0%	20,105	22.6%	—	0.0%
Operating income (loss)	(10,077)	(24.6)%	(87)	(0.2)%	(18,346)	(20.6)%	14,530	13.6%

	Six Months Ended				Years Ended
	June 28, 2014		June 29, 2013		December 28, 2013		December 29, 2012
	(unaudited)		(unaudited)
	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue	Dollars	% of Revenue
Other (income) expense:
Derivative valuation (gain) loss	—	0.0%	237	0.5%	242	0.3%	(242)	(0.2)%
Other	144	0.4%	(106)	(0.2)%	38	0.0%	4	0.0%
Income (loss) before income taxes	(10,221)	(24.9)%	(218)	(0.5)%	(18,626)	(20.9)%	14,768	13.8%
Income tax expense (benefit)	(3,707)	(9.0)%	3	0.0%	(6,441)	(7.2)%	5,647	5.3%
Net income (loss)	$(6,514)	(15.9)%	$(221)	(0.5)%	$(12,185)	(13.7)%	$9,121	8.5%

Six Months ended June 28, 2014 compared to six months ended June 29, 2013 (unaudited)

Revenue.  Revenue for the six months ended June 28, 2014 decreased $3,342 or 7.5%, to $41,035 from $44,377 for the comparable 2013 period. Revenue for each of our product categories in these periods was as follows:

	Six Months Ended
Revenue by Product	June 28, 2014	June 29, 2013	Dollar Change	Percent Change
Symmetry Surgical Branded	$34,706	$37,210	$(2,504)	(6.7)%
Alliance Partners	6,329	7,167	(838)	(11.7)%
Total Revenue	$41,035	$44,377	$(3,342)	(7.5)%

	Six Months Ended
Revenue by Geography	June 28, 2014	June 29, 2013	Dollar Change	Percent Change
United States	$36,206	$39,543	$(3,337)	(8.4)%
International	4,829	4,834	(5)	(0.1)%
Total Revenue	$41,035	$44,377	$(3,342)	(7.5)%

The $3,342 decrease in revenue in the six months ended June 28, 2014 as compared to the comparable 2013 period, was primarily driven by a reduction in volume, as well as unfavorable pricing. Symmetry Surgical Branded Products decreased $2,504 as a result of supplier disruption issues (in particular as it relates to products that were acquired in the late 2011 acquisition of the surgical instruments portfolio acquired from Codman & Shurtleff, Inc.) which reduced availability of certain Symmetry Surgical Branded Products, a sluggish hospital spending environment in the United States, and share loss to competition. The majority of products are provided by outside suppliers and during the first half of 2014 the business has experienced late deliveries from several suppliers. While we are beginning to see signs of improvement, it has negatively impacted revenue and there can be no assurance that such improvement will be sustained throughout the third and fourth quarters of 2014. Alliance Partners Products revenue was down $838 primarily due to the New Wave Surgical product line, which was acquired by Covidien in the first quarter of 2014 and stopped being sold by Symmetry Surgical beginning at the end of April in the second quarter. These factors contributed to the $3,337 reduction in revenue in the United States Revenue generated outside the United States was flat period over period, however, we experienced lower demand of products that were historically sold outside of the U.S. offset by incremental products newly registered and sold and favorable impacts of foreign exchange rates of $147.

Gross Profit.  Gross profit for the six months ended June 28, 2014 decreased $2,512, or 12.1%, to $18,318 from $20,830 for the comparable 2013 period primarily due to the $3,342 reduction in revenue and a decline in gross margin as a percentage of revenue. Gross margin as a percentage of revenue decreased 2.3%, to 44.6% for the six months ended June 28, 2014 from 46.9% for the comparable 2013 period. Gross margin as a percentage of revenue was impacted by unfavorable pricing as we sold more products under group purchasing organization, or GPO, agreements and higher product costs in 2014 as we purchased many items from outside our normal supply chain as a result of the supplier disruptions discussed above in order to meet our customer delivery expectations. Partially offsetting these reductions to gross margin as a percentage of revenue was the favorable impact of product mix.

General and Administrative Expenses.  For the six months ended June 28, 2014, general and administrative expenses decreased $1,736 or 16.0%, to $9,090 from $10,826 in the comparable period in 2013. Significant items which impacted general and administrative expenses included:

	Six Months Ended June 28, 2014
	Dollars	As a % of Revenue
2013 period reported General &Administrative expenses	$10,826	24.4%
Symmetry Surgical infrastructure costs	(337)
Employee compensation and benefit costs paid in cash	(1,106)
Change in amortization of intangible assets	248
Medical device excise tax expense	(187)
Research and Development costs	282
Change in stock compensation	85
Other	(721)
2014 period reported General & Administrative expenses	$9,090	22.2%

During 2014, employee compensation and benefit costs paid in cash decreased $1,106 due to a decrease for self-insured medical claims incurred during 2014 as compared to 2013 under the U.S. based medical plan, a decrease of $210 in employee severance and the impact of allocations from Symmetry Surgical. We also reduced infrastructure costs, primarily support personnel, by approximately $337 and medical device excise tax decreased $187 driven by lower revenue. Other decreased $721 driven by lower acquisition related expenses and loss on the sales of assets in 2014 as compared to the same period in 2013.

Sales and Marketing Expenses.  For the six months ended June 28, 2014, sales and marketing expenses decreased $1,286 or 12.7% to $8,805 from $10,091 in the comparable period in 2013, primarily due to a reduction in employee compensation and benefits as a result of lower sales in 2014.

Asset Impairment.  During the second quarter of fiscal 2014, we recorded a pre-tax non-cash charge in the amount of $10,500. This impairment is primarily driven by lower revenue due to sluggish hospital spending environment in the U.S. and previously disclosed integration challenges related to the 2011 acquisition of the surgical instruments portfolio from Codman & Shurtleff, Inc. from which we have not recovered as quickly as previously expected.

Other (Income) Expense.  Derivatives valuation consists of foreign currency forward contracts which were used to mitigate the effect of changes in the foreign exchange rates on net income. We recorded a loss of $237 for the six months ended June 29, 2013, which is a result of fluctuation in the Euro versus the U.S. Dollar. We settled all of our outstanding forward swap contracts in July 2013 resulting in no impact to 2014.

Other income for the six months ended June 28, 2014 and June 29, 2013 represents foreign currency exchange rate fluctuations on transactions denominated in foreign currencies.

Income Tax Expense.  Our effective tax rate was a benefit of 36.3% for the six months ended June 28, 2014 as compared to an expense of 1.4% for the six months ended June 29, 2013. The benefit for income taxes increased by $3,710 for the six months ended June 28, 2014 primarily due to the decrease in pre-tax income. Our effective tax rate in 2014 differs from the U.S. Federal tax rate of 35% primarily because of the impact of state taxes partially offset by foreign tax rates.

Fiscal Year 2013 Compared to Fiscal Year 2012

Revenue.  Revenue for fiscal 2013 decreased $18,058, or 16.9%, to $88,947 from $107,005 for the comparable 2012 period. Revenue for each of our product categories in these periods was as follows:

	Fiscal Year
Revenue by Product	December 28, 2013	December 29, 2012	Dollar Change	Percent Change
Symmetry Surgical Branded	$73,693	$86,497	$(12,804)	(14.8)%
Alliance Partners	15,254	20,508	(5,254)	(25.6)%
Total Revenue	$88,947	$107,005	$(18,058)	(16.9)%

	Fiscal Year
Revenue by Geography	December 28, 2013	December 29, 2012	Dollar Change	Percent Change
United States	$78,358	$91,147	$(12,789)	(14.0)%
International	10,589	15,858	(5,269)	(33.2)%
Total Revenue	$88,947	$107,005	$(18,058)	(16.9)%

The $18,058 decrease in revenue in fiscal 2013 as compared to 2012 was primarily driven by a reduction in volume, as well as unfavorable pricing. The $12,804 decrease in Symmetry Surgical Branded Products revenue was primarily adversely impacted by the integration of products acquired from Codman & Shurtleff, Inc. Related to this acquisition, we migrated from a transition services agreement with Johnson & Johnson, the seller, in the third and fourth quarters of 2012 and first half of 2013 to Symmetry Surgical directly serving the end customer. During that migration, former Johnson & Johnson customers, in the United States and abroad, had to change their internal ordering procedures for thousands of products. This disruption caused multiple customers to review pricing and competitors’ offerings resulting in a loss of market share. This effect was most pronounced in the United States during 2013 and internationally in the second half of 2013 and the first half of 2014. Additionally, outside the United States delays in transferring product license and regulatory approvals in specific countries impacted our distributors’ ability to compete with a full product portfolio during 2012 and 2013. The $5,254 reduction in Alliance Partners Products revenue was driven by one customer who changed their purchasing pattern from Symmetry Surgical to the OEM Solutions Business, at the end of fiscal 2012, resulting in a $8,688 reduction. This reduction was partially offset by a $3,434 increase in continuing Alliance Partners Products. These factors contributed to a $12,789, or 14.0%, decrease in revenue in the United States Revenue outside the United States decreased $5,269 or 33.2%, due to the transition of the previously acquired products. The transition required a lengthy regulatory authorization transfer process to Symmetry Surgical which, together with local market challenges encountered by our newly engaged distributors converting products to the Symmetry Surgical brand caused a decline in revenue outside the United States.

Gross Profit.  Gross profit for fiscal 2013 decreased $11,277, or 21.8%, to $40,553 from $51,830 for the comparable 2012 period primarily due to the $18,058 decrease in revenue coupled with a decline in gross margin as a percentage of revenue. Gross margin as a percentage of revenue decreased 2.8%, to 45.6% for 2013 from 48.4% for the comparable 2012 period. Gross margin as a percentage of revenue was impacted by unfavorable product mix within the Symmetry Surgical Branded Product lines due to a lower percentage of revenue from our higher margin product lines. Unfavorable pricing also negatively impacted gross margin due to selling more products under GPO agreements.

General and Administrative Expenses.  For fiscal 2013, general and administrative expenses increased $2,329 or 12.8%, to $20,515 from $18,186 in the comparable period in 2012. Significant items which impacted general and administrative expenses included:

	Year Ended December 28, 2013
	Dollars	As a % of Revenue
2012 period reported General &Administrative expenses	$18,186	17.0%
Symmetry Surgical infrastructure additional costs	2,172
Employee compensation and benefit costs paid in cash	525
Change in amortization of intangible assets	(737)
Medical device excise tax expense	750
Change in stock compensation	(463)
Other	82
2013 period reported General & Administrative expenses	$20,515	23.1%

During 2013, we incurred increased costs for salaries, information technologies and professional fees associated with $2,172 increased infrastructure support as transition services agreements with Johnson & Johnson ended throughout the year. Employee compensation and benefit costs paid in cash increased $525 primarily due to an increase in self-insurance medical claims incurred during 2013 under the U.S. based medical plan, an increase of $588 in employee severance costs and the impact of allocations from SMI. The first year impact of the medical device excise tax resulted in an increase in expense of $750. These increases were partially offset by a $737 reduction in amortization expense as well as a $463 reduction in performance-based stock compensation expense as required performance metrics were not achieved in 2013.

Sales and Marketing Expenses.  For fiscal 2013, sales and marketing expenses decreased $835 or 4.4% to $18,279 from $19,114 in the comparable period in 2012, primarily due to a reduction in employee compensation and benefits as a result of lower revenue in 2013 and tight cost control on discretionary expenses partially offset by $633 of incremental expenses incurred for publication and distribution of the first comprehensive Symmetry Surgical catalog. In addition, provisions for bad debts were higher in 2012 than 2013 as we were migrating from the transition service agreements with Johnson & Johnson.

Asset Impairment.  During fiscal 2013, we recorded a pre-tax non-cash charge in the amount of $20,105. This amount is driven primarily by lower revenue due to previously disclosed integration challenges related to the 2011 acquisition from Johnson & Johnson, which we have not recovered from as quickly as previously expected.

Other (Income) Expense.  Derivatives valuation consists of foreign currency forward contracts which were used to mitigate the effect of changes in the foreign exchange rates on net income. We recorded a loss of $242 for fiscal 2013 as compared to a gain of $242 for the comparable period in 2012, which is a result of fluctuation in the Euro versus the U.S. Dollar. We settled all of our outstanding forward swap contracts in July 2013.

Other income for the periods ended December 28, 2013 and December 29, 2012 represents foreign currency exchange rate fluctuations on transactions denominated in foreign currencies.

Income Tax Expense.  Our effective tax rate was a benefit of 34.6% for fiscal 2013 as compared to an expense of 38.2% for fiscal 2012. Provision for income taxes decreased due to a $33,394 decrease in pre-tax income. The rate differs from the U.S. Federal statutory rate primarily due to the favorable impact of foreign taxes and $310 impact of non-deductible goodwill which was impaired.

Liquidity and Capital Resources

Liquidity

Our principal source of liquidity is cash generated from operations. Principal uses of cash have been for transfers to SMI, which will discontinue after the spin-off and merger transaction, working capital and capital expenditures. We expect that our principal uses of cash in the future will be to pay for capital expenditures, to finance working capital, and to fund possible future acquisitions.

We believe our cash resources will permit us to stay committed to our strategic plan of growing the current business as well as growing through acquisitions. The following table summarizes our primary sources and uses of cash in the periods presented:

	Six Months Ended		Fiscal Year Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Net Cash Flow provided by (used in):
Operating activities	$7,006	$8,402	$19,067	$11,634
Investing activities	(166)	(1,267)	(928)	(2,317)
Financing activities	(5,811)	(6,992)	(17,656)	(9,270)
Effect of exchange rate changes on cash	(7)	(1)	3	(1)
Net increase in cash	$1,022	$142	$486	$46

Operating Activities.  Operating activities generated cash of $7,006 for the six months ended June 28, 2014 as compared to $8,402 for the comparable period in 2013, a decrease of $1,396. The decrease in cash from operations is primarily a result of a reduction in net cash provided by working capital and lower net income of $6,293 offset by non-cash adjustments. Net cash provided by working capital for the six months ended June 28, 2014 was $1,333, a decrease of $2,335, as compared to the six months ended June 29, 2013. Aggregate adjustments for other operating activities positively impacted operating cash flows by $7,232, due to an asset impairment charge, offset by an associated deferred charge impact.

Operating activities generated cash of $19,067 in fiscal 2013 compared to $11,634 for fiscal 2012, an increase of $7,433. The increase in cash from operations is primarily a result of reduced working capital requirements to support lower revenue in 2013. Net cash provided by working capital for fiscal 2013 was $15,246 higher than the comparable 2012 period offset by lower net income of $21,306 and non-cash adjustments. Aggregate adjustments for other operating activities increased over the prior period by $13,493.

Investing Activities.  Capital expenditures of $166 were $1,102 lower in the six months ended June 28, 2014 compared to the six months ended June 29, 2013. The capital expenditures decrease was driven by information systems acquisition integration efforts in 2013 that did not repeat in 2014.

Capital expenditures of $1,477 were $849 lower in fiscal 2013 compared to fiscal 2012. Fiscal 2013 includes $549 proceeds from the sale of a previously owned facility in Nashville, Tennessee.

Financing Activities.  Financing activities used $5,811 of cash for the six months ended June 28, 2014 compared to a usage of $6,992 in the comparable period of 2013. This decrease in cash used by financing activities is due to a $1,181 decrease in transfers to SMI.

Financing activities used $17,656 of cash in fiscal 2013 compared to a usage of $9,270 in fiscal 2012. This increase in cash used by financing activities is due to a $8,386 increase in transfers to SMI.

We believe that cash flow from operating activities will be sufficient to fund currently anticipated working capital and planned capital spending for the foreseeable future, including at least the next twelve months, however, in connection with the completion of the spin-off and merger transaction, we anticipate entering into and drawing on a new revolving credit facility for Symmetry Surgical. There can be no assurance that we will be able to obtain this financing on reasonable terms or at all.

Capital Expenditures

Capital expenditures of $166 were $1,102 lower in the six months ended June 28, 2014 as compared to the similar period in 2013. The 2013 capital expenditures were approximately $750 increased over historical or projected future requirement as a result of implementing information systems to allow us to eliminate Johnson & Johnson transition services, previously discussed.

Capital expenditures of $1,477 were $849 lower in fiscal 2013 compared to fiscal 2012. 2012 capital expenditures were approximately $1,500 increased over historical or projected future requirement as a result of implementing information systems to allow us to eliminate Johnson & Johnson transition services, previously discussed.

Impact of Recently Issued and Adopted Accounting Standards

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income:  In February 2013, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2013-2, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, (“ASU 2013-2”). ASU 2013-2 requires entities to report either on the statement of operations or disclose in the footnotes to the combined financial statements the effects on earnings from items that are reclassified out of comprehensive income. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-2 is effective prospectively for the first reporting period after December 15, 2012 with early adoption permitted. The adoption of ASU 2013-2 did not have an impact on our combined financial position, results of operations or cash flows as it only enhances disclosures.

Technical Corrections and Improvements:  In October 2012, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2012-4, Technical Corrections and Improvements (“ASU 2012-4”), which covers a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and confirming amendments related to fair value measurements. ASU 2012-4 is effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-4 did not have an impact on our combined financial position, results of operations or cash flows as the Standard only clarified existing Codification.

Revenue from Contracts with Customers:  In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The effective date will be the first quarter of fiscal year 2017 using one of two retrospective application methods. We are currently assessing the potential impact of the adoption of ASU 2014-09 on our financial statements and related disclosures.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists:  In July 2013, the FASB issued ASU 2013-11 Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance is effective for fiscal year and interim periods beginning after December 15, 2013. The adoption of this ASU did not have an impact on our financial position, results of operations or cash flows.

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity:  In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This update modifies the requirements for reporting discontinued operations. Under the amendments in ASU 2014-08, the definition of discontinued operation has been modified to only include those disposals of an entity that represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. This update also expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. This update is effective for annual and interim periods beginning after December 15, 2014. We do not expect this ASU to have an impact on our financial position, results of operations or cash flows.

Contractual Obligations and Commercial Commitments

The following table reflects our contractual obligations as of December 28, 2013.

	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating lease obligations	$1,266	$517	$599	$150	$—
Employee benefit pension obligations	813	—	—	—	813
Total	$2,079	$517	$599	$150	$813

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements include our operating leases.

Environmental

Our facilities and operations are subject to extensive federal, state, local and foreign environmental and occupational health and safety laws and regulations. These laws and regulations govern, among other things, air emissions; wastewater discharges; the generation, storage, handling, use and transportation of hazardous materials; the handling and disposal of hazardous wastes; the cleanup of contamination; and the health and safety of our employees. Under such laws and regulations, we are required to obtain permits from governmental authorities for some of our operations. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. We could also be held responsible for costs and damages arising from any contamination at our past or present facilities or at third-party waste disposal sites. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur material liability as a result of any contamination or injury.

We incurred almost zero capital expenditures specifically for environmental compliance and health and safety in 2013 and 2012. In connection with past acquisitions, we completed Phase I environmental assessments and did not find any significant issues that we believe needed to be remediated. Based on information currently available, we do not believe that we have any material environmental liabilities. We cannot be certain, however, that environmental issues will not be discovered or arise in the future related to these acquisitions or existing facilities.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

Foreign currency risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. As a global company with holdings in the Switzerland and Germany, we experienced an impact from foreign exchange rate fluctuations in fiscal 2013. As a result of the fluctuation in rates for fiscal year 2013, we experienced increases in our revenue by $197, our gross margin by $85 and our net income was improved by $19 due to the impact on net gains in foreign jurisdictions.

In June and July 2012, we entered into foreign currency forward contracts to mitigate fluctuations in foreign currency on the statement of operations. As of July 2013, we had settled all outstanding forward swap contracts.

Dividends

We have never declared or paid any dividends on our capital stock and do not currently anticipate declaring or paying dividends in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of the business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors, and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors.

COMPARISON OF RIGHTS OF HOLDERS OF SMI COMMON STOCK BEFORE THE SPIN-OFF AND MERGER TRANSACTION WITH RIGHTS OF HOLDERS OF SYMMETRY SURGICAL COMMON STOCK FOLLOWING THE SPIN-OFF AND MERGER TRANSACTION

The following table sets forth a comparison of (i) SMI common stock and preferred stock prior to the spin-off and merger transaction to (ii) Symmetry Surgical common stock and preferred stock after the spin-off: It assumes receipt of the requisite stockholder approvals with respect to the corporate opportunity proposal.

	SMI Common Stock and Preferred Stock Before Spin-Off and Merger Transaction	Symmetry Surgical Common Stock and Preferred Stock After Spin-Off and Merger Transaction
Authorized Capital Stock:	80,000,000 shares of capital stock, consisting of (i) 75,000,000 shares of SMI common stock, par value $0.0001 per share, and (ii) 5,000,000 shares of SMI Preferred Stock, par value $0.01 per share. As of the date of this proxy statement/prospectus, SMI has no shares of Preferred Stock issued and outstanding.	60,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of Symmetry Surgical common stock, par value $0.0001 per share, and (ii) 10,000,000 shares of Symmetry Surgical Preferred Stock, par value $0.01 per share. As of the date of this proxy statement/ prospectus, Symmetry Surgical has no shares of Preferred Stock issued and outstanding.
Voting Power of Capital Stock:	Each share of SMI common stock is entitled to one vote per share.	Each share of Symmetry Surgical common stock is entitled to one vote per share.
Board of Directors:	The SMI bylaws provide that the SMI board of directors will determine the number of directors by resolution adopted by the affirmative vote of two thirds of the total number of directors then in office. Currently, the number of directors is six. Directors are elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote in the election of directors.	The Symmetry Surgical bylaws provide that the Symmetry Surgical board of directors will determine the number of directors by resolution adopted by the affirmative vote of two thirds of the total number of directors then in office. Currently, the number of directors is six. Directors are elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote in the election of directors.
Removal of Directors:	The SMI certificate of incorporation provides that, subject to the rights of any holders of any series of preferred stock, a director may be removed for cause, by the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of common stock entitled to vote generally in the election of directors, voting together as a single class.	The Symmetry Surgical certificate of incorporation provides that, subject to the rights of any holders of any series of preferred stock, a director may be removed for cause, by the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of common stock entitled to vote generally in the election of directors, voting together as a single class.

	SMI Common Stock and Preferred Stock Before Spin-Off and Merger Transaction	Symmetry Surgical Common Stock and Preferred Stock After Spin-Off and Merger Transaction
Filling Vacancies of the Board of Directors:	SMI’s certificate of incorporation provides that any vacancies may be filled, so long as there is at least one remaining director, only by the board of directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.	Symmetry Surgical’s certificate of incorporation provides that any vacancies may be filled, so long as there is at least one remaining director, only by the board of directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.
Stockholder Action by Written Consent:	SMI’s stockholders may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders.	Symmetry Surgical’s stockholders may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders.
Calling of Special Meetings of Stockholders:	The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. SMI’s certificate of incorporation provides that special meetings of stockholders may only be called by the Chairman of the board of directors or pursuant to a resolution adopted by affirmative vote of the majority of the directors then in office, or by the chief executive officer of SMI.	The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. Symmetry Surgical’s certificate of incorporation provides that special meetings of stockholders may only be called by the Chairman of the board of directors or pursuant to a resolution adopted by affirmative vote of the majority of the directors then in office, or by the chief executive officer of Symmetry Surgical.
Supermajority Provisions and Amendment of the Certificate of Incorporation:	The SMI certificate of incorporation requires a supermajority 66 2/3% vote of the voting power of the stockholders voting as a single class to remove a director from the board of directors, or to amend the bylaws or certain provisions of the certificate of incorporation.	The Symmetry Surgical certificate of incorporation requires a supermajority 66 2/3% vote of the voting power of the stockholders voting as a single class to remove a director from the board of directors, or to amend the bylaws or certain provisions of the certificate of incorporation.

	SMI Common Stock and Preferred Stock Before Spin-Off and Merger Transaction	Symmetry Surgical Common Stock and Preferred Stock After Spin-Off and Merger Transaction
Term of Directors:	SMI’s bylaws provide that the directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. SMI’s charter provides that the directors shall be divided into three classes in as nearly equal size as possible.	Symmetry Surgical’s bylaws provide that the directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Symmetry Surgical’s charter provides that the directors shall be divided into three classes in as nearly equal size as possible.

RELATED PARTY TRANSACTIONS OF SYMMETRY SURGICAL

It is Symmetry Surgical’s policy not to enter into any related party transaction unless our Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in the best interest of our company and stockholders and approves the transaction in accordance with the guidelines previously approved by the board of directors.

In connection with signing the Merger Agreement governing the spin-off and merger transaction, Symmetry Surgical entered into the separation agreement with SMI, its sole stockholder. In addition, in connection with the closing of the Merger, it is expected that a shared IP cross license agreement, a transition services agreement, a supply agreement and a quality agreement, each entered into between SMI and Symmetry Surgical, will become effective. As of the date of this proxy statement/prospectus, no amounts have been paid to SMI pursuant to any of these agreements. The agreements are described below.

Separation Agreement

The separation agreement provides that SMI will, prior to the effective time of the Merger, contribute, assign, transfer and convey to Symmetry Surgical the capital stock of certain subsidiaries and certain assets related to the Symmetry Surgical Business. Similarly, Symmetry Surgical will assume all of the liabilities relating to the Symmetry Surgical Business. SMI has not made any representations or warranties with respect to any aspect of the Symmetry Surgical assets or the Symmetry Surgical liabilities.

The separation agreement also provides that for a period of ten years from the date of the agreement, Symmetry Surgical may not, directly or indirectly, through one or more of its subsidiaries or otherwise, compete in the business conducted by SMI, defined as the marketing, manufacture or distribution of medical devices, medical instruments, medical sterilization cases or trays, or aerospace products on a contract manufacturing basis for third parties providing such devices, instruments or cases as part of a value-added product offering or providing supply chain management to third party medical device companies, but excluding order to cash services in the U.S. In addition, for a period of three years following the date of the agreement, Symmetry Surgical may not, directly or indirectly, hire or solicit any person who is or was employed by SMI or Tecomet or any of their respective subsidiaries during the twelve months prior to the date of the separation agreement.

Similarly, the separation agreement also provides that for a period of ten years from the date of the agreement, SMI may not, directly or indirectly, through one or more of its subsidiaries or otherwise, compete in the business conducted by Symmetry Surgical, defined as the marketing, manufacture or distribution for sale of surgical hand-held instruments, retractor systems, sterile disposable surgical products and sterilization containers, in each case, for sale directly to hospitals, physician’s offices, surgical centers or other healthcare providers. In addition, for a period of three years following the date of the agreement, SMI or Tecomet may not, directly or indirectly, hire or solicit any person who is or was employed by Symmetry Surgical or any of its respective subsidiaries during the twelve months prior to the date of the separation agreement.

Other matters governed by the separation agreement include provision and retention of records, access to information and confidentiality, obtaining governmental and other third party consents, access to information and indemnification relating to the liabilities of each party.

Pursuant to the separation agreement, Symmetry Surgical and its subsidiaries have agreed to indemnify SMI, its subsidiaries, and their respective directors, officers and employees from and against any and all liabilities relating to, arising out of or resulting from any breach of the separation agreement, the transition services agreement, the shared IP cross license agreement, the supply agreement and the quality agreement, and any failure by Symmetry Surgical to pay, perform or otherwise promptly discharge any of the Symmetry Surgical liabilities. SMI and its subsidiaries have agreed to indemnify Symmetry Surgical, its subsidiaries, and their respective directors, officers and employees from and against any and all liabilities related to, arising out of or resulting from any breach of the separation agreement, the transition services agreement, the shared IP cross license agreement, the supply agreement and the quality agreement, and any failure by SMI to pay, perform or otherwise promptly discharge any of the SMI liabilities. Symmetry Surgical has also agreed to indemnify SMI against any liabilities relating to the Symmetry Surgical information included in this proxy statement/prospectus.

Shared IP Cross License Agreement

Under the shared IP cross license agreement, SMI and Symmetry Surgical have each granted to the other a worldwide, fully-paid, royalty-free, non-transferrable, perpetual, irrevocable license under the shared intellectual property and software that each party will respectively own from the closing date of the Merger, which allocation is effected by the aforementioned separation agreement. The licenses exclude each party’s (as licensor) exclusive fields, which are the core markets that each party, respectively, primarily competes in (in other words, neither party as licensor is extending any rights to the other party as licensee to use the shared intellectual property and software owned by the licensor party in the agreed exclusive field of the licensor party). Conversely, the licenses are exclusive in each party’s (as licensee) exclusive fields. Outside the exclusive fields, the licenses are non-exclusive, meaning each party can freely use the shared IP and software that it is licensing to the other (in any field other than the licensee party’s exclusive field). The agreement thus stipulates that Symmetry Surgical will be prevented from using shared intellectual property and software in certain core markets in which the OEM Solutions Business primarily competes. Similarly, Tecomet and SMI will be prevented from using shared intellectual property and software in certain core markets in which we primarily compete.

Transition Services Agreement

Under the transition services agreement, each of SMI and Symmetry Surgical will provide the other on an interim, transitional basis, with various services, including human resources services, tax support services, IT support and such other services as to which Symmetry Medial and SMI mutually agree prior to the closing of the Merger. The charges for these services are generally based on an agreed upon hourly rate for employee time required to provide such services.

In general, the services will begin on the closing date of the Merger and will cover a period not generally expected to exceed one year following the Merger. The party receiving the services may terminate the agreement with respect to any such services upon 60 days’ prior written notice.

Supply Agreement and Quality Agreement

Under the supply agreement, each of SMI and Symmetry Surgical will provide the other with certain products for a term of five years following the closing of the Merger. Current prices paid by Symmetry Surgical will be frozen for two years, after which time prices will adjust to SMI’s “cost plus 25%” which have already been set and will be in place for three additional years. The supply agreement also includes provisions relating to delivery, returns and recalls of products. The quality agreement sets forth additional agreement with respect to certain quality and regulatory issues relating to the supply of products under the supply agreement.

RECENT SALES OF UNREGISTERED SECURITIES

None.

DESCRIPTION OF CAPITAL STOCK

As of the date of the spin-off and merger transaction, Symmetry Surgical’s authorized capital stock will consist of (i) 50 million shares of common stock and (ii) 10 million shares of preferred stock. Symmetry Surgical is registering shares of its common stock under the Securities Act of 1933, as amended, under its registration statement on Form S-4 filed with the SEC. Symmetry Surgical does not anticipate that any shares of preferred stock will be outstanding as of the date of the spin-off and merger transaction.

The following statements set forth the material terms of classes of Symmetry Surgical authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Symmetry Surgical Certificate of Incorporation, a form of which has been filed as an exhibit to this registration statement on Form S-4.

Common Stock

Outstanding Shares and Voting Rights.  Each share of common stock of Symmetry Surgical will be entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors. The Symmetry Surgical Certificate of Incorporation and Bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

Liquidation Rights.  Upon liquidation, dissolution or winding up of Symmetry Surgical, the holders of Symmetry Surgical common stock will be entitled to receive pro rata Symmetry Surgical assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preemptive Rights.  Symmetry Surgical common stock will not be entitled to preemptive or other similar subscription rights to purchase any of Symmetry Surgical securities.

Conversion or Redemption Rights.  Symmetry Surgical common stock will be neither convertible nor redeemable.

Preferred Stock

The Symmetry Surgical board of directors may, without further action by its stockholders, from time to time, direct the issuance of up to 10 million shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of the liquidation, dissolution or winding-up of Symmetry Surgical before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Symmetry Surgical securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock and the market value of Symmetry Surgical common stock. There are no shares of preferred stock outstanding, and Symmetry Surgical has no intention to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Provisions of the Symmetry Surgical Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law.  Symmetry Surgical is subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with its affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (i) before the stockholder became interested, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (iii) at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Symmetry Surgical has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certificate of Incorporation and Bylaws.  The Symmetry Surgical Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Symmetry Surgical unless such takeover or change in control is approved by the board of directors. Among other things, the Symmetry Surgical Certificate of Incorporation and Bylaws:

•	permit the Symmetry Surgical board of directors to issue up to 10 million shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control of Symmetry Surgical;
•	provide that the authorized number of directors may be changed only by resolution of the board of directors adopted by a vote of two-thirds of the directors then in office, subject to any rights of holders of any class or series of outstanding preferred stock;
•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, subject to any rights of holders of any class or series of preferred stock;
•	divide the Symmetry Surgical board of directors into three classes;
•	provide that a director may be removed from office for cause at a meeting called for that purpose, but only by the affirmative vote of the holders of 66 2/3% of the voting power of the common stock entitled to vote in the election of directors, voting together as a single class, subject to any rights of holders of any class or series of outstanding preferred stock;
•	require that any action to be taken by Symmetry Surgical stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in compliance with applicable requirements;
•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
•	provide that special meetings of Symmetry Surgical stockholders may be called only by the chairman of the board of directors, pursuant to a resolution adopted by a majority of the board of directors, or by the chief executive officer of the company; and
•	provide that stockholders will be permitted to amend certain provisions of the Symmetry Surgical Certificate of Incorporation and Bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

Listing

If the Merger is completed, SMI’s common stock will no longer be traded on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SMI’s obligation to file reports under the Exchange Act will be suspended.

Symmetry Surgical intends to apply to have its shares of common stock listed on The NASDAQ Global Market under the symbol “SSRG.” Trading in Symmetry Surgical common stock under this symbol is expected to begin on the first business day following the date that SMI completes the spin-off and merger transaction. However, there can be no assurance that a viable and active trading market will develop.

Transfer Agent and Registrar

The transfer agent and registrar for Symmetry Surgical common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

LEGAL MATTERS

The validity of the Symmetry Surgical common stock to be issued in the Merger pursuant to this registration statement will be passed upon for Symmetry Surgical by Ropes & Gray LLP.

EXPERTS

The combined financial statements of the Symmetry Surgical Business at December 28, 2013 and December 29, 2012, and for each of the two years in the period ended December 28, 2013, included in the Proxy Statement of Symmetry Medical Inc., which is referred to and made part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Symmetry Medical Inc. at December 28, 2013 and December 29, 2012, and for each of the three years in the period ended December 28, 2013 included in its Current Report (Form 8-K) for the year ended December 31, 2013, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SMI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that SMI files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov. Reports, proxy statements and other information concerning SMI may also be inspected at the New York Stock Exchange offices located at 11 Wall Street, New York, New York 10005.

Tecomet has supplied all information contained in this proxy statement relating to Holdings, Tecomet and Acquisition Sub, SMI and Symmetry Surgical have supplied all such information relating to SMI and Symmetry Surgical.

This proxy statement/prospectus incorporates by reference the documents listed below that SMI has previously filed with the SEC. They contain important information about SMI and its financial condition:

•	Annual Report on Form 10-K for the fiscal year ended December 28, 2013;
•	Quarterly Report on Form 10-Q for the fiscal quarters ended March 29, 2014 and June 28, 2014;
•	Current Reports on Forms 8-K filed January 2, 2014, January 30, 2014, February 20, 2014, February 25, 2014, February 27, 2014, April 30, 2014, May 1, 2014, May 29, 2014, August 4, 2014, August 4, 2014, August 4, 2014 and August 8, 2014 (other than the portions of those documents deemed not to be filed pursuant to the rules promulgated under the Exchange Act);
•	Definitive Proxy Statement of SMI, filed March 14, 2014.

In addition, SMI incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

SMI’s stockholders should not send in their stock certificates until they receive the transmittal materials from the paying agent. SMI’s stockholders of record who have further questions about their share certificates or the exchange of SMI common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement/prospectus. Neither SMI nor Symmetry Surgical have authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated           , 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the Merger creates any implication to the contrary.

OTHER MATTERS

Neither SMI’s nor Symmetry Surgical’s board of directors has any knowledge of any other matters to be presented at the meeting other than those described herein. If any other matters should properly come before the meeting, it is the intention of the persons designated in the proxy to vote on them according to their best judgment.

YOUR VOTE IS VERY IMPORTANT. SMI’S BOARD OF DIRECTORS ENCOURAGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

INDEX TO FINANCIAL STATEMENTS

SYMMETRY SURGICAL BUSINESS COMBINED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets	F-3
Combined Statements of Operations	F-4
Combined Statements of Comprehensive Income	F-5
Combined Statements of Changes in Net Parent Investment and Accumulated Other Comprehensive Income	F-6
Combined Statements of Cash Flows	F-7
Notes to Combined Financial Statements	F-8

UNAUDITED PRO FORMA SYMMETRY SURGICAL BUSINESS
COMBINED FINANCIAL STATEMENTS

Introduction	F-25
Unaudited Pro Forma Combined Statement of Operations For the Six Months Ended June 28, 2014	F-26
Unaudited Pro Forma Combined Statement of Operations For the Fiscal Year Ended December 28, 2013	F-27
Unaudited Combined Balance Sheet As of June 28, 2014	F-28
Notes to Unaudited Pro Forma Combined Financial Statements	F-29

UNAUDITED PRO FORMA SYMMETRY MEDICAL INC.
CONSOLIDATED FINANCIAL STATEMENTS

Introduction	F-30
Unaudited Pro Forma Consolidated Statement of Operations For the Six Months Ended June 28, 2014	F-31
For the Fiscal Year Ended December 28, 2013	F-32
For the Fiscal Year Ended December 29, 2012	F-33
For the Fiscal Year Ended December 31, 2011	F-34
Unaudited Pro Forma Consolidated Balance Sheet As of June 28, 2014	F-35
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-36

Report of Independent Auditors

The Board of Directors and Shareholders of Symmetry Medical Inc.

We have audited the accompanying combined balance sheets of the Symmetry Surgical Business (the “Business”) of Symmetry Medical Inc. as of December 28, 2013 and December 29, 2012 and the related combined statements of operations, changes in net parent investment and accumulated other comprehensive income, comprehensive income and cash flows for fiscal years 2013 and 2012. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the combined financial position of the Symmetry Surgical Business of Symmetry Medical Inc. at December 28, 2013 and December 29, 2012, and the combined statements of operations, changes in net parent investment and accumulated other comprehensive income, comprehensive income and cash flows for fiscal years 2013 and 2012 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Indianapolis, IN
September 3, 2014

SYMMETRY SURGICAL BUSINESS

COMBINED BALANCE SHEETS
(In Thousands)

	June 28, 2014	December 28, 2013	December 29, 2012
	(unaudited)
ASSETS:
Current Assets:
Cash	$1,670	$648	$162
Accounts receivable, net	10,625	13,531	19,366
Inventories, net	20,953	17,015	19,336
Deferred income taxes	2,405	2,231	1,929
Derivative valuation asset	—	—	242
Other current assets	1,860	1,664	1,631
Total current assets	37,513	35,089	42,666
Property and equipment, net	2,902	3,288	4,844
Goodwill	52,486	62,995	81,214
Intangible assets, net of accumulated amortization	79,159	81,856	88,710
Deferred income taxes	3,791	2,003	—
Other assets	213	220	214
Total Assets	$176,064	$185,451	$217,648
LIABILITIES AND NET PARENT INVESTMENT:
Current Liabilities:
Accounts payable	$9,852	$7,007	$8,263
Due to Symmetry OEM Solutions	2,185	2,031	1,366
Accrued wages and benefits	2,290	2,120	2,383
Other accrued expenses	816	1,491	854
Accrued income taxes	58	23	15
Total current liabilities	15,201	12,672	12,881
Deferred income taxes	—	—	2,886
Other long-term liabilities	1,013	951	934
Total Liabilities	16,214	13,623	16,701
Commitments and contingencies
Net parent investment	160,035	171,989	201,205
Accumulated other comprehensive income	(185)	(161)	(258)
Total Parent Company Equity	159,850	171,828	200,947
Total Liabilities and Equity	$176,064	$185,451	$217,648

See accompanying notes to combined financial statements.

SYMMETRY SURGICAL BUSINESS

COMBINED STATEMENTS OF OPERATIONS
(In Thousands)

	Six Months Ended		Years Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Revenue – third parties	$40,870	$44,342	$88,876	$106,663
Revenue – Symmetry OEM Solutions	165	35	71	342
Total revenue	41,035	44,377	88,947	107,005
Cost of revenue	22,717	23,547	48,394	55,175
Gross profit	18,318	20,830	40,553	51,830
General and administrative expenses	9,090	10,826	20,515	18,186
Selling and marketing expenses	8,805	10,091	18,279	19,114
Asset impairment	10,500	—	20,105	—
Operating income (loss)	(10,077)	(87)	(18,346)	14,530
Other (income) expense:
Derivative valuation (gain) loss	—	237	242	(242)
Other	144	(106)	38	4
Income (loss) before income taxes	(10,221)	(218)	(18,626)	14,768
Income tax expense (benefit)	(3,707)	3	(6,441)	5,647
Net income (loss)	$(6,514)	$(221)	$(12,185)	$9,121

See accompanying notes to combined financial statements.

SYMMETRY SURGICAL BUSINESS

COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands)

	Six Months Ended		Years Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Net income (loss)	$(6,514)	$(221)	$(12,185)	$9,121
Other comprehensive income (loss)
Foreign currency translation adjustments	(30)	(8)	33	3
Pension plan actuarial gain (loss), net of taxes	6	10	64	(196)
Comprehensive income (loss)	$(6,538)	$(219)	$(12,088)	$8,928

See accompanying notes to combined financial statements.

SYMMETRY SURGICAL BUSINESS

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT AND ACCUMULATED OTHER COMPREHENSIVE INCOME
(In Thousands)

	Net Parent Investment	Accumulated Other Comprehensive Income	Total Equity
Balance at December 31, 2011	$200,266	$(65)	$200,201
Net income	9,121	—	9,121
Currency translation adjustment	—	3	3
Pension	—	(196)	(196)
Net transfers to Parent	(8,182)	—	(8,182)
Balance at December 29, 2012	201,205	(258)	200,947
Net income	(12,185)	—	(12,185)
Currency translation adjustment	—	33	33
Pension	—	64	64
Net transfers to Parent	(17,031)	—	(17,031)
Balance at December 28, 2013	171,989	(161)	171,828
Net income (unaudited)	(6,514)	—	(6,514)
Currency translation adjustment (unaudited)	—	(30)	(30)
Pension (unaudited)	—	6	6
Net transfers to Parent (unaudited)	(5,440)	—	(5,440)
Balance at June 28, 2014 (unaudited)	$160,035	$(185)	$159,850

See accompanying notes to combined financial statements.

SYMMETRY SURGICAL BUSINESS

COMBINED STATEMENTS OF CASH FLOWS
(In Thousands)

	Six Months Ended		Years Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$(6,514)	$(221)	$(12,185)	$9,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	472	563	1,075	793
Amortization	2,689	2,441	5,027	5,764
Net loss on sale of assets	79	212	423	—
Asset impairment	10,500	—	20,105	—
Deferred income tax provision	(1,963)	1,156	(5,187)	1,461
Derivative valuation gain (loss)	—	237	242	(242)
Stock based compensation	371	286	625	1,088
Foreign currency transaction loss	39	60	117	70
Change in operating assets and liabilities:
Accounts receivable	2,862	6,753	5,952	(13,156)
Due to Symmetry OEM Solutions	154	(816)	665	443
Other assets	(189)	(780)	(36)	130
Inventories	(3,938)	(1,449)	2,321	582
Current income taxes	36	(4)	8	27
Accounts payable	2,855	140	(316)	4,717
Accrued expenses and other	(447)	(176)	231	836
Net cash provided by operating activities	7,006	8,402	19,067	11,634
Investing activities
Purchases of property and equipment	(166)	(1,268)	(1,477)	(2,326)
Proceeds from the sale of property and equipment	—	1	549	9
Net cash used in investing activities	(166)	(1,267)	(928)	(2,317)
Financing activities
Net transfers to Parent	(5,811)	(6,992)	(17,656)	(9,270)
Net cash used in financing activities	(5,811)	(6,992)	(17,656)	(9,270)
Effect of exchange rate changes on cash	(7)	(1)	3	(1)
Net increase in cash	1,022	142	486	46
Cash at beginning of period	648	162	162	116
Cash at end of period	$1,670	$304	$648	$162
Non-cash property and equipment additions	$—	$—	$—	$494

See accompanying notes to combined financial statements.

Notes to Combined Financial Statements
(in thousands)

1. Description of the Business

Symmetry Surgical (the “Business”) includes the combined operations of Specialty Surgical Instrumentation, Inc. (d/b/a Symmetry Surgical Inc.), Olsen Medical LLC, Symmetry Surgical Netherlands, CV, Symmetry Surgical Netherlands, BV, Symmetry Surgical France SAS, Symmetry Medical Germany, GmbH and Symmetry Surgical Switzerland, GmbH all of which are subsidiaries of Symmetry Medical Inc. (Symmetry).

The Business offers a broad range of reusable stainless steel and titanium surgical hand-held instruments and retractor systems, sterile disposable surgical products (vein strippers, SECTO dissectors, tonsil sponges and surgical marker pens), and sterilization containers.

On August 15, 2011, the Business acquired the assets of PSC’s Olsen Medical division for $11,000 in cash. Olsen Medical manufactures a full line of single-use and reusable bipolar and monopolar forceps, cords, electrosurgical pens/pencils, electrodes, and accessories. Olsen Medical’s products are primarily sold directly to hospitals in the U. S. and internationally through distributors.

On December 29, 2011, the Business completed the acquisition of the surgical instruments portfolio of Codman & Shurtleff, Inc. (“Codman”) for $165,687 in cash. These surgical instruments and sterile disposable surgical products were distributed directly to hospitals. The addition of the surgical instruments acquired from Codman allows the Business to offer an expanded array of medical instruments and related products, expands our intellectual property, trademarks, regulatory approvals, and provides an instrument procurement center and personnel located in Tuttlingen, Germany. The acquired surgical instrument products are primarily sold in the U. S. and internationally through distributors.

Symmetry has approved the spin-off of the Business through a distribution to the holders of Symmetry Medical Inc.’s common stock of all of the shares of the Business held by Symmetry. The spin-off will separate Symmetry Surgical from the remainder of Symmetry’s operations and holdings. The Board of Directors, along with Symmetry’s management, believes that the operational and growth prospects of Symmetry Surgical’s businesses may best be realized by a separation from those that will remain with Symmetry based on several factors including synergies and growth prospects.

2. Summary of Significant Accounting Policies

Basis of Presentation.  On August 4, 2014, Symmetry announced that it has entered into a merger agreement with TecoStar Holdings, Inc., Tecomet, Inc., and TecoSym Inc., pursuant to which TecoSym Inc. will merge with and into Symmetry, with Symmetry continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Tecomet Inc.

In addition and in connection with the merger, Symmetry has entered into a separation agreement between Symmetry Surgical and Symmetry. Pursuant to the separation agreement, Symmetry will transfer all of the assets and liabilities of its Symmetry Surgical Business to Symmetry Surgical and its subsidiaries.

In connection with the merger, Symmetry will distribute 100% of the shares of common stock of Symmetry Surgical to holders of Symmetry common stock in partial redemption thereof, which is known as the spin-off. Completion of the spin-off in connection with the merger is subject to certain conditions, including that the holders of a majority of Symmetry issued and outstanding shares of common stock have voted in favor of adopting the merger agreement.

The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from Symmetry’s consolidated financial statements and accounting records. The combined financial statements reflect the Business’s financial position, results of operations, and cash flows as its business was operated as part of Symmetry prior to the distribution, in conformity with U.S. generally accepted accounting principles.

The combined financial statements include the allocation of certain assets and liabilities that have historically been held at the Symmetry corporate level but which are specifically identifiable or allocable to

Notes to Combined Financial Statements
(in thousands)

2. Summary of Significant Accounting Policies  – (continued)

the Business. Cash held by Symmetry was not allocated to the Business as it is not expected to be transferred to the Business. Long-term debt, associated issuance costs, interest rate swaps and short-term borrowings were not allocated to the Business as none of the debt recorded by Symmetry is directly attributable to or guaranteed by the Business. All intracompany transactions and accounts have been eliminated. All intercompany transactions between the Business and Symmetry have been reflected as related party transactions. All intercompany transactions between the Business and Symmetry Corporate level are considered to be effectively settled in the combined financial statements. The total net effect of the settlement of these intercompany transactions with Symmetry is reflected in the combined statement of cash flow as a financing activity and in the combined balance sheet as net parent investment.

The Business’s combined financial statements include an allocation of expenses related to certain Symmetry corporate functions, including senior management, legal, human resources, finance, information technology, and quality assurance. These expenses have been allocated to the Business based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenue. The Business considers the expense allocation methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the Business operated as an independent, publically-traded company for the periods presented.

Symmetry maintains various medical benefit and stock-based compensation plans at a corporate level. Symmetry employees participate in those programs and a portion of the cost of those plans is included in the Business’s financial statements.

The condensed combined interim period financial statements of the Business have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying condensed combined interim period financial statements contain all adjustments of a normal recurring nature considered necessary to present fairly the combined financial position of the Business, its results of operations and cash flows. The Business’s results are not subject to seasonal fluctuations. Interim results are not necessarily indicative of results for a full year.

Year End.  The Business's fiscal year is the 52 or 53 week period ending on the Saturday closest to December 31. Fiscal year 2013 was a 52 week year (ending December 28, 2013) and fiscal year 2012 was a 52 week year (ending December 29, 2012). The Business’s interim quarters for 2014 are 13 weeks long, except for the fourth quarter which will be 14 weeks long and quarter-end dates have been set as March 29, 2014, June 28, 2014 and September 27, 2014. The Business’s interim quarters for 2013 were 13 weeks long, ending March 30, 2013, June 29, 2013 and September 28, 2013. References in these combined financial statements to 2013 and 2012 refer to these financial years, respectively.

Business Combinations.  The Business records its business combinations under the acquisition method of accounting. Under the acquisition method of accounting, the Business allocates the purchase price of each acquisition to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. The fair value of identifiable intangible assets is based upon detailed valuations that use various assumptions made by management. Any excess of the purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill.

Use of Estimates.  Preparation of these combined financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Business's financial position or results of operations. Subsequent events have been evaluated through September 3, 2014, the date the financial statements were available to be issued.

Revenue Recognition.  The Business recognizes revenue, on orders received from its customers, when there is persuasive evidence of an arrangement with the customer that is supportive of revenue recognition,

Notes to Combined Financial Statements
(in thousands)

2. Summary of Significant Accounting Policies  – (continued)

the customer has made a fixed commitment to purchase the product for a fixed or determinable price, collection is reasonably assured under the Business’s normal billing and credit terms and ownership and all risks of loss have been transferred to the buyer which is normally upon shipment or delivery. In certain circumstances, customer terms require receipt of product prior to the transfer of the risk of ownership. In such circumstances, revenue is not recognized upon shipment, but rather upon confirmation of delivery. For product sales to distributors, the Business recognizes revenue upon shipment to the distributor under standard contract terms stating that title to the goods passes to the distributors at point of shipment to the distributor’s location. All shipments to distributors are at contract prices and payment is not contingent upon resale of the product. Estimated discounts, rebates, product returns and credits are recorded as a reduction of revenue in the same period revenue is recognized.

Cash.  Cash on hand is primarily located outside of the U.S. In the U.S., the Business participates in Symmetry’s centralized U.S. cash management program. Therefore, all cash inflows and outflows of the Business in the U.S. are managed by Symmetry and accounted for as a change in net parent investment. Refer to Note 10 for additional information on the net parent investment.

Allowance for Doubtful Accounts.  The Business performs periodic credit evaluations of customers' financial condition and generally does not require collateral. Receivables are generally due within 30 to 90 days. The Business maintains an allowance for doubtful accounts for estimated losses in the collection of accounts receivable. The Business makes estimates regarding the future ability of its customers to make required payments based on historical credit experience and expected future trends. Provisions to the allowance for doubtful accounts are charged to current selling and marketing expenses. Actual losses are charged against this allowance when incurred.

The activity in the allowance for doubtful accounts was as follows:

	December 28, 2013	December 29, 2012
Balance as of beginning of period	$483,169	$150,760
Provision (recoveries)	(68,814)	747,713
Write-offs	(189,066)	(415,304)
Balance as of end of period	$225,289	$483,169

Concentration of Credit Risk.  On an on-going basis, the Business has no financial instruments that represent a concentration of credit risk. During 2012, Codman & Shurtleff, Inc., a Johnson & Johnson Company, provided the Business with transition services associated with the acquisition of the surgical instruments product portfolio from Codman & Shurtleff, Inc. This relationship resulted in total sales to Johnson & Johnson Company representing approximating 10.2% of the Business’s net revenue during 2012.

Inventories.  Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or market (net realizable value). Costs include material, labor and overhead costs. Inventory balances are reviewed quarterly for excess products or obsolete inventory levels and reserved, if necessary, to net realizable value.

Property and Equipment.  Property and equipment are stated on the basis of cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets. Accelerated methods are used for income tax purposes. Repair and maintenance costs are charged to expense as incurred. Upon retirement or sale of an asset, its cost and related accumulated depreciation are removed from the combined balance sheet and any gain or loss is recorded in operating income or expense.

Definite-Lived Long-Lived Assets.  The Business assesses the impairment of definite-lived long-lived assets when circumstances indicate the carrying value of an asset may not be recoverable based on the undiscounted future cash flows of an asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values,

Notes to Combined Financial Statements
(in thousands)

2. Summary of Significant Accounting Policies  – (continued)

undiscounted cash flows, or external appraisals, as applicable. The Business reviews long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. Intangible assets subject to amortization consist of trademarks which are amortized using the straight-line method, as well as customer related intangible assets which are amortized on an accelerated method. Straight-line methods are used for income tax purposes. All of the Business’s intangible assets were acquired in connection with its various acquisitions. The Business is required to reassess the expected useful lives of existing definite-lived assets annually. The Business reviewed all definite-lived long-lived assets and has not recorded any impairment for the period ended June 28, 2014 or for fiscal 2013 or 2012.

Goodwill and Other Indefinite-Lived Assets.  Goodwill recorded by the Business represents the purchase price in excess of the net assets of businesses acquired. Goodwill is not amortized but is tested for impairment annually on the first day of the fourth fiscal quarter and more frequently if circumstances warrant using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of impairment. Potential impairment is determined by comparing estimated fair value to the net book value of the reporting unit. Fair value is calculated using an income approach based on the present value of estimated future cash flows. The Business completed its impairment test and recorded impairment charges in 2014 and 2013 totaling $10,500 and $20,105, respectively. No impairment of goodwill existed in fiscal 2012.

Intangible assets with an indefinite life are not amortized but are subject to review each reporting period to determine whether events and circumstances continue to support an indefinite useful life, as well as an annual impairment test. In connection with the annual impairment test during fiscal 2013, the Business recognized an impairment charge related to certain trademarks and in-process research and development of $1,245 and $610, respectively. The Business reviewed all other non-amortizing intangible assets and has not recorded any impairment related to the remaining assets for the period ended June 28, 2014 or fiscal 2013 or 2012.

The assessment of the recoverability of long-lived assets reflects management’s assumptions and estimates. Factors that management must estimate when performing impairment tests include sales volume, prices, inflation, discount rates, exchange rates, tax rates and capital spending. Significant management judgment is involved in estimating these factors, and they include inherent uncertainties. Measurement of the recoverability of these assets is dependent upon the accuracy of the assumptions used in making these estimates, as well as how the estimates compare to the eventual future operating performance of the specific reporting unit to which the assets are attributed. Changes in these estimates could change the conclusion regarding the impairment of goodwill or other intangible assets and potentially result in a non-cash impairment in the future period.

Income Taxes.  Income taxes are presented on a separate return basis. Historically, the Business has been included in the consolidated tax return of Symmetry. The combined financial statements of the Business have been prepared using the asset and liability method in accounting for income taxes, which requires the recognition of deferred income taxes for the expected future tax consequences of net operating losses, credits, and temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on the combined results of operations or financial position of the Business. In the future, as a stand-alone entity, the Business will file tax returns on its own behalf and its deferred taxes and effective tax rate may differ from those used in the historical periods. The Business does not maintain an income taxes payable to/from account with Symmetry. With the exception of certain entities outside the U.S. that will transfer to the Business at separation, the Business is deemed to settle current tax balances with the Symmetry tax paying entities in the respective jurisdictions. These settlements are reflected as changes in net parent investment. Additionally, tax planning strategies are utilized as part of the global tax compliance program of the Business. Judgments and interpretation of statutes are inherent in this process. The Business

Notes to Combined Financial Statements
(in thousands)

2. Summary of Significant Accounting Policies  – (continued)

provides related reserves, where applicable, in accounting for uncertain tax positions. Interest and penalties associated with reserves for uncertain tax positions are classified in income tax expense in the statements of operations.

Foreign Currency.  The financial statements of the Business's foreign subsidiaries are accounted for in local currency and have been translated into U.S. dollars in accordance with accounting guidance on foreign currency translation. Assets and liabilities have been translated using the exchange rate in effect at the balance sheet date. Revenues and expenses have been translated using a weighted-average exchange rate for the period. Currency translation adjustments have been recorded as a separate component of equity.

Foreign currency transaction gains and losses resulting from a subsidiary's foreign currency denominated assets and liabilities included in other income were losses of $49 and $155 for the years ended 2013 and 2012, respectively.

Shipping and Handling Costs.  The Business reflects freight costs associated with shipping its products to customers as a component of cost of revenues.

Advertising Costs.  Advertising costs are expensed as incurred and were $728 and $259 for fiscal 2013 and 2012, respectively.

Research and Development Costs.  The Business recognizes costs associated with research and development (R&D) within general and administrative expenses in the combined financial statements of operations. R&D costs were $326, $44, $864 and $819, respectively, for the periods ended June 28, 2014, June 29, 2013, December 28, 2013 and December 29, 2012.

Derivative Financial Instruments.  The Business recognizes all derivative instruments in its combined financial statements at fair value. Changes in the fair value of derivatives are recorded each period in the derivative valuation (gain) loss line item of the combined statements of operations unless the derivative qualifies for hedge accounting in which case the realized changes in fair value are reflected in the same financial statement line item of the item being hedged or the effective portion of changes in fair value of hedges is recorded each period in accumulated other comprehensive income (loss), net of tax, until the related hedge transaction occurs. Any ineffective portion of changes in fair value of the hedges is recorded in the derivative valuation (gain) loss line item of the statement of operations.

Stock-Based Compensation.  Certain employees of the Business have received grants in the form of Symmetry stock options and/or restricted stock under Symmetry’s 2004 Amended and Restated Equity Incentive Plan. Accordingly, management has allocated expense related to these awards to the Business.

Immediately prior to the effective time of the spin-off and merger transaction, each outstanding option to purchase shares of Symmetry common stock that has an exercise price per share equal to or less than the cash merger consideration in respect of one share (whether or not then vested or exercisable) will be canceled and terminated, and each holder of such option will have the right to receive from the surviving corporation (i) an amount in cash, less applicable withholding taxes, if any, equal to, if a positive number, (A) the number of shares subject to such option, multiplied by (B) the excess of (1) the cash merger consideration, if any, over (2) the exercise price per share of such option and (ii) a number of shares of Symmetry Surgical common stock equal to (A) the fair market value of a share of Symmetry common stock immediately prior to the effective time of the merger (as determined by the Symmetry board of directors), minus the exercise price per share of such option, multiplied by (B) the number of shares of Symmetry common stock underlying such option, divided by (C) the fair market value of a share of Symmetry Surgical common stock immediately prior to the effective time of the spin-off and merger transaction (as determined by the Symmetry board of directors). Immediately prior to the effective time, each outstanding option that has an exercise price per share greater than the cash merger consideration will be canceled and terminated, and each holder thereof will have the right to receive from the surviving corporation, in respect of such option, the number of shares of Symmetry Surgical common stock equal to (ii) above, if any. Immediately prior to the effective time of the

Notes to Combined Financial Statements
(in thousands)

2. Summary of Significant Accounting Policies  – (continued)

spin-off and merger transaction, each outstanding restricted share subject to vesting will be canceled and terminated, and each holder of such restricted share will have the right to receive from the surviving corporation (i) an amount in cash, less applicable withholding taxes, if any, equal to (A) the number of shares subject to such restricted share, multiplied by (B) the cash merger consideration, and (ii) the Symmetry Surgical consideration. Immediately prior to the effective time of the spin-off and merger transaction, each restricted stock unit then outstanding will have the right to receive from the surviving corporation, in respect of such restricted stock unit, (i)(A) an amount in cash, less applicable withholding taxes, if any, equal to the number of shares subject to such restricted stock unit award, multiplied by (B) the cash merger consideration and (ii) the Symmetry Surgical consideration in respect of the number of shares subject to such restricted stock unit award.

Symmetry measures stock-based compensation cost at the grant date based on the estimated fair value of the award. Compensation cost for service-based awards is recognized ratably over the applicable service period. Compensation cost for performance-based awards is reassessed each period and recognized based upon the probability that the performance targets will be achieved. For restricted stock subject to service conditions or with performance targets, the fair market value of the award is determined based upon the closing value of Symmetry’s stock price on the grant date and the amount of stock-based compensation expense recognized during a period is based on the portion of the awards that are ultimately expected to vest. Symmetry estimates forfeitures at the time of grant by analyzing historical data and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. For restricted stock with service conditions or with performance targets, the total expense recognized for each grant is only for those awards that ultimately vest. Symmetry also grants restricted stock which vest upon achieving certain market conditions and the grant date fair values for these awards were estimated based upon the results of a Monte Carlo model, and the resulting expense will be recorded regardless of whether the market conditions are achieved. Compensation expense for restricted stock awards with market conditions is not recorded if the employee is no longer an employee of Symmetry. For stock options, the fair market value is determined using the Black-Scholes Option Pricing Model. Symmetry makes certain assumptions with respect to selected Black Scholes model inputs, including expected volatility, expected life, expected dividend yield and the risk-free interest rate. Expected volatility is based on the historical volatility of our stock over the most recent period commensurate with the estimated expected life of the stock options. The expected life of stock options granted, which represents the period of time that the stock options are expected to be outstanding, is based on “simplified method” using the midpoint of the vesting and expiration period of each grant, due to the limited historical data. The expected dividend yield is based on our history and expectation of dividend payouts. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period commensurate with the estimated expected life.

Product Warranty.  The Business offers a limited warranty for its products with a coverage period that ranges between 1 year to lifetime for materials and workmanship. Warranty coverage varies depending on the product family. The Business’s policy is to accrue the estimated cost of warranty coverage at the time of the sale. The following table presents the change in the product warranty accrual included in other accrued expenses.

	December 28, 2013	December 29, 2012
Balance as of beginning of period	$235	$235
Provision for warranties issued in current year	105	13
Provision for (recovery of) pre-exisiting warranties, net	325	—
Payments	(110)	(13)
Balance as of end of period	$555	$235

Notes to Combined Financial Statements
(in thousands)

2. Summary of Significant Accounting Policies  – (continued)

Recently Adopted Accounting Pronouncements

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income:  In February 2013, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2013-2, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, (“ASU 2013-2”). ASU 2013-2 requires entities to report either on the statement of operations or disclose in the footnotes to the combined financial statements the effects on earnings from items that are reclassified out of comprehensive income. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-2 is effective prospectively for the first reporting period after December 15, 2012 with early adoption permitted. The adoption of ASU 2013-2 did not have an impact on the Business’s combined financial position, results of operations or cash flows as it only enhances disclosures.

Technical Corrections and Improvements:  In October 2012, the Financial Accounting Standards Board (“FASB”), issued Accounting Standards Update (“ASU”) 2012-4, Technical Corrections and Improvements (“ASU 2012-4”), which covers a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and confirming amendments related to fair value measurements. ASU 2012-4 is effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-4 did not have an impact on the Business’s combined financial position, results of operations or cash flows as the Standard only clarified existing Codification.

Revenue from Contracts with Customers:  In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, Revenue Recognition. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The effective date will be the first quarter of fiscal year 2017 using one of two retrospective application methods. The Business is currently assessing the potential impact of the adoption of ASU 2014-09 on its financial statements and related disclosures.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists:  In July 2013, the FASB issued ASU 2013-11 Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The new guidance is effective for fiscal year and interim periods beginning after December 15, 2013. The adoption of this ASU did not have an impact on the Business’s financial position, results of operations and cash flows.

Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity:  In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This update modifies the requirements for reporting discontinued operations. Under the amendments in ASU 2014-08, the definition of discontinued operation has been modified to only include those disposals of an entity that represent a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. This update also expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. This update is effective for annual and interim periods beginning after December 15, 2014. The Business does not expect this ASU to have an impact on its financial position, results of operations or cash flows.

Notes to Combined Financial Statements
(in thousands)

3. Inventories

Inventories consist of the following:

	June 28, 2014	December 28, 2013	December 29, 2012
	(unaudited)
Raw materials	$720	$847	$878
Work in process	146	102	19
Finished goods	22,291	17,860	19,095
Gross inventories	23,157	18,809	19,992
Less: inventory reserve	(2,204)	(1,794)	(656)
Net inventories	$20,953	$17,015	$19,336

The activity in the inventory reserve was as follows:

	December 28, 2013	December 29, 2012
Beginning of period	$656	$151
Provision	1,206	297
Write-offs, net of recoveries	(68)	208
End of period	$1,794	$656

4. Property and Equipment

Property and equipment, including depreciable lives, consists of the following:

	June 28, 2014	December 28, 2013	December 29, 2012
	(unaudited)
Land	$—	$—	$275
Buildings and improvements (20 to 40 years)	518	503	1,313
Machinery and equipment (5 to 15 years)	1,127	1,167	1,048
Office equipment (3 to 5 years)	4,107	3,921	2,970
Construction-in-progress	55	194	978
	5,807	5,785	6,584
Less accumulated depreciation	(2,905)	(2,497)	(1,740)
	$2,902	$3,288	$4,844

5. Goodwill and Other Intangible Assets

The Business has one operating segment that represents the lowest level for which discrete financial information is available and the operating results are regularly reviewed by management.

During 2014 and 2013, the Business determined that the expected operating results for the Symmetry Surgical reporting unit was projected to be substantially lower than previous forecasts. Given this information, the Business conducted its interim and annual impairment tests, as applicable, and determined that impairment existed. The Business recorded a pre-tax non-cash charge of $10,500 in 2014 for goodwill and $20,105 in 2013 for goodwill and other assets and has been recorded in the combined statements of operations within asset impairment. The impairment was primarily driven by lower revenue due to a sluggish hospital spending environment in the U.S. and previously disclosed integration challenges related to the 2011 acquisition of the surgical instruments portfolio of Codman from which the Business has not recovered as quickly as previously expected.

Notes to Combined Financial Statements
(in thousands)

5. Goodwill and Other Intangible Assets  – (continued)

The Business determines the fair value of intangible assets using an income based approach. The approach calculates fair value by estimating the after-tax cash flows attributable to the asset and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. The calculated fair value is compared to the carrying value to determine if any impairment exists.

To derive the fair value of the reporting unit, as required in step one of the impairment test, the Business used the income approach, specifically the discounted cash flow method, to determine the fair value of the reporting unit and the associated amount of the impairment charges. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. This methodology is consistent with how the Business estimates the fair value of the reporting unit during its annual goodwill and indefinite lived intangible asset impairment tests. Inputs used to fair value the Business's reporting unit are considered Level 3 inputs of the fair value hierarchy and include the following:

•	The Business's financial projections for this reporting unit are based on management's assessment of macroeconomic variables, industry trends and market opportunities, as well as the Business's strategic objectives and future growth plans. Revenue growth rates assumed in 2014 and 2013 for the Business’s reporting unit was approximately 4 – 6% for 2015 and beyond.
•	The discount rate used to measure the present value of the projected future cash flows is set using a weighted-average cost of capital method that considers market and industry data, as well as the Business's specific risk factors that are likely to be considered by a market participant. The weighted-average cost of capital is the Business's estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rate used was approximately 12.0% in 2014 and 12.5% in 2013.

For Level 3 measurements, significant increases or decreases in long-term growth rates or discount rates in isolation or in combination could result in a significantly lower or higher fair value measurement.

In the second step, the Business assigned the reporting unit's fair value to all of its assets and liabilities, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the reporting unit were being acquired in a business combination. If the implied fair value of the reporting unit's goodwill is less than the carrying value, the difference is recorded as an impairment charge. This allocation process was performed only for the purposes of measuring the goodwill impairment and not to adjust the carrying values of the recognized assets and liabilities.

Prior to performing the annual goodwill impairment test step 1 analysis, the Business tested long-lived assets to be held and used for impairment on an undiscounted cash flow basis. Based on the results of this testing, no intangible assets were deemed impaired.

As of December 28, 2013, the balances of intangible assets, other than goodwill, were as follows:

	Weighted- Average Amortization Period	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Acquired customers	19	$91,765	$(13,124)	$78,641
Trademarks	10	3,325	(110)	3,215
Intangible assets subject to amortization	19	$95,090	$(13,234)	$81,856

Notes to Combined Financial Statements
(in thousands)

5. Goodwill and Other Intangible Assets  – (continued)

As of December 29, 2012, the balances of intangible assets, other than goodwill, were as follows:

	Weighted- Average Amortization Period	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Acquired customers	19	$91,730	$(8,200)	$83,530
In process research and development	Indefinite			610
Trademarks	Indefinite			4,570
Indefinite-lived intangible assets, other than goodwill				5,180
Total				$88,710

Intangible asset amortization expense is estimated to be as follows for the remainder of 2014 and for each of the next 5 fiscal years:

2014	$2,662
2015	$5,339
2016	$5,300
2017	$5,344
2018	$5,289
2019	$5,214

The changes in the carrying amounts of goodwill for the periods ended December 29, 2012, December 28, 2013 and June 28, 2014 are as follows:

Balance as of December 31, 2011	$81,614
Adjustment to goodwill	(402)
Effects of foreign currency	2
Balance as of December 29, 2012	$81,214
Impairment of goodwill	(18,250)
Effects of foreign currency	31
Balance as of December 28, 2013	$62,995
Impairment of goodwill (unaudited)	(10,500)
Effects of foreign currency (unaudited)	(9)
Balance as of June 28, 2014 (unaudited)	$52,486

Notes to Combined Financial Statements
(in thousands)

6. Employee Benefit Plan

The Business sponsors one defined benefit pension plan for the benefit of its employees at its German subsidiary, which is a legacy plan of the acquisition from Codman during the year ended December 31, 2011. The plan is unfunded and provides defined benefits based on the final average salary of the employees as defined in the plan. The components of net periodic pension cost are as follows:

	Six Months Ended		Fiscal Year Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Components of Net Periodic Pension Cost:
Service cost	$24	$25	$50	$29
Interest cost	13	11	22	18
Amortization of net actuarial loss	5	8	16	—
Foreign currency exchange rate changes	—	—	—	—
Net periodic pension cost	$42	$44	$88	$47
Weighted average assumptions used to determine net periodic pension cost:
Discount rate			3.00%	4.60%
Salary increases			2.50%	2.50%

The change in the projected benefit obligation and the funded status of the plan and a reconciliation of such funded status to the amounts reported in the combined balance sheets as of December 28, 2013 and December 29, 2012 is as follows:

	December 28, 2013	December 29, 2012
Change in projected benefit obligation
Benefit obligation, beginning of year	$793	$459
Service cost	50	29
Interest cost	22	18
Actuarial loss	(117)	275
Foreign currency exchange rate changes	65	12
Acquisition	—	—
Benefit obligation, end of year	$813	$793
Change in fair value of assets:
Fair value of plan assets, beginning of year	$—	$—
Fair value of plan assets, end of year	$—	$—
Funded status at end of year – under funded	$(813)	$(793)

The following summarizes the Business’s balance sheet related pension and other benefit plan accounts at December 28, 2013 and December 29, 2012:

	December 28, 2013	December 29, 2012
Noncurrent benefit liability	$813	$793
Accumulated other comprehensive loss, net of tax	$197	$261

No contributions were made during 2013 or 2012 to the plan, nor are any contributions expected to be made to the plan in 2014, since the plan is unfunded. The accumulated benefit obligation for the plan was $592 and $570 at December 28, 2013 and December 29, 2012, respectively.

Notes to Combined Financial Statements
(in thousands)

6. Employee Benefit Plan  – (continued)

The amounts recognized in accumulated other comprehensive income as of June 28, 2014, December 28, 2013 and December 29, 2012 are as follows:

	June 28, 2014	December 28, 2013	December 29, 2012
	(unaudited)
Net actuarial loss	$(7)	$(117)	$275
Less: Tax benefit (deferred tax asset)	1	53	(79)
Accumulated other comprehensive income impact	$(6)	$(64)	$196
Weighted average assumptions used to determine benefit obligation:
Discount rate		3.60%	3.00%
Salary increases		2.50%	2.50%

The net actuarial loss for the pension plan required to be amortized from accumulated other comprehensive income into net periodic pension cost in 2014 is expected to be $9. There are no significant benefits under the plan which is expected to be paid from fiscal 2014 through fiscal 2018.

7. Fair Value of Financial Instruments

Accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 29, 2012, the Business held certain assets that are required to be measured at fair value on a recurring basis. These included the Business’s foreign currency forward contracts that are not traded on a public exchange. The fair values of foreign currency forward contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, the Business has categorized these derivative instruments as Level 2 in accordance with the FASB Standard on fair value measurement.

On a recurring basis, management measures the fair value of its foreign currency forward contracts using the market approach based on the projections of the Euro rate over the life of each forward contract.

The fair value and carrying value of the Business’s assets and liabilities measured at fair value on a recurring basis were as follows:

	December 29, 2012
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
Assets
Foreign currency forwards	$—	$242	$—	$242
Total assets	$—	$242	$—	$242

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. Assets and liabilities acquired in business combinations are recorded at their fair value as of the date of acquisition.

The Business has performed its annual and interim impairment tests for goodwill. The fair value of the reporting unit is determined using the income approach. The income approach focuses on the income-producing capability of an asset, measuring the current value of the asset by calculating the present

Notes to Combined Financial Statements
(in thousands)

7. Fair Value of Financial Instruments  – (continued)

value of its future economic benefits such as cash earnings, cost savings, tax structure and product offerings. Value indications are developed by discounting expected cash flows to their present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation and risks associated with the reporting unit. These assets are classified within Level 3, in the event that the Business were required to measure and record such assets at fair value within its combined financial statements, as discussed in the Note 5, Goodwill and Other Intangible Assets.

The Business periodically evaluates the carrying value of long-lived assets to be held and used, including definite-lived intangible assets and property plant and equipment, when events or circumstances warrant such a review. Fair value is determined primarily using anticipated cash flows assumed by a market participant, discounted at a rate commensurate with the risk involved and these assets would generally be classified within Level 3, in the event that the Business were required to measure and record such assets at fair value within its combined financial statements.

Additionally, financial instruments also consist of cash, accounts receivable, and accounts payable. The fair value of cash and net accounts receivables and payables was estimated by management to approximate fair value due to the relatively short period of time to maturity for these instruments.

8. Derivatives

The Business utilizes derivative instruments to minimize the volatility of cash flows and statement of operations impacts associated with the impact of fluctuations in foreign currency. The Business recognizes all derivative instruments as either assets or liabilities at fair value on the combined balance sheets. Derivative asset and liability amounts with the same counterparty are netted against each other for financial reporting purposes. The Business utilizes third party valuations to assist in the determination of the fair value of these derivatives. The Business considered its derivative instrument valuations to be Level 2 fair value measurements.

In June and July 2012, the Business entered into forward swap contracts to mitigate the impact of fluctuations in foreign currency on the statement of operations. As of December 28, 2013, the Business had settled all of its outstanding forward swap contracts. As of December 29, 2012, the Business had contracts for the sale of 3,161 Euros, which were settling in equal amounts over the twelve month period which began July 2012. These swap contracts, which were an aggregate fair value asset of $242 at December 29, 2012, were not designated as cash flow hedges and therefore the change in the fair value was immediately recorded in derivatives valuation (gain) loss in the combined statements of operations.

9. Accumulated Other Comprehensive Income

Accumulated other comprehensive income is comprised of gains (losses) resulting from currency translations of foreign entities and pension plan actuarial gains and losses, net of tax. Other comprehensive income consists of the following:

	Foreign Currency Translation	Pension Plan Actuarial Loss, net of tax	Other Comprehensive Income (loss)
Balance at December 29, 2012	$3	$(261)	$(258)
Other comprehensive income	33	64	97
Balance at December 28, 2013	36	(197)	(161)
Other comprehensive income (unaudited)	(30)	6	(24)
Balance at June 28, 2014 (unaudited)	$6	$(191)	$(185)

There were no amounts reclassified from accumulated other comprehensive income (loss) to earnings during the twelve months ended December 28, 2013 and December 29, 2012, or the six months ended June 28, 2014.

Notes to Combined Financial Statements
(in thousands)

10. Net Parent Investment

Net Parent investment represents Symmetry’s initial investment in the Business, subsequent allocations of expenses, and advances and receipts of cash resulting from the operations of the U.S. Business with Symmetry. The balance reflects the U.S. based Business’s participation in Symmetry’s U.S. centralized cash management program under which all of the U.S. Business’s cash receipts are remitted to Symmetry and all cash disbursements are funded by Symmetry. Other transactions affecting net parent investment include general and administrative expenses incurred by Symmetry and allocated to the Business. Changes in amounts owed to or due from Symmetry are included in transfers to parent, net in the combined statements of cash flows.

11. Related Party Transactions

Related party transactions of the Business include the purchase and sale of surgical instruments and cases between Symmetry OEM Solutions and the Business, centralized cash and debt management in the U.S. and the allocation of certain general and administrative, selling and marketing and research and development expenses from Symmetry to the Business.

Sales of surgical instruments and cases from the Business to OEM Solutions are recorded at intercompany transfer prices and totaled $165 and $35 for the periods ended June 28, 2014 and June 29, 2013, respectively, and $71 and $342 in fiscal year 2013 and 2012, respectively.

Purchases of surgical instruments and cases from Symmetry OEM Solutions by the Business are recorded at intercompany transfer prices and totaled $3,508 and $2,471 for the periods ended June 28, 2014 and June 29, 2013, respectively, and $5,381 and $9,929 in fiscal year 2013 and 2012, respectively.

The U.S. based portion of the Business participates in Symmetry’s U.S. centralized cash management program under which all of the U.S. Business’s cash receipts are remitted to Symmetry and all cash disbursements are funded by Symmetry. The cash receipts are not kept at specific accounts and are instead commingled with cash from other Symmetry entities. As cash is disbursed and received by Symmetry, it is accounted for through net parent investment.

For fiscal 2013 and 2012, Symmetry provided various general and administrative and selling and marketing services to the Business including legal assistance, marketing services, human resources, financial reporting and analysis, information technology and insurance management, as well as research and development services.

It is Symmetry's policy to charge these expenses first on the basis of direct usage when identifiable, with the remainder allocated among Symmetry’s subsidiaries on the basis of their respective revenue. These allocations totaled $6,832 and $7,421 for fiscal year 2013 and 2012, respectively, and $2,942 and $3,553 for the six months ended June 28, 2014 and June 29, 2013, respectively. These changes may not be indicative of the actual expense that would have been incurred had the Business operated as an independent, publicly-traded company for the periods presented.

12. Income Taxes

Income before income taxes consisted of:

	Six Months Ended		Fiscal Year Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Domestic	$(10,495)	$(293)	$(19,016)	$14,644
Foreign	274	75	390	124
	$(10,221)	$(218)	$(18,626)	$14,768

Notes to Combined Financial Statements
(in thousands)

12. Income Taxes  – (continued)

Significant components of the Business's net deferred tax liabilities are as follows:

	June 28, 2014	December 28, 2013	December 29, 2012
	(unaudited)
Deferred tax assets
Compensation	$163	$164	$248
Inventory	2,064	1,884	1,358
Loss carryforwards	345	165	38
Intangibles	3,013	1,466	—
Other	993	986	1,259
Total deferred tax assets	6,578	4,665	2,903
Deferred tax liabilities
Intangibles	—	—	(3,515)
Property and equipment	(382)	(431)	(345)
Total deferred tax liabilities	(382)	(431)	(3,860)
Deferred tax assets (liabilities), net	$6,196	$4,234	$(957)

Significant components of the income tax provision are as follows:

	Fiscal Year Ended
	December 28, 2013	December 29, 2012
Current:
Federal	$(1,435)	$3,617
State	159	468
Foreign	50	120
	(1,226)	4,205
Deferred	(5,215)	1,442
	$(6,441)	$5,647

The provision for income taxes differs from that computed at the Federal statutory rate of 35% for the twelve months ended December 28, 2013 and December 29, 2012 as follows:

	Six Months Ended		Fiscal Year Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Tax at Federal statutory rate	$(3,577)	$(76)	$(6,519)	$5,169
State income taxes	(310)	28	(552)	419
Foreign income taxes	(55)	(5)	103	(8)
Goodwill impairment	186	—	310	—
Other	49	56	217	67
	$(3,707)	$3	$(6,441)	$5,647

At December 28, 2013, the Business had various multistate income tax net operating loss carryforwards of $5,416 which have been recorded as a deferred tax asset of approximately $165. No provision has been made for United States federal and state or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries because it is expected that such earnings will be reinvested in

Notes to Combined Financial Statements
(in thousands)

12. Income Taxes  – (continued)

these foreign operations indefinitely. At December 28, 2013, the Business had an aggregate of $206 of unremitted earnings of foreign subsidiaries that have been or are intended to be permanently reinvested for continued use in foreign operations.

As of December 28, 2013, Symmetry is subject to unexpired statutes of limitations for U.S. federal income taxes for the year 2009. Symmetry is also subject to unexpired statutes of limitations for various states including most significantly Indiana and Tennessee generally for the years 2009 – 2012.

13. Profit Sharing Plan

During fiscal 2013 and 2012, Symmetry maintained a profit sharing plan, which qualifies for favorable tax treatment under Section 401(k) of the Internal Revenue Code. Contributions by Symmetry are based upon both discretionary and matching nondiscretionary amounts. The matching amounts represent a 50% match of employees' contributions, up to a maximum of $4 per participant per year. Expense recorded by the Business for the plans was $265 and $288 for the twelve months ended 2013 and 2012, respectively.

14. Product and Geographic Information

The Business has one operating segment which is the lowest level for which discrete financial information is available and the operating results are regularly reviewed by management. The Business sells a broad range of reusable stainless steel and titanium surgical hand-held instruments and retractor systems, sterile disposable surgical products (vein strippers, SECTO dissectors, tonsil sponges and surgical marker pens), and sterilization containers. These products are typically used in the surgical specialties of spine, general/OB-GYN, microsurgery/neurosurgery, orthopedics, laparoscopy, cardiovascular, thoracic and general surgery in the hospital setting as well as surgery centers and in select physician offices. These products are viewed in two categories by management; Symmetry Surgical Branded Products and Alliance Partners Products. Symmetry Surgical Branded Products include all products sold under brand names managed by the Business whereas Alliance Partners Products are brands the Business distributes for others in defined markets. The Business has operations in the U. S., Germany and Switzerland. As a result, the Business's financial results can be impacted by currency exchange rates in the foreign markets in which the Business sells its products. Revenues are attributed to geographic locations based on the location to which the Business ships its products.

Revenues to External Customers:

	Six Months Ended		Fiscal Year Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
United States	$36,206	$39,543	$78,358	$91,147
International	4,829	4,834	10,589	15,858
Total revenues	$41,035	$44,377	$88,947	$107,005

Revenues by Product:

	Six Months Ended		Fiscal Year Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012
	(unaudited)	(unaudited)
Symmetry Surgical Branded	$34,706	$37,210	$73,693	$86,497
Alliance Partners	6,329	7,167	15,254	20,508
Total revenues	$41,035	$44,377	$88,947	$107,005

Notes to Combined Financial Statements
(in thousands)

14. Product and Geographic Information  – (continued)

Long-Lived Assets:

	June 28, 2014	December 28, 2013	December 29, 2012
	(unaudited)
United States	$2,852	$3,213	$4,755
International	50	75	89
Total long-lived assets	$2,902	$3,288	$4,844

15. Commitments and Contingencies

Operating Leases.  The Business has various operating leases, primarily for equipment and vehicles. Total rental expense for these operating leases amounted to $302, $297, $571 and $546 for the periods ended June 28, 2014, June 29, 2013 and fiscal 2013 and 2012, respectively. At December 28, 2013, future minimum payments for operating leases with initial terms of one year or more are as follows: $517 in 2014; $249 in 2015; $173 in 2016; $177 in 2017; $145 in 2018; and $5 thereafter.

Legal & Environmental Matters.  The Business is involved, from time to time, in various contractual, product liability, patent (or intellectual property) and other claims and disputes incidental to its business. Currently, there is no environmental or other litigation pending or, to the knowledge of the Business, threatened, that the Business expects to have a material adverse effect on its financial condition, results of operations or liquidity. While litigation is subject to uncertainties and the outcome of litigated matters is not predictable with assurance, the Business currently believes that the disposition of all pending or, to the knowledge of the Business, threatened claims and disputes, individually or in the aggregate, should not have a material adverse effect on the Business's combined financial condition, results of operations or liquidity.

Under the terms of the separation agreement between the Business and Symmetry, the Business is responsible for all liabilities of Symmetry arising prior to the merger relating to the Business.

In September 2013, Xodus Medical Inc., Alessio Pigazzi and Glenn Keilar filed suit against Prime Medical, LLC, or Prime, and Symmetry Surgical Inc. in the United States District Court for the Western District of Pennsylvania under cause number 2:13-cv-01372-AJS. In the lawsuit Xodus alleged that Prime, a manufacturer of products Symmetry Surgical distributes, had infringed on two of its patents, US Patent No. 8,511,314 and US Patent No. 8,464,720, which we refer to as the “Xodus Patents”, and that Symmetry was liable to it for damages for selling products that infringed on Xodus’ patents. At present the lawsuit is stayed pending the outcome of the US Patent and Trademark office’s review of the validity of the Xodus Patents. On February 24, 2014 the USPTO found substantial questions regarding the patentability of the Xodus patents and on July 10 the USPTO rejected both of the Xodus patents. Xodus has not taken further action as of the date of this filing. The Business does not believe that this matter will have a material adverse affect on its results of operations or financial position.

SYMMETRY SURGICAL BUSINESS

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements consist of unaudited pro forma combined statements of operations for the six months ended June 28, 2014 and for the year ended December 28, 2013 and an unaudited pro forma combined balance sheet as of June 28, 2014. The unaudited pro forma combined financial statements reported below should be read in conjunction with Symmetry Surgical’s “Management Discussion and Analysis of Financial Condition and Results of Operations,” the historical combined annual and condensed interim financial statements and the corresponding notes included elsewhere in this information statement.

The following unaudited pro forma combined balance sheet and statements of operations have been derived from Symmetry Surgical’s historical combined annual and condensed interim financial statements included elsewhere in this information statement. The statements are for informational purposes only and do not purport to represent what Symmetry Surgical’s financial position and results of operations actually would have been had the separation and distribution occurred on the dates indicated, or to project Symmetry Surgical’s financial performance for any future period.

Symmetry Medical Inc. (Symmetry) did not account for Symmetry Surgical as, and Symmetry Surgical was not operated as a separate, independent company for the periods presented. Due to regulations governing the preparation of pro forma financial statements, the pro forma financial statements do not reflect certain estimated incremental expenses associated with being an independent, public company or certain cost reduction actions because they are projected amounts based on judgmental estimates and are not factually supportable. The estimated incremental expenses associated with being an independent, public company include the costs for information technology and costs associated with corporate administrative services such as tax, treasury, audit, risk management, legal, stockholder relations and human resources. However, Symmetry Surgical has plans in place to reduce the cost structure of the business upon completion of the spin-off to improve results which are also not reflected in these pro forma financial statements. Symmetry Surgical intends to take cost reduction actions including a 16% reduction in base compensation levels for executive officers, elimination of the annual cash bonus plan for senior leadership, reduced corporate accounting consolidation headcount levels, elimination of global support function managers and reduced third party professional services fees as a result of a significantly less complex entity. Further, with the availability of additional management resources from Corporate, we estimate additional cost actions will reduce general and administrative and selling and marketing costs directly attributable to Symmetry Surgical. As previously discussed, we will no longer be selling one of our Alliance Partners Products which will adversely impact revenue and profitability.

The pro forma balance sheet adjustments assume that Symmetry Surgical’s separation from Symmetry occurred as of June 28, 2014. The pro forma adjustments to the combined statements of operations for the six months ended June 28, 2014 and for the year ended December 28, 2013 assume that the separation occurred as of December 30, 2012.

The unaudited pro forma combined statements of operations for the six months ended June 28, 2014 and for the year ended December 28, 2013 and the unaudited pro forma combined balance sheet as of June 28, 2014 have been adjusted to give effect to the following transactions:

•	the issuance of approximately 9,600 shares of Symmetry Surgical’s common stock, and
•	the impact of the separation agreement, merger agreement, transition services agreements, supply agreement and shared IP cross license agreement between Symmetry Surgical and Symmetry and the provisions contained therein.
•	the expected borrowings of debt on a credit facility to pay a portion of merger and separation costs.

SYMMETRY SURGICAL BUSINESS

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 28, 2014
(dollars and shares in thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue – third parties	$40,870	$—		$40,870
Revenue – Symmetry OEM Solutions	165	—	(A)	165
Total revenue	41,035	—		41,035
Cost of revenue	22,717	—	(A)	22,717
Gross profit	18,318	—		18,318
General and administrative expenses	9,090	—	(B)	9,090
Selling and marketing expenses	8,805	—		8,805
Asset impairment	10,500	—		10,500
Operating income (loss)	(10,077)	—		(10,077)
Other (income) expense:
Other	144	180	(C)	324
Income (loss) before income taxes	(10,221)	(180)		(10,401)
Income tax expense (benefit)	(3,707)	(72	)(D)	(3,779)
Net income (loss)	$(6,514)	$(108)		$(6,622)
Unaudited Pro Forma Earnings Per Share
Basic	N/A			$(0.69)
Diluted	N/A			$(0.69)
Weighted Average Common Shares and Equivalent Shares Outstanding
Basic	N/A			9,600	(E)
Diluted	N/A			9,600	(E)

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

SYMMETRY SURGICAL BUSINESS

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 28, 2013
(dollars and shares in thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenue – third parties	$88,876	$—		$88,876
Revenue – Symmetry OEM Solutions	71	—	(A)	71
Total revenue	88,947	—		88,947
Cost of revenue	48,394	—	(A)	48,394
Gross profit	40,553	—		40,553
General and administrative expenses	20,515	—	(B)	20,515
Selling and marketing expenses	18,279	—		18,279
Asset impairment	20,105	—		20,105
Operating income (loss)	(18,346)	—		(18,346)
Other (income) expense:
Derivative valuation (gain) loss	242	—		242
Other	38	360	(C)	398
Income (loss) before income taxes	(18,626)	(360	)(D)	(18,986)
Income tax expense (benefit)	(6,441)	(144)		(6,585)
Net income (loss)	$(12,185)	$(216)		$(12,401)
Unaudited Pro Forma Earnings Per Share
Basic	N/A			$(1.29)
Diluted	N/A			$(1.29)
Weighted Average Common Shares and Equivalent Shares Outstanding
Basic	N/A			9,600	(E)
Diluted	N/A			9,600	(E)

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

SYMMETRY SURGICAL BUSINESS

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 28, 2014
(In Thousands)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS:
Current Assets:
Cash	$1,670	$(1,670	)(F)	$—
Accounts receivable, net	10,625	—		10,625
Inventories, net	20,953	—		20,953
Deferred income taxes	2,405	—		2,405
Other current assets	1,860	—		1,860
Total current assets	37,513	(1,670)		35,843
Property and equipment, net	2,902	—		2,902
Goodwill	52,486	—		52,486
Intangible assets, net of accumulated amortization	79,159	—		79,159
Deferred income taxes	3,791	—		3,791
Other assets	213	—		213
Total Assets	$176,064	$(1,670)		$174,394
LIABILITIES AND EQUITY:
Current Liabilities:
Accounts payable	$9,852	$—		$9,852
Due to Symmetry OEM Solutions	2,185	—		2,185
Accrued wages and benefits	2,290	—		2,290
Other accrued expenses	816	—		816
Accrued income taxes	58	—		58
Total current liabilities	15,201	—		15,201
Deferred income taxes	—	—		—
Long term debt	—	10,600	(F)	10,600
Other long-term liabilities	1,013	—		1,013
Total Liabilities	16,214	10,600		26,814
Commitments and contingencies
Equity:
Common Stock	—	1	(G)	1
Additional Paid-in Capital	—	160,034	(G)	147,764
		(10,600	)(F)
		(1,670	)(F)
Net parent investment	160,035	(160,035	)(G)	—
Accumulated other comprehensive income	(185)	—		(185)
Total Equity	159,850	(12,270)		147,580
Total Liabilities and Equity	$176,064	$(1,670)		$174,394

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

SYMMETRY SURGICAL BUSINESS

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(in thousands)

(A)	Reflects the effect of the actual supply agreement that Symmetry Surgical and Symmetry will enter into prior to separation. The financial terms of the existing agreement are not expected to change. Pricing under these arrangements will reflect Symmetry Surgical’s or Symmetry’s costs, plus a profit margin, which are not expected to materially differ from historical amounts during the first two years after separation. At the start of the third year Symmetry’s prices will change to today’s estimated cost plus 25% and remain at those levels until the end of the fifth year, which concludes the current agreement.
(B)	Services to be provided by Symmetry or Symmetry Surgical to the other party under the actual transition services agreements that Symmetry Surgical and Symmetry will enter into prior to separation are not expected to have a material impact. The financial terms of the existing agreement are not expected to change.
(C)	Reflects interest expense related to approximately $10,600 of long-term debt that Symmetry Surgical expects to issue. The weighted-average interest rate on the debt is assumed to be approximately 3.4%. Interest expense was calculated assuming constant debt levels throughout the periods. Interest expense may be higher or lower if Symmetry Surgical’s actual interest rate or credit ratings change. A 1/8% change to the annual interest rate would change interest expense by approximately $13 on an annual basis.
(D)	Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates.
(E)	The number of Symmetry Surgical shares used to compute basic earnings per share for the year ended December 28, 2013 and for the six months ended June 28, 2014 is based on the number of shares of Symmetry Surgical common stock assumed to be outstanding on the distribution date assuming a distribution ratio of one share of Symmetry Surgical common stock for every four Symmetry common shares outstanding. The number of shares used to compute diluted earnings per share is based on the number of basic shares of Symmetry Surgical common stock as there are no incremental shares assuming no grants have been made of dilutive outstanding options or restricted stock awards.
(F)	Reflects the use of $1,670 of cash on hand and the issuance of approximately $10,600 in long-term debt and the net distribution of approximately $12,270 cash to Symmetry in order to fund a portion of merger related costs and pay off Symmetry’s debt. In connection with the Merger Agreement and separation agreement, Symmetry estimates total pre-tax charges of $37,000 to be incurred at closing, of which $17,000 is non-cash.
(G)	On the distribution date, Symmetry’s net investment in Symmetry Surgical will be redesigned as Symmetry Surgical Shareholders’ Equity and will be allocated between common stock and additional paid in capital based on the number of shares of Symmetry Surgical common stock outstanding at the distribution date.

SYMMETRY MEDICAL INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On August 4, 2014, Symmetry Medical Inc. (“Symmetry”) announced that it had entered into a merger agreement with TecoStar Holdings, Inc, Tecomet, Inc., and TecoSym Inc., pursuant to which TecoSym will merge with and into Symmetry, with Symmetry continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Tecomet. In addition and in connection with the Merger, Symmetry has entered into a separation agreement between Symmetry Surgical and Symmetry. Pursuant to the separation agreement, Symmetry will transfer all of the assets and liabilities of its Symmetry Surgical Business to a newly formed public company. The spin-off will be in the form of a distribution of 100% of the shares of common stock of Symmetry Surgical to holders of Symmetry common stock in partial redemption thereof.

The following unaudited pro forma consolidated statements of operations of Symmetry for the six months ended June 28, 2014 and for each of the years ended December 28, 2013, December 29, 2012 and December 31, 2011 are presented as if the Merger and spin off of Symmetry Surgical had occurred as of January 2, 2011. The following unaudited pro forma consolidated balance sheet of Symmetry as of June 28, 2014 assumes that the Merger and spin off occurred on June 28, 2014.

The statements are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what Symmetry’s financial position and results of operations actually would have been had the Merger and spin-off occurred on the dates indicated, or to project Symmetry’s financial performance for any future period.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with (i) the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Symmetry’s Form 10-K for the year ended December 28, 2013, (ii) the unaudited condensed consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Symmetry’s Form 10-Q for the six months ended June 28, 2014, (iii) the consolidated financial statements of Symmetry as filed on Form 8-K on August 8, 2014 and (iv) the audited combined financial statements of the Symmetry Surgical Business included herein.

The Historical column in the unaudited pro forma consolidated statements of operations and in the unaudited pro forma consolidated balance sheet reflects Symmetry’s historical financial statements for the periods presented and does not reflect any adjustments related to the Merger and spin-off.

The information in the Symmetry Surgical Separation column in the unaudited pro forma consolidated statements of operations was derived from the annual and interim combined financial statements included in the Symmetry Surgical Business financial statements included herein and does not reflect any adjustments related to the Merger and spin off. The information in the Symmetry Surgical Separation column in the unaudited pro forma consolidated balance sheet was derived from the June 28, 2014 unaudited combined pro forma balance sheet of the Symmetry Surgical Business included herein.

The amounts in the Adjustments column in the unaudited pro forma consolidated statements reflect the Merger and spin-off of Symmetry Surgical and are further described in the accompanying notes.

Symmetry Medical Inc.
Unaudited Pro Forma Consolidated Statement of Operations
Six Months Ended June 28, 2014
(dollars and shares in thousands except per share data)

	Historical	Symmetry Surgical Separation	Pro Forma Adjustments		Pro Forma Symmetry
Revenue	$198,152	$(41,035)	$165	(E)	$160,790
			—	(A)
			3,508	(I)
Cost of revenue	146,253	(22,717)	150	(E)	126,964
			—	(A)
			3,278	(I)
Gross profit	51,899	(18,318)	245		33,826
Research and development expenses	2,399	—	—		2,399
Sales and marketing expenses	12,943	(8,805)	—		4,138
General and administrative expenses	22,892	(9,090)	(998	)(C)	14,204
			—	(B)
			1,400	(K)
Asset impairment	10,500	(10,500)	—		—
Facility closure and severance	767	—	—		767
Operating income (loss)	2,398	10,077	(157)		12,318
Other (income) expense:
Interest expense	4,332	—	—		4,332
Loss on debt extinguishment	503	—	—		503
Other	(96)	(144)	30	(K)	(210)
Income (loss) from continuing operations before income taxes	(2,341)	10,221	(187)		7,693
Income tax expense (benefit)	(1,122)	3,707	(75	)(D)	2,510
Income (loss) from continuing operations	$(1,219)	$6,514	$(112)		$5,183
Income (loss) per share from continuing operations:
Basic	$(0.03)				$0.14
Diluted	$(0.03)				$0.14
Weighted average common shares and equivalent shares outstanding:
Basic	36,576				36,576
Diluted	36,576				37,030

(See accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements)

Symmetry Medical Inc.
Unaudited Pro Forma Consolidated Statement of Operations
Year Ended December 28, 2013
(dollars and shares in thousands except per share data)

	Historical	Symmetry Surgical Separation	Pro Forma Adjustments		Pro Forma Symmetry
Revenue	$388,620	$(88,947)	$71	(E)	$305,125
			—	(A)
			5,381	(I)
Cost of revenue	284,804	(48,394)	63	(E)	241,337
			—	(A)
			4,864	(I)
Gross profit	103,816	(40,553)	525		63,788
Research and development expenses	4,572	—	—		4,572
Sales and marketing expenses	25,995	(18,279)	—		7,716
General and administrative expenses	44,724	(20,515)	—	(B)	27,641
			3,432	(K)
Asset impairment	46,844	(20,105)	—		26,739
Facility closure and severance costs	1,521	—	—		1,521
Operating income (loss)	(19,840)	18,346	(2,907)		(4,401)
Other (income) expense:
Interest expense	17,680	—	—		17,680
Loss on debt extinguishment	4,460	—	—		4,460
Derivatives valuation (gain) loss	242	(242)	—		—
Other	1,688	(38)	50	(K)	1,700
Income (loss) before income taxes	(43,910)	18,626	(2,957)		28,241
Income tax expense (benefit)	(15,804)	6,441	(1,183	)(D)	(10,546)
Net income (loss)	$(28,106)	$12,185	$(1,774)		$(17,695)
Net income (loss) per share:
Basic	$(0.77)				$(0.49)
Diluted	$(0.77)				$(0.49)
Weighted average common shares and equivalent shares outstanding:
Basic	36,327				36,327
Diluted	36,327				36,327

(See accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements)

Symmetry Medical Inc.
Unaudited Pro Forma Consolidated Statement of Operations
Year Ended December 29, 2012
(dollars and shares in thousands except per share data)

	Historical	Symmetry Surgical Separation	Pro Forma Adjustments		Pro Forma Symmetry
Revenue	$397,287	$(107,005)	$342	(E)	$300,553
			—	(A)
			9,929	(I)
Cost of revenue	290,777	(55,175)	317	(E)	244,769
			—	(A)
			8,850	(I)
Gross profit	106,510	(51,830)	1,104		55,784
Research and development expenses	4,152	—	—		4,152
Sales and marketing expenses	26,337	(19,114)	—		7,223
General and administrative expenses	43,944	(18,186)	—	(B)	29,541
			3,783	(K)
Facility closure and severance costs	622	—	—		622
Operating income (loss)	31,455	(14,530)	(2,679)		14,246
Other (income) expense:
Interest expense	19,636	—	—		19,636
Derivatives valuation (gain) loss	(242)	242	—		—
Other	(108)	(4)	(156	)(K)	(268)
Income (loss) before income taxes	12,169	(14,768)	(2,523)		(5,122)
Income tax expense (benefit)	4,254	(5,647)	(1,009	)(D)	(2,402)
Net income (loss)	$7,915	$(9,121)	$(1,514)		$(2,720)
Net income (loss) per share:
Basic	$0.22				$(0.08)
Diluted	$0.22				$(0.08)
Weighted average common shares and equivalent shares outstanding:
Basic	35,987				35,987
Diluted	36,418				35,987

(See accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements)

Symmetry Medical Inc.
Unaudited Pro Forma Consolidated Statement of Operations
Year Ended December 31, 2011
(dollars and shares in thousands except per share data)

	Historical	Symmetry Surgical Separation	Pro Forma Adjustments		Pro Forma Symmetry
Revenue	$349,209	$(39,747)	$387	(E)	$317,044
			—	(A)
			7,195	(I)
Cost of revenue	279,951	(26,060)	387	(E)	260,215
			—	(A)
			5,937	(I)
Gross profit	69,258	(13,687)	1,258		56,829
Research and development expenses	4,040	—	—		4,040
Sales and marketing expenses	17,450	(8,535)	—		8,915
General and administrative expenses	36,356	(8,304)	—	(B)	29,220
			1,168	(K)
Asset impairment	1,529	(1,529)	—		—
Facility closure and severance costs	2,710	—	—		2,710
Operating income (loss)	7,173	4,681	90		11,944
Other (income) expense:
Interest expense	3,872	—	—		3,872
Other	394	(87)	23	(K)	330
Income (loss) before income taxes	2,907	4,768	67		7,742
Income tax expense (benefit)	816	1,737	27	(D)	2,580
Net income (loss)	$2,091	$3,031	$40		$5,162
Net income (loss) per share:
Basic	$0.06				$0.15
Diluted	$0.06				$0.14
Weighted average common shares and equivalent shares outstanding:
Basic	35,576				35,576
Diluted	36,021				36,021

(See accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements)

Symmetry Medical Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of June 28, 2014
(dollars in thousands)

	Historical	Symmetry Surgical Separation	Pro Forma Adjustments		Pro Forma Symmetry
ASSETS:
Current Assets:
Cash and cash equivalents	$17,307	$—	$—		$17,307
Accounts receivable, net	57,961	(10,625)	—		47,336
Due from Symmetry Surgical			2,185	(D)	2,185
Inventories, net	58,386	(20,953)	—		37,433
Refundable income taxes	3,917	—	—		3,917
Deferred income taxes	5,975	(2,405)	—		3,570
Other current assets	5,906	(1,860)	—		4,046
Total current assets	149,452	(35,843)	2,185		115,794
Property and equipment, net	88,485	(2,902)	—		85,583
Goodwill	171,563	(52,486)	—		119,077
Intangible assets, net of accumulated amortization	101,249	(79,159)	—		22,090
Deferred Income Taxes	—	(3,791)	3,791	(D)	—
Other assets	3,395	(213)	—		3,182
Total Assets	$514,144	$(174,394)	$5,976		$345,726
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$32,143	$(9,852)	$—		$22,291
Due to Symmetry OEM Solutions	—	(2,185)	2,185	(D)	—
Accrued wages and benefits	10,896	(2,290)	—		8,606
Other accrued expenses	7,117	(816)	(998	)(C)	5,303
Accrued income taxes	293	(58)	—		235
Derivative valuation liability	434	—	—		434
Revolving line of credit	953	—	—		953
Current portion of capital lease obligations	500	—	—		500
Total current liabilities	52,336	(15,201)	1,187		38,322
Accrued income taxes	1,524	—	—		1,524
Deferred income taxes	4,491	—	3,791	(F)	7,989
			(293	)(H)
Derivative valuation liability	2,499	—			2,499
Other liabilities	948	(1,013)	65	(F)	—
Capital lease obligations, less current portion	708	—	—		708
Long-term debt, less current portion	170,000	(10,600)	10,600	(J)	170,000
Total Liabilities	232,506	(26,814)	15,350		221,042
Commitments and contingencies
Shareholders' Equity:
Common Stock, $.0001 par value	4	(1)			3
Additional paid-in capital	290,994	(147,764)	293	(H)	133,921
			998	(C)
			(10,600	)(J)
Accumulated deficit	(14,828)	—	—		(14,828)
Accumulated other comprehensive income	5,468	185	(65	)(F)	5,588
Total Shareholders' Equity	281,638	(147,580)	(9,374)		124,684
Total Liabilities and Shareholders' Equity	$514,144	$(174,394)	$5,976		$345,726

(See accompanying notes to the Unaudited Pro Forma Consolidated Financial Statements)

SYMMETRY MEDICAL INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(In thousands)

(A)	Reflects the effect of the actual supply agreement that Symmetry Surgical and Symmetry will enter into in connection with the merger. The financial terms of the supply agreement are not expected to change. Pricing under these arrangements will reflect Symmetry Surgical or Symmetry’s costs, plus a profit margin, which are not expected to materially differ from historical amounts during the first two years after separation. At the start of the third year Symmetry’s prices will change to today’s estimated cost plus 25% and remain at those levels until the end of the fifth year, which concludes the supply agreement.
(B)	Services to be provided by Symmetry or Symmetry Surgical to the other party under the actual transition services agreements that Symmetry Surgical and Symmetry will enter into prior to separation are not expected to have a material impact. The financial terms of the existing agreement are not expected to change.
(C)	Reflects the removal of $998 of separation costs incurred during 2014 that are directly related to the separation of Symmetry Surgical from Symmetry.
(D)	Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates.
(E)	Reflects Symmetry Surgical sales and cost of sales to Symmetry’s OEM Solutions segment that were eliminated in Symmetry’s historical statements of operations.
(F)	Reflects the reclassification of assets and liabilities, as applicable.
(G)	Reflects Symmetry Surgical amounts due to Symmetry’s OEM Solutions segment and Symmetry’s OEM Solutions segment due from Symmetry Surgical that were eliminated in Symmetry’s historical balance sheet.
(H)	Reflects deferred taxes that were allocated to the Symmetry Surgical Business which will remain with Symmetry upon separation.
(I)	Reflects Symmetry’s OEM Solutions segment sales and cost of sales to Symmetry Surgical that were eliminated in Symmetry’s historical statements of operations.
(J)	Reflects the elimination of debt with Symmetry Medical Inc. In connection with the Merger and Separation Agreement, Symmetry estimates total pre-tax charges of $37,000 to be incurred at closing, of which $17,000 is non-cash.
(K)	Reflects adjustment to eliminate expenses related to various general and administrative services and other expense Symmetry Medical Inc. provided which were allocated to the Business on the basis of its respective revenue.

Annex A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

by and among

TECOSTAR HOLDINGS, INC.

TECOMET INC.,

TECOSYM INC.

and

SYMMETRY MEDICAL INC.

Dated as of August 4, 2014

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Symmetry Medical and Symmetry Surgical may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, is entered into as of August 4, 2014 (this “Agreement”), by and among TecoStar Holdings, Inc., a Delaware corporation (“Holdings”), Tecomet Inc., a Massachusetts corporation (“Parent”), TecoSym Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Symmetry Medical Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, the Company and Racecar Spinco Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company (“Spinco”) entered into the Separation Agreement in the form attached hereto as Annex A (the “Separation Agreement”), pursuant to which, among other things, prior to the Effective Time the Company will effect a separation of the OEM Solutions Business (which will remain with the Company and the Retained Subsidiaries) and the Symmetry Surgical Business (which will be conveyed to and vest in Spinco and its Subsidiaries) (the “Separation”);

WHEREAS, at the Effective Time, the parties will effect the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of the Company and its stockholders and has approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) has recommended the approval by the stockholders of the Company of the Merger and the other transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) providing for (a) any direct or indirect acquisition, in a single transaction or series of related transactions, of (i) twenty percent (20%) or more (based on the fair market value, as determined in good faith by the Company Board (or any committee thereof)) of the assets (including the capital stock of the Company’s Subsidiaries) of the Company and the Retained Subsidiaries taken as a whole, or (ii) shares or other equity securities of the Company which together with any other shares or other equity securities of the Company beneficially owned by such Person or group, would equal twenty percent (20%) or more of the aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholder of any Person) would own, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization transaction involving the Company, other than, in each case, (i) the transactions contemplated by this Agreement or (ii) any such offer or proposal related solely to Spinco and its Subsidiaries (and not including the Retained Subsidiaries).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Commitment Letter” has the meaning set forth in Section 6.22(a).

“Alternative Financing” has the meaning set forth in Section 6.22(a).

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, together with the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, together with the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, together with the rules and regulations promulgated thereunder, and any other federal, state or foreign law, rule, regulation, order or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Audited Balance Sheet” means the consolidated balance sheet of the Company dated as of December 28, 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013 and filed with the SEC prior to the date hereof.

“Authorization Documents” has the meaning set forth in Section 6.22(b).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

“Cash Bonus Program” has the meaning set forth in Section 6.5(c).

“Cash Merger Consideration” means $7.50 per share in cash.

“Cash-Out Option” has the meaning set forth in Section 3.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Board Recommendation” has the meaning set forth in Section 6.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means all unrestricted cash and cash equivalents of the Company and the Retained Subsidiaries as of the Closing (excluding cash and cash equivalents required pursuant to the Minimum Foreign Closing Cash Condition).

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.11.

“Commitment Parties” has the meaning set forth in Section 5.11.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.4(c).

“Company Disclosure Letter” means the confidential disclosure letter of the Company delivered to Parent and Merger Sub as of the date of this Agreement.

“Company Equity Awards” means Company Options, Company Restricted Shares and Company Restricted Stock Units.

“Company Equity Plans” means, collectively, (a) the Company’s 2003 Stock Option Plan and (b) the Company’s 2004 Equity Incentive Amended Plan, in each case as amended.

“Company Intellectual Property” means Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Intellectual Property Registrations” means all patents, patent applications, trademark registrations, applications for trademark registrations and all internet domain names owned or purported to be owned by the Company or any of the Retained Subsidiaries and used or held for use in the OEM Solutions Business, including any of such items identified in Section 4.9(a) of the Company Disclosure Letter.

“Company Option” means each option to acquire Shares granted under a Company Plan.

“Company Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other cash incentive, bonus, commission, deferred compensation, vacation, holiday, cafeteria, medical, defined-benefit or defined-contribution or supplemental retirement, health, welfare, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, other equity- or stock-based compensation, employment, consulting, retention, transaction, change-of-control, tax gross-up, separation, severance, material fringe or other plan, policy, arrangement, agreement or program (whether written or oral, whether individual or broad-based) governing the terms of employment, service, separation, compensation or benefits to any current or former director, officer, employee or individual consultant (or to any dependent or beneficiary thereof) of the Company or any of the Retained Subsidiaries and that is maintained, sponsored or contributed to by the Company or any of the Retained Subsidiaries, or as to which the Company or any of the Retained Subsidiaries has any obligation or liability, contingent or otherwise.

“Company Regulatory Agency” has the meaning set forth in Section 4.10(b).

“Company Related Parties” has the meaning set forth in Section 8.5(f).

“Company Restricted Share” means each Share that is subject to vesting and granted under a Company Equity Plan.

“Company Restricted Stock Unit” means each restricted stock unit granted under a Company Equity Plan and each Company Unsettled Restricted Share Award.

“Company Securities” means (a) shares of capital stock or other voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (c) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

“Company Unsettled Restricted Share Award” means each award issued under a Company Equity Plan, other than a restricted stock unit issued under a Company Equity Plan or an option, pursuant to which Company Restricted Shares have been committed to be granted but have not been issued under a Company Equity Plan.

“Compliant” means, with respect to the Required Bank Information, that throughout, and on each day during, the Marketing Period, at all times and without requiring any updates, supplements or additional information, (a) such Required Bank Information, when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Bank Information not misleading, and (b) the auditors of the Company have not withdrawn any audit opinion with respect to any financial statements contained in the Required Bank Information.

“Confidentiality Agreement” means that certain non-disclosure agreement between the Company and an Affiliate of Parent, dated as of May 1, 2014.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject to or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Commitment Letter” has the meaning set forth in Section 5.11.

“Debt Financing” has the meaning set forth in Section 5.11.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Equity Commitment Letter” has the meaning set forth in Section 5.11.

“Equity Financing” has the meaning set forth in Section 5.11.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with the Company or any Retained Subsidiary, is or at any relevant time was a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the Company or any Retained Subsidiary, as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Environmental Laws” means any, federal, state, local or foreign law (including common law), statutes, codes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, or other legal requirement of any Governmental Entity, which regulates or relates to pollution or the protection of the environment, the emission, discharge or release of Materials of Environmental Concern, the preservation or protection of natural resources, or, to the extent related to exposure to Materials of Environmental Concern in the workplace, the protection of human health and safety.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairness Opinion” means the opinion of the Financial Advisor to the Company Board relating to the Merger.

“FDA” has the meaning set forth in Section 4.10(b).

“Filed Contracts” means each Contractual Obligation filed by the Company with the SEC, or incorporated by reference, (a) as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K in the Company’s Annual Report on Form 10-K for its fiscal year ended December 29, 2012 and in any Quarterly Report on Form 10-Q filed subsequent thereto through the date hereof or (b) as a “definitive material contract” as defined for purposes of, and filed pursuant to, Item 1.01 of Form 8-K of the SEC under the Exchange Act in any Current Report on Form 8-K filed from and after December 29, 2012 and prior to the date hereof.

“Financial Advisor” means Stifel Nicolaus & Company, Incorporated.

“Financial Statements” has the meaning set forth in Section 4.6(b).

“Financing” has the meaning set forth in Section 5.11.

“Financing Sources” means the Persons (including the Commitment Parties) that have committed to provide or have otherwise entered into agreements in connection with the Debt Commitment Letter or alternative debt financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures, credit agreements or other debt agreements or instruments entered into pursuant thereto or relating thereto, and any of their respective Affiliates, representatives, and any of such Person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and any permitted assignees of any of the foregoing, in each case, from time to time.

“GAAP” means United States generally accepted accounting principles;

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligations under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (d) any obligations related to the deferred purchase price of property or services (including deferred purchase price, “earn-out,” or similar liabilities related to prior acquisitions), other than trade payables incurred in the ordinary course of business or deferred revenue, (e) any obligations under capitalized leases, (f) any obligations under conditional sale or other title retention agreements, (g) any obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (h) indebtedness of others guaranteed by such person or secured by any Lien on the assets of such Person.

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Intellectual Property” means (a) trademarks, service marks, brand names, certification marks, trade dress, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application, (b) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, (c) trade secrets and rights to limit the use or disclosure thereof by any Person, (d) registrations or applications for registration of copyrights, and any renewals or extensions thereof, (e) domain names, (f) registered and unregistered designs, and (g) any similar intellectual property or proprietary rights in the United States or elsewhere in the world, whether pursuant to statutory provisions or at common law.

“IRS” has the meaning set forth in Section 4.13(b).

“knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter and, in each case, any facts that each would reasonably be expected to have discovered or become aware in the ordinary course of performing their respective duties as officers, directors or employees of the Company.

“Leased Real Property” means leasehold estates reflected in the latest audited consolidated balance sheet of the Company included in the SEC Reports or acquired after the date thereof that are material to the Company and the Retained Subsidiaries, taken as a whole (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business).

“Legal Requirement” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, legal requirement, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 3.4(c).

“Licensed Company Intellectual Property” means any Intellectual Property licensed to the Company or any of the Retained Subsidiaries by any Person (or subject to a nonexclusive covenant not to sue granted in favor of the Company by any Person) that is or has been used or held for use by the Company or any of the Retained Subsidiaries in the OEM Solutions Business.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the third (3rd) Business Day after which Parent shall have received the Required Bank Information, and throughout and on each day during such fifteen (15) consecutive Business Day period, (a) such Required Bank Information is and remains Compliant at all times, (b) the conditions set forth in Section 7.1 (other than Section 7.1(a) and Section 7.1(c)) and 7.3 have been satisfied or waived (other than (i) conditions that by their nature are to be satisfied by actions taken at the Closing or (ii) under Section 7.1, the failure of which to be satisfied is due in any material part to a material breach by Parent or Merger Sub of any of their respective covenants or agreements contained in Section 7.3) and nothing shall have occurred and no condition exists that would cause any of such conditions (other than conditions that have been waived in writing by Parent) to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period, (c) nothing has occurred and no condition exists that would cause the condition set forth in Section 7.1(a) not to be satisfied throughout the last five (5) consecutive Business Days of the Marketing Period, and (d) nothing has occurred and no condition exists that would cause the condition set forth in Section 7.1(c) not to be satisfied throughout the last five (5) consecutive Business Days of the Marketing Period; provided, that the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of any such fifteen (15) consecutive Business Day period, the Company shall have publicly announced any intention to restate any financial statements included in the Required Bank Information, in which case the Required Bank Information shall only be deemed as received for purposes of the “Marketing Period” on the date (if any) that (A) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (B) the Company has publicly announced that it has concluded that no restatement shall be required; provided, further, that the Marketing Period shall commence no earlier than September 2, 2014 and such Marketing Period shall have either ended on or prior to December 22, 2014 or, if such Marketing Period has not ended on or prior to December 22, 2014, then such Marketing Period shall commence no earlier than January 4, 2015; and provided, further, that, for the avoidance of doubt, November 24, 2014 through November 28, 2014 will not be treated as Business Days hereunder. If at any time the Company shall in good faith reasonably believe that it has provided the Required Bank Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Bank Information shall be deemed to have been delivered on the date of such notice and the Marketing Period will be deemed to have begun on the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Bank Information and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Bank Information the Company has not delivered); provided, that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Bank Information has in fact been delivered.

“Material Adverse Effect” means any change, effect, event or occurrence that has had, or could reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, financial condition, assets, operations or results of operations of the Company and the Retained Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that none of the following, and no change, effect, event or occurrence arising out of, or result from, any of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which the Company or any of its Subsidiaries operates; (iii) changes caused by the negotiation, execution, announcement, pendency or performance of this Agreement, the Separation Agreement or the transactions contemplated hereby or thereby; (iv) acts of war (whether or not declared), sabotage or terrorism (or the escalation or worsening of any of the foregoing) or natural disasters; (v) changes or prospective changes in any Legal Requirements applicable to the Company or any other applicable accounting rules, regulations, principles or standards, or any changes or prospective changes in the interpretation of any of the foregoing; (vi) any action taken by the Company or any of its Subsidiaries (A) that is specifically required by this Agreement or (B) at the request or with the prior written consent of Parent or Merger Sub (and, in the case of (B), with the prior written consent of the Commitment Parties), or the failure to take any action by the Company or any of its Subsidiaries if that action is prohibited by this Agreement; (vii) any legal proceedings commenced by or involving any current or former stockholders of the Company arising from allegations of a breach of fiduciary duty or violation of any applicable Legal Requirement relating to this Agreement or the transactions contemplated hereby; (viii) adverse consequences of Parent not granting the Company consent to take an action prohibited under Section 6.2 hereof if the Company requested such consent; (ix) changes in the market price or trading volume of the Shares or any changes or prospective changes in the Company’s credit ratings; or (x) any failure by the Company to meet any internal or analyst projections or forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenues, earnings, cash flow, cash position or other financial metrics for any period (it being understood that the exceptions in clauses (ix) and (x) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (viii) hereof) is, may be, contributed to or may contribute to a Material Adverse Effect); provided further, however, that any change, effect, event or occurrence referred to in clauses (i), (ii), (iv) or (v) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Company and the Retained Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Retained Subsidiaries operate. The determination of “Material Adverse Effect” shall in all events not take into account any changes, effects, events and occurrences to extent they relate to Spinco and its direct and indirect Subsidiaries, or the Separation Agreement.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Materials of Environmental Concern” means any hazardous, acutely hazardous, radioactive or toxic substance, material or waste, or any pollutant or contaminant, which is classified, defined, characterized or regulated as such under Environmental Laws.

“Maximum Indebtedness Amount” means $170,200,000.

“Merger” means the merger of Merger Sub with and into the Company.

“Merger Consideration” means the Cash Merger Consideration together with the Spinco Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Foreign Closing Cash Condition” means that each of Symmetry Medical Malaysia, SDN, Symmetry Medical Ireland, Ltd and Symmetry Medical Polyvac SAS shall have at least $333,333 in cash and cash equivalents as of the Closing. With respect to cash and cash equivalents denominated in currencies other than United States dollars, the foreign exchange rate for each such currency as of the second (2nd) Business Day prior to Closing as published by Reuters shall be used to convert such amounts into United States dollars for purposes of determining whether the Minimum Foreign Closing Cash Condition has been satisfied.

“Non-Cash-Out Option” has the meaning set forth in Section 3.2(a).

“Non-U.S. Plan” means any Company Plan that is established, sponsored, maintained or contributed to outside of the United States of America by the Company or any of the Retained Subsidiaries primarily for the benefit of employees of the Company or any of the Retained Subsidiaries providing services outside the United States of America or as to which the Company or any of the Retained Subsidiaries has any outstanding obligation or liability, contingent or otherwise, in respect of employees of the Company or any of the Retained

Subsidiaries providing services outside the United States of America, other than any benefit plans or programs that are mandatory under applicable Legal Requirements.

“OEM Solutions Business” has the meaning set forth in the Separation Agreement.

“Outside Date” means January 26, 2015.

“Owned Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of the Retained Subsidiaries in the OEM Solutions Business.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 8.5(d).

“Parent Material Adverse Effect” means any change, effect, event or occurrence, individually or in the aggregate, that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to timely perform their obligations under this Agreement or to timely consummate the transactions contemplated hereby.

“Parent Related Parties” has the meaning set forth in Section 8.5(f).

“Parent Termination Fee” has the meaning set forth in Section 8.5(e).

“Paying Agent” has the meaning set forth in Section 3.4(a).

“Permits” has the meaning set forth in Section 4.10(b).

“Permitted Encumbrance” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established therefor in accordance with GAAP on the Audited Balance Sheet or the most recent financial statements contained in the SEC Reports, (b) liens arising under worker’s compensation, unemployment insurance, social security, ERISA and similar legislation, (c) other statutory liens securing payments not yet due, (d) purchase money liens and liens securing rental payments under capital lease arrangements, (e) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (f) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the most recent financial statements contained in the SEC Reports, and (g) other liens being contested in good faith in the ordinary course of business or that would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and the Retained Subsidiaries, taken as a whole.

“Permitted Surviving Indebtedness” means the Indebtedness set forth on Section 1.1(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

“Preferred Stock” has the meaning set forth in Section 4.3(a).

“Proceeding” has the meaning set forth in Section 4.12.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Quality Agreement” means the Quality Agreement, by and between the Company and Spinco, in the form attached hereto as Annex B.

“Record Date” has the meaning set forth in Section 6.8(f).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

“Representatives” has the meaning set forth in Section 6.22(b).

“Required Bank Information” means (a) the historical financial statements of the Company and its Subsidiaries identified in clauses (a), (b) and (c) of paragraph 7 of Exhibit D of the Debt Commitment Letter (or any analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 6.22(a)), to the extent such historical financial statements are required to be delivered to cause the “Marketing Period” under and as defined in paragraph 11 of Exhibit D of the Debt Commitment Letter (or any analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 6.22(a)) to commence (or recommence), and (b) all information with respect to the Company and its Subsidiaries constituting “Required Bank Information” (as defined in paragraph 12 of Exhibit D of the Debt Commitment Letter (or any analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted ore required pursuant to Section 6.22(a)) pursuant to clause (ii) of such definition.

“Requisite Stockholder Approval” has the meaning set forth in Section 4.4(a).

“Retained Subsidiaries” means the direct and indirect Subsidiaries of the Company other than Spinco and any direct or indirect Subsidiaries of Spinco, as set forth on the Spinoff Plan.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all documents filed with or furnished to the SEC by the Company under the Securities Act or the Exchange Act since December 29, 2012.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Shared IP Cross License Agreement” means the Shared IP Cross License Agreement, by and between the Company and Spinco, in the form attached hereto as Annex C.

“Shares” means shares of common stock of the Company, $0.0001 par value per share.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation related to any of the foregoing.

“Spinco” has the meaning set forth in the Recitals.

“Spinco Bonus Employees” has the meaning set forth in Section 6.5(c).

“Spinco Common Stock” means the common stock of SpinCo, par value $0.01.

“Spinco Consideration” means, for each Share, one quarter (0.25) of a share of Spinco Common Stock.

“Spinco Consideration Equivalent Amount” has the meaning set forth in the Separation Agreement.

“Spinco Registration Statement” means the registration statement on Form S-4 filed by SpinCo with the SEC relating to the Merger, as amended from time to time.

“Spinoff Plan” has the meaning set forth in the Separation Agreement.

“Stockholders’ Meeting” has the meaning set forth in Section 6.8(f).

“Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) of such corporation or other legal entity.

“Superior Proposal” means any bona fide Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) made in writing after the date hereof that is on terms that the Company Board (or any committee thereof) determines in its good faith reasonable judgment (after consultation with outside legal counsel and its financial advisors) are superior to the holders of Company Shares, from a financial point of view, to this Agreement, taking into account at the time of determination all financial, legal, regulatory and other aspects of such Acquisition Proposal (including the ability of the Person making such proposal to consummate the transactions contemplated by such proposal) and of this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise).

“Supply Agreement” means the Supply Agreement, by and between the Company and Spinco, in the form attached hereto as Annex D.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Symmetry Surgical Business” has the meaning set forth in the Separation Agreement.

“Target Indebtedness Amount” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, alternative, add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, or other like assessment or charge in the nature of a tax, together with any interest or any penalty, interest, addition to tax or additional amount (in each case, whether disputed or not) imposed by any Governmental Entity responsible for or having authority with respect to the imposition, assessment, determination or collection of any such tax.

“Tax Returns” means all returns, declarations, statements, reports, forms and information returns filed or required to be filed in respect of Taxes, including any schedules or attachments thereto and any amendments thereof.

“Termination Fee” has the meaning set forth in Section 8.5(c).

“Transaction Agreements” means the Separation Agreement, the Transition Services Agreement, the Shared IP Cross License Agreement, the Supply Agreement and the Quality Agreement.

“Transition Services Agreement” means the Transition Services Agreement, by and between the Company and Spinco, in the form attached hereto as Annex E.

“Treasury Regulations” the regulations promulgated under the Code.

ARTICLE II.
THE MERGER

Section 2.1. The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the survivor of the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of Parent.

Section 2.2. Closing; Effective Time.  Subject to the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, promptly, but in no event later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree;

provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) a date specified by Parent on no fewer than two (2) Business Days prior written notice to the Company and (b) the third (3rd) Business Day following the final day of the Marketing Period.

Section 2.3. Effective Time.  At the Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Annex F (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4. Effects of the Merger.  The Merger will have the effects set forth herein, in the Certificate of Merger and in the applicable provisions of the DGCL.

Section 2.5. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated to read as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time (other than the name of the legal entity, which shall be Symmetry Medical Inc.), until thereafter amended in accordance with its terms and as provided by applicable law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Surviving Corporation will be amended and restated to read as the bylaws of Merger Sub read immediately prior to the Effective Time (other than the name of the legal entity, which shall be Symmetry Medical Inc.), until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable law.

Section 2.6. Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified.

ARTICLE III.
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 3.1. Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any Shares or any shares of capital stock of Parent or Merger Sub, the following will occur:

(a) subject to the terms of this ARTICLE III, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) or Section 3.1(c), Company Restricted Shares and any Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive (i) the SpinCo Consideration, in partial redemption of the Shares, and (ii) an amount in cash equal to the Cash Merger Consideration, payable to holder thereof, without interest thereon, less any applicable withholding of Taxes, in the manner provided for in Section 3.6;

(b) each Share held in the treasury of the Company or owned by the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time will be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c) each Share that is owned by any direct or indirect wholly-owned Subsidiary of the Company or any direct or indirect wholly-owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time; and

(d) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Notwithstanding the foregoing, and without limiting Section 6.2, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Shares will be appropriately adjusted to provide the holders of Shares, Company Options, Company Restricted Shares and Company Restricted Stock Units the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to outstanding Company Options and other awards made under the Company Equity Plans, any such adjustments shall be made in accordance with the applicable Company Equity Plan.

Section 3.2. Treatment of Company Equity Awards.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Equity Plan) will take all actions, including the obtaining of any required waivers or consents, as it deems necessary or appropriate to give effect to this Section 3.2 to provide that:

(a) Immediately prior to the Effective Time, each Company Option that is then outstanding and that has an exercise price per Share equal to or less than the Cash Merger Consideration in respect of one Share (whether or not then vested or exercisable) (each such Company Option, a “Cash-Out Option”) shall be cancelled and terminated, and each holder of a Cash-Out Option shall have the right to receive from the Surviving Corporation, in respect of such Cash-Out Option, (i) an amount in cash (less applicable withholding taxes, if any) equal to (A) the number of Shares subject to such Cash-Out Option, multiplied by (B) the excess of (1) the Cash Merger Consideration, if any, over (2) the exercise price per share of such Cash-Out Option, payable as part of the next full payroll cycle of the Surviving Corporation following the Closing Date and (ii) the Spinco Consideration Equivalent Amount in respect of the number of Shares subject to such Cash-Out Option. Immediately prior to the Effective Time, each Company Option that is then outstanding and that has an exercise price per Share greater than the Cash Merger Consideration (each such Company Option, a “Non-Cash-Out Option”) shall be cancelled and terminated, and each holder thereof shall have the right to receive from the Surviving Corporation, in respect of such Non-Cash-Out Option, the Spinco Consideration Equivalent Amount in respect of the number of Shares subject to such Non-Cash-Out Option.

(b) Immediately prior to the Effective Time, each Company Restricted Share that is then outstanding shall be cancelled and terminated, and each holder of a Company Restricted Share shall have the right to receive from the Surviving Corporation, in respect of such Company Restricted Share, (i) an amount in cash (less applicable withholding taxes, if any) equal to (A) the number of Shares subject to such Company Restricted Share award, multiplied by (B) the Cash Merger Consideration, payable as part of the next full payroll cycle of the Surviving Corporation following the Closing Date and (ii) the Spinco Consideration.

(c) Immediately prior to the Effective Time, each Company Restricted Stock Unit that is then outstanding shall be cancelled and terminated, and each holder of a Company Restricted Stock Unit shall have the right to receive from the Surviving Corporation, in respect of such Company Restricted Stock Unit, (i)(A) an amount in cash (less applicable withholding taxes, if any) equal to the number of Shares subject to such Company Restricted Stock Unit award (assuming, in the case of Company Restricted Stock Unit awards that are subject to performance-based vesting, that the performance goals are satisfied at 133% of target level performance), multiplied by (B) the Cash Merger Consideration, payable as part of the next full payroll cycle of the Surviving Corporation following the Closing Date and (ii) the Spinco Consideration in respect of the number of Shares subject to such Company Restricted Stock Unit award

(assuming, in the case of Company Restricted Stock Unit awards that are subject to performance-based vesting, that the performance goals are satisfied at 133% of target level performance).

(d) Immediately prior to the Effective Time, the Company shall terminate the Company Equity Plans and any other Company Plan (or provision thereof) that provides for the issuance or grant of any interest in respect of Shares. The Company shall not be required to terminate the Company’s 401(k) Plan pursuant to the preceding sentence other than any provision thereof that requires the issuance of any interest in respect of Shares at or following the Effective Time. As of the Effective Time, neither the Company nor any of the Retained Subsidiaries shall be bound by any rights under the Company Equity Plans or any other Company Plan (or provision thereof) that provides for the issuance or grant of any interest in respect of Shares, except for the Company’s obligations under this Agreement.

Section 3.3. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied in all respects with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares will be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of certificates or book-entry shares, pursuant to Section 3.4. The Proxy Statement will include a notice complying with the provisions of Section 262 of the DGCL concerning the rights of the stockholders of the Company to exercise appraisal rights and a copy of the provisions of Section 262 of the DGCL.

(b) The Company will give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other instruments received by the Company relating to rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

(c) If any Company stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if the stockholder had, as of the Effective Time, been converted into the right to receive the Merger Consideration, without interest, as set forth in Section 3.1(a). Parent shall promptly deposit with the Paying Agent any additional funds necessary to pay in full the Cash Merger Consideration so due and payable to such stockholder who shall have withdrawn or lost such right to obtain payment of the fair market value of such Dissenting Shares.

Section 3.4. Surrender of Shares.

(a) At the Closing, Parent will deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to pay the stockholders of the Company (other than any holders of Dissenting Shares) the aggregate consideration payable to the holders of Shares pursuant to Section 3.1(a) (but which cash shall not, for the avoidance of doubt, be for payments in respect of Cash-Out Options, Company Restricted Shares or Company Restricted Units, which shall be paid by the Company through its payroll system as part of its next full payroll cycle following the Closing Date). In addition, at the Closing, the Company shall deliver to the Paying Agent a single stock certificate, endorsed by the Company, representing all of the outstanding shares of Spinco Common Stock then owned by the Company, which number of shares shall equal the aggregate Spinco Consideration. Such cash may be invested by the Paying Agent as directed by Parent; provided, that such investments will be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) No fractional shares of Spinco Common Stock shall be issued upon the surrender for exchange of Shares, no dividends or other distributions of Spinco shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Spinco. As soon as practicable after the Effective Time, Spinco shall direct the Paying Agent to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each holder of record or beneficial owner of Company Common Stock, Cash-Out Options and Company Restricted Stock Units as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Spinco, in open market transactions, at then-prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder’s or owner’s ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and income and transfer taxes attributed to such sale. The Company and the Paying Agent shall use their reasonable commercial efforts to aggregate the shares of Company Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

(c) Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Paying Agent will mail to each holder of record of a certificate or evidence of a book-entry share, which immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificate or book-entry shares will pass only upon delivery of the certificates or book-entry shares to the Paying Agent, and will be in such form and have such other provisions acceptable to the Company and Parent) (the “Letter of Transmittal”), and (ii) instructions for effecting the surrender of the certificates or book-entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a certificate or book-entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly executed and properly completed, the holder of such certificate or book-entry Share will be entitled to receive in exchange therefor the Cash Merger Consideration and the Spinco Consideration for each Share formerly represented by such certificate or book-entry Share, and the certificate or book-entry Share so surrendered will forthwith be cancelled. Until surrendered as contemplated by this Section 3.4(c), each certificate or book-entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation. The Spinco Common Stock into which the Shares shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time for purposes of entitlement to dividends declared, if any, after the Effective Time; provided, that no dividends or other distributions with respect to shares of Spinco Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Share with respect to the shares of Spinco Common Stock they are entitled to receive until such Shares are surrendered by such holder.

(d) At any time following the date that is one (1) year after the Effective Time, Parent will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) and any shares of Spinco Common Stock that have been made available to the Paying Agent and that have not been disbursed to holders of certificates and book-entry Shares (including all dividends or other distributions payable with respect to such shares and all cash payable in lieu of fractional shares pursuant to Section 3.4(b)), and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of their certificates and book-entry Shares. Subject to Section 2.3(b) of the Separation Agreement, the Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the funds or shares of Spinco Common Stock delivered to the Paying Agent hereunder that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Share shall not have been surrendered immediately prior to such date on which any Merger Consideration (including all dividends or other distributions payable with respect to such shares and all cash payable in lieu of fractional shares pursuant to Section 3.4(b)) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) After the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, certificates and book-entry Shares presented to the Surviving Corporation for transfer will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this ARTICLE III.

(f) In the event that any certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent, the Paying Agent will deliver in exchange for the lost, stolen or destroyed certificate the Merger Consideration payable in respect of the Shares represented by such certificate.

Section 3.5. Section 16.  The Company Board will, to the extent necessary, take appropriate action, prior to or as of the Closing Date, to approve, for purposes of Section 16(b) of the Exchange Act the disposition and cancellation of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement.

Section 3.6. Withholding.  Each of Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards or any other recipient of consideration pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under Code or the Treasury Regulations thereunder or pursuant to any other Legal Requirement. To the extent such amounts are so deducted and withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.7. Transfer Taxes.  If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered certificate or book-entry Share, as applicable, is registered, it will be a condition of payment that the certificate or book-entry Share, as applicable, so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment will have paid all transfer and other similar Taxes required by reason of the issuance to a Person other than the registered holder of the certificate or book-entry Share, as applicable, surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Any other transfer Taxes will be paid by Parent.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that, except (a) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013, or the Company’s Proxy Statement for its 2014 annual meeting of stockholders (other than any risk factor disclosures contained in the “Risk Factors” section thereof or other similarly cautionary or predictive statements therein) or (b) as set forth on the Company Disclosure Letter, with specific reference to the section or subsection of this Agreement to which the information stated in such Company Disclosure Letter relates (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection):

Section 4.1. Organization and Qualification.  The Company is a corporation validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, with all corporate power and authority necessary to own its properties and conduct its business as currently conducted. The Company is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not have a Material Adverse Effect.

Section 4.2. Certificate of Incorporation.  The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing instruments) of the Company and the Retained Subsidiaries, in each case as currently in effect.

Section 4.3. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 75,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 1, 2014: (i) 36,594,195 Shares were issued and outstanding (not including Company Restricted Shares), all of which were validly issued, fully paid and nonassessable; (ii) 951,147 Company Restricted Shares were outstanding; (iii) 1,352,490 Shares were reserved for and available for issuance pursuant to the Company Equity Plans, of which (A) an aggregate of 300,000 Shares were reserved for issuance upon the exercise of outstanding Company Options, (B) an aggregate of 5,508 Shares were potentially issuable upon the vesting or settlement of outstanding Company Restricted Stock Units (excluding any Company Unsettled Restricted Share Awards), and (C) 258,788 Shares are potentially issuable with respect to Company Unsettled Restricted Share Awards, assuming, in the case of Company Restricted Stock Unit awards and Company Unsettled Restricted Share Awards that are subject to performance-based vesting, that the performance goals are satisfied at the maximum level of performance; (iv) no shares of Preferred Stock were issued and outstanding; and (v) no Shares were held in the treasury of the Company. From the close of business on August 1, 2014 through the date of this Agreement, no Company Equity Awards or other rights to acquire Shares or shares of Preferred Stock have been granted and no Shares have been issued, except for (A) Shares issued pursuant to the exercise or conversion of Company Equity Awards in accordance with their respective terms or (B) the issuance of Company Restricted Shares in respect of Company Unsettled Restricted Share Awards disclosed on Section 4.3(c) of the Company Disclosure Letter.

(b) Except as set forth in Section 4.3(a) and in Section 4.3(c) of the Company Disclosure Letter, (i) there are no outstanding or authorized Company Securities, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (iii) there are no other options, restricted stock, restricted stock units, stock appreciation rights, phantom stock awards, other stock- or equity-based awards, calls, warrants or other rights relating or valued by reference to Company Securities to which the Company is a party. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities laws.

(c) Section 4.3(c) of the Company Disclosure Letter sets forth a list of the holders of Company Options, Company Restricted Shares and Company Restricted Units as of the date hereof, the maximum and target number of Shares subject to such Company Options, Company Restricted Shares and Company Restricted Units, the expiration date of such Company Options, and the price at which such Company Options may be exercised.

(d) The outstanding shares of capital stock or other equity interests of the Retained Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or a Retained Subsidiary, free and clear of all Encumbrances.

(e) As of the date of this Agreement, there was no Indebtedness of the Company or the Retained Subsidiaries, other than the Indebtedness set forth on Section 4.3(e) of the Company Disclosure Letter.

Section 4.4. Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, each other Transaction Agreement to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and each other Transaction Agreement to which the Company is, or at the Closing will be, a party, and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of the Company is necessary to authorize this Agreement and each such other Transaction Document, or to consummate the Merger and the other transactions contemplated hereby, other than the affirmative vote (in person or by proxy) of the holders of at least a majority in combined voting power of the outstanding Shares (the “Requisite Stockholder Approval”).

(b) This Agreement has been, and, when executed at the Closing, each other Transaction Agreement to which the Company is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) The Company Board (at a meeting or meetings duly called and held) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Separation, are advisable and fair to, and in the best interests of, the stockholders of the Company, (ii) adopted this Agreement, (iii) directed that this Agreement be submitted to the holders of Shares for approval and (iv) subject to the terms and conditions of this Agreement, resolved to recommend approval of this Agreement by the holders of Shares (the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn.

Section 4.5. No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement, each other Transaction Agreement to which it is, or at the Closing will be, a party, and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the Merger and the other transactions contemplated hereby, does not and will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.5(b) have been obtained, and all filings described in Section 4.5(b) have been made, conflict with or violate any Legal Requirement applicable to the Company or its Subsidiaries or by which any of their respective properties are bound, or

(iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default), (B) give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Encumbrance on any of the properties or assets of the Company or its Subsidiaries under any Contractual Obligation or Permit to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound, except, in the case of clause (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement, each other Transaction Agreement to which it is, or at the Closing will be, a party, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except pursuant to (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement, and state securities, takeover and “blue sky” laws), (ii) the applicable requirements of the HSR Act, (iii) applicable listing requirements of the NASDAQ Global Market, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereunder.

Section 4.6. SEC Reports; Financial Statements.

(a) The Company has filed or furnished to the SEC all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished to the SEC, as applicable, since December 29, 2012. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective dates, each of the SEC Reports complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or investigation.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included in the SEC Reports (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, consolidated statements of cash flows, as well as the stockholders’ equity for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and as indicated in the notes thereto, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the SEC Reports, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such SEC Reports.

(c) The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the knowledge of the Company, such system of internal control over financial reporting is effective. For purposes of this Section 4.6(c), “knowledge of the Company” means the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company and will not have the meaning ascribed thereto in Article I. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Chief Executive Officer and the Chief Financial Officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the SEC Reports, and the statements contained in such certifications are complete and correct. To the knowledge of the Company, there are no facts or circumstances that would prevent the Chief Executive Officer and the Chief Financial Officer of the Company from giving the certification and attestations pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) To the knowledge of the Company, as of the date hereof, no employee of the Company or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Legal Requirement of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or its Subsidiaries. Neither the Company or its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or its Subsidiaries has discharged, demoted or suspended an employee of the Company or its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e) Neither the Company nor any of the Retained Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet, other than liabilities (i) as and to the extent reflected or reserved against on the Audited Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business since December 28, 2013, (iii) arising from Contractual Obligations set forth in Section 4.7 of the Company Disclosure Letter or other Contractual Obligations entered into in the ordinary course of business since December 28, 2013 (in each case, other than liabilities due to breaches thereunder), (iv) investment banking, accounting, legal and other fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement, or (v) liabilities incurred since December 28, 2013 that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and the Retained Subsidiaries, taken as a whole.

(f) Attached as Section 4.6(f) of the Company Disclosure Letter are true, correct and complete copies of (i) the audited consolidated balance sheet of the OEM Solutions Business as of December 29, 2012 and December 28, 2013, and the related consolidated statements of operations, changes in net parent investment and accumulated other comprehensive income, comprehensive income and cash flows (the “OEM Financial Statements”). The OEM Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in all material respects in conformity with GAAP the consolidated financial position of the OEM Solutions Business at the dates thereof and the consolidated statements of operations, consolidated statements of cash flows, as well as the stockholders’ equity for the periods indicated therein.

Section 4.7. Contracts.

(a) Section 4.7 of the Company Disclosure Letter sets forth all of the following Contractual Obligations to which the Company or any of the Retained Subsidiaries is a party or by which any of them is bound (collectively with each of the Filed Contracts, the “Material Contracts”);

(i) Contractual Obligations (including any purchase order) with any undelivered balance providing for the sale of products or provision of services pursuant to which the Company and the Retained Subsidiaries are entitled to receive payments of more than $1,000,000;

(ii) Contractual Obligations (including any purchase order) with any undelivered balance providing for an expenditure by the Company and the Retained Subsidiaries in excess of $1,000,000;

(iii) Contractual Obligations that relate to the sale of any of the Company’s or any of the Retained Subsidiaries’ assets, other than in the ordinary course of business;

(iv) Contractual Obligations that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) Except for Contractual Obligations relating to trade receivables, Contractual Obligations relating to Indebtedness, in each case having an outstanding principal amount in excess of $1,000,000;

(vi) Contractual Obligations for joint ventures, strategic alliances or partnerships;

(vii) Contractual Obligations that grant to any Person other than the Company or the Retained Subsidiaries any (A) exclusive license, supply, distribution or other rights (it being understood that any requirement to conform to customer specifications will not be considered an exclusive right for purposes of this clause (A)), (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase any of the Company’s or the Retained Subsidiaries’ products or services;

(viii) Distributor, sales representative, marketing or advertising Contractual Obligations;

(ix) Contractual Obligations with any employee, officer or consultant of the Company or the Retained Subsidiaries, including any severance, retention, change of control or other similar Contractual Obligation pursuant to which the Company or any of the Retained Subsidiaries is or may become obligated to make any severance, bonus or other payment;

(x) Contractual Obligations under which the Company or any of its Subsidiaries has made advances or loans to any other Person, except for advances of business expenses of up to $10,000 in the ordinary course of business;

(xi) Contractual Obligations providing for any minimum or guaranteed payments by the Company or any of the Retained Subsidiaries to any Person in excess of $1,000,000 annually;

(xii) Contractual Obligations with any customer or distributor that give any guarantee or warranty or make any representation in respect of any Company products or services, in each case valued in excess of $1,000,000, other than (A) any guarantee or warranty implied by law or (B) any standard guarantee or warranty on the form that has heretofore been made available to Parent;

(xiii) Contractual Obligations containing covenants that purport to (A) restrict or limit in any respect the ability of the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates to compete in any geographical area, market or line of business, (B) restrict or limit the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from selling products or delivering services to any Person, (C) other than confidentiality agreements with customers entered into in the Ordinary Course of Business, restrict the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from hiring any Person or (D) otherwise restrict the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from engaging in any aspect of its business; and

(xiv) Contractual Obligations with any labor organization, union, works council, workers’ association or other employee representative body.

(b) The Company has heretofore made available to Parent correct and complete copies of each Material Contract, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto. Each Material Contract is in full force and effect and is valid and binding obligation of the Company or its Subsidiaries and, to the knowledge of the Company, each other party thereto. The Company and the Retained Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by it under each Material Contract. There is no default under any Material Contract by the Company or the Retained Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or the Retained Subsidiaries, or, to the knowledge of the Company, by any other party.

Section 4.8. Properties.  The Company or one of the Retained Subsidiaries, as the case may be, (a) holds good title to all of the properties and assets reflected in the latest consolidated balance sheet of the Company included in the SEC Reports as being owned by the Company or the Retained Subsidiaries (collectively, with respect to real property, the “Owned Real Property”) or acquired after the date thereof that are material to the Company and the Retained Subsidiaries, taken as a whole (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, except Permitted Encumbrances, (b) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease, (c) is the lessee of all of the Leased Real Property and (i) is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Retained Subsidiary, and (ii) the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease.

Section 4.9. Intellectual Property.

(a) Section 4.9(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Company Intellectual Property Registrations, and (ii) material unregistered trademarks and service marks included in the Company Intellectual Property. All necessary registration, maintenance and renewal fees have been paid with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Intellectual Property disclosed on Section 4.9(a) of the Company Disclosure Letter. Except as otherwise noted on Section 4.9(a) of the Company Disclosure Letter, the Intellectual Property disclosed thereon is subsisting and, to the knowledge of the Company, all such Intellectual Property is valid and enforceable.

(b) Section 4.9(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Contractual Obligations relating to Company Intellectual Property, including any (i) Material Contracts under which the Company and/or its Subsidiaries are permitted to use Licensed Intellectual Property, (ii) any Material Contracts under which any third Person is permitted to use any Owned Company Intellectual Property, (iii) agreements containing covenants not to sue under any Company Intellectual Property, and (iv) coexistence agreements, in each case, other than (A) non-exclusive, individual use, non-transferrable, time-limited licenses granted to customers in the ordinary course of business and (B) licenses for commercially available, off-the-shelf Software applications with a replacement cost or annual license and maintenance fee of less than $25,000.

(c) Except as provided in the Transaction Agreements or in Contractual Obligations set forth in Section 4.9(c) of the Company Disclosure Letter (which are a subset of the Contractual Obligations set forth in Section 4.9(b) of the Company Disclosure Letter), neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) the material loss or material impairment of Parent’s right to own or use any of the Company Intellectual Property or (ii) the payment of any material additional consideration for Parent’s right to own or use any of the Company Intellectual Property.

(d) The Company Intellectual Property includes all material Intellectual Property necessary for the conduct of the OEM Solutions Business as currently conducted in all material respects. To the knowledge of the Company, the conduct of the OEM Solutions Business as presently conducted (including the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products and services of the OEM Solutions Business) does not infringe upon, misappropriate or otherwise violate, and as conducted in the past four (4) years, has not materially infringed upon, misappropriated or otherwise violated, any third Person’s Intellectual Property. To the knowledge of the Company, no Person is challenging, infringing or otherwise violating any right of the Company or any of its Subsidiaries with respect to the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received in the past four (4) years any written notice of any pending claim, order or proceeding (i) alleging that the Company or any of the Retained Subsidiaries, in the conduct of the OEM Solutions Business, is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Intellectual Property right of any third party, or (ii) challenging the validity, enforceability, use or exclusive ownership of any Owned Company Intellectual Property. No Owned Company Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Owned Company Intellectual Property. The Owned Company Intellectual Property is not subject to any outstanding order restricting the use thereof in any material respect.

(e) The Company and the Retained Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by the Company and the Retained Subsidiaries in confidence, including entering into licenses and contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the knowledge of the Company, no trade secret of the Company or the Retained Subsidiaries that is material to their businesses as currently conducted or contemplated to be conducted has been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate contract which has not been breached. The Company and its Subsidiaries have executed valid written agreements with all of their past and present employees, consultants and independent contractors who have contributed to the development of any material Owned Company Intellectual Property in the course of their employment or retention, as applicable, pursuant to which such Persons have presently assigned to at least one of the Company or the Retained Subsidiaries all their rights in and to all such Intellectual Property. To the knowledge of the Company, no employee, consultant or independent contractor of the Company or the Retained Subsidiaries is in default or breach of any non-disclosure or confidentiality agreement, covenant or obligation.

(f) No open source software or freeware has been incorporated into any product of the OEM Solutions Business that would in any way limit the ability to make, use or sell such product or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of the Company or the Retained Subsidiaries to a third party.

Section 4.10. Compliance.

(a) The Company and the Retained Subsidiaries are and have been in compliance in all material respects with all Legal Requirements applicable to the Company or any of the Retained Subsidiaries and any of their businesses, properties or assets. To the knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any applicable Legal Requirement. Neither the Company nor any of the Retained Subsidiaries has received any written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of the Retained Subsidiaries is not in compliance in all material respects with all Legal Requirements applicable to the Company, any of the Retained Subsidiaries and their respective businesses, properties, or assets.

(b) The Company and the Retained Subsidiaries hold all material licenses, permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances necessary for the lawful operation of the businesses of the Company and the Retained

Subsidiaries (the “Permits”). The Company and the Retained Subsidiaries have submitted notices to all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act of 1944, as amended, and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Entity that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company’s products (any such Governmental Entity, a “Company Regulatory Agency”), necessary for the lawful operation of the business of the Company and the Retained Subsidiaries. All of the Permits are valid, and in full force and effect. Since December 29, 2012, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. The Company and each of the Retained Subsidiaries are in compliance in all material respects with the terms of all Permits, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Permit.

(c) Since December 29, 2012, all applications, submissions, information and data utilized by the Company or the Retained Subsidiaries as the basis for, or submitted by or, to the knowledge of the Company, on behalf of the Company or the Retained Subsidiaries in connection with, any and all requests for Permits when submitted to the FDA or other Company Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Legal Requirements have been submitted to the FDA or other Company Regulatory Agency to the extent such updates, changes, corrections or modifications are required to be submitted to the FDA or other Company Regulatory Agency.

(d) Since December 29, 2012, neither the Company nor any of the Retained Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies set forth in any applicable Legal Requirements, except as would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries.

(e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently being investigated or audited by the U.S. Department of Health and Human Services, the Food and Drug Administration, the U.S. Department of Justice, the Centers for Medicare & Medicaid Services, or any state attorney general or state agency, or is the subject of a claim under the False Claims Act, except as would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries.

(f) Neither the Company nor any of the Retained Subsidiaries has used in any capacity the services of any Person who is debarred or excluded, or who has engaged in any conduct that has resulted or would reasonably be expected to result in debarment, suspension or exclusion, under 21 U.S.C. §335a(a), 42 U.S.C. §1320a-7, or any equivalent or similar Legal Requirements, except as would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries. The Company and the Retained Subsidiaries have in place reasonable policies and procedures designed to ensure that agents and employees are not so excluded, suspended or debarred.

(g) Neither the Company nor any of the Retained Subsidiaries, nor any Person acting on their behalf, has engaged in or aided or abetted any activity which is prohibited under the “Federal Anti-Kickback Statute,” 42 U.S.C. §1320a-7b, or the regulations promulgated thereunder, or similar state or local fraud and abuse statutes or regulations. Neither the Company nor any of the Retained Subsidiaries nor, to the knowledge of the Company, any current director, officer or employee of any such entity, has directly or indirectly offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), in cash or in kind, to, or made any financial arrangements or a gratuitous payment of any kind, with any past, present or potential customers, past, present, or potential suppliers, patients, government officials, medical staff members, contractors or third-party payors in exchange for business or payments from such persons. The Company and the Retained Subsidiaries have in place reasonable policies and procedures designed to prevent unlawful conduct by the Company, the Retained Subsidiaries, and their respective officers, employees, and agents.

(h) Except as would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries, none of the Company, its Subsidiaries, or any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person associated with or acting for or on their behalf, has, directly or indirectly, in connection with the business of the Company (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such Government Official, candidate, party or campaign, (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, (ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures, (iv) established or maintained any unlawful fund of corporate monies or other properties, (v) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing, or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law. For purposes of this provision, “Government Official” means any officer or employee of a Foreign Governmental Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States, and “Foreign Governmental Entity” means any foreign government, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund, excluding entities related to the government of the United States.

(i) None of the Company, the Retained Subsidiaries, or any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person associated with or acting for or on their behalf of the Company (i) is a Person with whom transactions are prohibited or limited under any U.S. economic sanctions laws, including those administered by the Office of Foreign Assets Control, or (ii) within the last five (5) years has violated any U.S. economic sanctions laws in connection with the business of the Company. The Company and the Retained Subsidiaries are and for the past five (5) years have been in possession of all licenses or permits required for the lawful conduct of their business under U.S. export control laws, including the Export Administration Regulations and the International Traffic in Arms Regulations. Within the past five (5) years, the Company has made no voluntary disclosures to U.S. Government authorities under U.S. economic sanctions laws or U.S. export control laws and, to the knowledge of the Company, has not been the subject of any governmental investigation or inquiry regarding the compliance of the Company or the Retained Subsidiaries with such laws.

(j) For the avoidance of doubt, the provisions of this Section 4.10 do not apply to Environmental Laws or Materials of Environmental Concern.

Section 4.11. Absence of Certain Changes or Events.

(a) Since December 28, 2013 through the date of this Agreement, (i) the Company and the Retained Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) except as provided in or contemplated by this Agreement, as set forth in Section 4.11(a) of the Company Disclosure Letter or as required by applicable Legal Requirements, neither the Company nor the Retained Subsidiaries has taken any action since December 28, 2013 that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.2 ..

(b) Since December 28, 2013, a Material Adverse Effect has not occurred.

Section 4.12. Absence of Litigation.  Except as set forth on Section 4.12 of the Company Disclosure Letter, (a) there is no material claim, action, litigation, suit or proceeding, whether criminal, civil or administrative, by or before any Governmental Entity (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or the Retained Subsidiaries, or any of its or their properties or assets, (b) there is no pending or, to the knowledge of the Company, threatened material audit, examination or investigation by any Governmental Entity against the Company or the Retained Subsidiaries, or any of its or their properties or assets, (c) there is no pending or threatened Proceeding by the Company or any of the Retained Subsidiaries against any third party, (d) there is no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of the Retained Subsidiaries, and (e) neither the Company nor any of the Retained Subsidiaries nor any of their respective properties or assets is subject to any material outstanding or, to the knowledge of the Company, threatened order, writ, injunction or decree.

Section 4.13. Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Plan, other than any Non-U.S. Plan.

(b) With respect to each material Company Plan, the Company has made available to Parent complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Plan (including all amendments thereto) or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS”); (v) any related trust agreements, insurance contracts or other funding arrangements; and (vi) any material notices to or from the IRS, any office or representative of the Department of Labor or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Company Plan.

(c) Each Company Plan (i) has been established, maintained and administered in all material respects in accordance with its terms and applicable Legal Requirements and (ii) if intended to be “qualified” under Section 401 of the Code, has received a favorable determination letter or is covered by a favorable opinion letter from the IRS to such effect (or an application for such a letter is pending) and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such letter, if any, that would reasonably be expected to adversely affect the qualified status of any such Company Plan. All material employer and participant contributions, premiums and expenses to or in respect of any Company Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the most recent financial statements contained in the SEC Reports to the extent required by GAAP.

(d) Except as set forth on Section 4.13(d) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, material audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Plan or asserting rights or claims to benefits under any Company Plan (other than routine claims for benefits payable in the ordinary course of business). Except as set forth on Section 4.13(d) of the Company Disclosure Letter, no Company Plan provides retiree healthcare or life insurance benefits to any former employee or consultant of the Company or the Retained Subsidiaries other than to the extent required by applicable Legal Requirements and at the sole expense of the former employee or consultant.

(e) None of the Company, any Retained Subsidiary, or any ERISA Affiliate of any of them currently or at any time during the six-year period prior to the date hereof has sponsored, maintained, contributed to or had any obligation or liability, contingent or otherwise, with respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, result in (i) any payment, acceleration, vesting, distribution, material increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of the Company or any of the Retained Subsidiaries or (ii) any payment or benefit that would be nondeductible to the payor under Section 280G of the Code or subject the recipient to additional Tax under Section 4999 of the Code.

(g) Section 4.13(g) of the Company Disclosure Letter sets forth a true, complete and correct list of all material Non-U.S. Plans. Each Non-U.S. Plan has been administered in compliance in all material respects with its terms and applicable Legal Requirements, and each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. The present value of the accrued liabilities (whether or not vested) under each Non-U.S. Benefit Plan that is required under applicable Legal Requirements to be funded, determined as of the end of the most recently ended fiscal year of the Company or Retained Subsidiary, as applicable, on the basis of reasonable actuarial assumptions, did not exceed the then-current value of the assets of such Non-U.S. Plan allocable to such accrued liabilities. No current or former employee of the Company or any of the Retained Subsidiaries is entitled to any enhanced benefits on early retirement or redundancy.

Section 4.14. Labor and Employment Matters.  Each of the Company and the Retained Subsidiaries is in compliance in all material respects with all applicable Legal Requirements of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting (a) employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and (b) contributions to employee benefits of whatever nature which the Company and the Retained Subsidiaries are required by law (including any mandatory collective agreement) to make in their capacity as an employer. Neither the Company nor any of the Retained Subsidiaries is a party to or bound by any labor or collective bargaining agreement (other than any industry-wide or statutorily mandated agreement or any non-material agreement in a non-U.S. jurisdiction). There is no unfair labor practice charge pending or, to the knowledge of the Company, threatened which if determined adversely to the Company or the Retained Subsidiaries would be material to the Company or any of the Retained Subsidiaries. To the knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of the Retained Subsidiaries or compel the Company or any of the Retained Subsidiaries to bargain with any such labor union, works council or labor organization. There are no strikes, slowdowns, walkouts or work stoppages pending or, to the knowledge of the Company, threatened. Neither the Company nor any of the Retained Subsidiaries has experienced any such strike, slowdown, walkout, or work stoppage within the past three (3) years.

Section 4.15. Insurance.  Section 4.15 of the Company Disclosure Letter sets forth a complete and correct list of each material insurance policy under which the Company or any of the Retained Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full, and the Company and the Retained Subsidiaries are in compliance with the terms and conditions of such Insurance Policy. Neither the Company nor any of the Retained Subsidiaries is in material breach or default under any Insurance Policy, and no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.

Section 4.16. Tax Matters.

(a) The Company and each of the Retained Subsidiaries has timely filed, or have caused to be timely filed (taking into account extensions of time to file), all income Tax Returns and all other material Tax Returns required to be filed, and each such Tax Return was true, complete and correct in all material respects, and all material amounts of Taxes due and payable by the Company and each of the Retained Subsidiaries (whether or not shown on any Tax Return) have been paid (or adequate reserves have been made therefor in the most recent audited financial statements contained in the SEC Reports).

(b) The Company and each of the Retained Subsidiaries has complied in all material respects with all applicable Legal Requirements relating to the deposit, collection, withholding, payment or remittance of any material amount of Tax.

(c) The most recent financial statements contained in the SEC Reports reflect an adequate reserve, in accordance with GAAP, for all material amounts of Taxes (including for Taxes not yet due and payable) of the Company and each of the Retained Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements.

(d) There are no Encumbrances (other than Permitted Encumbrances) for any material amount of Tax upon any asset or property of the Company or any of its Subsidiaries.

(e) No Tax authority has asserted in writing, or threatened in writing to assert, within the preceding three (3) years, a material Tax liability in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of the Retained Subsidiaries, nor has the Company or any of the Retained Subsidiaries received written notice of any audits, proceedings, or investigations in process (or, to the knowledge of the Company, intended to be initiated) with respect to a material Tax issue that relates to the Company or any of the Retained Subsidiaries, in each case, that remain unresolved.

(f) Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Legal Requirements, as a transferee or successor or by contract or agreement (other than (i) ordinary course commercial contracts or agreements the principal purpose of which does not relate to Taxes or (ii) the Separation Agreement).

(g) Neither the Company nor any of its Subsidiaries has (i) distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code within the preceding two (2) years, or (ii) participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(h) No written claim has been made within the preceding three (3) years by a Governmental Entity in a jurisdiction where the Company or any of the Retained Subsidiaries do not file Tax Returns that it is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction that remained unresolved.

(i) Neither the Company nor any of its Subsidiaries has (i) agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law, (ii) any application pending with any Tax authority requesting permission for changes in accounting methods that relate to the Company or any Retained Subsidiary, in either case, which will require any increase or decrease in any Tax attribute of the Company or any of its Subsidiaries for any period ending after the Closing Date, (iii) any written agreement with a Tax authority with respect to Taxes pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) with respect to the Company or any of its Subsidiaries, or (iv) an installment sale, open transaction, election under Section 108(i), or prepaid amount, in each case made prior to the Closing Date for which a material amount of taxable income may be realized by the Company or any of the Retained Subsidiaries after the Closing Date.

(j) There are no requests for rulings or determinations (including in respect of any request to change a method of accounting) in respect of any Tax pending between (i) the Company or any of the Retained Subsidiaries, and (ii) any Governmental Entity. There is no Tax-related power of attorney outstanding with respect to the Company or any of the Retained Subsidiaries that will be in effect after the Closing. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment or collection of, any material Tax (other than through ordinary course extensions of time to file any Tax Return for which permission from a taxing authority is not required).

Section 4.17. Environmental Matters.

(a) Except as would not reasonably be expected to result in the Company or the Retained Subsidiaries incurring material liabilities under Environmental Laws: (i) the Company and the Retained Subsidiaries comply and have complied with all applicable Environmental Laws, and possess, maintain and comply with, and have possessed, maintained and complied with, all with all applicable

Environmental Permits required under such Environmental Laws to operate; (ii) there has been no Release of Materials of Environmental Concern at, under on or from any of the Owned Real Property or the Leased Real Property or, to the knowledge of the Company, any real property formerly owned, leased or operated by the Company and the Retained Subsidiaries; (iii) neither the Company nor any of the Retained Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any Release or threatened Release of Materials of Environmental Concern at or from any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; and (iv) neither the Company nor any of the Retained Subsidiaries has received any written claim, notice or complaint, or been subject to any Proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and to the knowledge of the Company no such Proceeding has been threatened.

(b) To the knowledge of the Company, no condition or state of facts exists with respect to the Company, the Retained Subsidiaries or Spinco, the Owned Real Property or Leased Real Property, or any property currently or previously owned, operated or leased by the Company, the Retained Subsidiaries or Spinco that is reasonably likely to result in liability of the Company or the Retained Subsidiaries under any applicable Environmental Law or Environmental Permit.

(c) The Company has made available to Parent true, correct and complete copies of all material environmental assessments, audits, studies, reports, and analyses with respect to the Owned Real Property, the Leased Real Property or any real property formerly owned, leased or operated by the Company or the Retained Subsidiaries, and all material correspondence related to any current or outstanding material liabilities under Environmental Laws to the extent such documentation is in the possession, custody or control of the Company or its Subsidiaries.

Section 4.18. Affiliate Transactions.  Except as set forth in Section 4.18 of the Company Disclosure Letter, no executive officer or director of the Company or the Retained Subsidiaries and no Person known by the Company to currently own more than five percent (5%) or more of the Shares, is a party to any contract with or binding upon the Company or the Retained Subsidiaries or any of their respective properties or assets, has any interest in any property owned by the Company or any of the Retained Subsidiaries or has engaged in any transaction with the Company or any of the Retained Subsidiaries within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.19. Proxy Statement.

(a) The Proxy Statement and the Spinco Registration Statement (including any amendments or supplements thereto) will not, at the time the Proxy Statement is first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of any Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement or the Spinco Registration Statement. The Proxy Statement and the Spinco Registration Statement will, at the time the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.20. Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Financial Advisor has delivered to the Company Board its Fairness Opinion, dated on or about the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Cash Merger Consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders. A true, correct and complete copy of the Fairness Opinion has been made available to Parent. The Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and/or references thereto in the Proxy Statement.

Section 4.21. Brokers; Certain Fees.  No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or the Retained Subsidiaries, other than the Financial Advisor.

Section 4.22. Vote Required.  The only vote of the stockholders of the Company required under any Legal Requirement, the rules of the New York Stock Exchange or the certificate of incorporation or bylaws of the Company to adopt this Agreement and approve the transactions contemplated hereby is the Requisite Stockholder Approval.

Section 4.23. Anti-Takeover Provisions.  No “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) is applicable to the Company, the Shares, the Merger, the Agreement or the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Section 5.8, the action of the Company Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 4.24. Product Liability and Product Warranty.

(a) There has not been, nor, to the knowledge of the Company, is there under consideration, any claim alleging that any product machined, fabricated, distributed, marketed or sold by the Company or any of the Retained Subsidiaries does not comply with customer specifications other than, in each case, for any such claim as has not resulted in, and would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries. Neither the Company nor any of the Retained Subsidiaries has offered any express warranty outside of the ordinary course of business in respect of any such products other than as set forth in the Material Contracts. The Company and the Retained Subsidiaries have maintained all third-party accreditations and certifications necessary to satisfy the specifications of all customers.

(b) During the last three (3) years, none of the Company or any of the Retained Subsidiaries has received written notice as to any claim or allegation of, and none of Company or any of the Retained Subsidiaries has been a party or subject to any Proceeding or order relating to, bodily or personal injury, death or property or economic damages, any claim for punitive, exemplary or consequential damages, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company, the Retained Subsidiaries or any of their respective employees.

(c) Each product machined, fabricated, distributed, marketed or sold by the Company or any of the Retained Subsidiaries (i) is and has been in compliance in all material respects with all applicable Legal Requirements, including the Federal Food, Drug and Cosmetic Act, the Medical Device Amendments, Current Good Manufacturing Practices, the Quality System Regulations, and similar Legal Requirements in any foreign jurisdiction where the products are distributed or sold and (ii) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or by customer product specifications.

(d) Except as set forth on Section 4.24(d) of the Company Disclosure Letter, neither the Company nor any of the Retained Subsidiaries has, either voluntarily or involuntarily, initiated, conducted or issued any material recall, field notifications, field corrections, market withdrawal or replacement, investigator notice, safety alert or other notice or action, in each case, relating to a material lack of safety, efficacy or regulatory compliance of any of their respective products. To the knowledge of the Company, no customer has made such notice or taken such action in connection with a product or component machined, fabricated, distributed, marketed or sold by the Company or any of the Retained Subsidiaries.

Section 4.25. Customers and Suppliers.

(a) Section 4.25(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty-five (25) most significant customers of the OEM Solutions Business (as measured by the dollar amount of sales revenue received therefrom) for each of the twelve-month periods ended December 28, 2013 and December 29, 2012 and the six-month period ended June 28, 2014, and the aggregate amount of revenue for each such customer during such period. None of the Company or any its Subsidiaries has received any notice or, to the knowledge of the Company, has any reason to believe that any such customer has ceased, or intends to cease, has materially diminished or otherwise modified, or intends to materially diminish or otherwise modify, the use of the products or services of the OEM Solutions Business.

(b) Section 4.25(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the names of each of the twenty-five (25) most significant suppliers (by total spending) of the OEM Solutions Business for each of the twelve-month period ended December 28, 2013 and December 29, 2012 and the six-month period ended June 28, 2014, and the amount for which each such supplier invoiced the Company and its Subsidiaries during such period. None of the Company or any its Subsidiaries has received any notice or, to the knowledge of Company, has any reason to believe that any such supplier will not sell raw materials, supplies, component, merchandise and other goods to the OEM Solutions Business on terms and conditions substantially similar to those used in its current sales to the OEM Solutions Business as of the date of this Agreement.

(c) Section 4.25(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the top twenty-five (25) most significant products produced, manufactured, sold and delivered by the OEM Solutions Business (as measured by the dollar amount of sales revenue received by the Company and its Subsidiaries) for each of the twelve-month periods ended December 28, 2013 and December 29, 2012 and the six-month period ended June 28, 2014, and the amount of revenue for each such product during such period. None of the Company or any its Subsidiaries has received any notice from any Governmental Entity, customer or other Person or, to the knowledge of the Company, has reason to believe that the production, manufacture, promotion or sales of products or services by the Company or any of its Subsidiaries relating to any such product has declined or been delayed or impaired, or is likely to cease, decline or become delayed or impaired.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
OF HOLDINGS, PARENT AND MERGER SUB

Holdings, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that:

Section 5.1. Organization.  Each of Holdings, Parent and Merger Sub is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all corporate power and authority necessary to own its properties and conduct its business as currently conducted. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances.

Section 5.2. Authority.

(a) Each of Holdings, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement by each of Holdings, Parent and Merger Sub, and the consummation by each of Holdings, Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action of Holdings, Parent and Merger Sub, and no other corporate action on the part of Holdings, Parent or Merger Sub is necessary to authorize this Agreement or to consummate the Merger.

(b) This Agreement has been duly and validly executed and delivered by Holdings, Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Holdings, Parent and Merger Sub enforceable against each of Holdings, Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the consummation of the Merger by Holdings, Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 5.3(b) have been obtained, and all filings described in Section 5.3(b) been made, conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Encumbrance on any of the properties or assets of Parent or Merger Sub under, any Contractual Obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clause and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Holdings, Parent and Merger Sub and the consummation of the Merger by each of Holdings, Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4. Absence of Litigation.  There is no Proceeding pending or, to the knowledge of Holdings or Parent, threatened against Holdings, Parent or any of their respective Subsidiaries, other than any such Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Holdings, Parent nor their respective Subsidiaries nor any of their respective properties or assets is subject to outstanding or, to the knowledge of Parent, threatened order, writ, injunction or decree, except for those that would not have a Parent Material Adverse Effect.

Section 5.5. Proxy Statement.  None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement or the Spinco Registration Statement will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed to stockholders of the Company and at the time of any Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.6. Brokers.  No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 5.7. Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.8. Share Ownership.  None of Holdings, Parent, Merger Sub or any of their Affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub or any of their controlled Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contractual Obligation (other than this Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any Shares or any option, warrant or other right to acquire any Shares.

Section 5.9. Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Holdings or Parent is necessary to approve the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger.

Section 5.10. Other Agreements.  Parent has disclosed to the Company all contracts, agreements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Holdings, Parent, Merger Sub or any Affiliate of Holdings or Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or the Retained Subsidiaries, on the other hand.

Section 5.11. Financing.  Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (a) an executed commitment letter (the “Equity Commitment Letter”) from Genstar Capital Partners V, L.P. and Genstar Capital Partners VI, L.P. to provide, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”) and (b) an executed debt financing commitment letter from Credit Suisse Securities (USA) LLC (including any other Person that becomes party to such letter after the date hereof, the “Commitment Parties”) and the fee letters associated therewith (the “Fee Letter” and, together with the debt financing commitment letter, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) (provided, that provisions in the Fee Letter related solely to fees, economic terms (other than covenants) and “flex” provisions may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing)) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (the “Debt Financing”, and, together with the Equity Financing, collectively referred to as the “Financing”). As of the date hereof, none of the Commitment Letters have been amended or modified and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities). As of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated by Parent or Merger Sub or, to the knowledge of Parent, the other parties thereto. There are no side letters or other Contractual Obligations or arrangements that could affect the availability of the Financing other than as expressly set forth in the Commitment Letters furnished to the Company pursuant to this Section 5.11. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or or any of their respective Affiliates or, to the knowledge of Parent, any other Person, in each case under either of the Commitment Letters. The Commitment Letters are not subject to any conditions (including pursuant to any flex provisions in the Fee Letter or otherwise) other than as set forth expressly therein and are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, Merger Sub and, to the knowledge of Parent, each of the other parties thereto, as the case may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid in full, and as of the date hereof Parent is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate or that would reasonably be expected to cause the Commitment Letters to be ineffective. As of the date hereof, assuming the conditions set forth in Sections 7.1 and 7.3 are satisfied at Closing, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available in full to Holdings, Parent and Merger Sub on the Closing Date. Assuming satisfaction of the conditions set forth in Sections 7.1 and 7.3 and the funding of the Debt Financing in accordance with the Debt Commitment Letter, the aggregate proceeds contemplated by the Commitment Letters when funded, together with cash and cash equivalents available to Parent, Merger Sub and the Surviving Corporation, will be sufficient for Merger Sub to pay the aggregate Cash Merger Consideration to be paid at the Closing and any other amounts required to be paid by Holdings, Parent and Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Holdings, Parent and Merger Sub required to be paid at the Closing in connection therewith.

ARTICLE VI.
COVENANTS

Section 6.1. Conduct of Business of the Company Pending the Merger.

(a) Except as provided in or contemplated by this Agreement or the Transaction Agreements (including the restructuring transactions set forth in the Spinoff Plan), as set forth in Section 6.1 of the Company Disclosure Letter, as prohibited or required by applicable Legal Requirements, or as consented to by Parent, which decision with respect to such consent will not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business and use its commercially reasonable efforts to preserve its business organization and maintain existing relations and goodwill with Governmental Entities, employees, customers, suppliers, creditors, lessors and all other Persons having material business relationships with the Company or any of its Subsidiaries.

(b) The Company shall undertake (and shall cause its Subsidiaries to undertake) the restructuring transactions contemplated by Sections 2.1, 2.2 and 2.3 of the Separation Agreement, but only in accordance with the Spinoff Plan.

Section 6.2. Restrictions on the Conduct of Business of the Company Pending the Merger.  Without limiting the generality of Section 6.1, except as provided in or contemplated by this Agreement or the Transaction Agreements (including any restructuring transactions contemplated by the Separation Agreement (in accordance with the Spinoff Plan)), as set forth in Section 6.2 of the Company Disclosure Letter, or as required by applicable Legal Requirements, during the period from the date of this Agreement to earlier of the Effective Time and the termination of this Agreement, without the prior written consent of Parent, which decision with respect to such consent will not be unreasonably withheld, delayed or conditioned, the Company will not, and will cause the Retained Subsidiaries not to:

(a) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any Company Securities or other rights of any kind to acquire or receive any Company Securities, except for the issuance of Shares upon the exercise of Company Equity Awards outstanding as of the date of this Agreement, and except for the issuance of Shares upon the exercise of Company Equity Awards expected to be granted prior to the Closing Date and described in Section 6.2(b) of the Company Disclosure Letter;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) the payment of the Spinco Consideration and the Spinco Consideration Equivalent Amount in respect thereof in accordance with this

Agreement and the Separation Agreement, and (ii) any dividend or distribution by a Subsidiary to the Company or another Subsidiary of the Company;

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other securities or equity interests of the Company, other than the acquisition of Shares from current or former directors, employees, former employees or independent contractors upon the vesting of Company Equity Awards outstanding as of the date of this Agreement in connection with a cashless exercise of Company Options, or in order to pay Taxes in connection with the exercise or vesting of Company Equity Awards outstanding as of the date of this Agreement;

(e) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of any business, assets or securities of the Company or any of the Retained Subsidiaries, in each case other than the purchase and sale of goods and services in the ordinary course of business consistent with past practice;

(f) enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Material Contract (or any Contractual Obligation that would be a Material Contract if entered into prior to the date hereof);

(g) authorize or make any capital expenditures in excess of $100,000 above the amounts reflected in the Company’s capital expenditure budget;

(h) incur or modify in any material respect the terms of any Indebtedness of the Company or any of the Retained Subsidiaries, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any Indebtedness of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than the Retained Subsidiaries);

(i) other than as required by the terms of any Company Plan as in effect on the date hereof, (i) increase, agree to increase, provide new or agree to provide new compensation, severance, perquisites or other benefits, whether or not in cash, to current or former directors, officers or employees of the Company or any of the Retained Subsidiaries with annual base compensation in excess of $100,000, or consultants of the Company or any of the Retained Subsidiaries, other than an increase in base compensation in the ordinary course of business consistent with past practice, (ii) terminate any directors, employees or consultants of the Company or any of the Retained Subsidiaries currently earning annualized base compensation of more than $100,000, other than for cause, or (iii) enter into, adopt, amend or terminate any Company Plan, except, in the case of clause (iii), any non-material amendment to a Company Plan that would not result in a material liability to Parent;

(j) make any change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k) compromise, settle or agree to settle any Proceeding material to the Company or any of its Subsidiaries, other than compromises, settlements or agreements that relate to this Agreement and the transactions contemplated hereby;

(l) enter into any labor or collective bargaining agreement, through negotiation or otherwise, or make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or other reorganization;

(n) (i) other than in the ordinary course of business: (A) make or change any material Tax election of the Company or its Subsidiaries; (B) settle or compromise any material Tax liability of the Company or any of its Subsidiaries or settle or compromise any Tax liability that could have a material effect on the Company or its Subsidiaries in future taxable years; (C) make any material change in any method of Tax accounting; (D) file any material amendment to an income or other material Tax Return; or (E) waive or extend any statute of limitations in respect of any material Taxes except as required by

Applicable Law; or (ii) fail to promptly notify Parent of any material audit, examination, investigation, written claim or other proceeding by any Governmental Entity relating to Taxes that arises prior to the Effective Time;

(o) sell, assign, license, transfer, convey, lease or otherwise dispose of any Company Intellectual Property, other than in the ordinary course of business;

(p) fail to pay any maintenance or similar fees, or fail to take any other appropriate actions as necessary, to prevent the abandonment, loss or impairment of all Owned Company Intellectual Property;

(q) engage in any new business, invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person or introduce any material change with respect to the operation of the Company and its Subsidiaries; or

(r) agree to take any of the actions described in Section 6.2(a) through (q).

Section 6.3. Access to Information; Confidentiality.

(a) From and after the date of this Agreement until the Effective Time, the Company will, upon reasonable advance notice: (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts and records (including Tax Returns) of the Company and its Subsidiaries and cause the Company’s Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request; (ii) permit Parent and Merger Sub to make such non-invasive inspections respecting the Company and the Retained Subsidiaries as they may reasonably request, including environmental site assessments and limited compliance reviews of the Leased Real Property upon signing this Agreement; and (iii) cause its and the Retained Subsidiaries’ officers to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and the Retained Subsidiaries as Parent or Merger Sub may from time to time reasonably request.

(b) Information obtained by Parent or Merger Sub pursuant to Section 6.3(a) will constitute “Evaluation Materials” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement.

(c) Nothing in Section 6.3(a) will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable Legal Requirements or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, that, in each case, the Company shall use its commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access.

Section 6.4. Acquisition Proposals.

(a) Subject to Section 6.4(b) and Section 6.4(d), the Company will not, and will cause its Subsidiaries and Representatives not to, directly or indirectly, from the date hereof until the earlier of the Closing and the termination of this Agreement: (i) initiate, solicit or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal or engage in any negotiations with respect thereto, (ii) except for a confidentiality agreement contemplated pursuant to Section 6.4(b), enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”); provided, that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited or deemed to be a Change of Board Recommendation. The Company will immediately cease any solicitation, discussion or negotiation with any Person by the Company, the Retained Subsidiaries or any of their Representatives with respect to any Acquisition Proposal and, to the extent the Company is contractually permitted to do so, will request the return or destruction of all confidential information provided by or on behalf of the Company or the Retained Subsidiaries to any such Person.

(b) Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time following the date of this Agreement and prior to the earlier of the Closing and the termination of this Agreement, (i) the Company has received a written Acquisition Proposal that the Company Board believes is bona fide, and (ii) the Company Board determines that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal or that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, then the Company may, at any time prior to obtaining the Requisite Stockholder Approval (but in no event after obtaining the Requisite Stockholder Approval), and subject to clauses (1) and (2) below, (A) furnish information with respect to the Company and the Retained Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) engage or participate in discussions or negotiations regarding such Acquisition Proposal; provided, that (1) the Company will, as promptly as reasonably practicable, provide to Parent any material non-public information concerning the Company or the Retained Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and (2) the Company will not, and will cause its Subsidiaries and Representatives not to, disclose any material non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with substantially similar confidentiality provisions, in the aggregate, as those in the Confidentiality Agreement; provided, however, that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.4.

(c) The Company will promptly (and in any event within twenty-four (24) hours) notify Parent in the event that the Company receives any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal or indication and the terms and conditions of any such Acquisition Proposal or indication. The Company will provide Parent promptly (and in any event within such twenty-four (24) hour period) a copy of any such Acquisition Proposal or indication and copies of any other written materials received from or on behalf of such Person relating to such Acquisition Proposal or indication. The Company will keep Parent reasonably informed of any material changes in any Acquisition Proposal or indication, including furnishing copies of any written correspondence and draft documentation.

(d) Notwithstanding anything in Section 6.4(a) to the contrary, but subject to the provisions of Section 6.3(e), if (i) the Company receives a written Acquisition Proposal that the Company Board believes is bona fide, and (ii) the Company Board concludes such Acquisition Proposal constitutes a Superior Proposal, the Company Board may at any time prior to obtaining the Requisite Stockholder Approval, if it determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, (A) effect a Change of Board Recommendation and/or (B) terminate this Agreement; provided, however, that the Company may not enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal unless this Agreement shall have been terminated by the Company in accordance with Section 8.3(b).

(e) The Company shall not be entitled to effect a Change of Board Recommendation or terminate this Agreement pursuant to Section 6.4(d) with respect to a Superior Proposal unless (i) the Company has complied in all material respects with this Section 6.4, (ii) the Company has provided prior written notice to Parent at least four (4) Business Days in advance of its intention to take such action with respect to such Superior Proposal, which notice specifies the terms and conditions of such Superior Proposal and includes a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, (iii) during such four (4) Business Day period, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iv) following the end of such four (4) Business Day period, the Company Board shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Superior Proposal or otherwise, that the Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require the Company to comply again with the requirements of this Section 6.4(e).

Section 6.5. Employment and Employee Benefits Matters.

(a) Parent will cause the Surviving Corporation and each of the Retained Subsidiaries, for the period commencing at the Closing and ending on December 31, 2015, to maintain for the individuals employed by the Company or the Retained Subsidiaries at the Effective Time and who (i) remain employed by the Surviving Corporation or the Retained Subsidiaries or (ii) become employed by Parent or any of its Affiliates (other than the Surviving Corporation or the Retained Subsidiaries), in each case, following the Effective Time (the “Current Employees”) (A) base compensation and annual target cash incentive compensation (expressed as a percentage of base compensation or as a fixed dollar amount, as applicable, and excluding any cash incentive compensation required to be disclosed pursuant to Section 4.13(f)(i) (other than any amounts described in Section 6.5(c) below) at least as favorable to the employee as at the Effective Time and (B) benefits provided under employee benefit plans of Parent or its Affiliates that are substantially comparable in the aggregate to the benefits maintained for and provided to Current Employees as a group immediately prior to the Effective Time; provided, however, that nothing in this Section 6.5 will prevent the amendment or termination of any particular Company Plan or the termination of employment of any Current Employee or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary, or act in any other manner, to conform with applicable Legal Requirements.

(b) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees with the Company or any of its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, under any defined benefit plan) under employee benefit plans of Parent or its affiliates, the Surviving Corporation and the Retained Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans for those purposes, except where such service credit would result in the duplication of benefits. Parent will, and will cause the Surviving Corporation to, use commercially reasonable efforts to ensure that (i) Current Employees will not be subject to any eligibility requirements or pre-existing condition limitations under any employee health benefit plan of Parent or its Affiliates, the Surviving Corporation or the Retained Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time and (ii) Current Employees are given credit under such employee benefit plans for pre-Closing co-payments made and amounts paid toward deductibles and maximum out-of-pocket limitations in the year in which the Effective Time occurs.

(c) Immediately prior to the Effective Time, each employee of the Company and the Retained Subsidiaries who then participates in the Company’s 2014 Cash Bonus Program (the “Cash Bonus Program”) and who remains employed through the Effective Time shall vest in and become entitled to receive a cash payment from the Company, payable on the Closing Date, equal to the product of (i) the annual bonus award that would be earned by the employee for the year in which the Effective Time occurs under the Cash Bonus Program (assuming a full year of performance) based upon actual performance through the Closing Date, as reasonably determined by the Company, and (ii) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the Effective Time occurs and the denominator of which is 365 (the “Bonus”); provided, that the aggregate Bonus amount payable to all employees of the Company and the Retained Subsidiaries pursuant to this Section 6.5(c) shall not exceed $4,100,000. Notwithstanding the foregoing, with respect to those employees of the Company who are employed by Spinco or its Subsidiaries or whose employment is transferred to Spinco in connection with the transactions contemplated by the Separation Agreement and who participate in the Cash Bonus Program immediately prior to the Closing (the “Spinco Bonus Employees”), immediately prior to the Effective Time the Company will, in lieu of the foregoing, transfer to Spinco an amount in cash equal to the aggregate Bonus amount payable to the Spinco Bonus Employees as of the Effective Time as calculated in accordance with the immediately preceding sentence; provided, that the aggregate Bonus amount payable to Spinco in respect of the Spinco Bonus Employees Subsidiaries pursuant to this Section 6.5(c) shall not exceed $1,600,000.

(d) The provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement in their capacities as such. No provision of this Section 6.5 shall (i) give any third party any right to enforce the provisions of this Section 6.5, (ii) obligate Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing to retain the employment of any particular employee for any period of time or preclude Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing from terminating the employment of any such employee at any time and for any or no reason, or (iii) be deemed to constitute the adoption of, or an amendment to, any Company Plan or other employee benefit arrangement governing any current or former employee or individual consultant of Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing.

Section 6.6. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub will cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of present and former directors, officers and employees of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) than are currently provided in the certificate of incorporation and bylaws and the indemnification agreements currently in place between the Company and any such Persons and set forth on Section 6.6(a) of the Company Disclosure Letter, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the sixth (6th) anniversary of the Effective Time, or, in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim, unless such amendment, modification or repeal is required by applicable Legal Requirements, in which case Parent agrees, and will cause the Surviving Corporation, to make such changes to the certificate of incorporation and the bylaws as to have the least adverse affect on the rights of the individuals referenced in this Section 6.6.

(b) The Company will purchase by the Effective Time tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(c) This Section 6.6 will survive the consummation of the Merger and is intended to benefit, and will be enforceable by, any Indemnified Party. The rights provided for in this Section 6.6 will not be deemed exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to law, contract or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the applicable obligations set forth in this Section 6.6.

Section 6.7. Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the Separation, the Merger and the other transactions contemplated by this Agreement and the Transaction Agreements. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within five (5) Business Days after the date of the Agreement), and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. The parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (F) to provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws; provided, however, that in no event shall Parent or any of its Affiliates be required to sell, divest or dispose of assets, properties or businesses (including assets, properties or businesses to be acquired by it under this Agreement) having an aggregate value at the time such assets, properties or businesses are proposed to be sold, divested or disposed of, in excess of $2,000,000. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. In no event shall Holdings, Parent or Merger Sub be required to (nor will the Company, without Parent’s consent, which may be withheld at Parent’s sole discretion) pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contractual Obligation. Nothing in this Section 6.6(a) shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger, each of Parent, Merger Sub and the Company will cooperate in all respects with each other and will use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(c) Prior to the Closing, each party will use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Contractual Obligations to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contractual Obligation as a result of the execution, performance or consummation of the transactions contemplated by this Agreement; provided, that in no event will the Company or its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contractual Obligation.

Section 6.8. Proxy Statement; SpinCo Registration Statement; Stockholders’ Meeting.

(a) The Company will prepare and will cause to be filed with the SEC as promptly as reasonably practicable following the date of this Agreement a proxy statement/prospectus (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement, and the Merger, and will use its reasonable best efforts to clear the Proxy Statement with the SEC as soon as reasonably practicable. The Company will include in the Proxy Statement the text of this Agreement, the

Fairness Opinion, and the Company Recommendation (unless the Company Board has made a Change of Board Recommendation in compliance with Section 6.4 or terminated this Agreement pursuant to Section 8.3), and will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments by the SEC staff in respect of the Proxy Statement. None of the information included in the Proxy Statement or the Spinco Registration Statement will, at the time the Spinco Registration Statement is declared effective, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Stockholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that no such covenant will apply to information provided by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement or the Spinco Registration Statement. The Proxy Statement and the Spinco Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) As promptly as reasonably practicable following the date of this Agreement, each of Parent and Merger Sub will furnish the Company with all information reasonably requested by the Company and required pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or the Spinco Registration Statement, as applicable. Parent agrees and covenants that none of the information with respect to Parent or its Subsidiaries supplied or to be supplied by Parent for inclusion in the Proxy Statement or the Spinco Registration Statement will, at the time of the mailing of the Proxy Statement or the Spinco Registration Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement and the Spinco Registration Statement is declared effective, the Company will mail the Proxy Statement to the holders of Shares as of the Record Date. All documents (including the Proxy Statement and Spinco Registration Statement) that the Company or Spinco is responsible for filing with the SEC in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) As promptly as reasonably practicable following the date of this Agreement, the Company will cause Spinco to prepare and file the Spinco Registration Statement with the SEC and to register the Spinco Common Stock under the Exchange Act and will use its reasonable best efforts to have the Spinco Registration Statement declared effective by the SEC as promptly as practicable thereafter. The Company will cause Spinco to use its reasonable best efforts to respond as promptly as reasonably practicable to any comments by the SEC staff in respect of the Spinco Registration Statement. The Company will cause Spinco to apply for listing of the Spinco Common Stock on the NASDAQ Global Market and will use its reasonable best efforts to cause the Spinco Common Stock to be approved for listing on the NASDAQ Global Market prior to the Closing Date.

(e) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company shall provide Parent with copies of all correspondence between Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 6.8(e)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company, on behalf of Spinco, shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Spinco Registration Statement, and the Company shall provide Parent with copies of all correspondence between Spinco and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall cause Spinco to use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this

Section 6.8(e)) as promptly as practicable to any comments of the SEC with respect to the Spinco Registration Statement. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Spinco Registration Statement, so that the Proxy Statement, the Spinco Registration Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, (i) prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall include comments reasonably proposed by Parent in such documents or responses, and (ii) prior to filing the Spinco Registration Statement (including any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by Parent.

(f) Subject to Section 6.4 hereof, the Company will, as promptly as reasonably practicable following the effectiveness of the Proxy Statement establish a record date (the “Record Date”) for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”). The Stockholders’ Meeting will be held within forty-five (45) days following the later of the Proxy Statement having been cleared by the SEC and the Spinco Registration Statement having been declared effective by the SEC. The Company will use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of the stockholders required by the DGCL and any other applicable Legal Requirement and the certificate of incorporation and bylaws (if applicable) to effect the Merger. The obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be affected by a Change of Board Recommendation, unless this Agreement has been terminated pursuant to ARTICLE VIII. The Company shall, upon the reasonable request of Parent, use its reasonable best efforts to advise Parent during the last ten (10) Business Days prior to the date of the Stockholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters or such matters as required by applicable Legal Requirements) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(g) Parent agrees to vote, or cause to be voted, all of the Shares then beneficially owned by it or Merger Sub in favor of the adoption of this Agreement and the approval of the Merger.

Section 6.9. Separation.  Following the Stockholders’ Meeting and conditioned upon receipt of the Requisite Stockholder Approval, but prior to the Effective Time, the Company will effect the transactions set forth in the Separation Agreement, in accordance with the terms contained therein and the Spinoff Plan.

Section 6.10. Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no press release concerning the transactions contemplated by this Agreement will be issued by such party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld or delayed), except as such release may be required by applicable Legal Requirements or any rule or regulation of the New York Stock Exchange or any other stock exchange to which the relevant party is subject, in which case the party required to make the release will use commercially reasonable efforts to allow each other party reasonable time to comment on such release in advance of such issuance, it being understood that the final form and content of any such release, to the extent so required, will be at the final discretion of the disclosing party. The restrictions of this Section 6.10 will not apply to communications by the Company regarding an Acquisition Proposal or a Change of Board Recommendation.

Section 6.11. Rule 16b-3.  Prior to the Effective Time, the Company will be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12. Further Assurances.  Each of the parties shall do, execute, acknowledge and deliver all such further acts, assurances, deeds assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Merger or the transactions contemplated hereby, including the transactions contemplated by the Separation Agreement. No party will take (or permit its Affiliates to take) any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in the conditions to the Merger not being satisfied or prevent, materially delay or materially impede its ability to consummate the Separation, the Merger or the other transactions contemplated by this Agreement or the Separation Agreement, as applicable.

Section 6.13. No Control of the Company’s Business.  Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14. Operations of the Merger Sub.  Prior to the Effective Time, Merger Sub will not engage in any other business activities and will not incur any liabilities or obligations other than as contemplated herein.

Section 6.15. Certain Tax Matters.

(a) The parties hereto agree that the Spinco Consideration shall be treated as part of the Merger Consideration paid pursuant to the Merger in partial redemption of the Shares for Tax purposes, and the Company and its Affiliates shall file all Tax Returns and otherwise report consistently with such treatment unless otherwise required pursuant to a “final determination” as defined in Section 1313 of the Code.

(b) Spinco, the Company, Parent and their Affiliates will cooperate fully and promptly, as and to the extent reasonably requested by any of the other parties, in connection with any Tax matters relating to the Company and its Subsidiaries or Spinco and its Subsidiaries. Such cooperation and information will include agreeing on the valuation of Spinco for Tax reporting purposes, retaining and providing copies of relevant Tax Returns or portions thereof that are reasonably relevant to any such Tax matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(c) Parent agrees to comply, and to cause its Affiliates to comply, with the provisions set forth in Article X of the Separation Agreement that apply to the Company or a member of the Company Group (as defined in the Separation Agreement).

Section 6.16. Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect or Parent Material Adverse Effect, as applicable, to be untrue and (ii) that is not so qualified to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

Section 6.17. Litigation.  Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Proceeding commenced or threatened in writing against such party or any of its Affiliates which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder Proceeding against the Company and/or its directors relating to the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior consent, which consent shall not unreasonably be withheld, conditioned or delayed.

Section 6.18. Director Resignations.  Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.19. Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Legal Requirements and the rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as reasonably practicable after the Effective Time. The Surviving Corporation shall use commercially reasonable efforts to cause the Shares to no longer be quoted on the New York Stock Exchange and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.20. Termination of Indebtedness.

(a) Prior to the Closing, the Company shall provide Parent with (i) customary pay-off letters evidencing the termination of all obligations under, and release of all Encumbrances in connection with, any outstanding third-party Indebtedness (other than Permitted Surviving Indebtedness), subject only to payment of the amounts specified therein in accordance with the terms thereof, (ii) all consents from third parties that may be required under the terms of the Permitted Surviving Indebtedness in connection with the transactions contemplated by this Agreement, and (iii) any additional documentation, including UCC filings, necessary to better evidence or effect the release of any such Encumbrances.

(b) The Company shall take, and shall cause the Retained Subsidiaries to take, all actions necessary, proper or advisable to unwind and terminate, the derivatives agreements to which it or any of the Retained Subsidiaries is a party on or prior to the Closing. The Company shall, and shall cause the Retained Subsidiaries to, consult with Parent with respect to, and keep Parent informed as to the status of, its efforts to unwind the derivatives agreements and the negotiation of any termination payment or valuation related thereto, as applicable.

(c) Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, at their own expense, execute and file all documents and take all other appropriate actions as reasonably necessary to record with the United States Patent and Trademark Office the release of all previously released Encumbrances on any Company Intellectual Property Registrations.

(d) Prior to the Closing Date, the Company shall use its reasonable best efforts to reduce the Indebtedness of the Company and its Subsidiaries below the Target Indebtedness Amount.

Section 6.21. Financial Statements.  From the date of this Agreement until the Closing, the Company will furnish to Parent, (a) as soon as reasonably practicable, but in no event later than fifteen (15) days after the end of each calendar month, monthly financial statements, including an unaudited balance sheet and unaudited combined statements of income, equity and cash flows for each month through the Closing Date, as it may prepare for management’s internal use, (b) as soon as reasonably practicable after the end of each quarter, quarterly financial statements, including an unaudited balance sheet and unaudited combined statements of income, equity and cash flows for each quarter through the Closing Date, as it may prepare for management’s internal use, (c) any update of its outlook for the quarter or the balance of the fiscal year as it may prepare for management’s internal use, and (d) as soon as reasonably practicable after the end of each calendar month, operating or management reports (such reports to be in the form prepared by the Company in the ordinary course of business), in each case, in respect of the OEM Solutions Business for such preceding month.

Section 6.22. Financing.

(a) Each of Holdings, Parent and Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, to the extent required in accordance with the terms thereof, the exercise of so-called “flex” provisions in the Fee Letter), including using reasonable best efforts to (A) satisfy on a timely basis all conditions precedent to funding applicable to Parent and Merger Sub in the Debt Commitment Letter and the Financing Agreements to be entered into pursuant thereto and in the Equity Commitment Letter and, upon the satisfaction or waiver of all of the conditions set forth in Sections 7.1 and 7.3, such Commitment Letters and such Financing Agreements, to consummate the Financing no later than the Closing in accordance with Section 2.2, and (B) maintain in full force and effect the Commitment Letters until the funding of the Financing and to negotiate, execute and deliver definitive agreements with respect to such Debt Financing consistent with the terms and conditions contemplated by the Debt Commitment Letter (subject to any applicable “flex” provisions of the Fee Letter) or, if applicable, on terms that are no less favorable to Parent and Merger Sub than the terms contained in the Debt Commitment Letter (taking into account any “flex” provisions applicable thereto) (the “Financing Agreements”), (ii) upon the satisfaction of all conditions precedent to funding in the Debt Commitment Letter and the Financing Agreements, enforce the obligations of the Financing Sources to fund the Debt Financing, and (iii) comply in all material respects with their obligations under the Commitment Letters and the Financing Agreements, to the extent within their control. Upon the reasonable request of the Company, Parent shall reasonably promptly update the Company in reasonable detail of any material developments concerning the status of the Debt Financing. Parent and Merger Sub shall provide the Company, upon reasonable request, with copies of any Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (subject to any applicable “flex” provisions of the Fee Letter), (A) Parent shall notify the Company, and (B) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”), upon terms and conditions not less favorable to Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment Letter, in an aggregate amount that, when taken together with the aggregate proceeds contemplated by the Equity Commitment Letter and the available portion of the Debt Financing and cash and cash equivalents available to Parent and Merger Sub, would be sufficient to pay the aggregate Cash Merger Consideration to be paid by Merger Sub at the Closing and any other amounts required to be paid by Parent and Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses of Holdings, Parent and Merger Sub required to be paid at the Closing in connection therewith. In the event any Alternative Financing is obtained in accordance with this Section 6.22(a), references in this Agreement to the Debt Financing shall be deemed to refer to such Alternative Financing to the extent the Debt Financing has been replaced thereby, if one or more commitment letters are entered into in connection with such Alternative Financing (such commitment letters, the “Alternative Debt Commitment Letter”), references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the Alternative Debt Commitment Letter to the extent the Debt Commitment Letter has been replaced thereby, and all obligations of Parent, Merger Sub and the Company pursuant to this Section 6.22(a) shall be applicable thereto to the same extent as the obligations of Parent, Merger Sub and the Company with respect to the Debt Financing replaced thereby. None of Holdings, Parent or Merger Sub shall permit or consent to (1) any amendment, supplement or modification to, or any waiver of any provision under, any Commitment Letter if such amendment, supplement, modification or waiver (w) imposes new or additional conditions, or otherwise expands any of the conditions, to the initial funding of the Financing at Closing from those set forth therein on the date hereof, (x) would reasonably be expected to materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the applicable Commitment Letter (provided, that Parent and Merger Sub may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof), (y) would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Financing or the consummation of the transactions contemplated by this Agreement, or (z) would reduce the aggregate cash amount of the Financing to an amount that, when taken together with other funds available to Parent, Merger Sub and the Surviving Corporation, is not sufficient to pay the aggregate Cash Merger Consideration to be paid by Merger Sub at the Closing and any other amounts required to be paid by Holdings, Parent and Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Holdings, Parent and Merger Sub required to be paid at the Closing in connection therewith, or (2) early termination of the Debt Commitment Letter (other than in connection with Alternative Financing) or the Equity Commitment Letter. Parent shall furnish to the Company a copy of any amendment, modification or waiver of any Commitment Letter following execution thereof, in each case, to the extent entered into prior to the Closing; provided, that any amendment to the Fee Letter may be redacted to the extent permitted under Section 5.11. Parent shall promptly notify the Company in writing (I) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to any Commitment Letter or Financing Agreement of which Parent obtains knowledge, (II) of the receipt by any of Holdings, Parent, Merger Sub or any of their respective Affiliates or Representatives of any written notice or other written communication from any Financing Source with respect to any actual, threatened or alleged material breach, default, termination or repudiation by any party to any Commitment Letter or any Financing Agreement or any provision of the Financing contemplated pursuant to the Commitment Letters or Financing Agreement (including any proposal by any Financing Source to withdraw, terminate or make a material change in the terms of (including the amount of Financing contemplated by) the Commitment Letters), (III) if for any reason any of Holdings, Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the Financing Agreements and (IV) of the termination or expiration prior to Closing of any Commitment Letter or Financing Agreement. As soon as reasonably practicable, Holdings, Parent and Merger Sub shall provide any material information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.22(a).

(b) Prior to the Closing, the Company agrees to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and their respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents, financial advisors and other advisors and representatives (collectively the “Representatives”) to provide, all cooperation in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter as may be reasonably requested by Parent, including: (i) furnishing Parent and the Commitment Parties, as promptly as practicable, with the Required Bank Information and all other available pertinent information and disclosures relating to the Company and its Subsidiaries (including businesses, operations, financial projections and prospects) as may be reasonably requested by Parent in order to consummate the Debt Financing; (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and representatives (with appropriate seniority and expertise) of the Company and its Subsidiaries), presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders and investors and ratings agencies in connection with the Debt Financing; (iii) assisting Parent and the Commitment Parties in the preparation of any offering documents, private placement memoranda, lender presentations, bank information memoranda, materials for rating agency presentations, projections and similar documents reasonably required in connection with the Debt Financing (including the execution and delivery of customary representation or authorization letters (the “Authorization Documents”)); (iv) facilitating the execution and delivery at the Closing of definitive documents related to the Debt Financing on the terms contemplated by the Debt Commitment Letter and which will become effective at or after the Effective Time and, to the extent reasonably requested by Parent, making available appropriate members of the Company’s senior management to assist in the negotiation of any such agreements and other documents and instruments; (v) facilitating the providing of guarantees and the granting of security interests (and perfection thereof) in collateral and the obtaining of environmental assessments, third-party consents, surveys and title insurance at the sole expense of, and as reasonably requested by, Parent; provided, that no perfected security interest, pledge or guarantee shall be effective until the Effective Time; (vi) requesting from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien terminations, instruments of termination or discharge to be delivered at the Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date; (vii) providing to Parent and the Commitment Parties all documentation and other information required by regulatory authorities with respect to the Company and its Subsidiaries under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in any case as is requested in writing by Parent at least ten (10) Business Days prior to the Closing Date; and (viii) obtaining legal opinions, landlord and mortgagee waivers, bailee letters and similar documents customary for financings similar to the Debt Financing. The Company further agrees to supplement reasonably promptly the information provided pursuant to this Section 6.22(b) to the extent that any such information, to the knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading in any material respect. Notwithstanding the foregoing, except to the extent of the execution and delivery of the Authorization Documents: (A) such requested cooperation shall not unreasonably interfere with the business or the ongoing operations of the Company and/or the Company’s Subsidiaries; (B) nothing in this Section 6.22(b) shall require cooperation to the extent that it would (1) cause any condition to the Closing set forth in Sections 7.1 or 7.3 to not be satisfied or otherwise cause any breach of this Agreement or (2) reasonably be expected to conflict with or violate the Company’s organizational documents or any Legal Requirement, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract; (C) prior to the Closing Date, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the financings contemplated by the Debt Commitment Letter except in the case of expenses that are advanced or reimbursed as provided in Section 6.22(c); (D) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into, perform or authorize any agreement with respect to the financing contemplated by the Debt Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing Date; and (E) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of applicable Legal Requirements. Notwithstanding anything in this Agreement to the contrary, without limiting the Company’s cooperation obligations under this Section 6.22(b) with respect to any Alternative Financing Commitment Letter or Alternative Financing, if (i) Parent seeks to obtain any Alternative Financing Commitment Letter or Alternative Financing, (ii) the cooperation required to be provided pursuant to this Section 6.22(b) in connection with such Alternative Financing Commitment Letter or Alternative Financing is more onerous to the Company than what is required to be provided pursuant to this Section 6.22(b) with respect to the Debt Commitment Letter in effect on the date hereof and without giving effect to any Debt Financing Commitment Letter or the Debt Financing contemplated thereunder (to the extent more onerous, the “Incremental Debt Financing Cooperation”), and (iii) the Company fails to provide any portion of such Incremental Debt Financing Cooperation, then such failure to provide such Incremental Debt Financing Cooperation (A) shall not be deemed to be a breach of this Section 6.22(b) for purposes of Article VIII of this Agreement and (B) shall not be the basis for a determination of non-compliance with clause (a) of the definition of “Marketing Period” (it being understood that this sentence shall in no way apply to the Company’s cooperation obligations under this Section 6.22(b) with respect to any Alternative Financing Commitment Letter or Alternative Financing that does not constitute Incremental Debt Financing Cooperation). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries.

(c) None of the Company, the Company’s Subsidiaries and their respective officers, directors, employees, accountants, legal counsel and other Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 6.22(c), except to the extent contingent upon the Closing and except in the case of costs, expenses or fees, if such amounts are advanced or reimbursed as provided in this Section 6.22(c), and except with respect to the Authorization Documents. Except for the representations and warranties set forth in ARTICLE IV, the Company shall not have any liability to Parent in respect of any financial information or data or other information provided pursuant to this Section 6.22(c). Parent shall indemnify, defend and hold harmless each of the Company, the Company’s Subsidiaries and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them owed to any Financing Source in connection with the Debt Financing and the performance of their respective obligations under this Section 6.22(c) and any information utilized in connection therewith, except to the extent such liabilities or obligations arose out of or resulted from (i) information provided by or on behalf of the Company or any of its respective Subsidiaries or any of its or their respective Representatives or (ii) the gross negligence, fraud, bad faith, willful misconduct or intentional misrepresentation or breach of this Agreement by the Company, any of its Subsidiaries or any of its or their respective Representatives. Parent shall, within thirty (30) days following written request by the Company accompanied by supporting documentation therefor, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, external legal counsel, agents and other Representatives) during the period from the date hereof through the date of such request in connection with the cooperation required by Section 6.22(b).

(d) The Company shall deliver to Parent, prior to the Closing Date, the historical financial statements of the Company and its Subsidiaries identified in clauses (a), (b) and (c) of paragraph 7 of Exhibit D of the Debt Commitment Letter (or any analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 6.22(a)).

ARTICLE VII.
CONDITIONS OF MERGER

Section 7.1. Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

(a) The Requisite Stockholder Approval shall have been obtained and continue to be in full force and effect;

(b) The Spinco Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock shall have been obtained and in effect, such shares of Spinco Common Stock shall have been approved for listing on the NASDAQ Global Market, and the Separation shall have been consummated in accordance with the terms of the Separation Agreement;

(c) Any applicable waiting period under the HSR Act shall have expired or been terminated; and

(d) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 7.2. Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Each of Holdings, Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to the Effective Time;

(b) (i) The representations and warranties of Parent and Merger Sub contained in Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.6 (Brokers) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) all other representations and warranties of Parent and Merger Sub contained in ARTICLE V shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (with giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and

(c) Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, of senior officers of Parent and Merger Sub certifying to the effect that the conditions set forth in subsections (a) and (b) of this Section 7.2 have been satisfied.

Section 7.3. Additional Conditions to Obligation of Merger Sub and Parent to Effect the Merger.  The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) The Company will have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to the Effective Time;

(b) (i) The representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.2 (Certificate of Incorporation), Section 4.4 (Authority), Section 4.11(b) (Absence of Certain Changes regarding Material Adverse Effect) and Section 4.21 (Brokers; Certain Fees) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 4.3 (Capitalization) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such inaccuracies as are de minimis in nature and amount, (iii) all other representations and warranties of the Company contained in ARTICLE IV shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect;

(c) Since the date of this Agreement, a Material Adverse Effect shall not have occurred;

(d) There shall not be instituted, pending or threatened in writing any Proceeding initiated by any Governmental Entity challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith;

(e) Each Transaction Agreement shall have been executed by the parties thereto and shall be in full force and effect, and the covenants set forth therein to be performed prior to the Effective Time shall have been performed in all material respects;

(f) The Closing Cash shall not be less than the aggregate amount of the exercise price of all Company Equity Awards exercised prior to the Effective Time, and the Minimum Foreign Closing Cash Condition shall have been satisfied;

(g) The Separation shall have occurred in accordance with the Spinoff Plan and the Separation Agreement; and

(h) The Company will have provided to Parent (i) a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3) to the effect that the equity interests in the Company are not U.S. real property interests within the meaning of Section 897(c) of the Code and (ii) a notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(i) As of the Closing Date, the Indebtedness of the Company and its Subsidiaries (not including Spinco and its Subsidiaries) shall not exceed the Maximum Indebtedness Amount.

(j) The Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date, of a senior officer of the Company certifying to the effect that the conditions set forth in subsections (a), (b), (c) and (d) of this Section 7.3 have been satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination by Mutual Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company.

Section 8.2. Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned by Parent or the Company at any time prior to the Effective Time, by written notice to the other party:

(a) if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the termination rights provided in this Section 8.2(a) will not be available to any party if such order, decree, ruling or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement, or such party will have failed to use commercially reasonable efforts to oppose any such order, decree, ruling or other action;

(b) if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Stockholder Approval shall not have been obtained; or

(c) if the Merger is not consummated on or before the Outside Date. The right to terminate pursuant to this Section 8.2(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger to be consummated on or before the Outside Date (it being understood that Holdings, Parent and Merger Sub shall be deemed a single party for purposes of this sentence).

Section 8.3. Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Closing, by written notice to Parent:

(a) if Holdings, Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.3(a) unless any such breach or failure to be true has not been cured within twenty (20) days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in breach of this Agreement in any material respect;

(b) in order to enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal, prior to the receipt of the Requisite Stockholder Approval; provided, that the Company has complied with Section 6.4(d) and Section 6.4(e); or

(c) if (i) the Marketing Period has ended and after the end of the Marketing Period the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed that all conditions set forth in Section 7.2 have been satisfied or waived and the Company is ready, willing and able to promptly close the transactions contemplated by this Agreement, (iii) the Company has delivered written notice to Parent after the end of the Marketing Period of the satisfaction or waiver of such conditions and such confirmation, and (iv) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice.

Section 8.4. Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Closing:

(a) if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.4(a) unless any such breach or failure to be true has not been cured within twenty (20) days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.4(a) if Parent is then in breach of this Agreement in any material respect; or

(b) if (i) the Company Board shall have effected a Change of Board Recommendation, (ii) a tender offer or exchange offer for Shares that constitutes an Acquisition Proposal is commenced prior to obtaining the Requisite Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, (iii) the Company enters into a definitive agreement with respect to any Acquisition Proposal or (iv) the Company fails to include in the Proxy Statement the Company Board Recommendation.

Section 8.5. Effect of Termination.

(a) Any termination of this Agreement by Parent pursuant to this ARTICLE VIII will also constitute an effective termination by Merger Sub.

(b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than Section 6.3(b), ARTICLE VIII and ARTICLE IX) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that, no such termination will relieve any Person of any liability for damages resulting from any willful or intentional breach of this Agreement, subject to the provisions of Section 8.5(f).

(c) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.3(b);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(b); or

(iii) (A) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) or Section 8.2(c), or by Parent pursuant to Section 8.4(a) (with respect to a breach of Section 6.4), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Acquisition Proposal within twelve (12) months of the date this Agreement is terminated;

then in any such case, the Company will pay Parent a termination fee of $13,500,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) or (ii) of this Section 8.5(c) will be paid promptly (but in any event within two (2) Business Days) following termination of this Agreement and (2) pursuant to clause (iii) of this Section 8.5(c) will be paid promptly (but in any event within two (2) Business Days) following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Acquisition Proposal. For the avoidance of doubt, the Company will not be required to pay the Termination Fee more than once. For purposes of Section 8.5(c)(iii), “Acquisition Proposal” will have the meaning ascribed thereto in Article I, except that the references in the definition to “twenty percent (20%)” will be replaced by “fifty percent (50%)”. If Parent receives full payment of the Termination Fee pursuant to this Section 8.5(c), the collection of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(b), then the Company shall pay Parent or its designees, as promptly as possible (but in any event within two (2) Business Days) following the delivery by Parent of an invoice for all documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing (the “Parent Expenses”), an amount in cash equal to the lesser of the Parent Expenses and $1,000,000. Payment of any amounts required to be paid pursuant to this Section 8.5(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(c).

(e) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.3(a); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.3(c);

then in any such case, if at such time, all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger Shall have been satisfied (other than those conditions that by their nature are expected to be satisfied as of the Closing or by actions taken at the Closing or other conditions that are not satisfied as a result of the events which gave rise to the right to terminate pursuant to this Section 8.5(e)), then Parent shall pay to the Company a termination fee of $27,000,000 (the “Parent Termination Fee”). For the avoidance of doubt, Parent will not be required to pay the Parent Termination Fee more than once. If the Company receives full payment of the Parent Termination Fee pursuant to this Section 8.5(e), the collection of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement, the Debt Commitment Letters, the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any Proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Debt Commitment Letters, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(f) Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 9.12, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 8.5(e) shall be the sole and exclusive remedy of the Company, its Subsidiaries, and the stockholders of the Company against Parent, Merger Sub, or any of their respective former, current or future general or limited partners, stockholders, Financing Sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent also shall be obligated with respect to Section 8.5(g)). Notwithstanding anything to the contrary in this Agreement, but subject to Parent’s rights in Section 9.12, Parent’s right to receive payment from the Company of (i) the Parent Expenses pursuant to Section 8.5(d) and/or (ii) the Termination Fee pursuant to Section 8.5(c) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall also be obligated with respect to Section 8.5(g)). For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee, and (B) while the Company may pursue both a grant of specific performance in accordance with Section 9.12 and the payment of the Parent Termination Fee under Section 8.5(d), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and any money damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent and Merger Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that following the consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any definitive documentation or commitment letter related thereto.

(g) Each of the parties hereto acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated hereby, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.5, and, in order to obtain the payment, Parent or the Company, as the case may be, commences legal proceeding which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 8.5, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Section 8.6. Expenses.  Each party will bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent will bear the expenses and costs incurred by the parties hereto in connection with any HSR Act filings which may be required for the consummation of the Merger pursuant to this Agreement.

Section 8.7. Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the holders of Shares; provided, however, that after adoption of this Agreement by the holders of Shares, no amendment may be made that by applicable Legal Requirements or applicable rule or regulation of any stock exchange requires the further approval of the holders of Shares without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained herein, neither this Section 8.7 nor Section 8.5(e), Section 8.5(f), Section 9.4, Section 9.5, Section 9.6, Section 9.9 or Section 9.11 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may be amended, supplemented, modified or waived in a manner that is adverse to the interests of the Financing Sources in any respect without the written consent of the Financing Sources.

Section 8.8. Waiver.  At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Legal Requirements, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.1. Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this ARTICLE IX.

Section 9.2. Notices.  All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given): (i) when delivered, if delivered in Person; (ii) when sent, if sent by email; provided, that receipt of the email is confirmed in writing (including by email); (iii) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (iv) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(a)  if to Holdings, Parent or Merger Sub:

TecoStar Holdings, Inc.
c/o Genstar Capital LLC
Four Embarcadero Center
Suite 1900
Attention:  Rob S. Rutledge
Email:       rrutledge@gencap.com

with an additional copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention:  Craig Adas
Email:      craig.adas@weil.com

(b)  if to the Company:

3034 Owen Dr.
Antioch, Tennessee 37013
Attention:  Chief Executive Officer
                 General Counsel
Email:         tom.sullivan@symmetrymedical.com
                  david.milne@symmetrymedical.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:    James T. Lidbury
Email:         James.Lidbury@ropesgray.com

Section 9.3. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 9.4. Assignment.  This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties; provided, that Parent and Merger Sub may collaterally assign their rights and remedies under this Agreement and any other agreements entered into in connection with this Agreement to any of the Financing Sources without the consent of any other party. Any purported assignment not permitted under this Section 9.4 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 9.5. Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the exhibits, annexes and schedules referred to herein), the Transaction Agreements and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.6 (which is intended for the benefit of the Indemnitees, all of whom are third-party beneficiaries thereof) and the rights granted to the Financing Sources under this Section 9.5 and Section 8.5(e), Section 8.5(f) Section 8.7, Section 9.4, Section 9.6, Section 9.9 and Section 9.11, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and each of such Sections 8.5(e), 8.5(f), 8.7, 9.4, 9.5, 9.6, 9.9 and 9.11 shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.6. Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof; provided, that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof of or the transactions contemplated thereby shall be governed by, and construed in accordance with the laws of the State of New York.

Section 9.7. Counterparts.  This Agreement may be executed and delivered (including by electronic transmission in .PDF format or by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 9.8. Performance Guaranty.

(a) Holdings hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Parent and Merger Sub under this Agreement in accordance with the terms hereof.

(b) Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof.

Section 9.9. Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action or proceeding relating to this Agreement or the Merger in any court other than the state courts of the State of Delaware or the United States District Court for the District of Delaware; provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction. Notwithstanding the foregoing, each party hereto hereby (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.2 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.10. Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING AGAINST ANY FINANCING SOURCE ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREBY OR THE AVAILABLE FINANCING OR THE PERFORMANCE OF SERVICES UNDER THE DEBT COMMITMENT LETTER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Specific Performance.  Each party acknowledges and agrees that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages. Subject to the following sentence and Section 8.5(f), the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement. Notwithstanding the foregoing, it is explicitly agreed and acknowledged that the Company shall be entitled to specific performance solely in respect of Parent’s and Merger Sub’s obligations to cause the amounts committed to be funded under the Equity Commitment Letter to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied as of the time when the Closing is required to have occurred pursuant to Section 2.2; (ii) the Marketing Period shall have occurred and been completed; (iii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing; and (iv) the Company has irrevocably confirmed in a written notice delivered to Parent that the Closing will occur if the Equity Financing and the Debt Financing are funded. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.13. Investigation by Parent and Merger Sub.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations, financial condition and prospects of the Company and the Retained Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (A) any projections, estimates or budgets for the Company or its Subsidiaries or (B) any materials, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV.

Section 9.14. Interpretation.

(a) Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference will be to a section of this Agreement unless otherwise indicated.

(b) Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars.  Any reference in this Agreement to “$” shall mean U.S. dollars.

(d) Including.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(e) Hereof.  The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Or.  Where the context permits, the word “or” will mean “and/or”.

(g) Gender and Number.  Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(h) Negotiation and Drafting.  This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(i) Ordinary Course.  Any reference in this Agreement to “ordinary course” or “ordinary course of business” shall be deemed to mean “ordinary course of business consistent with past practice.”

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Holdings, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TECOSTAR HOLDINGS, INC.

By:	/s/ Rob S. Rutledge Name: Rob S. Rutledge Title: President and Treasurer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Holdings, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TECOMET INC.

By:	/s/ William Dow Name: William Dow Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Holdings, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TECOSYM INC.

By:	/s/ Rob S. Rutledge Name: Rob S. Rutledge Title: President and Treasurer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Holdings, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYMMETRY MEDICAL INC.

By:	/s/ Thomas J. Sullivan Name: Thomas J. Sullivan Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex A

Separation Agreement

SEPARATION AGREEMENT*

* Corrected Pages included by mutual agreement of the parties.

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of [       ], 2014, by and between Symmetry Medical Inc., a Delaware corporation (the “Company”), and Racecar Spinco Inc., a Delaware corporation (“SpinCo”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger dated as of August 4, 2014 (the “Merger Agreement”), by and among the Company, TecoStar Holdings, Inc., a Delaware corporation, Tecomet Inc., a Massachusetts corporation (“Buyer”), and TecoSym Inc., Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company being the Surviving Corporation in the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company’s operations are divided into two reporting segments for purposes of financial reporting: the Symmetry Surgical Business and the OEM Solutions Business;

WHEREAS, Buyer desires to acquire from the Company, and the Company desires to transfer to Buyer, only the OEM Solutions Business, upon the terms and subject to the conditions set forth in the Merger Agreement, and not the Symmetry Surgical Business;

WHEREAS, SpinCo has been formed by the Company to hold the Symmetry Surgical Business;

WHEREAS, the Parties desire to effect the Separation;

WHEREAS, pursuant to the Merger, the common stock of the Company will be converted into the right to receive cash and shares of SpinCo Common Stock, in the amounts and on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the parties intend that this Agreement, including the schedules hereto, shall set forth the principal arrangements between them regarding the Separation.

NOW, THEREFORE, in consideration of the foregoing and the covenants and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement and terms defined elsewhere in this Agreement shall have the meanings ascribed to them at the location of their definition indicated below. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa.

“AAA” shall mean the American Arbitration Association.

“Accounting Firm” shall have the meaning set forth in Section 10.1(a)(iii).

“Action” shall mean any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including a Subsidiary (as defined below). As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; provided, that control based solely on the basis of ownership of voting securities or other interests shall be deemed to exist only if such ownership is in excess of twenty percent (20%) of the then outstanding shares of common stock or the combined voting power of such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Shared IP Cross License Agreement, the Supply Agreement, the Quality Agreement and the Transfer Documents. The Ancillary Agreements shall not include the Merger Agreement.

“Buyer” shall have the meaning set forth in the recitals.

“Cash-Out Option” shall mean each Company Option that is outstanding as of immediately prior to the Effective Time and that has an exercise price per share of Company Common Stock that is less than the sum of (a) the Merger Consideration, plus (b) the fair market value of a share of SpinCo Common Stock as of immediately prior to the Effective Time (as determined by the Company Board).

“Chosen Courts” shall have the meaning set forth in Section 9.5(a)(i).

“Closing Indebtedness” shall have the meaning set forth in Section 6.9(a).

“Combined Books and Records” shall have the meaning set forth in Section 8.1(c).

“Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

“Company” shall have the meaning set forth in the introductory paragraph.

“Company Books and Records” shall have the meaning set forth in Section 8.1(b).

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Consolidated Group” shall mean (a) an “affiliated group” as defined in Section 1504(a) of the Code of which the Company is the common parent and a member of the SpinCo Group is a member and (b) any group with respect to which a member of the SpinCo Group is included in a federal, state, local or foreign consolidated, combined or unitary Tax Return with the Company or any of its Subsidiaries for state, local or foreign tax purposes.

“Company Consolidated Returns” shall mean any federal, state, local or foreign consolidated, combined or unitary Tax Return of a Company Consolidated Group.

“Company Group” shall mean the Company and each of its direct and indirect Subsidiaries immediately following the implementation of the Spinoff Plan, expressly excluding the SpinCo Group.

“Company Liabilities” shall mean all Liabilities of the Company Group arising out of the OEM Solutions Business at any time prior to, at or after the Effective Time, and which, for the avoidance of doubt, shall not include any SpinCo Liabilities.

“Company Restricted Business” shall mean the marketing, manufacture or distribution for sale of surgical hand-held instruments, retractor systems, sterile disposable surgical products and sterilization containers, in each case, for sale directly to hospitals, physician’s offices, surgical centers or other healthcare providers.

“Company Separate Returns” shall have the meaning set forth in Section 10.1(b).

“Consents” shall mean any consents, waivers or approvals required from, or notification required to be made to, any Third Party (other than a Governmental Authority) in connection with the Separation or the Merger.

“Contract” shall mean any contract, obligation, indenture, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or any Ancillary Agreement.

“Exchange” shall mean the NASDAQ Global Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Foreign Retained Subsidiaries” shall mean, collectively, Symmetry Medical Malaysia, SDN, Symmetry Medical Ireland, Ltd and Symmetry Medical Polyvac SAS.

“FSA” shall have the meaning set forth in Section 6.2(c)(ii).

“Genstar Fund” shall mean, collectively, Genstar Capital Partners V, L.P. and Genstar Capital Partners VI, L.P.

“Genstar Affiliates” shall mean, with respect to any Genstar Fund, (a) the directors, officers, employees, members and managers of such Genstar Fund, its general partner and/or manager and its Affiliated Funds (as defined below); (b) any affiliated funds managed or advised by such Genstar Fund’s general partner or manager (the “Affiliated Funds”); and (c) any portfolio company of such Genstar Fund or any of the Affiliated Funds other than Buyer and its Subsidiaries.

“Governmental Approvals” shall mean any notices, reports or other filings required to be made, and any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Authority, in each case, in connection with consummation of the Separation or the Merger.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” shall mean either the Company Group or the SpinCo Group, as the case may be.

“HSA Plan” shall have the meaning set forth in Section 6.2(c)(iii).

“Indebtedness Statement” shall have the meaning set forth in Section 6.9(a).

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Information” shall mean information, whether or not patentable or copyrightable or a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, employee information, compensation information, financial information, projections, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Insurance Proceeds” shall mean those monies (a) received by an insured from an unaffiliated Third Party insurer under any Shared Policy, or (b) paid by such Third Party insurer on behalf of an insured under any Shared Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

“Insured Company Liabilities” shall mean that portion of any Company Liability to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Shared Policies are actually recoverable by a member of the SpinCo Group directly, as a holder, successor in interest or permitted assignee under the terms of the Shared Policies in accordance with applicable Law, and not by any member of the Company Group.

“Insured SpinCo Liabilities” shall mean that portion of any SpinCo Liability to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Shared Policies are

actually recoverable by a member of the Company Group directly, as a holder, successor in interest or permitted assignee under the terms of the Shared Policies in accordance with applicable Law, and not by any member of the SpinCo Group.

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks and all goodwill associated therewith, (c) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) rights in Software, (g) trade secrets and all other Information, know-how, inventions, improvements, processes, formulae, models and methodologies, (h) rights to personal information, (i) internet domain names, social media accounts, telephone numbers and internet protocol addresses, (j) applications and registrations for the foregoing, and (k) rights and remedies with respect to past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” shall mean any and all debts, guarantees, liabilities and obligations whatsoever, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action (including any product liability or warranty claim), whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

“Marks” shall have the meaning set forth in Section 6.3.

“Merger” shall have the meaning set forth in the recitals.

“Minimum Cash Amount” shall mean (a) with respect to any Foreign Retained Subsidiary, $333,333 and (b) with respect to the Company or any other Subsidiary, zero.

“OEM Solutions Business” shall mean the business related to third party contract manufacturing, as described in the audited consolidated balance sheet of the OEM Solutions Business financial reporting segment as of December 29, 2012 and December 28, 2013, and the related consolidated statements of operations, changes in net parent investment and accumulated other comprehensive income, comprehensive income and cash flows, attached hereto as Schedule 1.1(a).

“Parties” shall mean the parties to this Agreement.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Post-Closing Tax Period” shall mean any taxable period beginning after the date of the Effective Time and the portion determined under Section 10.2(a) beginning after the date of the Effective Time for a Straddle Period.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the date of the Effective Time and the portion determined under Section 10.2(a) through the end of the date of the Effective Time for a Straddle Period.

“Redemption” shall mean the conversion in partial redemption described in clause (i) of Section 3.1(a) of the Merger Agreement.

“Registered Intellectual Property” means patents, patent applications, trademark registrations or applications for registration, copyright registrations and domain names.

“Restricted Business” shall mean the marketing, manufacture or distribution of medical devices, medical instruments, medical sterilization cases or trays, or aerospace products on a contract manufacturing basis for third parties providing such devices, instruments or cases as part of a value-added product offering or providing supply chain management to third party medical device companies, but excluding order to cash services in the United States.

“Restricted Period” shall have the meaning set forth in Section 6.6.

“Rules” shall have the meaning set forth in Section 9.3.

“Separation or Redemption Taxes” shall have the meaning set forth in Section 10.2(d).

“Shared Policies” shall mean all Policies, entered prior to the Effective Time and set forth on Schedule 1.1(b), which are between or among a member of the Company Group, the SpinCo Group or any of their respective Affiliates and one or more Third Parties that benefit both the OEM Solutions Business and the Symmetry Surgical Business.

“SpinCo” shall have the meaning set forth in the introductory paragraph.

“SpinCo Assets” shall have the meaning set forth in Section 2.2.

“SpinCo Books and Records” shall have the meaning set forth in Section 8.1(a).

“SpinCo Common Stock” shall mean the common stock of SpinCo, $0.01 par value per share.

“Spinco Consideration Equivalent Amount” shall mean with respect to each Company Option, a number of shares of SpinCo Common Stock equal to the result, if a positive number, of (a) the fair market value of a share of Company Common Stock (as determined by the Company Board) as of immediately prior to the Effective Time, minus the exercise price per share of Company Common Stock of such Company Option, multiplied by (b) the number of shares of Company Common Stock underlying such Company Option, divided by (c) the fair market value of a share of SpinCo Common Stock (as determined by the Company Board) as of immediately prior to the Effective Time.

“SpinCo Consolidated Group” shall mean (a) the affiliated group of corporations as defined in Section 1504(a) of the Code as in existence after the date of the Effective Time of which SpinCo is the common parent and (b) any group in existence after the date of the Effective Time with respect to which a member of the SpinCo Group is included in a federal, state, local or foreign consolidated, combined or unitary Tax Return with SpinCo or any of its Subsidiaries for state, local or foreign tax purposes.

“SpinCo Group” shall mean SpinCo and each of its direct and indirect Subsidiaries immediately following implementation of the Spinoff Plan.

“SpinCo Group Pre-Closing Taxes” shall have the meaning set forth in Section 10.2(b).

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3.

“SpinCo Marks” shall have the meaning set forth in Section 6.2.

“SpinCo Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of the Company or any of its Affiliates or predecessors, which relate only to the Symmetry Surgical Business and are assignable to the SpinCo Group.

“SpinCo Separate Returns” shall have the meaning set forth in Section 10.1(b).

“SpinCo Tax Items” shall have the meaning set forth in Section 10.1(a)(i).

“SpinCo Taxes” shall mean, without duplication, (a) SpinCo Group Pre-Closing Taxes, as determined pursuant to Section 10.2(b), (b) Separation or Redemption Taxes, as determined pursuant to Section 10.2(d), and (c) Transfer Taxes for which SpinCo is responsible pursuant to Section 10.3.

“Spinoff Plan” shall have the meaning set forth in Section 2.2.

“Straddle Period” shall mean any taxable period that include but does not end on the Closing Date.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Buyer or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) of such corporation or other legal entity.

“Symmetry Surgical Assets” shall mean all of the equipment, machinery, fixtures, physical assets, inventory, improvements and other personal, mixed or moveable property or interests reflected on the Symmetry Surgical Balance Sheet.

“Symmetry Surgical Balance Sheet” shall mean the unaudited consolidated balance sheet of the Symmetry Surgical financial reporting segment as of December 28, 2013, attached hereto as Schedule 1.1(c).

“Symmetry Surgical Business” shall mean the business related to surgical supply, as described in the Symmetry Surgical Balance Sheet.

“Symmetry Surgical Employees” shall mean all employees of the SpinCo Group, including Transferred Symmetry Surgical Employees.

“Target Indebtedness Amount” shall mean $165,200,000.

“Tax Benefit Attribute” means any net operating loss, net capital loss, foreign tax credit, general business credit or any other similar Tax asset or attribute.

“Tax Package” shall have the meaning set forth in Section 10.1(a)(ii).

“Territory” shall mean the world.

“Third Party” shall mean any Person other than the Company, any Company Affiliate, SpinCo and any SpinCo Affiliate.

“Third Party Claim” shall have the meaning set forth in Section 5.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.4.

“Transfer Taxes” shall have the meaning set forth in Section 10.3.

“Transfer-Eligible Symmetry Surgical Employees” shall mean those employees of the Company Group providing services to the SpinCo Group and identified on Schedule 1.1(d).

“Transferred Symmetry Surgical Employees” shall mean those Transfer-Eligible Symmetry Surgical Employees who accept offers of employment with a member of the SpinCo Group pursuant to Section 6.2.

ARTICLE II
THE SEPARATION

Section 2.1 Timing and Conditions.  The Separation shall be effected in accordance with the Spinoff Plan and shall be completed only after all the conditions to the Merger as set forth in Article VII of the Merger Agreement have been satisfied or waived in accordance with their terms, other than (a) the condition set forth in Section 7.3(g) of the Merger Agreement with respect to the Separation, and (b) those conditions that by the nature of their terms are to be satisfied at the Closing.

Section 2.2 Contributions.  In order to effectuate the Separation, and in accordance with the plan and structure set forth on Schedule 2.2 (such plan and structure being referred to herein as “Spinoff Plan”), the Company shall (and shall cause its Subsidiaries to) contribute, assign, transfer and convey to SpinCo, prior to the Effective Time, all rights, title and interests in and to the following equity securities, assets and properties of the Symmetry Surgical Business (collectively, the “SpinCo Assets”), in each case to the extent such contribution, assignment, transfer or conveyance is not prohibited by applicable Law:

(a) Equity Securities of Subsidiaries.  All of the outstanding shares of capital stock, membership interests and other equity interests, as applicable, of each of Olsen Medical LLC, Specialty Surgical Instrumentation, Inc. and Symmetry Surgical International Inc.;

(b) Symmetry Surgical Assets.  The Symmetry Surgical Assets;

(c) Corporate Assets.  All tangible assets set forth on Schedule 2.2(c), which assets relate to corporate overhead and general administration of the Company and are used primarily in the Symmetry Surgical Business;

(d) Contracts.  (i) All Contracts (including open purchase orders) relating exclusively to the Symmetry Surgical Business set forth on Schedule 2.2(d)(i), (ii) all Contracts (including open purchase orders) relating to the corporate overhead and general administration of the Company that are used primarily in the Symmetry Surgical Business and set forth on Schedule 2.2(d)(ii), and (iii) all employment agreements, executive benefit agreements, severance agreements and other similar individual Contracts with any Symmetry Surgical Employees;

(e) Real Property Leases.  The real property leases set forth on Schedule 2.2(e) under the heading “Symmetry Surgical Business”. Schedule 2.2(e) also identifies all real property leases to which the Company or a Retained Subsidiary is a party that will remain with the Company or a Retained Subsidiary following the Separation under the heading “OEM Solutions Business”;

(f) Accounts Receivable; Cash.  (i) All accounts receivables of the Symmetry Surgical Business, of the kinds and sources reflected in the chart of accounts set forth on Schedule 2.2(f), (ii) the deferred payment in the amount of up to £400,000 payable by HLD Corporation, Ltd. in connection with the sale of Clamonta Ltd, pursuant to that certain Share Purchase Agreement dated May 21, 2014, to the extent such payment is actually received by the Company (net of any applicable Taxes owed by the Company in respect thereof), and (iii) all cash and cash equivalents of the Company as of the Closing Date, which shall be paid into one or more accounts designated by SpinCo, but only to the extent that such payments would not result in the failure of the condition set forth in Section 7.3(f) of the Merger Agreement to be satisfied;

(g) Intellectual Property.  (i) The Registered Intellectual Property identified on Schedule 2.2(g), (ii) all other Intellectual Property, excluding Registered Intellectual Property, used or held for use primarily in the operation of the OEM Solutions Business and (iii) all documentation and physical embodiments of all Intellectual Property in clauses (i) and (ii);

(h) Software.  All rights in the software set forth on Schedule 2.2(h);

(i) Books and Records.  (i) Copies of all records, ledgers and files, whether written or in electronic form, that relate primarily to the Symmetry Surgical Business (provided that a reasonable number of copies of all such records shall be retained by the Company for archival purposes), including emails, financial and accounting records, and other records and documentation containing Information that relates primarily to the Symmetry Surgical Business, as well as emails of the Transferred Symmetry Surgical Employees primarily concerning the Symmetry Surgical Business, (ii) upon the reasonable request of SpinCo, copies of all accounting and other records (including records relating to the provision of benefits under any employee benefit plan or other compensatory agreement or arrangement covering Symmetry Surgical Employees), ledgers and files, whether written or in electronic form (other than the items described in clause (i) above) to the extent relating to the Symmetry Surgical Business that are not described in clause (i) above and (iii) copies of all Tax Returns, Tax work papers and related records and files relating to the Company and its Subsidiaries for taxable periods (or portions thereof) ending on or prior to the Closing Date;

(j) Authorizations.  All licenses, permits, approvals and authorizations issued or granted by any Governmental Authority set forth on Schedule 2.2(j), which are used or held for use primarily in connection with the Symmetry Surgical Business;

(k) Insurance.  (a) All Contracts of insurance identified on Schedule 2.2(k)(i), (b) the SpinCo Policies set forth on Schedule 2.2(k)(ii), and (c) all rights of SpinCo and the SpinCo Group set forth in Sections 4.1 and 4.2;

(l) Goodwill.  All goodwill of the Symmetry Surgical Business; and

(m) Actions.  All Actions and rights to sue at law or in equity against any Person relating exclusively to the Symmetry Surgical Business (including with respect to the Intellectual Property included in the SpinCo Assets pursuant to Section 2.2(g)), including the right to seek equitable and legal relief and receive all proceeds and damages therefrom (including damages for past, present and future infringement of such Intellectual Property).

For the avoidance of doubt, the structure and steps of the Spinoff Plan shall not be changed without the prior written consent of Buyer, and any contribution of assets or liabilities contemplated pursuant to Sections 2.2 and 2.3 and any settlement of intercompany debt or repatriation of cash held in a non-U.S. jurisdiction shall, absent express written consent by Buyer, be effected only in accordance therewith.

Section 2.3 Assumption.  In furtherance of the Separation and in accordance with the Spinoff Plan, SpinCo shall accept the SpinCo Assets as contributed, assigned, transferred and conveyed to it pursuant to Section 2.2 herein, and shall assume, discharge and be solely responsible for the following:

(a) Liabilities.  All Liabilities set forth on Schedule 2.3(a) and any other Liabilities to the extent relating to, arising out of or resulting from the Symmetry Surgical Business and the SpinCo Group, including all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation of the Symmetry Surgical Business, or any other business of any member of the SpinCo Group, as conducted at any time before, at or after the Effective Time;

(ii) SpinCo Taxes;

(iii) except as expressly set forth in Section 6.2, the Symmetry Surgical Employees and the Transfer-Eligible Symmetry Surgical Employees, including any claim made by any of them in the course of such employee’s employment against any member of the Company Group or the SpinCo Group, regardless of whether such claim arises prior to or after the Effective Time;

(iv) any act or omission by any director, officer or representative of the Symmetry Surgical Business or the SpinCo Group (whether or not such act of failure to act is or was within such Person’s authority), to the extent related to the Symmetry Surgical Business;

(v) any SpinCo Assets;

(vi) the protection or restoration of, or prevention of harm to, the environment or natural resources, the protection of human and occupational health and safety, or otherwise arising under Environmental Laws or relating to Materials of Environmental Concern to the extent arising out of (A) the operation of the Symmetry Surgical Business, as conducted at any time before, at or after the Effective Time, (B) any of the SpinCo Assets, including any other businesses, operations or properties associated with the SpinCo Assets (including any businesses, operations or properties for which a current or future owner or operator of the SpinCo Assets or the Symmetry Surgical Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the SpinCo Assets or Symmetry Surgical Business), in any case, whether arising before, at or after the Effective Time or (C) the operation of any business conducted by any member of the SpinCo Group at any time before, at or after the Effective Time;

(vii) the recall of the Quad-Lock Sterilization System sold by the Symmetry Surgical Business, and any product liability or warranty claims relating to such products; and

(viii) the recall of any products produced by the OEM Solutions Business for or on behalf of the Symmetry Surgical Business prior to the Closing.

(b) Transaction Expenses.  All fees and expenses incurred prior to the Effective Time (whether paid or payable prior to or after the Effective Time) to third parties by the Company and/or its Affiliates in connection with this Agreement, the Merger Agreement and the Separation, including (i) all fees and expenses owed to the Paying Agent, the respective financial, legal and accounting advisors of the foregoing, and fees for the liability insurance policies referenced in Section 6.6(b) of the Merger Agreement, (ii) all unpaid payment obligations of the Company, SpinCo or any of their respective Subsidiaries that become due solely as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement under any change in control, transaction bonus or similar agreement or arrangement with any employee, consultant, independent contractor or director of the Company, SpinCo or any of their respective Subsidiaries, and (iii) severance payments or similar obligations made or provided, or required to be made or provided by the Company, SpinCo or any of their respective Subsidiaries to any employee, consultant, independent contractor or director of the Company, SpinCo or any of their respective Subsidiaries, in each such case excluding, for the avoidance of doubt, all fees and expenses incurred by the Genstar Funds or the Genstar Affiliates in connection with this Agreement, the Merger Agreement or the Separation. All of such fees and expenses shall be paid by the Company at the Closing or, to the extent not paid at the Closing but incurred prior to the Effective Time, by SpinCo promptly upon request of the Company or any of its Affiliates.

The Liabilities described and encompassed in this Section 2.3 are hereinafter referred to as the “SpinCo Liabilities”.

Section 2.4 Transfer Documents.  In furtherance of the contribution, assignment, transfer and conveyance of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Section 2.2 and Section 2.3, on the date that such SpinCo Assets are contributed, assigned, transferred or conveyed or such SpinCo Liabilities are assumed (a) the Company and SpinCo shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of partnership interests, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all right, title and interest in and to such SpinCo Assets to the applicable transferee thereof provided in the Spinoff Plan, and (b) the Company and SpinCo shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of such SpinCo Liabilities by the applicable assignee thereof provided in the Spinoff Plan, in each case in form and substance approved by Buyer. All of the foregoing documents contemplated by this Section 2.4 shall be referred to collectively herein as the “Transfer Documents.”

Section 2.5 Governmental Approvals; Consents.

(a) Governmental Approvals.  The Parties shall use their respective reasonable commercial efforts to obtain any Governmental Approvals as promptly as practicable following the date of this Agreement. If and to the extent that the valid, complete and perfected transfer or assignment to SpinCo or one of its Subsidiaries, as the case may be, of any SpinCo Assets would be a violation of applicable Law or require any Governmental Approval in connection with the Separation, then, unless the Company shall otherwise determine, the transfer or assignment to SpinCo or one of its Subsidiaries, as the case may be, of such SpinCo Assets shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or each of such Governmental Approvals has been obtained.

(b) Consents.  The Parties shall use their respective reasonable commercial efforts to obtain any Consents as promptly as practicable following the date of this Agreement. Notwithstanding the foregoing, no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent is requested (unless such Party is fully reimbursed by the requesting Party).

Section 2.6 Deferred Transfers.

(a) Deferred Assets.  If the transfer or assignment of any SpinCo Asset intended to be transferred or assigned pursuant to Section 2.2 is not consummated prior to the Effective Time, whether as a result of the provisions of Section 2.5 or for any other reason, then the Company shall retain such SpinCo Asset and shall thereafter hold such SpinCo Asset in trust solely for the use and benefit of SpinCo (and at the sole expenses of SpinCo) to the extent not prohibited by Law.

(b) Deferred Transfer.  If and when the Consents and/or Governmental Approvals, or any other impediments to transfer, the absence of which caused the deferral of transfer of any SpinCo Asset pursuant to Section 2.5 or otherwise, are obtained or removed (as appropriate), the transfer of the SpinCo Asset (and the assumption of all SpinCo Liabilities related to such SpinCo Asset) shall be effected in accordance with the terms of this Agreement and any applicable Ancillary Agreement.

(c) Continuing Obligation.  If the Parties are unable to obtain, or to cause to be obtained, any Governmental Approval or Consents contemplated under Section 2.5 to transfer or assign any Contract, license or other obligation, then (i) the Company or the member of the Company Group, as applicable, that is party to or otherwise bound by such Contract, license, or other obligation shall continue to be party to or bound by such Contract, license or other obligation, in each case (unless prohibited by Law or the terms thereof), as agent or subcontractor for SpinCo or member of the SpinCo Group to which such SpinCo Asset is to be assigned, transferred or conveyed hereunder had the impediment to transfer not existed, and (ii) SpinCo shall, or shall cause a member of the SpinCo Group to, pay, perform and discharge fully all the obligations or other Liabilities of the Company or member of the Company Group thereunder from and after the Closing Date; provided, however, that neither the Company nor any member of the Company Group shall be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Closing Date. SpinCo shall indemnify the Company and the members of the Company Group and hold each of them harmless against any and all Liabilities arising in connection with any such SpinCo Asset that is not transferred to SpinCo; provided, that SpinCo shall have no obligation to indemnify the Company any member of the Company Group with respect to any matter to the extent that the Liability results from the Company having engaged in any violation of Law or fraud in connection therewith. The Company shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to SpinCo (or to another member of the SpinCo Group designated in writing by SpinCo) all money, rights and other consideration received by it or any member of its Group in respect of such retained Contract, license or other obligation. If and when any such Governmental Approval or Consent shall be obtained or such SpinCo Asset shall otherwise become assignable or capable of novation, the Company shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of the Company Group to SpinCo (or to another member of the SpinCo Group designated in writing by SpinCo) without payment of any further consideration and the SpinCo, or another member of the SpinCo Group, without the payment of any further consideration, shall assume such rights, obligations and other Liabilities.

Section 2.7 Termination of Agreements.  Except with respect to this Agreement, the Merger Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated herein or therein to survive by their terms) on behalf of the Parties and their respective Groups, the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings (including tax sharing or allocation agreements), solely between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and the Company and/or any member of the Company Group, on the other hand, effective as of the Closing Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. Notwithstanding the foregoing, the Groups shall settle or otherwise contribute to capital all intercompany receivables and payables between the Company Group and the SpinCo Group as of the Closing Date, and after the Closing Date neither Group shall owe any further amounts to the other Group in respect of such intercompany receivables and payables. The provisions of this Section 2.6 shall not apply to any agreement, arrangement, commitment or understanding to which any Person other than the Parties and their respective wholly-owned Subsidiaries is a party.

Section 2.8 Further Actions.  From time to time following the Closing Date, if the Company specifically identifies in writing to SpinCo an asset that was transferred, conveyed, assigned or delivered inadvertently (because it was not contemplated by Section 2.2 to be a SpinCo Asset) by the Company pursuant to this Agreement, then upon receiving such written notice SpinCo shall, as promptly as practicable after receipt of such written notice, transfer, convey, assign or deliver back to the Company all right, title and interest in and to such asset. In the event that SpinCo maintains that an asset identified by the Company pursuant to this Section 2.8 was in fact contemplated by Section 2.2 to be a SpinCo Asset, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Article IX.

ARTICLE III
[RESERVED]

ARTICLE IV
INSURANCE

Section 4.1 Policies and Rights Included Within the SpinCo Assets.  Without limiting the generality of the definition of the SpinCo Assets, the SpinCo Assets shall include: (a) any and all rights of an insured party under each of the Shared Policies (including rights of indemnity and the right to be defended by or at the expense of the insurer), with respect to any injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Closing Date by any Party in connection with the conduct of the Symmetry Surgical Business, and which injuries, losses, liabilities, damages and expenses may have or have arisen out of insured or insurable occurrences or events under one or more of the Shared Policies; provided, however, that nothing in this Section 4.1 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to SpinCo; and (b) the SpinCo Policies set forth on Schedule 2.2(k)(ii).

Section 4.2 Post-Closing Date Claims.  If, subsequent to the Closing Date, any Person shall assert a claim against any member of the SpinCo Group with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred on or prior to the Closing Date in connection with the conduct of the Symmetry Surgical Business and such injury, loss, liability, damage or expense may have or has arisen out of insured or insurable occurrences or events under one or more of the Shared Policies, the Company shall at the time such claim is asserted (except to the extent inconsistent with Section 4.1) be deemed to assign, without need of further documentation, to SpinCo the benefit of any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 4.2 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to SpinCo.

Section 4.3 Insured Liabilities.

(a) Claims for coverage of Insured SpinCo Liabilities shall be tendered by the Company, to the extent permitted under the applicable Policy, as necessary to invoke the benefit of the Policies, at SpinCo’s sole option, cost and expense. If such insurers do not promptly acknowledge insurance coverage in connection with the Insured SpinCo Liabilities, then, with respect to such Insured SpinCo Liabilities, SpinCo or a member of the SpinCo Group on an as-incurred basis shall: (i) advance all amounts expended by the Company Group for or with respect to such Insured SpinCo Liabilities, including all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and shall pay all amounts required (as determined by the Company) to cover any Liabilities incurred by the Company Group in connection therewith, and (ii) pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the Insured SpinCo Liabilities. Any payments made by a member of the SpinCo Group on account of such Insured SpinCo Liabilities shall be deemed to be advances pursuant to this Section 4.3(a). The SpinCo Group shall have the right to recover any advances made pursuant to Section 4.3(a) from the Company Group, and the Company Group shall have the obligation promptly to reimburse the SpinCo Group for such advances, solely from the Insurance Proceeds of the Policies that cover such Insured SpinCo Liabilities and that are received by the Company Group with respect to an Insured SpinCo Liability. The Company Group shall: (i) at all times until paid to a member of the SpinCo Group, hold Insurance Proceeds received for or with respect to Insured SpinCo Liabilities in trust for the benefit of SpinCo; and (ii) promptly remit such Insurance Proceeds to SpinCo.

(b) Claims for coverage of Insured Company Liabilities shall be tendered by SpinCo, to the extent permitted by the applicable Policy, as necessary to invoke the benefit of the Policies, at the Company's sole option, cost and expense. If such insurers do not promptly acknowledge insurance coverage in connection with the Insured Company Liabilities, then, with respect to such Insured Company Liabilities, the Company or a member of the Company Group on an as-incurred basis shall: (i) advance all amounts expended by the SpinCo Group for or with respect to such Insured Company Liabilities, including all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and shall pay all amounts required (as determined by SpinCo) to cover any Liabilities incurred by the SpinCo Group in connection therewith, and (ii) pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the Insured Company Liabilities. Any payments made by a member of the Company Group on account of such Insured Company Liabilities shall be deemed to be advances pursuant to this Section 4.3(b). The Company and the Retained Subsidiaries shall have the right to recover any advances made pursuant to Section 4.3(b) from the SpinCo Group, and the SpinCo Group shall have the obligation promptly to reimburse the Company Group for such advances, solely from the Insurance Proceeds of the Policies that cover such Insured Company Liabilities and that are received by the SpinCo Group with respect to an Insured Company Liability. The SpinCo Group shall: (i) at all times until paid to a member of the Company Group, hold Insurance Proceeds received for or with respect to Insured Company Liabilities in trust for the benefit of the Company; and (ii) promptly remit such Insurance Proceeds to the Company.

ARTICLE V
RELEASES AND INDEMNIFICATION

Section 5.1 Release of Pre-Closing Claims.

(a) Spinco Release.  SpinCo, for itself and each member of the SpinCo Group, their respective Affiliates, and all Persons who at any time on or prior to the Closing Date were directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby, effective as of the Closing Date, remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates and all Persons who at any time on or prior to the Closing Date were shareholders, directors, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from (a) the SpinCo Liabilities and (b) any and all other Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and any of the other transactions contemplated by this Agreement, the Ancillary Agreements and the Merger Agreement.

(b) Company Release.  The Company, for itself and each member of the Company Group, their respective Affiliates and all Persons who at any time on or prior to the Closing Date were directors, officers, agents or employees of any member of the Company’s Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby, effective as of the Closing Date, remise, release and forever discharge SpinCo and the other members of the SpinCo Group, their respective Affiliates and all Persons who at any time on or prior to the Closing Date were shareholders, directors, officers, agents or employees of any member of the Company (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from (a) the Company Liabilities and (b) any and all other Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date, including in connection with the transactions and all other activities to implement the Separation and the Merger and any of the other transactions contemplated by this Agreement, the Ancillary Agreements and the Merger Agreement.

(c) Mutual Provisions.  Nothing contained in Sections 5.1(a) or 5.1(b) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, the Merger Agreement or any Ancillary Agreement. In addition, nothing contained in Sections 5.1(a) or 5.1(b) shall release any person from:

(i) any Liability assumed by, or transferred, assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement;

(ii) any Liability provided in or resulting from any other Contract or understanding that is entered into on or after the Effective Time between one Party or any member of such Party’s Group, on the one hand, and the other Party or any member of such other Party’s Group, on the other hand; and

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a Third Party, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Merger Agreement and/or the Ancillary Agreements.

(d) Further Actions.  Each Party shall not, and shall not permit any member of its Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any other Party, any member of any other Party’s Group or any other Person released pursuant to Section 5.1(a) or Section 5.1(b), as applicable, with respect to any and all Liabilities released pursuant thereto. If a Party breaches this Section 5.1(d), such breaching Party, in addition to any other remedy available at Law or under this Agreement, shall be liable for all related expenses, including, but not limited to, court costs, reasonable attorneys’ fees, and all other legal expenses, of the other Party.

(e) Intent.  It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all the Liabilities specified herein existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur, and all conditions existing or alleged to have existed, on or before the Closing Date, whether known or unknown, including any contractual agreements or arrangements existing or alleged to exist between or among any Parties or the members of any Party’s Group on or before the Closing Date, except as otherwise set forth in Section 5.1(c).

(f) Representatives.  If any director, officer or employee of a Party (or any other Person on such Party’s behalf) initiates an Action with respect to claims released by this Section 5.1, such shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article V.

(g) Further Releases.  At any time, at the request of any other Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.

Section 5.2 Indemnification by SpinCo.  Following the Closing Date, SpinCo, on behalf of itself and its Subsidiaries following the consummation of the Separation, shall indemnify, defend and hold harmless and shall cause its direct and indirect Subsidiaries to indemnify, defend and hold harmless, the Company, the other members of the Company Group, their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Liabilities of the Company Indemnitees relating to, arising out of or resulting from any of the following:

(a) the failure of SpinCo, any member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their respective terms, whether prior to, on or after the Closing Date;

(b) the SpinCo Liabilities; and

(c) any breach (including any breach of any representation or warranty) of this Agreement or any of the other Ancillary Agreements by any member of the SpinCo Group; provided, that the indemnification provisions of this Section 5.2 shall not apply to the Transition Services Agreement or the Supply Agreement, which shall be subject to the indemnification provisions contained therein.

Section 5.3 Indemnification by the Company.  Following the Closing Date, the Company, on behalf of itself and the Retained Subsidiaries, shall indemnify, defend and hold harmless SpinCo, the other members of the SpinCo Group, each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following:

(a) the failure of the Company, any member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Company Liabilities in accordance with their respective terms, whether prior to, on or after the Closing Date;

(b) the Company Liabilities; and

(c) any breach (including any breach of any representation or warranty) of this Agreement or any of the other Ancillary Agreements by any member of the SpinCo Group; provided, that the indemnification provisions of this Section 5.3 shall not apply to the Transition Services Agreement or the Supply Agreement, which shall be subject to the indemnification provisions contained therein.

Section 5.4 Reduction for Insurance Proceeds and Other Recoveries.

(a) Insurance Proceeds; Tax Benefits.  The amount that any Party is required to provide indemnification (the “Indemnifying Party”) to or on behalf of the Party entitled to such indemnification (the “Indemnitee”) pursuant to this Article V, shall be reduced by (i) Insurance Proceeds or other amounts, in each case, actually recovered from Third Parties on behalf of such Indemnitee in respect of the Liability and (ii) any Tax benefits actually realized by the Indemnitee in the year that the loss was incurred or any prior tax years or the next succeeding two (2) years, in connection with the indemnifiable loss (including any correlative adjustment within such period). If an Indemnitee receives a payment as required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability or realizes a Tax benefit described in clause (ii), then such Indemnitee shall pay to the Indemnifying Party, as promptly as practicable after receipt, an amount equal to the aggregate amount of such Insurance Proceeds received or such Tax benefit realized; provided, that the aggregate amount of all payments by such Indemnitee pursuant to this Section 5.4(a) in respect of any indemnifiable loss shall not exceed the aggregate amount of all payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss.

(b) Insurance Proceeds.  Any insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Notwithstanding the foregoing, each member of the Company Group and SpinCo Group shall be required to use its respective reasonable commercial efforts to collect or recover any available Insurance Proceeds; provided, that the inability to so collect or recover available Insurance Proceeds shall not limit any Indemnifying Party’s obligations hereunder.

Section 5.5 Procedures For Indemnification of Third Party Claims.

(a) Notice of Third Party Claim.  If any Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental Authority) of any claim or of the commencement by any Third Party of any Action (each a “Third Party Claim”) with respect to which any Indemnifying Party may be obligated to provide indemnification to such Indemnitee hereunder, such Indemnitee shall give such Indemnifying Party and each Party to this Agreement, written notice thereof as soon as reasonably practicable, but no later than ten (10) Business Days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail to the extent available. Notwithstanding the foregoing, the failure of any Indemnitee or other Party to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice.

(b) Defense of Third Party Claims.  An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from any Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim. If the Indemnifying Party so elects, the Indemnifying Party shall be entitled, at its own cost and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage legal counsel of its own choice to handle and defend the same, unless (A) the named parties to such action or proceeding include both the Indemnifying Party and such Indemnitee and such Indemnitee has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnifying Party, (B) the Indemnitee reasonably determines in good faith that any Third Party Claim is having or could reasonably be expected to have a material adverse effect on its business, assets, affairs, or condition (financial or otherwise), or (C) a claim for indemnification relates to or arises in connection with any criminal proceeding, indictment or investigation involving the Indemnitee’s Group, then in the event of clauses (A) - (C), such Indemnitee shall be entitled, at the Indemnifying Party’s cost and expense, to participate in such defense; provided, that the Indemnifying Party shall not be responsible for the reasonable fees of more than one separate counsel of the Indemnitee’s own choosing, and (iii) to compromise or settle such Third Party Claim, which compromise or settlement shall be made only with the written consent of the Indemnitee (such consent not to be unreasonably conditioned, delayed or withheld) unless (1) there is no finding or admission of any violation or wrongdoing by the Indemnitee, (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (3) such compromise or settlement provides for a full, unconditional and irrevocable release of the Indemnitee from all liability in connection with such Third Party Claim. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of any Third Party Claim, (x) the Indemnifying Party will not be liable to such Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such Claim, except as otherwise provided in this Section 5.5(b) and (y) such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

(c) Cooperation.  With respect to any Third Party Claim, the Indemnifying Party and Indemnitees agree, and shall cause their respective counsel (if applicable), to cooperate fully (in a manner that will preserve all attorney-client privilege or other privileges) to mitigate any such claim and minimize the defense costs associated therewith.

(d) Assumption of Defense.  If any Indemnifying Party fails to assume the defense of any Third Party Claim within thirty (30) days after receipt of written notice of such claim (or sooner if the nature of such claim requires), the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim and be fully indemnified therefor to the extent it is ultimately determined that the Indemnifying Party is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying

Party shall, to the extent required hereunder, reimburse all costs and expenses of the Indemnitee incurred with respect to such Third Party Claim.

(e) This Section 5.5 shall not apply to any claim relating to Taxes, which shall be covered by Section 10.9.

Section 5.6 Additional Matters.

(a) Direct Claims.  Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the relevant Indemnifying Party. Such Indemnifying Party shall have a period of ten (10) Business Days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such ten (10) Business Day period, such Indemnifying Party shall be deemed to have rejected responsibility to make payment. If such Indemnifying Party rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and any applicable Ancillary Agreement.

(b) Subrogation; Cooperation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other in-house personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) Substitution.  In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, and add the Indemnifying Party as a named defendant if at all practicable.

Section 5.7 Survival of Indemnities.  The rights and obligations of each Party and their respective Indemnitees under this ARTICLE V shall survive the sale or other transfer by any Party or its Affiliates of any assets or businesses or the assignment by it of any and all Liabilities.

ARTICLE VI
CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

Section 6.1 Restriction on Employee Solicitation and Hiring.

(a) Company Non-Solicit.  During the period from the date hereof through the third (3rd) anniversary of the date hereof, none of Buyer, the Company or any of their respective Subsidiaries shall, directly or indirectly, hire or solicit any Person, other than any Person who is an employee of the OEM Solutions Business as of the date hereof and who does not become a Transferred Symmetry Surgical Employee, who (i) is or was employed by SpinCo or any of its Subsidiaries during the twelve (12) month period prior to the date hereof and who provided services in connection with the Symmetry Surgical Business, or (ii) becomes a Transferred Symmetry Surgical Employee, or encourage any such employee to leave or limit such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.1(a) shall prevent any such Person from hiring any employee whose employment has been terminated subsequent to date hereof. Notwithstanding the foregoing, no third party (or Affiliate of any such third party) who acquires Buyer or any of its Subsidiaries shall be subject to the restrictions set forth in this Section 6.1(a).

(b) SpinCo Non-Solicit.  During the period from the date hereof through the third anniversary of the date hereof, SpinCo shall not, directly or indirectly, hire or solicit any Person, other than Persons who are employees of the Symmetry Surgical Business as of the date hereof or Persons who are Transfer-Eligible Symmetry Surgical Employees, who is or was employed by the Company or Buyer or any of their respective Subsidiaries during the twelve (12) month period prior to the date hereof in connection with the Restricted Business, or encourage any such employee to leave or limit such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.1(b) shall prevent SpinCo from hiring any employee whose employment has been terminated subsequent to date hereof. Notwithstanding the foregoing, no Affiliate of any third party (other than SpinCo and its Subsidiaries) who acquires SpinCo (or any of its Subsidiaries) shall be subject to the restrictions set forth in this Section 6.1(b).

Section 6.2 Employee Matters.

(a) Employment Offers.  Prior to the Closing Date, SpinCo shall make offers, or shall cause a member of the SpinCo Group to make offers, of employment to such Transfer-Eligible Symmetry Surgical Employees as SpinCo determines in its sole discretion, on terms and conditions to be mutually agreed to by SpinCo and the applicable Transfer-Eligible Symmetry Surgical Employee. To the extent permitted by applicable Law, all employee records relating to the Symmetry Surgical Employees in possession of the Company Group shall be transferred to the SpinCo Group on or promptly following the Closing Date; provided , that the Company Group shall be permitted to retain copies of all such records to the extent permitted by applicable Law.

(b) Waiver of Non-Compete.  The Company, on behalf of itself and each member of the Company Group, hereby waives its rights to enforce all non-competition provisions against each Symmetry Surgical Employee to the extent that they could be asserted against such Symmetry Surgical Employee for providing services to the SpinCo Group. SpinCo, on behalf of itself and each member of the SpinCo Group, hereby waives its rights to enforce all non-competition provisions against each employee of the Company Group, to the extent that they could be asserted against such employee for providing services to the Company Group.

(c) Benefit Plans.  As soon as is reasonably practicable following the Closing Date, the Company shall use its commercially reasonable efforts, subject to compliance with applicable Law, to:

(i) cause the Company’s 401(k) plan to transfer the account balances of the Symmetry Surgical Employees (including any outstanding loans) from the Company’s 401(k) plan to a 401(k) plan established by the SpinCo Group in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code, and SpinCo shall cause the SpinCo Group’s 401(k) plan to accept such transfer in accordance with such requirements.

(ii) cause the Company’s Flexible Spending Account (“FSA”) administrator to transfer the account balances of the Symmetry Surgical Employees from the Company’s FSA Plan to a FSA plan established by the SpinCo Group, and SpinCo shall cause the SpinCo Group’s FSA plan to accept such transfer; and

(iii) cause the administrators of the Company’s Health Savings Accounts (each, an “HSA Plan”) to transfer the account balances of the Symmetry Surgical Employees from the Company’s HSA Plans to a HSA plan or plans established by the SpinCo Group, and SpinCo shall cause the SpinCo Group’s HSA plan or plans to accept such transfer.

(d) Claims Incurred.  Without limiting the application of Section 6.2(e), the Company Group shall be responsible for all reimbursement claims (such as medical and dental claims), all non-reimbursement claims (such as life insurance claims) and all Liabilities incurred under or with respect to any Company Plans at or prior to the Closing with respect to Symmetry Surgical Employees and Transfer-Eligible Symmetry Surgical Employees. The SpinCo Group shall only be responsible for reimbursement claims (such as medical and dental claims), non-reimbursement claims (such as life insurance claims) and Liabilities incurred under or with respect to any employee benefit plans of the SpinCo Group following the Closing with respect to any Symmetry Surgical Employees. For purposes of this Section 6.2(d), a claim shall be deemed to be incurred as follows: (i) with respect to life, accidental death and dismemberment, disability and business travel accident insurance benefits, upon the death, accident or illness giving rise to such benefits, and (ii) with respect to health, dental and prescription drug benefits (including in respect of any hospital confinement), upon the provision of the related services, materials or supplies.

(e) Compliance.  The Company Group shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement and the Merger Agreement.

Section 6.3 Marks.  As soon as reasonably practicable and in any event within one (1) year of the Closing Date, each Party shall, and shall cause each member of such Party’s Group to: (a)(i) in the case of the Company, cease to make any use of the word combinations set forth on Schedule 6.3(a) or derivations thereof and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the “SpinCo Marks”) and (ii) in the case of SpinCo, cease to make use of the words set forth on Schedule 6.3(b) or derivations thereof and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (collectively with the SpinCo Marks, the “Marks”); (b) take all steps necessary, and fully cooperate with the other Party and its Affiliates, to remove the other Party’s Marks from any corporate, trade, and assumed names and cancel any recordation of such names with any Governmental Authority, and change any corporate, trade, and assumed name that uses the other Party’s Marks to a name that does not include the Marks or any variation, derivation, or colorable imitation thereof; and (c) remove, strike over or otherwise obliterate all Marks of the other Party from (or otherwise not use) in all materials owned by such Party and its Affiliates, including any business cards, stationary, packaging materials, displays, signs, promotional and advertising materials, and other materials or media including any internet usage or domain names that include the other Party’s Marks.

Section 6.4 Merger Agreement.  Until the occurrence of the Effective Time, the Company covenants to comply in all material respects with its obligations under the Merger Agreement.

Section 6.5 Representations; Limitations.

(a) Mutual Representations.  The Company and SpinCo each represents and warrants to the other, as of the date hereof and as of the Closing Date, as follows:

(i) Such Party has all necessary corporate power and authority to execute and deliver this Agreement (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by them), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Separation. The execution and delivery of this Agreement by such Party (and each other agreement, certificate, document and instrument contemplated hereby to be executed and delivered by such Party) and the consummation by such Party of the transactions contemplated hereby and thereby, including the Separation, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Party and no stockholder votes (other than the Requisite Stockholder Approval) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be thought.

(ii) None of the execution, delivery or performance of this Agreement by such Party or the consummation by them of the Separation or the compliance with any of the provisions of this Agreement will (with or without notice of lapse of time, or both): (A) conflict with or violate any provision of the certificate of incorporation or bylaws of the such party, or any of its Subsidiaries; (B) assuming that all required consents, approvals, authorizations and permits described in

Section 4.5(b) of the Merger Agreement have been obtained and all required filings and notifications described in Section 4.5(b) of the Merger Agreement have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to such Party or any of its Subsidiaries, properties or assets; or (C) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Retained Subsidiary pursuant to, any Contract, Permit, or other instrument or obligation to which the Company or any Retained Subsidiary is a party or any of their respective properties or assets may be bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) SpinCo Representations.  SpinCo hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(i) SpinCo is not now insolvent, and will not be rendered insolvent by the Separation. As used in this Section 6.5(b)(i), “insolvent” means that the sum of debts and other probable Liabilities exceeds the present fair saleable value of assets. Immediately after giving effect to the consummation of the Separation and the Merger, (A) SpinCo will be able to pay its Liabilities as they become due in the usual course of its business, (B) SpinCo will have sufficient working capital with which to conduct its present or proposed business, (C) SpinCo will have assets (calculated at fair market value) that exceed its Liabilities and (D) SpinCo will have sufficient cash available to satisfy its obligations, including the indemnification obligations to the Company pursuant to this Agreement.

(ii) The SpinCo Registration Statement (including any amendments or supplements thereto) will not, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, in each case, with respect to SpinCo, the Symmetry Surgical Business, the SpinCo Assets or any other matter concerning SpinCo or any of its Subsidiaries (regardless of whether such information is provided by SpinCo, the Company or any of their respective Affiliates). For the avoidance of doubt, no representation or warranty is made by Spinco with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the SpinCo Registration Statement. The SpinCo Registration Statement will, at the Effective Time, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

(iii) On the Closing Date, after giving effect to the Separation and the Merger, the Company and the Retained Subsidiaries shall own or have the right to use all of the assets, rights and properties (including Intellectual Property) necessary to conduct in all material respects the OEM Solutions Business on the same terms as all of the foregoing have been owned or used by the Company and its Subsidiaries to operate the OEM Solutions Business in the ordinary course of business consistent with past practice prior to the date of this Agreement, except with respect to the matters addressed by the Ancillary Agreements. As of immediately following the Effective Time, the Company and the Retained Subsidiaries shall own all of the assets set forth on the OEM Solutions Financials, except for those that have been sold or disposed of on or since the date of this Agreement in the ordinary course of business consistent with past practice, or that have been transferred to SpinCo after the date of this Agreement in accordance with the terms hereof.

Section 6.6 Non-Competition.

(a) SpinCo Non-Compete.  For a period of ten (10) years commencing on the date hereof (the “Restricted Period”), without the prior written consent of the Company, SpinCo shall not, directly or indirectly, through one or more of its Subsidiaries or otherwise: (a) engage in or assist others in engaging in the Restricted Business in the Territory; (b) have an equity or other ownership interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, agent, trustee or consultant; (c) solicit or accept the business of any existing (as of the date hereof) client or customer of the Company or the Restricted Business (including any current client or customer of Buyer or any of its Subsidiaries) to purchase any products or services competitive with the Restricted Business; or (d) cause, induce or encourage any existing (as of the date hereof) client or customer of the Company or Buyer (or any of their respective Subsidiaries) or the Restricted Business to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, SpinCo may own, directly or indirectly, solely as an investment, equity securities of any Person traded on any national securities exchange if SpinCo is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of equity securities of such Person. Notwithstanding the foregoing, no Affiliate of any third party (other than SpinCo and its Subsidiaries) who acquires SpinCo (or any of its Subsidiaries) shall be subject to the restrictions set forth in this Section 6.6.1.

(b) Company Non-Compete.  During the Restricted Period, without the prior written consent of SpinCo, the Company shall not, directly or indirectly, through one or more of its Subsidiaries or otherwise: (a) engage in or assist others in engaging in the Company Restricted Business in the Territory; (b) have an equity or other ownership interest in any Person (other than Buyer or its Affiliates) that engages directly or indirectly in the Company Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, agent, trustee or consultant; (c) solicit or accept the business of any existing (as of the date hereof) client or customer of the Symmetry Surgical Business, to purchase products or services competitive with the Company Restricted Business; or (d) cause, induce or encourage any existing (as of the date hereof) client or customer of the Symmetry Surgical Business to terminate or modify any such relationship. Notwithstanding the foregoing, the Company may own, directly or indirectly, solely as an investment, equity securities of any Person traded on any national securities exchange if the Company is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of equity securities of such Person. Notwithstanding the foregoing, (i) no third party (or Affiliate of any such third party) who acquires Buyer or any of its Subsidiaries shall be subject to the restrictions set forth in this Section 6.6 and (ii) none of the Genstar Affiliates shall be subject to the restrictions set forth in this Section 6.6; provided, that the Genstar Affiliates shall not engage in any reorganization involving the Company for the purposes of avoiding the obligations applicable to the Company set forth in this Section 6.6.

(c) Acknowledgements.  Each of the Parties hereby acknowledges the broad territorial scope of the covenant contained in this Section 6.6, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national and international markets in which the Parties now, or in the future will, operate and in which the products of the business conducted by them are, or will be, sold, (iii) the confidential, proprietary and trade secret information of the other Party to which such Party had and/or may have had access.

Section 6.7 Acknowledgements.  The covenants and undertakings contained in Section 6.1 and Section 6.6 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 6.1 or Section 6.6 would cause irreparable injury to the non-breaching party, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of Section 6.1 or Section 6.6 may be inadequate. Therefore, the non-breaching party will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of Section 6.1 or Section 6.6 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which the non-breaching party may have hereunder or under any other theory of liability. The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of Section 6.1 or Section 6.6 is unreasonable, arbitrary or against public policy, then a lesser time period, smaller geographical area, less restrictive business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 6.8 Cash Adjustment.

(a) Cash Statement.  As promptly as practicable, but not later than thirty (30) days after the Closing, the Company shall deliver to SpinCo a statement (the “Cash Statement”) setting forth a good faith determination of the amount of all cash and cash equivalents as of the Closing (the “Closing Cash”) for the Company and each of the Foreign Retained Subsidiaries; provided, that Closing Cash shall not include the amount of the exercise price of any Company Equity Awards exercised prior to the Closing.

(b) Payments to SpinCo.  If the Closing Cash for the Company, as set forth in the Cash Statement, is greater than the Minimum Cash Amount, the Company shall pay to SpinCo the amount of such excess within two (2) Business Days of delivery of the Cash Statement, by wire transfer of immediately available United States funds; provided, that the amount of such payment shall not exceed $1,000,000. If the Closing Cash for any of the Foreign Retained Subsidiaries, as set forth in the Cash Statement, is greater than the Minimum Cash Amount, the Company shall pay to SpinCo the amount of such excess within two (2) Business Days of delivery of the Cash Statement, by wire transfer of immediately available United States funds; provided, that the amount of all such payments shall not exceed $400,000 in the aggregate.

(c) Payments to the Company.  If the Closing Cash for the Company or any of the Foreign Retained Subsidiaries, as set forth in the Cash Statement, is less than the Minimum Cash Amount, SpinCo shall pay to the Company the amount of any such shortfall within two (2) Business Days of delivery of the Cash Statement, by wire transfer of immediately available United States funds.

(d) Currency.  With respect to the determination of Closing Cash denominated in currencies other than United States dollars, the foreign exchange rate for each such currency as of the Closing as published by Reuters shall be used to convert such amounts into United States dollars for purposes of determining the Closing Cash.

Section 6.9 Indebtedness Statement.

(a) Indebtedness Statement.  As promptly as practicable, but not later than thirty (30) days after the Closing, the Company shall deliver to SpinCo a statement (the “Indebtedness Statement”) setting forth a good faith determination of the amount of all Indebtedness of the Company and its Subsidiaries as of the Closing (the “Closing Indebtedness”).

(b) Payments to the Company.  Payments to the Company. If the Closing Indebtedness, as set forth in the Indebtedness Statement, is greater than the Target Indebtedness Amount, Spinco shall pay to the Company the amount of such excess within two (2) Business Days of delivery of the Indebtedness Statement, by wire transfer of immediately available United States funds.

ARTICLE VII
CONFIDENTIALITY

Section 7.1 Confidentiality.

(a) Confidentiality Obligation.  Notwithstanding any termination of this Agreement and subject to Section 7.2, for a period of five (5) years from the Closing Date, each Party agrees to hold, and to cause its respective Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning the other Party or any member of such other Party’s Group that is in its possession after the Closing Date or furnished by the other Party, any other member of such other Party’s Group, or any of their respective directors, officers, employees, agents, accountants, counsel or other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise in connection with the transactions contemplated hereby or thereby, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been: (i) in the public domain through no fault of such Party, their respective Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or their respective Group; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party or any member of such other Party’s Group.

(b) Destruction or Return of Information.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information concerning the other Party or any member of such other Party’s Group to any other Person, except to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 7.2. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, the Party in possession, custody or control of such Information shall, promptly upon the other Party’s request, either (i) destroy all copies of such Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and at the written request of such other Party, such destruction shall be confirmed in writing, or (ii) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party; provided, however, that the obligation to destroy Information shall not apply to copies of Information made as a matter of routine information technology backup (although such copies shall remain subject to the confidentiality and use restrictions hereunder); and provided, further, that regardless of whether any Information is destroyed, the recipient Party may retain a reasonable number of copies of the other Party’s (or any of its Group’s) Information for use solely in the event a dispute arises hereunder and only in connection with such dispute, or to the extent required to comply with legal or regulatory requirements.

(c) Information.  The Company hereby agrees that it shall not, and it shall not permit its controlled Affiliates or their respective employees to, at any time on or after the Closing Date, directly or indirectly, without prior written consent of SpinCo, disclose or use any Information arising from or relating to the Symmetry Surgical Business or otherwise included in the SpinCo Assets or to disclose or use any Information arising from or relating to the employment with the Company prior to the Effective Time of the Transferred Symmetry Surgical Employees; provided, that the Information subject to the foregoing provisions of this sentence will not include any Information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 7.1(c) will not prohibit any retention of copies of records, any disclosure required by any applicable Law (so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same), any disclosure in connection with the preparation and filing of financial statements and tax returns of the Company, or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. The Company further agrees that it will be responsible for any breach or violation of the provisions of this Section 7.1(c) by any of its controlled Affiliates or their respective employees. SpinCo hereby agrees that it shall not, and it shall not permit its controlled Affiliates or their respective employees, at any time on or after the Closing Date, directly or indirectly, without prior written consent of the Company, disclose or use any Information arising from or relating to the OEM Business, the assets of the OEM Business or to disclose or use any Information arising from or relating to the employment with the Company prior to the Effective Time of the employees of the OEM Business; provided, that the Information subject to the foregoing provisions of this sentence will not include any Information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 7.1(c) will not prohibit any retention of copies of records, any disclosure required by any applicable Law (so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same), any disclosure in connection with the preparation and filing of financial statements and tax returns of Spinco or its Subsidiaries, or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. SpinCo further agrees that it will be responsible for any breach or violation of the provisions of this Section 7.1(c) by any of its controlled Affiliates or their respective employees.

Section 7.2 Protective Arrangements.  In the event that either Party or any member of such Party’s Group, either (a) determines after consultation with counsel, in the opinion of such counsel that it is required by Law to disclose any Information or (b) receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party or their respective Group that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that received such request may thereafter: (i) furnish only that portion of the Information that is legally required; (ii) give notice to the other Party of the information to be disclosed as far in advance as is practical; and (iii) exercise commercially reasonable efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

ARTICLE VIII
ACCESS TO INFORMATION AND SERVICES

Section 8.1 Provision of Corporate Records.

(a) SpinCo Books and Records.  In furtherance and not in limitation of the Company’s obligation to deliver to SpinCo the SpinCo Assets set forth in Section 2.2(i), and except as otherwise provided in any Ancillary Agreement, upon the prior written request by SpinCo for specific and identified books and records which relate to (i) SpinCo or the conduct of the Symmetry Surgical Business, as the case may be, on or prior to the Closing Date or (ii) any Ancillary Agreement to which SpinCo and the Company are parties (collectively, the “SpinCo Books and Records”), the Company shall deliver or cause to be delivered, as soon as practicable following the date of such request, copies of such SpinCo Books and Records in its possession or control, except to the extent such items are already in the possession of SpinCo or a SpinCo Affiliate, at the expense of SpinCo to a location specified by SpinCo.

(b) Company Books and Records.  Except as otherwise provided in any Ancillary Agreement, upon the prior written request by the Company for specific and identified books and records which relate to (i) the Company or the conduct of the OEM Solutions Business, as the case may be, on or prior to the Closing Date or (ii) any Ancillary Agreement to which SpinCo and the Company are parties (collectively, the “Company Books and Records”), SpinCo shall deliver or cause to be delivered, as soon as practicable following the date of such request, copies of such Company Books and Records in its possession or control, except to the extent such items are already in the possession of the Company or a Company Affiliate, at the expense of the Company to a location specified by the Company.

(c) Combined Books and Records.  With respect to books and records that relate to both the Symmetry Surgical Business and the OEM Solutions Business (the “Combined Books and Records”) each Party shall each keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof.

Section 8.2 Access to Information.  Except as otherwise provided in any Ancillary Agreement, and subject to Section 8.4, from and after the Closing Date, the Company shall use commercially reasonable efforts to provide SpinCo and its authorized accountants, counsel and other designated representatives with electronic access (in the manner in which the Company may reasonably determine) upon reasonable advance notice of all records, books, contracts, instruments, computer data and other data and information (collectively, “Operations Data”) to the extent relating to the operations of the Symmetry Surgical Business prior to the Closing Date and within the Company’s possession or control (including using commercially reasonable efforts to request such electronic access from any Persons possessing such Operations Data), insofar as such Operations Data is required by SpinCo for the conduct of the Symmetry Surgical Business, subject to appropriate restrictions for classified or privileged information. Similarly, except as otherwise provided in any

Ancillary Agreement, and subject to Section 8.4, from and after the Closing Date, SpinCo shall use commercially reasonable efforts to provide the Company with electronic access (in the manner in which SpinCo may reasonably determine) upon reasonable advance notice of all Operations Data to the extent relating to the operations of the OEM Solutions Business prior to the Closing Date and within SpinCo’s possession or control (including using commercially reasonable efforts to request such electronic access from any Persons possessing such Operations Data), insofar as such Operations Data is required by the Company for the conduct of the OEM Solutions Business, subject to appropriate restrictions for classified or privileged information. Operations Data may be requested under this Section 8.2 only for the legitimate business purposes of the requested party, including audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing under this Agreement and the transactions contemplated hereby.

Section 8.3 Production of Witnesses.  At all times after the Closing Date, subject to Section 8.4, each of SpinCo and the Company shall use commercially reasonable efforts to make available to the other, upon prior written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any Action arising out of the conduct of the Symmetry Surgical Business or the OEM Business, as the case may be, prior to the Closing Date, except in the case of an adversarial Action by one Party (or any member of such Party’s Group) against another Party (or any member of such Party’s Group). A Party providing witness services to the other Party under this Section 8.3 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such witness services.

Section 8.4 Privileged Matters.  To allocate the interests of each Party with respect to privileged information, the Parties agree as follows:

(a) Company Control.  The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the OEM Solutions Business, whether or not the privileged information is in the possession of or under the control of the Company, or SpinCo. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Liabilities of the Company and the Company Group, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by the Company, whether or not the privileged information is in the possession of or under the control of the Company or SpinCo.

(b) SpinCo Control.  SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Symmetry Surgical Business, whether or not the privileged information is in the possession of or under the control of the Company or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by SpinCo, whether or not the privileged information is in the possession of SpinCo or under the control of the Company or SpinCo.

(c) Shared Privilege.  The Company and SpinCo agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions of this Section 8.4, with respect to all privileges not allocated pursuant to the terms of Sections 8.4(a) and (b). All privileges relating to any Actions or other matters which involve both the Company and SpinCo shall be subject to a shared privilege.

(d) Waiver.  No Party may waive any privilege which could be asserted under any applicable Law, if the other Party has a shared privilege, without the consent of the other Party, except to the extent reasonably required in connection with any litigation with Third Parties or as provided in Section 8.4(e) below. Such consent shall (i) be in writing, (ii) not be unreasonably withheld, conditioned or delayed, and (iii) shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) Party Claims.  In the event of any Action between a member of the Company Group and a member of the SpinCo Group, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action between the Company Group and the SpinCo Group, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f) Disputes.  If a dispute arises between the Parties, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall (i) negotiate in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Subpoena or Discovery.  Upon receipt by any Party of any subpoena, discovery or other request which may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which may reasonably be expected to result in the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.4 or otherwise to prevent the production or disclosure of such privileged information.

(h) Confidentiality.  The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo, as set forth in Sections 8.3 and 8.4 and elsewhere in this Agreement, to maintain the confidentiality of privileged information and to assert and maintain applicable privileges. The Parties agree that their respective rights to any access to information being granted pursuant to Section 8.1 and Section 8.2, the agreement to provide witnesses and individuals pursuant to Section 8.3, and the transfer of privileged information between the Company Group and the SpinCo Group pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.5 Limitations on Obligations.  Notwithstanding anything to the contrary, (a) in the event that the Party to whom a request for Information has been made pursuant to this Article VIII determines in good faith upon the advice of counsel that any such provision of Information would violate any applicable Law or Contract or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any harm or consequence; and (b) the Party providing any Information hereunder shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information.

ARTICLE IX
DISPUTE RESOLUTION

Section 9.1 Disputes.  The Company and SpinCo recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement and the Ancillary Agreements which relate to either Party’s rights and obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of certain disputes arising under this Agreement and the Ancillary Agreements in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the arbitration procedures set forth in Sections 9.2, 9.3 and 9.4 if and when a dispute arises under this Agreement or the Ancillary Agreements; provided, however, that if and when a dispute arises with respect to Sections 6.1, 6.6 and 6.7 (the “Non-Arbitration Matters”), the Parties shall follow the procedures set forth in Section 9.5; provided, further, that any Non-Arbitration Matter shall be subject to the provisions set forth in Article XIII; and provided, further, that the Parties shall follow the procedures set forth in Article X with respect to the disputes described therein.

Section 9.2 Arbitration.  In the event of a dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, including disputes relating to breach, validity of termination hereof or thereof, either Party may, by written notice to the other, have such matter referred to their respective chief executive officers for attempted resolution by good faith negotiations. In the event that, for any reason, the chief executive officers are not able to resolve such dispute within ten (10) Business Days after receipt of notice, then at the request of any Party the dispute shall be resolved as provided in Section 9.3.

Section 9.3 Arbitration Procedure.  The arbitration shall be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules (the “Rules”) then in effect, subject to the following provisions:

(a) Notice.  If a Party intends to begin an arbitration proceeding to resolve a dispute hereunder, such Party shall provide written notice to the other Party in accordance with the Rules, which notice shall include a complete listing of all of the issues to be resolved in such arbitration. The other Party may, in response to such notice, add additional issues to be resolved by providing a written response to such first Party.

(b) Arbitral Tribunal.  If the aggregate amount in controversy is $5 million or less (including all claims and counterclaims), there shall be one arbitrator who shall be agreed upon by the Parties within thirty (30) days of receipt by respondent of a copy of the demand for arbitration. If the aggregate amount in controversy is more than $5 million (including all claims and counterclaims), there shall be three (3) arbitrators meeting the conditions set forth in this Section 9.3(b), one of whom shall be appointed by each of the Parties in accordance with the Rules, and the third arbitrator, who shall chair the arbitral tribunal, shall be mutually appointed by the two Party-appointed arbitrators within fifteen (15) days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience with large commercial cases and experience as an arbitrator. Each arbitrator shall be neutral, disinterested, impartial and independent of the Parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. Except with regard to selection of the third (3rd) arbitrator by the Party-appointed arbitrators, there shall be no ex parte communications with the arbitrator(s) during the arbitration.

(c) Pre-Arbitral Relief.  By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(d) Location.  The arbitration shall be conducted and the award shall be rendered in New York City, or another location mutually agreed to by the Parties.

(e) Discovery.  The Parties shall have the right to undertake limited and focused documentary discovery and, as may be expressly authorized by the arbitrator(s) limited depositions of no more than five (5) per Party and of limited duration, upon a determination that such depositions are reasonably necessary to enable the requesting Party to prepare and present its claims and/or defenses at the hearing.

(f) Procedure.  The arbitration hearing on the merits shall be held as soon as practicable, if possible no later than one hundred and twenty (120) days following the date of the appointment of the sole or third arbitrator, or as soon thereafter as is practicable. The arbitrator(s) must hold an oral hearing, but may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive; provided, that all Parties are afforded the opportunity to present material and relevant evidence and that each Party is given at least an approximately equal amount of time for presentation of its case. The arbitrator(s) shall require witnesses to testify under oath if requested by any Party. Any Party desiring a stenographic record may, at their own cost, secure a court reporter to attend the proceedings. When the arbitrator(s) determine that all relevant and material evidence and arguments have been presented, the arbitrator(s) will declare the hearing closed. The arbitrator(s) may defer the closing of the hearing for up to ten (10) days to permit the Parties to submit post-hearing briefs.

(g) Awards.  The arbitrator(s) may award any remedy allowed by Law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including specific performance or any other form of permanent injunctive relief. Notwithstanding the foregoing, punitive, exemplary or multiple damages may not be awarded, except to the extent of indemnification for a Third-Party Claim based on such damages. Judgment upon any arbitration award hereunder may be entered and enforced in any court having jurisdiction thereof. In rendering the award, the arbitrator(s) shall apply the substantive Law of the State of Delaware, without regard to its conflict of laws provisions. The interpretation of and enforcement of this Article IX shall be governed by the Federal Arbitration Act. The arbitrator(s) will render the award and its decisions within thirty (30) days following the date of the closing of the hearing or as soon thereafter as practicable. The decision and award of the arbitrator(s) will be final and binding on the Parties and may be entered and enforced in any court having jurisdiction.

(h) Fees and Expenses.  The Parties shall share equally all fees and expenses of the arbitrators to the extent permitted by applicable Law and each Party shall personally bear all other costs and fees, including attorney’s fees, incurred by such Party in the course of the arbitration.

Section 9.4 Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s confidential Information. Except as required by Law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of each other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as may be required in connection with the enforcement of such award or as otherwise required by applicable Law or regulatory authority.

Section 9.5 Non-Arbitration Matters.

(a) Procedures.  With respect to any Non-Arbitration Matter, each Party hereby agrees:

(i) that it irrevocably submits to the exclusive jurisdiction of, and that the exclusive jurisdiction is hereby vested in, the state courts of the State of Delaware and the United States District Court for the District of Delaware (the “Chosen Courts”);

(ii) that all claims in respect of any such Non-Arbitration Matter shall be heard and determined exclusively in the Chosen Courts;

(iii) that it irrevocably waives, to the fullest extent permitted by applicable Law, any objection which such Party may now or hereafter have to the laying of venue of any such dispute brought in such above-described courts or any defense of inconvenient forum for the maintenance of such dispute;

(iv) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind, whether in contract or in tort or otherwise, in respect of any Non-Arbitration Matter in any forum other than the Chosen Courts; and

(v) that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Service of Process.  Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.6.

ARTICLE X
TAX MATTERS

Section 10.1 Tax Returns and Payments.

(a) Company Consolidated Returns.  The Company shall prepare and timely file (or cause to be prepared and timely filed), in accordance with this Section 10.1, all Company Consolidated Returns. All such Company Consolidated Returns for a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law or agreed to in writing by the Company and SpinCo. The Company will be responsible for and will make all payments of Taxes shown to be due on such Company Consolidated Returns.

(i) Company Consolidated Returns for any Pre-Closing Tax Period shall include all income, gains, losses, deductions, credits and other Tax items of the applicable members of the SpinCo Group (“SpinCo Tax Items”). SpinCo Tax Items allocated to the Pre-Closing Tax Period that includes the date of the Effective Time shall be determined pursuant to Section 10.2(b), to the extent permitted under applicable Law.

(ii) SpinCo shall provide to the Company all information reasonably necessary to prepare any Company Consolidated Return (a “Tax Package”). The Tax Package shall be prepared on a basis consistent with the current practices of the Company Consolidated Group. SpinCo shall furnish to the Company for the relevant Company Consolidated Return in respect of a taxable year at least ninety (90) days prior to the due (taking into account extensions) of such Company Consolidated Return. SpinCo shall also furnish the Company work papers and such other information and documentation as is reasonably requested by the Company for Tax preparation purposes with respect to any member of the SpinCo Group.

(iii) At least sixty (60) days prior to the filing of a Company Consolidated Return with respect to a Pre-Closing Tax Period, the Company shall provide to SpinCo a draft of such Company Consolidated Return, along with a statement describing in reasonable detail the amount of SpinCo Taxes reflected thereon (as determined in accordance with Section 10.2(b)), for SpinCo’s review, comment and consent. SpinCo shall provide any comments on such Company Consolidated Return within 30 days prior to the filing of such return, and the Company shall make changes to such Company Consolidated Return or the amount of SpinCo Taxes reflected thereon to reflect any reasonable comments from SpinCo that relate to the Separation, the Merger, any member of the SpinCo Group or any SpinCo Taxes. The Company and SpinCo shall attempt in good faith to resolve any disagreement regarding a Company Consolidated Return and the amount of SpinCo Taxes shown thereon, and if they are not able to resolve their disagreement the matter shall be submitted for resolution to a “big four” accounting firm to be mutually agreed upon (the “Accounting Firm”). The determination of the Accounting Firm, which shall be made no later than five (5) days prior to the due date of such return, shall be binding on Buyer, the Company, SpinCo and their Affiliates. The costs, fees and expenses of the Accounting Firm will be borne half by the Company and half by SpinCo.

(b) Separate Returns.  The Company shall prepare and file, or cause to be prepared and filed, all federal, state, local or foreign Tax Returns of the Company or a member of the Company Group that do not include a member of the SpinCo Group (“Company Separate Returns”). The Company will be responsible for and will make all payments of Taxes shown to be due on such Company Separate Returns. SpinCo shall prepare and file, or cause to be prepared and filed, all federal, state, local or foreign Tax Returns of SpinCo or a member of the SpinCo Group that are not required to be filed on a consolidated, combined or unitary basis with a member of the Company Group (“SpinCo Separate Returns”).

(c) Post-Closing Period Taxes.  The Company and the members of the Company Group shall be liable for and shall pay or cause to be paid any Taxes of or relating to any member of the Company

Group for any Post-Closing Tax Period. SpinCo and the members of the SpinCo Group shall be liable for and shall pay or cause to be paid any Taxes of or relating to any member of the SpinCo Group for any Post-Closing Tax Period.

(d) Authorizations.  The Company and SpinCo shall, and if necessary or appropriate shall cause their respective Subsidiaries to, prepare, sign and timely file any consents, elections, powers of attorney and other documents, and shall take any other actions necessary or appropriate, to effect the filing of any Tax Return pursuant to this Section 10.1.

(e) Amended Returns.  None of the Buyer, the Company or their Affiliates shall (unless otherwise required by Law) amend any Company Consolidated Return for any Pre-Closing Tax Period without the prior written consent of SpinCo, which will not be unreasonably withheld, conditioned or delayed.

(f) Reimbursement.

(i) With respect to any Company Consolidated Return for a Pre-Closing Tax Period filed by the Company pursuant to Section 10.1(a), SpinCo shall pay to the Company the amount of SpinCo Taxes reflected on such Company Consolidated Tax Return (as finally determined pursuant to Section 10.1(a)(iii)). Such payments will be made in immediately available funds no later than the Business Day immediately preceding the due date (including extensions) for such Company Consolidated Tax Return.

(ii) In the event any Taxes in respect of a Company Consolidated Group that are not SpinCo Taxes are imposed on or paid by a member of the SpinCo Group (including pursuant to Treasury Regulation 1.1502-6 or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law), the Company shall pay to SpinCo the amount of such Taxes promptly upon SpinCo’s request.

(g) Treatment.  For all Tax purposes, the Parties agree to treat (i) SpinCo’s payment to the Company on account of any SpinCo Taxes as a distribution by SpinCo to the Company and (ii) the Company’s payment to SpinCo on account of Taxes for which the Company is responsible as a contribution by the Company to SpinCo, in each case occurring immediately prior to the Merger.

Section 10.2 Allocation of Taxes.

(a) Taxable Periods; Straddle Periods.

(i) Unless otherwise required by applicable Law, any taxable year or other period of SpinCo or any of its Subsidiaries that is included in a Company Consolidated Return that includes the date of the Effective Time shall end on the close of the date of the Effective Time. Where an election is required to be made in order to close a taxable period, the Parties (and their Subsidiaries) shall join together to make such election.

(ii) With respect to any Straddle Period that is not able to be closed pursuant to Section 10.2(a)(i) above, (A) the Taxes not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period will be deemed to be the total amount of such Taxes multiplied by a fraction, the numerator of which is the number of days in the partial period through and including the date of the Effective Time and the denominator of which is the total number of days in such Straddle Period; and (B) the amount of any other Taxes for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the date of the Effective Time, except that any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the Pre-Closing Tax Period by multiplying the amount of such item for the entire Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the date of the Effective Time and the denominator of which is the number of days in the entire Straddle Period, with such reasonable adjustments as may be necessary to appropriately take the items into account (e.g., to appropriately reflect the period during which depreciable property was in service).

(b) Determination of SpinCo Group Pre-Closing Taxes.  “SpinCo Group Pre-Closing Taxes” shall mean any Taxes (including for this purpose any liability in respect of Taxes of any other Person payable by reason of Contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), excluding in each case Taxes of the Company Consolidated Group that are attributable to a member of the Company Group imposed on or paid by a member of the SpinCo Group other than by reason of this Agreement) of any member of the SpinCo Group for any Pre-Closing Tax Period. For the purpose of making such determination, the following guidelines shall be applied:

(i) Subject to the other provisions of this Section 10.2(b), the Taxes of a Straddle Period shall be split in accordance with Section 10.2(a)(ii) above.

(ii) With respect to any Taxes imposed on a Company Consolidated Group for a taxable period in which any member of the SpinCo Group is included in such Company Consolidated Group, the Taxes of the Pre-Closing Tax Period with respect to the SpinCo Group shall be calculated in the following manner:

(1) Such Taxes shall generally be determined on a hypothetical separate Tax Return basis as if the SpinCo Group member were not included in the Company Consolidated Group; provided, however, that the calculation will not take into account any hypothetical effects of deconsolidation from the Company Consolidated Group. To the extent that such SpinCo Group member could have filed a separate consolidated, combined, joint, unitary or other similar Tax Return with one or more other members of the SpinCo Group for such type of Tax and taxable year, such Tax liability will be computed on the basis of such a hypothetical consolidated, combined, joint, unitary or other similar Tax Return for such taxable year and for similar prior taxable years. Use of Tax Benefits Attributes of a member of the SpinCo Group can be used in making such determination only to the extent that such attribute will actually be used on the Company Consolidated Group Return.

(2) With respect to the determination of income and similar Taxes: (i) where the Tax liability of the Company Consolidated Group with respect to any state or local income Tax Return is calculated using an apportionment ratio based on the combined factors of the entities included in such Tax Return, the apportionment of net income or net loss of each relevant member of the SpinCo Group will be determined using the same apportionment ratio; and (ii) deductions, losses, income or gain attributable to deferred intercompany transactions (as defined under Regulations Section 1.1502-13 and corresponding provisions of state and local law) shall not be taken into account until such deductions, losses, income or gain are actually recognized and taken into account in the Company Consolidated Returns.

(3) The Parties agree that neither will make (or will allow to be made) a ratable allocation election under Regulations Section 1.1502-76(b)(2)(ii)-(iii) or any other similar provision of state, local or non-U.S. Law.

(4) Tax deductions and attributes for Pre-Closing Tax Periods shall be allocated between the Company (and members of the Company Group) and SpinCo (and members of the SpinCo Group) in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws).

(5) The Parties agree that the same elections, methods of accounting, allocations, methodologies and calculations shall be used for purposes of preparing the applicable Company Consolidated Return and determining SpinCo Taxes and Taxes of the Company Consolidated Group.

(iii) With respect to any property or similar Taxes attributable to property held by any member of the SpinCo Group after the Separation, the entirety of such Taxes for a Straddle Period shall be payable by the SpinCo Group. With respect to any property or similar Taxes attributable to property held by any member of the Company Group after the Separation, the entirety of such Taxes for a Straddle Period shall be payable by the Company Group.

(c) Valuation of SpinCo.  Within 120 days after the Closing Date, SpinCo shall determine the value of the SpinCo Common Stock distributed in the Redemption, and provide such determination to the Company in writing. If the Company disagrees with the value determined by SpinCo, the Parties shall attempt in good faith to resolve such disagreement, and if they are not able to resolve their disagreement the matter shall be submitted for resolution to the Accounting Firm. The costs of the Accounting Firm will be borne half by the Company and half by SpinCo. The Company and SpinCo shall and shall cause their Affiliates to file all Tax Returns consistent with the value of SpinCo as determined pursuant to this Section 10.2(c) and shall not otherwise take any position for Tax purposes inconsistent with such value.

(d) Determination of Separation or Redemption Taxes.  “Separation or Redemption Taxes” shall mean any Taxes (including for this purpose any liability in respect of Taxes of any other Person payable by reason of Contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law)) of any member of the Company Group or SpinCo Group resulting from the consummation of the Separation or the Redemption, including but not limited to (i) any Taxes resulting from the separation of the OEM Solutions Business and the Symmetry Surgical Business and the distribution of the Symmetry Surgical Business and any actions to effect such separation and distribution, including any transactions described in Article II or Article III of this Agreement or the Redemption (and including any Taxes triggered pursuant to the operation of Regulations Section 1.1502-13 or 1.1502-19, and, in each case any similar provision of state, local or non-U.S. Law), (ii) any Taxes resulting from the settlement (including cancelation or contribution to capital) of any intercompany debt or the repatriation of cash held in a non-U.S. jurisdiction, in each case either from the date of the Merger Agreement to the Effective Time or pursuant to this Agreement or the Merger Agreement, and (iii) any withholding Taxes imposed on a member of the Company Group in connection with the Redemption to the extent such withholding Tax is not satisfied through a withholding of purchase price in the Merger pursuant to Section 3.6 of the Merger Agreement, through withholding pursuant to Section 3.5 of this Agreement or from employees’ compensation through payroll; provided, that Separation or Redemption Taxes shall not include Taxes resulting from actions taken by or at the direction of Buyer or the Company on the Closing Date after the Effective Time.

Section 10.3 Transfer Taxes.  All sales, use, transfer, recordation, documentary, stamp or similar Taxes (“Transfer Taxes”) resulting from the Separation or the Redemption shall be borne by SpinCo. All Transfer Taxes resulting from the consummation of the Merger (other than from the Redemption) shall be borne by the Buyer or the Company. The Buyer, the Company, SpinCo and their Affiliates shall cooperate with each other in the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes.

Section 10.4 Tax Benefit Attributes.

(a) Carrybacks.  If a Tax Benefit Attribute arises in any taxable period beginning after the date of the Effective Time in respect of any Tax Return of SpinCo or any other member of the SpinCo Group, to the fullest extent permitted under applicable Tax Law, the SpinCo Consolidated Group, or the relevant member of the SpinCo Group, as applicable, shall waive the carryback of such Tax Benefit Attribute. In the event the carryback of such Tax Benefit Attribute cannot be waived, the Company shall pay to SpinCo an amount equal to any refund, credit or reduction in Tax recognized (at the time the same is recognized) by the Company Consolidated Group as of result of the carryback of such Tax Benefit Attribute.

(b) Carryforwards.  The Company shall notify SpinCo (i) as soon as practicable after the date of the Effective Time, of any consolidated carryover item that may be partially or totally allocable to a member of the SpinCo Group and carried over to a taxable period beginning after the date of the Effective Time and (ii) promptly of subsequent adjustments which may affect such carryover item.

(c) Use of Tax Benefit Attributes.  The Buyer, the Company and their Affiliates shall not make any election after the date of the Effective Time under Treasury Regulations under Section 1502 of the Code (or similar provisions under state, local or foreign Law) that would have the effect of reducing any Tax attributes of SpinCo or any of its Subsidiaries (or reattributing any such Tax attributes to the Buyer, the Company or any of their Subsidiaries), and the Buyer, the Company and their Affiliates shall consult with

SpinCo so as to ensure no such reduction in or reattributing of Tax attributes. The Company shall make an election under Treasury Regulation Section 1.1502-36(d)(6)(i) (or Section 362(e) of the Code or other similar provision of Law) with respect to SpinCo and members of the SpinCo Group, and no election under Section 336(e) or Section 338 of the Code shall be made with respect to the transactions contemplated by this Agreement or the Merger Agreement.

(d) Certain Deductions.  To the extent that, in the Company’s reasonable judgment, the total deductions of the Company Group resulting from the vesting of Company Restricted Shares and Company Restricted Stock Units in connection with the Merger is lower than $12.19 million, then promptly following receiving written notice of such determination from the Company, SpinCo shall pay to the Company an amount equal to (x) the shortfall between such total deductions available to the Company Group under such determination and $12.19 million multiplied by (y) 40%. If SpinCo disagrees with the Company’s determination under this Section 10.4(d), the parties shall work together in good faith to resolve such dispute. If the parties are unable to resolve such dispute within 30 days after the receipt of the Company’s determination, the dispute shall be resolved by the Accounting Firm. The determination of the Accounting Firm, shall be binding on Buyer, the Company, SpinCo and their Affiliates. The costs, fees and expenses of the Accounting Firm will be borne half by the Company and half by SpinCo.

(e) No Payments for Tax Benefit Attributes.  No member of a Group that utilizes a Tax Benefit Attribute of a member of the other Group shall be required to compensate or make any payment to such member of the other Group with respect to the utilization of such Tax Benefit Attribute except as provided in Section 10.4(a) or Section 10.4(d).

Section 10.5 Consistency in Filing Tax Returns.  On or after the date of the Effective Time, neither the Company nor SpinCo shall or shall permit any member of its Group to, make or change any accounting method, change its taxable year, amend any Tax Return or take any Tax position on any Tax Return, in each case with respect to a taxable year ending on or prior to the date of the Effective Time, except (i) as required by applicable Law or (ii) with the prior written consent of SpinCo, in the case of such a change, amendment, or position by the Company Group, or the Company, in the case of such a change, amendment or position by the SpinCo Group, which consent shall in each case not be unreasonably withheld or delayed. The Parties hereto agree to file, and to cause the other members of the Company Group and the SpinCo Group, as applicable, to file, all U.S. federal, state, local and foreign income Tax Returns in accordance with this Article X.

Section 10.6 Tax Characterization of Spinco Consideration.  The Spinco Consideration and the Spinco Consideration Equivalent Amount shall be treated for Tax purposes as part of the consideration paid in partial redemption of Company Common Stock, Cash-Out Options, Non-Cash-Out Options, Company Restricted Shares and Company Restricted Stock Units in the Merger pursuant to the Merger Agreement, and the Parties and their Affiliates shall file all Tax Returns and otherwise report consistently with such treatment unless otherwise required pursuant to a “final determination” as defined in Section 1313 of the Code.

Section 10.7 Refunds.  SpinCo shall have the right to (i) any Tax refunds of SpinCo Taxes for Pre-Closing Tax Periods and (ii) the refunds described in Schedule 10.7 to the extent received after the Merger, in each case including any interest thereon paid by a taxing authority. The Company shall promptly pay or cause to be paid to SpinCo any such refund to which SpinCo is entitled that is received by a member of the Company Group or the Buyer or any of its Affiliates (net of any reasonable out-of-pocket expense incurred in connection with such refund). The Company shall have the right to any Tax refunds of Taxes of the Company that are not SpinCo Taxes for Pre-Closing Tax Periods and any interest thereon paid by a taxing authority. SpinCo shall promptly pay or cause to be paid to the Company any such refund to which the Company is entitled that is received by a member of the SpinCo Group any of their Affiliates (net of any reasonable out-of-pocket expense incurred in connection with such refund).

Section 10.8 Information and Cooperation.

(a) SpinCo Tax Information.  SpinCo shall deliver (or cause to be delivered) to the Company, as soon as practicable upon the Company’s request, such information and data concerning the operations conducted before or as of the date of the Effective Time or in a Straddle Period by the SpinCo Group, and the members of the SpinCo Group shall make available such knowledgeable employees of the SpinCo Group as the Company may reasonably request, including providing the information and data required by the Company’s customary internal tax and accounting procedures, in order to enable the Company to complete and timely file all Tax Returns that the Company may be required to file with respect to the activities of any member of the SpinCo Group, to respond to audits by any taxing authorities with respect to such activities, to prosecute or defend any administrative or judicial proceeding and to otherwise enable the Company to satisfy its accounting and tax requirements. In addition, SpinCo shall make available to the Company SpinCo’s knowledgeable employees for such purpose during normal business hours on a mutually convenient basis. The Company shall reimburse SpinCo for reasonable out-of-pocket expenses incurred by SpinCo in connection with this Section 10.8(a).

(b) Company Tax Information.  The Company shall deliver, or cause to be delivered, to SpinCo, as soon as practicable after SpinCo’s request, such information and data in respect of SpinCo Separate Returns for Pre-Closing Tax Periods or information concerning any Tax Benefit Attributes that were allocated to a member of the SpinCo Group if such information is reasonably necessary for SpinCo to complete and timely file any Tax Returns that SpinCo may be required to file with respect to the activities of any member of the SpinCo Group, to respond to audits by any taxing authorities with respect to such activities, to prosecute or defend claims for Taxes in any administrative or judicial proceedings and to otherwise enable SpinCo to satisfy its accounting and tax requirements. In addition, the Company shall make available to SpinCo the Company’s knowledgeable employees for such purpose during normal business hours on a mutually convenient basis. SpinCo shall reimburse the Company for reasonable out-of-pocket expenses incurred by the Company in connection with this Section 10.8(b).

(c) Cooperation.  SpinCo, the Company, the Buyer and their Affiliates will cooperate fully and promptly, as and to the extent reasonably requested by any of the other parties and at the expense of the requesting party, in connection with any Tax matters relating to SpinCo and its Subsidiaries. Such cooperation and information will include retaining and providing copies of relevant Tax Returns or portions thereof that are reasonably relevant to any such Tax matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

Section 10.9 Contests.  SpinCo shall promptly forward any written notice of deficiency, claim or adjustment or any other written communication that any member of the SpinCo Group receives from a taxing authority to the Company if such notice or communication may relate to any Company Consolidated Return or any other matter for which the Company may be liable hereunder. The Company shall promptly forward any written notice of deficiency, claim or adjustment or any other written communication that any member of the Company Group receives from a taxing authority to SpinCo if such notice or communication may relate to a SpinCo Separate Return, a SpinCo Tax or any other matter for which SpinCo may be liable hereunder. The Company shall allow, and shall cause its Affiliates to allow, SpinCo to participate at its own expense in any Tax audit, examination or other claim or proceeding concerning a Company Consolidated Return or other Tax Return to the extent such Tax Return relates to any member of the SpinCo Group or SpinCo Taxes. The Company shall not settle such Tax audit, examination or other claim or proceeding without the prior written consent of SpinCo, which consent shall not be unreasonably withheld or delayed.

ARTICLE XI
FURTHER ASSURANCES

Section 11.1 Further Assurances.

(a) In addition to and without limiting the actions specifically provided in this Agreement, each of the Parties hereto shall use commercially efforts, prior to, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Closing Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements, including the assignment and transfer of the SpinCo Assets, the assignment and assumption of the SpinCo Liabilities and the other transactions contemplated hereby and thereby.

(c) From and after the Separation, if there is any asset that is used primarily in the OEM Solutions Business or the Symmetry Surgical Business that is critical to operate the other, in the manner in which it was operated immediately prior to the Separation, the parties shall work in good faith to make such asset or the benefit thereof available to the other pursuant to the Transition Services Agreement or another mutually agreeable arrangement on commercially reasonable terms negotiated in good faith.

Section 11.2 Savings Clause.  To the extent any assignment of any contract, agreement or other instrument pursuant to the terms of this Agreement would violate the terms of such contract, agreement or instrument, such assignment shall be voidable, and the Parties will endeavor in good faith to subcontract to each other the benefits contemplated by such assignment, and/or seek the consent to such assignment from the other party(ies) thereto, including entering into novation agreements as such other party(ies) may reasonably require. To the extent any assigned or novated contract, agreement or other instrument has a useful benefit to the ongoing business of the assignor of such contract, agreement or other instrument, the assignee thereof shall in good faith cooperate with the assignor in seeking to retain such benefit on a non-exclusive basis whether by subcontract or contact with (and if necessary negotiation with) the other party(ies) to such contract to retain such benefit by execution of a new or replacement contract, agreement or other instrument.

Section 11.3 Schedules.  The schedules referenced in this Agreement shall be updated prior to the Closing Date as may be reasonably required due to apparent error contained therein; provided, that Buyer shall have the right to review and consent to changes to the schedules with reasonable advance notice, such consent not to be unreasonably withheld.

ARTICLE XII
TERMINATION

Section 12.1 Termination.  Notwithstanding anything to the contrary herein, this Agreement (including ARTICLE V (Releases and Indemnification) hereof) may be terminated and the Spinoff Plan may be amended, modified or abandoned, in each case, at any time prior to the Closing Date by the Company; provided, that unless the Merger Agreement has been terminated in accordance with its terms prior to the Effective Time, any such termination, amendment, modification or abandonment shall require the prior written consent of Buyer in its sole discretion. In the event of such termination, no Party shall have any Liability to the other Party or any other Person. After the Closing Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

ARTICLE XIII
MISCELLANEOUS

Section 13.1 Counterparts; Entire Agreement.

(a) This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b) This Agreement, the Ancillary Agreements and the schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of this Agreement (including amendments hereto) shall control.

Section 13.2 Governing Law.  This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 13.3 Assignability.  The provisions of this Agreement, each Ancillary Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

Section 13.4 Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any Company Indemnitee or SpinCo Indemnitee in their respective capacities as such, and except for Buyer, which is an intended third party beneficiary hereof, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 13.5 Notices.  All notices, requests, claims, demands or other communications under this Agreement or any Ancillary Agreement will be in writing and will be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person; (b) when sent by email; provided, that receipt of the email is confirmed in writing (including by email); (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (d) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective parties at the following addresses:

If to the Company, to:

3034 Owen Dr.
Antioch, Tennessee 37013
Attention:  Chief Executive Officer
                General Counsel
Email:     tom.sullivan@symmetrymedical.com
                david.milne@symmetrymedical.com

with a copy (if prior to the Closing Date), which shall not constitute notice, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:  James T. Lidbury
Email:       James.Lidbury@ropesgray.com

with a copy (if after the Closing Date), which shall not constitute notice, to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention:  Craig Adas
Email:        craig.adas@weil.com

If to SpinCo, to:

3034 Owen Dr.
Antioch, Tennessee 37013
Attention:  Chief Executive Officer
                General Counsel
Email:       tom.sullivan@symmetrymedical.com
                david.milne@symmetrymedical.com

with a copy, which shall not constitute notice, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:  James T. Lidbury
Email:       James.Lidbury@ropesgray.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given by delivery of notice in accordance with this Section 13.5.

Section 13.6 Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 13.7 Publicity.  Prior to the Closing Date, each of SpinCo and the Company shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Merger or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto. From and after the Closing Date, neither the Company nor SpinCo (or any member of their respective Groups) shall issue any press release or otherwise make any public statements with respect to the Separation, the Merger or any of the other transactions contemplated hereby, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system

Section 13.8 Expenses.  Whether or not the Separation or the Merger is consummated, and except as specifically provided to the contrary in any Ancillary Agreement, all Third Party fees, costs and expenses paid or incurred in connection with the transactions contemplated by this Agreement will be paid by SpinCo.

Section 13.9 Headings; Interpretation.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement. When a reference is made in this Agreement to an Article, Section, or Schedule, such reference shall be to an Article, Section, or Schedule of this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” as used in this Agreement shall not be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns. All schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 13.10 Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement and subject to termination of this Agreement pursuant to Section 12.1, all covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Merger and remain in full force and effect in accordance with their applicable terms.

Section 13.11 Waivers of Default.  The failure of either Party to require strict performance by the other Party of any provision in this Agreement or any Ancillary Agreement will not waive or diminish such Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 13.12 Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article IX, and any provisional or temporary injunctive relief in accordance therewith, (b) an injunction, restraining order or other equitable relief in accordance with Section 6.7, and (c) enforcement of any award of an arbitral tribunal in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 13.13 Amendments.  This Agreement may be modified or amended by an agreement in writing signed by each of the Parties; provided, that unless the Merger Agreement has been terminated in accordance with its terms prior to the Effective Time, any such modification or amendment (including any amendment or modification to the Spinoff Plan or any other schedule hereto) shall require the prior written consent of Buyer in its sole discretion.

Section 13.14 Waiver of Jury Trial.  SUBJECT TO ARTICLE 9 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.14.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SYMMETRY MEDICAL INC.

By:	/s/ Thomas J. Sullivan Name: Thomas J. Sullivan Title: President and Chief Executive Officer

RACECAR SPINCO, INC.

By:	/s/ Thomas J. Sullivan Name: Thomas J. Sullivan Title: President

Annex B

Quality Agreement

QUALITY AGREEMENT

This QUALITY AGREEMENT (this “Agreement”), is entered into as of [           ], 2014 (the “Effective Date”) between Symmetry Medical Inc., a Delaware corporation (the “Company”), and Racecar SpinCo, Inc., a Delaware corporation (“SpinCo”). Company and SpinCo are referred to herein collectively as the “Parties,” and each individually as a “Party”.

WHEREAS, the Parties have entered into that certain Supply Agreement, dated as of [           ], 2014 (the “Supply Agreement”); and

WHEREAS, pursuant to the terms of the Supply Agreement, the Parties intend to supply to each other certain Products; and

WHEREAS, the Parties desire to enter into this Agreement in order to provide for the agreement of quality and regulatory issues related to the supply of Products under the Supply Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.0	DEFINITIONS. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Separation Agreement.
2.0	PURPOSE
2.1	This Agreement addresses the quality system requirements for the Products and is intended to ensure that the Products and all other products affected by the Product, if any, will be safe and effective, will have the proper identity, quality, purity, and potency, and will be in compliance with: (i) the Federal Food, Drug, and Cosmetic Act, as amended, 21 US.C. 321-394, (the “FD&C Act”); (ii) current good manufacturing practice requirements (“cGMP”) as set forth in the Food and Drug Administration (“FDA”) quality system (“QS”) regulations, as amended, 21 CFR 820.1, et seq. (“QS Regulations”); (iii) Directive 93/42/EEC concerning General Medical Devices (MDD) and, (iv) Receiving Party’s requirements and/or specifications (if any) (hereinafter collectively referred to as the “Product Specifications”).
2.2	In the event that quality issues not otherwise addressed in this Agreement arise during Product manufacture, quality evaluations, and/or performance of Supplying Party’s services, then Supplying Party agrees to implement mutually agreed upon continual improvement activities (including, without limitation, performance enhancements and corrective actions) that Receiving Party and Supplying Party mutually agree are necessary or appropriate to improve, assure, or otherwise maintain the quality of the Product, with neither Party’s agreement being unreasonably withheld, conditioned or delayed.
3.0	SCOPE AND EFFECT
3.1	Product Registration. Supplying Party shall be responsible for registering Supplying Party’s facilities with the appropriate Regulatory Agency or Agencies and for maintaining any such registrations and/or licenses in accordance with 21 CFR 807.20, 21 CFR 807.40 and Directive 93/42/EEC concerning General Medical Devices (MDD).
3.2	Regulatory Filings. The Party that is considered the legal manufacturer is responsible for maintaining and keeping readily available all documentation, correspondence and forms related to 510K, Pre-Market Approvals (“PMA”), and CE Marking.
3.3	The terms of this Agreement are intended to be consistent with and supplement the terms of any Supply Agreement. Notwithstanding the foregoing, in the event of any conflict between terms in this Agreement and any Supply Agreement or any purchase order, then the documents shall govern in this order: (i) the Supply Agreement; (ii) this Agreement; and, (iii) purchase order.

3.4	Duration of Agreement. This Agreement’s term is coterminous with the Supply Agreement in every respect (the “Term”), and shall at all times apply to the Product(s) provided by Supplying Party to Receiving Party under the Supply Agreement. Notwithstanding the foregoing, any section of this Agreement which has a predefined retention, survival or maintenance retention shall survive the termination of this Agreement for no less than five (5) years, at which time these obligations shall be reviewed in good faith for an extension of time if appropriate.
3.5	Responsibilities of the Parties. Appendix I sets forth the respective rights and obligations of the Receiving Party and Supplying Party hereunder.
4.0	COMMUNICATION AND DESIGNATION OF QUALITY REPRESENTATIVE
4.1	Each Party shall designate the appropriate person(s) from its respective quality unit (the “Quality Representative”) to be responsible for maintaining communication about quality assurance for the Product and this Agreement, including sending and receiving any notice(s) described or required herein.
4.2	Exhibit A: Specifications, Products and Materials, provides an initial and/or brief description of the Product(s).
5.0	SUPPLYING PARTY QUALITY MANAGEMENT SYSTEM REQUIREMENTS
5.1	The Supplying Party shall implement and maintain a quality management system in accordance with cGMP/QS requirements (21 CFR 820) and ISO 13485:2008: Medical devices-Quality management systems-requirements for regulatory purposes.
6.0	INTERNAL QUALITY SYSTEM AUDITS AND CORRECTIVE ACTION
6.1	Each Party will establish procedures for Quality System audits and conduct such audits to ensure that the Quality System is in compliance with the established Quality System requirements and to determine the effectiveness for the Quality System as set forth in 21 CFR 820.22 (Internal Audit).
6.2	Each party shall establish and maintain procedures for implementing corrective and preventive action as set forth in 21 CFR 820.100 (a) and to maintain such corrective and preventive action system in accordance with ISO 13485 8.5.2 (Corrective Action) and 8.5.3 (Preventive Action).
7.0	TRAINING AND EDUCATION
7.1	The Supplying Party shall determine the necessary education and training requirements for all employees, including temporary employees, entrusted with any work affecting quality to ensure that all personnel are trained to adequately perform their assigned responsibilities per 21 CFR 820.25 (b)(1)(2). Supplying Party shall keep records of training in accordance with record retention requirements identified in Appendix I.
8.0	DESIGN CONTROLS (see Appendix I)
8.1	Design Controls Generally. Supplying Party acknowledges and agrees that design and development planning is necessary and established to ensure that the design process for the Product is appropriately controlled and that Product Specifications and quality objectives are met.
8.2	Design Controls Developed By Receiving Party. Unless otherwise agreed to in a written document signed by the Parties and incorporated herein by reference, the Parties acknowledge and agree that Receiving Party is responsible for the design and development requirements for the Product in accordance with 21 CFR 820.30 and owns all design documents (including the design history file (DHF)) and specifications. Further, the Supplying Party shall be responsible for translating all design materials provided by Receiving Party and implement and perform the designated manufacturing activities in compliance with: (i) the procedures, drawings, requirements, and/or other design materials provided by Receiving Party; and, (ii) the requirements of the QS Regulations/cGMPs including, without limitation, the design transfer requirements set forth in 21 CFR 820.30(h).
9.0	PROCESS CONTROL (see Appendix I)
9.1	Production and Process Controls. Supplying Party shall develop, conduct, control, validate (where process results cannot be fully verified by inspection and testing) in accordance with 21 CFR 820.75 (Process Validation) and 820.70 (g) (Equipment Qualification) and conduct a documented risk analysis for the complete process of manufacturing (such as Process Failure Modes and Effects Analysis (“pFMEA”) or Control Plans, and monitor production processes to ensure that the Product conforms to Product Specifications.
9.2.	Supplying Party shall, more specifically, assure that production equipment and quality measurement equipment, including mechanical, electronic, automated, chemical, or other equipment, are: (i) suitable for the intended use; (ii) capable of producing valid results; (iii) operated by trained personnel; and, (iv) properly calibrated to the appropriate standard.
9.4	Equipment Controls. All equipment used to manufacture the Product shall be appropriately designed, constructed, placed, and installed to facilitate maintenance, adjustment, cleaning and use in accordance with QS Regulations, including, without limitation, 21 CFR 820.70(g).
9.4.1	Supplying Party shall establish and maintain written maintenance procedures and schedules and shall specifically document the performance of all maintenance activities.
9.4.2	Supplying Party shall conduct and document completion of periodic inspections and/or audits to ensure Supplying Party’s adherence to equipment maintenance procedures and schedules.
10.0	DOCUMENT CONTROLS AND RETENTION (see Appendix I)
10.1	Product Records.
10.1.1	Supplying Party shall possess and retain detailed written records of all Supplying Party activities relating to the Product, including but not limited to documents concerning the design, development, composition, manufacture, testing, quality, validation, traceability, remanufacture, packaging, labeling, inspection, and shipping activities relating to the Product (collectively referred to as the “Product Records”).
10.1.2	Product Records also include all documents required by this Agreement, the Supply Agreement and applicable QS Regulations/cGMPs, including, but not limited to, the compilation of documents comprising a design history file (“DHF”), device history record (“DHR”) and device master record (“DMR”) as those terms are defined in 21 CFR 820.3.
10.2	Document Controls. Supplying Party shall establish and maintain an up-to-date written document control system for controlling the Product Records in accordance with the requirements set forth in this Agreement, the Supply Agreement, and the document control provisions in the QS Regulations, including, without limitation, 21 CFR 820.40.
10.3	Document Changes. Supplying Party shall maintain records of changes to documents. Change records shall include a description of the change, identification of the affected documents, the signature of the approving individual(s), the approval date, and when the change becomes effective.
10.4	Record Retention. Supplying Party shall retain all Product Records for a period of time equivalent to the design and expected life of the Product or the medical device in which the Product is intended to be included. Notwithstanding the foregoing, Supplying Party shall not alter, destroy, or otherwise dispose of any Product Records without Receiving Party Corporation’s prior written authorization.

10.5	Access to Product Records. Supplying Party shall provide copies of any or all Product Records to Receiving Party within a reasonable period of time following the request.
11.0	CHANGE CONTROL (see Appendix I)
11.1	Significance of Change Control. Supplying Party acknowledges and agrees that changes to any process, system, or activity (including, without limitation, designs, specifications, procurement, Supplying Party’s raw materials, manufacturing, shipping, labeling, packaging, tests, testing methods, calibration standards, standard operating procedures, equipment, software, maintenance, contamination controls, quality systems, and documents containing the procedures and specifications for the Product) relating to the Product can impact the safety, identity, quality, effectiveness, purity and/or potency of the Product. Supplying Party further acknowledges and agrees that certain manufacturing changes may require regulatory filings and/or regulatory approval prior to implementing any such change.
11.2	Supplying Party’s Change Control System. Supplying Party shall establish and maintain an up-to-date change control system with written policies and procedures for identifying, addressing, documenting, and implementing changes to any specification, method, process, or procedure (from design to delivery) relating to the Product. Such changes shall be verified, or where appropriate validated according to 21 CFR 820.75, before implementation and these activities shall be documented. Any such changes shall be approved by appropriate personnel and in accordance with the document change procedures set forth in 21 CFR 820.40. Such changes shall be verified, or where appropriate validated according to 21 CFR 820.75, (Validation of processes for production and service provision), before implementation and these activities shall be documented. Such changes shall be approved by appropriate personnel and in accordance with the document change procedures set forth in 21 CFR 820.40.
11.3	Notice of Proposed Changes. In the event that Supplying Party identifies or is made aware of a potential change to any process, system, or activity relating to the Product, then Supplying Party shall promptly, and in no event later than three (3) business days after becoming aware of the potential change, notify Receiving Party of the proposed change using the current change request form (“SCR”). Each SCR shall, at a minimum, set forth a narrative description of the proposed change, identification of any documents affected by the proposed change, Supplying Party’s plan for addressing and implementing the proposed change, and when the proposed change would become effective.
11.4	Change Approval. Supplying Party shall not implement any changes to any process, system, or activity relating to the Product without prior written approval from an authorized member of Receiving Party’s quality assurance department. Supplying Party assumes all financial responsibility for changes made by Supplying Party without the required prior written approval from Receiving Party.
12.0	SUPPLYING PARTY’S PURCHASING AND ACCEPTANCE ACTIVITIES (see Appendix I)
12.1	Supplying Party’s Purchasing Controls. Supplying Party shall establish and maintain written requirements and procedures to ensure that all services or product(s) purchased or otherwise received by Supplying Party are acceptable for their intended use and conform to all Product Specifications.

13.0 MATERIAL USE, STORAGE, IDENTIFICATION AND TRACEABILITY (see Appendix I)

13.1	Storage of Materials. Supplying Party shall establish and maintain procedures for control of storage areas and stock rooms for product to prevent mix-ups, damage, deterioration, contamination, or other adverse effects pending distribution. Where Receiving Party provides raw material, Supplying Party shall maintain its traceability.
13.2	Identification. Supplying Party shall establish and maintain procedures for identifying product during all stages of receipt, production, distribution, and installation to prevent mixing of materials.

13.3	Traceability Controls. Supplying Party shall establish and maintain procedures to trace any material or component that relates to or is otherwise part of the Product via a unit, lot or batch control number in accordance with cGMPs/QS Regulations, including 21 CFR 820.65, and Product Specifications. Supplying Party shall document such traceability controls in order to facilitate corrective action.
14.0	LABELING AND PACKAGING (see Appendix I)
14.1	Labeling. The appearance and text of any labeling and packaging used in connection with the Product or any finished product containing or contained in the Product shall be identical to that utilized in the six (6) months prior to the Effective Date unless otherwise agreed to by the parties in good faith.
14.2	Packaging. The Party that is considered the legal manufacturer shall ensure that Product packaging is designed, validated, and constructed to protect the Product from alteration, contamination, mix-up, or damage during all processing, storage, handling and distribution activities. Bulk Product packaging is designed based on historical experience and/or accepted industry standards, relative to protecting the Product in transit. Supplying Party shall examine packaging related to the Product to assure that such containers and packaging: (i) are in accordance with Product Specifications; and, (ii) are not damaged or misbranded. Furthermore, Product shall be packed in such a way as to prevent the inadvertent mixing of multiple lots of parts.
16.0	PRODUCT RELEASE
16.1	Delivery Documentation. Supplying Party shall provide the following information with each delivery to Receiving Party:
•	Part Number;
•	Receiving Party PO Number
•	Lot Number
•	Quantity
•	Certificate of Analysis and/or Certificate of Conformance (see 18.1.3)
16.2	Certificate of Conformance. Supplying Party shall include with each shipment a Certificate of Conformance (“Certificate of Conformance”) stating the following:
•	Supplying Party Name
•	Receiving Party Part Name
•	Receiving Party Part # and Revision Level
•	Receiving Party Purchase Order #
•	Supplying Party Lot#
•	Quantity Shipped
•	Date Manufactured
17.0	COMPLAINT FILES
17.1	Complaint. The term “Complaint” means any indication of the failure of the Product to meet customer or user expectations for quality or to meet performance specifications, including, without limitation, any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of the Product after it is released for distribution.

17.2	Complaint Handling System. Supplying Party must establish and maintain written procedures for receiving, reviewing, and evaluating Complaints in accordance with cGMPs/QS Regulations, including 21 CFR 820.198.
17.3	Complaint Files. Supplying Party will maintain written records of Complaints in accordance with cGMPs/QS Regulations, including 21 CFR 820.198, that provide, at a minimum, written records of any investigation and the reasoning used by Supplying Party to determine whether an investigation is, or is not, necessary.
17.4	Notice. Supplying Party shall immediately notify Receiving Party in writing of any Complaint or Adverse Event involving the possible failure of the Product, including labeling or packaging, to meet any Product specifications. This Section shall survive Termination of the Agreement.
17.5	Complaint Investigation.
17.5.1	The Party that is considered the legal manufacturer is responsible for the initial assessment and, if appropriate, initial investigation of Complaints alleging an event that could be reportable to the FDA under FDA medical device reporting regulations, 21 CFR Part 803, as amended, and/or other Regulatory Agency as required.
17.5.2	Supplying Party Investigation. Notwithstanding the foregoing provision, Supplying Party will investigate Complaints if requested to do so by Receiving Party. Supplying Party will provide an investigation report to Receiving Party within ten (10) business days after Receiving Party’s request for a Supplying Party investigation. Supplying Party’s investigation shall be completed and documented in accordance with cGMPs/QS Regulations, including 21 CFR 820.198.
17.6	Medical Device Reporting. The Party that is considered the legal manufacturer shall be responsible for reporting to the relevant Regulatory Agency and/or FDA all Complaints and Adverse Events relating to the Product that are required to be reported under FDA medical device reporting regulations, 21 CFR Part 803, as amended.
18.0	QUALITY & MANUFACTURING AUDIT
18.1	Quality Audit. The term “Quality Audit” and “Manufacturing Audit” means an on-site systematic, independent, and documented examination of Supplying Party’s quality and process systems to determine whether Supplying Party is in compliance with quality and process system procedures, that the procedures are implemented effectively, that adequate controls are in-place, that the procedures are suitable to achieving quality objectives and product requirements, and that the systems are in accordance with applicable cGMPs/QS Regulations.
18.2	Quality Audit Procedure. Supplying Party shall provide Receiving Party with access to Supplying Party’s facilities, Product Records, and/or operations to conduct the Quality Audit during normal business hours and in a manner, as reasonably practicable under the circumstances, not to interfere with Supplying Party’s normal and ordinary operations. Receiving Party’s representative(s) or agent(s) conducting a Quality Audit will be qualified to conduct such audits, shall comply with Supplying Party’s safety and security rules, and will execute a commercially reasonable confidentiality agreement respecting the information obtained during the Manufacturing Audit. Each Party’s respective Quality Representative shall work together to coordinate and effectuate the Quality Audit; provided, however, that Supplying Party shall not in any manner unreasonably delay, condition, or otherwise interfere with Receiving Party’s right to conduct the Quality Audit.
18.3	Corrective Action Plan.
18.3.1	In the event that a Quality Audit finds or identifies any condition(s) that are not in compliance with this Agreement, Product Specifications, or cGMPs/QS Regulations (hereinafter a “Finding”), and are not cured within thirty (30) days of written notice from Receiving Party to Supplying Party, then: (i) Supplying Party may be placed on a no future business or restricted procurement status with Receiving Party; and, (ii) Supplying Party shall be responsible to provide Receiving Party with a written corrective action plan within thirty (30) business days thereafter.
The corrective action plan shall, at a minimum, set forth a narrative description detailing Supplying Party’s steps for addressing each Finding and implementing proposed containment, corrective and as applicable-preventive actions, and when such corrective and preventive actions would be implemented.
18.3.2	In the event that Supplying Party fails to provide an acceptable corrective and preventive action plan to Receiving Party within the requisite thirty (30) business day period, then Supplying Party shall remain on no future business or restricted procurement with Receiving Party.
19.0	REGULATORY INSPECTION
19.1	Regulatory Agency. The term “Regulatory Agency” means any local, state, regional, U.S. federal, or non-U.S., governmental or regulatory agency, relevant Competent Authority including, without limitation, the FDA.
19.2	Supplying Party Registration. Supplying Party shall be responsible for registering Supplying Party’s operations and/or facilities with the appropriate Regulatory Agency (ies) and for maintaining any such respective registrations and/or licenses. Supplying Party shall maintain, and keep readily available, all documentation and forms relating to such registrations and/or licenses.
19.3	Regulatory Communications. Supplying Party will notify Receiving Party within five (5) business days of Supplying Party’s receipt of any warning letter, untitled letter, or any observations from a Regulatory Agency (e.g. Form FDA-483) that identify or impact the Product and/or Receiving Party.
19.4	Cooperation. To the extent that any inspection or action by a Regulatory Agency directly affects the Product and/or Receiving Party, Supplying Party agrees to cooperate and confer with Receiving Party prior to Supplying Party submitting any response to a Regulatory Agency. Supplying Party further agrees to obtain Receiving Party’s consent, which will not be unreasonably withheld or delayed, before Supplying Party makes any commitment to a Regulatory Agency that would affect the Product and/or Receiving Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF, the Parties enter into this Agreement and sign below to indicate their review, acceptance, and agreement to the terms and conditions set forth herein.

Symmetry Medical Inc.

By:	Name: Thomas J. Sullivan Title: President and Chief Executive Officer

Racecar SpinCo, Inc.

By:	Name: Thomas J. Sullivan Title: President and Chief Executive Officer

[Signature Page to Quality Agreement]

Annex C

Shared IP Cross License Agreement

SHARED IP CROSS

LICENSE AGREEMENT

SHARED IP CROSS LICENSE AGREEMENT

THIS SHARED IP CROSS LICENSE AGREEMENT (the “Agreement”), dated as of [           ], 2014 (the “Effective Date”), is made and entered into by and between Symmetry Medical Inc., a Delaware Corporation (the “Company”); and Racecar Spinco, Inc., a Delaware Corporation and a wholly owned Subsidiary of the Company (“SpinCo”). Company and SpinCo are referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and SpinCo have entered into the Separation Agreement, pursuant to which, among other things, the Company shall effect a separation of the OEM Solutions Business (which shall remain with the Company) and the Symmetry Surgical Business (which shall be conveyed to and vest in SpinCo) through a distribution of all of the shares of SpinCo Common Stock to the Company’s stockholders without consideration on a pro rata basis and the assignment of certain assets to SpinCo (the “Distribution”);

WHEREAS, SpinCo currently owns all of the SpinCo Owned Shared IP, including the SpinCo Owned Shared IP identified on Schedule A hereto, and the Company has retained, among other things, the Company Owned Shared IP, including the Company Owned Shared IP identified on Schedule B hereto; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, the Parties have agreed to enter into a cross license agreement whereby the Company would grant to SpinCo certain licenses under the Company Owned Shared IP and SpinCo would grant to the Company certain licenses under the SpinCo Owned Shared IP, each in accordance with the terms and conditions of this Agreement.

NOW, THEREFOR, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement and terms defined elsewhere in this Agreement shall have the meanings ascribed to them at the location of their definition indicated below. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in the Separation Agreement entered into by the Parties as of August 4, 2014 (the “Separation Agreement”).

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including a Subsidiary (as defined below). As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership or voting securities or other interests, by contract or otherwise; provided, that control based solely on the basis of ownership of voting securities or other interests shall be deemed to exist only if such ownership is in excess of twenty percent (20%) of the ten outstanding shares of common stock or the combined voting power of such Person.

“Change of Control” means, with respect to a person or entity, a completed transaction involving such person or entity where any of the following occurs upon closing of the transaction: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of such person or entity normally entitled to vote in elections of directors; (b) such person or entity consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such person or entity, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the total outstanding shares of such person or entity preceding such consolidation or merger; or (c) such person or entity conveys, transfers or leases all or substantially all of its assets.

“Company Exclusive Field” means making, having made, using, selling, offering for sale, importing, exporting or marketing Products on a contract manufacturing basis for Third Party medical device companies, in each case where such Products are sold, either directly or through an Orthopedic Distributor, to a Third Party medical device company for resale as a Complimentary Offering. With respect to products used or approved for use as arthroscopy instruments, “Company Exclusive Field” includes Products directly or indirectly sold or otherwise provided to Designated OEM Customers.

“Company Exclusive Period” means (a) the term of this Agreement with respect to SpinCo Owned Shared IP that is Registered Intellectual Property and (b) a period of ten (10) years commencing on the Effective Date with respect to all other SpinCo Owned Shared IP.

“Company Owned Shared IP” means Company Owned Shared Technology and Company Owned Shared Trademarks.

“Company Owned Shared Technology” means Intellectual Property and Software, excluding Trademarks, that (a) is set forth on Schedule B hereto (including, in the case of Patents set forth on such schedule, any Patents that claim priority to or share common priority with any such Patents, and all foreign counterparts of any of the foregoing), or (b) as of the Effective Date, is owned by the Company and has been used or held for use in connection with both the Symmetry Surgical Business and the OEM Solutions Business prior to the Distribution.

“Company Owned Shared Trademarks” means those Trademarks that (a) are set forth on Schedule B hereto, or (b) as of the Effective Date, are owned by the Company and were used or held for use in connection with both the Symmetry Surgical Business and the OEM Solutions Business prior to the Distribution.

“Complimentary Offering” means a product kit or product combination sold by a Third Party that contains one or more Products sold by the Company to such Third Party where the products other than such Products in such product kit or product combination represent a substantial portion of the cost or value of the total product kit or product combination sold by such Third Party. For example, a sterilization case shall be a Complimentary Offering when a Third Party medical device company or Orthopedic Distributor uses a sterilization case to carry and deliver such Third Party’s branded surgical instruments or implants to a healthcare service provider.

“Designated OEM Customers” means the companies listed on Schedule D, as such schedule may be amended pursuant to Section 2.1(c)(iii).

“Designated SpinCo Competitors” means Aesculap, a division of B. Braun Melsungen AG; V. Mueller, a division of Carefusion Corporation; Jarit, the instruments division of Integra LifeSciences Corporation; STERIS Corporation and its Subsidiaries; Hill-Rom Holdings, Inc. and its Subsidiaries; and each of their present and future Affiliates (other than a future parent company and its Affiliates that become Affiliates of one of the foregoing business as a result of a Change of Control transaction, in which case Section 2.1(d) (Designated SpinCo Competitors) will apply).

“DHF” means a design history file for a product, including the compilation of records containing the complete production history of such product.

“Distribution” has the meaning set forth in the recitals.

“General Surgical Instrument Company” means a company or distributor that is not an Orthopedic Distributor that itself, or in a division or business unit, (a) develops, manufactures or sells medical devices and instruments used in surgical procedures but (b) does not derive a substantial portion of such company’s, distributor’s, business unit’s or division’s revenue, profits or aggregate unit sales volume from the development, marketing or sale of medical devices intended as an implant or intended for use in supporting or sustaining human life.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (a) Patents (b) Trademarks, (c) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) rights in Software, (g) trade secrets and all other information, know-how, DHFs, inventions, improvements, processes, formulae, models and methodologies, (h) rights to personal information, (i) internet domain names, social media accounts, telephone numbers and internet protocol addresses, (j) applications and registrations for the foregoing, and (k) rights and remedies with respect to past, present and future infringement, misappropriation, or other violation of any of the foregoing.

“Licensed Cases and Trays” means the sterilization cases or trays known as Flashpack, Quadlock and Ultra (or any substantially similar cases or trays however named).

“Licensed Product” means (a) any Product of the Company that but for the licenses granted in this Agreement would infringe any SpinCo Owned Shared Technology, or that is made, used or sold through the use of any SpinCo Owned Shared Technology, or that bears any SpinCo Owned Shared Trademark, and (b) any Product of SpinCo that but for the licenses granted in this Agreement would infringe any Company Owned Shared Technology, or that is made, used or sold through the use of any Company Owned Shared Technology, or that bears any Company Owned Shared Trademark.

“OEM Solutions Business” means the business related to third party contract manufacturing, as described in the audited statements of income, equity and cash flows of the OEM Solutions Business financial reporting segment as of December 29, 2012 and December 28, 2013, which are attached to the Separation Agreement as Schedule 1.1(a).

“Orthopedic Distributor” means a company that, as its primary business, purchases (from more than one Third Party medical device manufacturer) and distributes (to more than one hospital, physician’s office, ambulatory care center, surgical center or other healthcare service provider), orthopedic implants, and surgical instrumentation and sterilization cases used as accessories to such orthopedic implants.

“Patents” means patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.

“Products” means medical devices, medical instruments, sterilization cases or trays.

“Registered Intellectual Property” means all Patents, registered Trademarks and applications to register Trademarks, registered copyrights and applications to register copyrights, and domain names.

“Shared DHFs” has the meaning set forth in Section 2.4.

“Shared Intellectual Property” means Company Owned Shared IP and SpinCo Owned Shared IP.

“Shared Registered IP” has the meaning set forth in Section 4.2.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation related to any of the foregoing.

“SpinCo Exclusive Field” means making, having made, using, selling, offering for sale, importing, exporting or marketing Products either (a) for sale, lease or distribution to hospitals, physician’s offices, ambulatory care centers, surgical centers, or other healthcare service providers or to any distributor or other Third Party (other than Orthopedic Distributors or Designated OEM Customers) who in turn sells, leases or distributes the Products to hospitals, physician’s offices, ambulatory care centers, surgical centers or other healthcare service providers, or (b) with respect to the Licensed Cases and Trays only, for sale to any Third Party for resale by such Third Party as a Stand-Alone Offering. With respect to products used or approved for use as arthroscopy instruments, the SpinCo Exclusive Field includes Products sold or otherwise provided to General Surgical Instrument Companies or the Designated SpinCo Competitors.

“SpinCo Exclusive Period” means (a) the term of this Agreement with respect to Company Owned Shared IP that is Registered Intellectual Property and (b) a period of ten (10) years commencing on the Effective Date with respect to all other Company Owned Shared IP.

“SpinCo Owned Shared IP” means SpinCo Owned Shared Technology and SpinCo Owned Shared Trademarks.

“SpinCo Owned Shared Technology” means Intellectual Property and Software, excluding Trademarks, that (a) is set forth on Schedule A hereto (including, in the case of Patents set forth on such schedule, any Patents that claim priority to or share common priority with any such Patents, and all foreign counterparts of any of the foregoing), or (b) as of the Effective Date, is owned by the Company and has been used or held for use in connection with both the Symmetry Surgical Business and the OEM Solutions Business prior to the Distribution.

“SpinCo Owned Shared Trademarks” means those Trademarks, that (a) are set forth on Schedule A hereto, or (b) as of the Effective Date, are owned by SpinCo and have been used or held for use in connection with both the Symmetry Surgical Business and the OEM Solutions Business prior to the Distribution.

“Stand-Alone Offering” means the sale of a Product as a stand-alone product or otherwise in a manner that is not a Complimentary Offering.

“Symmetry Surgical Business” has the meaning set forth in the Separation Agreement.

“Third Party” means a person or entity other than SpinCo or the Company or their Affiliates.

“Trademarks” means all rights with respect to trademarks and services marks, all registrations thereof and applications therefor and all goodwill associated therewith.

ARTICLE II
LICENSES

Section 2.1. License Grants.

(a) License Grants to SpinCo.

(i) Technology.  Subject to the terms and conditions in this Agreement, the Company hereby grants and agrees to grant to SpinCo a worldwide, fully paid-up, royalty-free, non-transferable (except as set forth in Section 10.1), perpetual, irrevocable (except as set forth in Section 9.3) license under the Company Owned Shared Technology, with the right to grant sublicenses in accordance with Section 2.2, to make, have made, use, sell, offer for sale, import and export all products and services and otherwise practice, reproduce, distribute, make derivative works of, display, perform, and otherwise exploit the Company Owned Shared Technology, in all fields of use excluding the Company Exclusive Field. The foregoing license will be (1) exclusive (even as to the Company) in the SpinCo Exclusive Field (A) for the term of this Agreement with respect to all Company Owned Shared Technology that is Registered Intellectual Property and (B) for a period of (10) years with respect to all Company Owned Shared Technology that is not Registered Intellectual Property and (2) otherwise non-exclusive.

(ii) Trademarks.  Subject to the terms and conditions in this Agreement, the Company hereby grants and agrees to grant to SpinCo a worldwide, fully paid-up, royalty-free, non-transferable (except as set forth in Section 10.1), perpetual license, with the right to grant sublicenses in accordance with Section 2.2, to use and display the Company Owned Shared Trademarks, in all fields of use excluding the Company Exclusive Field. The foregoing license will be exclusive (even as to the Company) in the SpinCo Exclusive Field.

(b) License Grants to Company.

(i) Technology.  Subject to the terms and conditions in this Agreement and the Separation Agreement, SpinCo hereby grants and agrees to grant to the Company a worldwide, fully paid-up, royalty-free, non-transferable (except as set forth in Section 10.1), perpetual, irrevocable (except as set forth in Section 9.3) license under the SpinCo Owned Shared Technology, with the right to grant sublicenses in accordance with Section 2.2, to make, have made, use, sell, offer for sale, import and export all products and services and otherwise practice, reproduce, distribute, make derivative works of, display, perform, and otherwise exploit the SpinCo Owned Shared Technology, in all fields of use excluding the SpinCo Exclusive Field. The foregoing license will be (1) exclusive (even as to SpinCo) in the Company Exclusive Field (A) for the term of this Agreement with respect to all SpinCo Owned Shared Technology that is Registered Intellectual Property and (B) for a period of (10) years with respect to all Company Owned Shared Technology that is not Registered Intellectual Property and (2) otherwise non-exclusive.

(ii) Trademarks.  Subject to the terms and conditions in this Agreement, SpinCo hereby grants and agrees to grant to the Company a worldwide, fully paid-up, royalty-free, non-transferable (except as set forth in Section 10.1), perpetual license, with the right to grant sublicenses in accordance with Section 2.2, to use and display the SpinCo Owned Shared Trademarks in all fields of use excluding the SpinCo Exclusive Field. The foregoing license will be exclusive (even as to SpinCo) in the Company Exclusive Field.

(c) Schedule Updates.

(i) SpinCo Owned Shared IP.  If at any time following the Effective Date, either Party determines Registered Intellectual Property that constitutes SpinCo Owned Shared IP was omitted from Schedule A, then the Parties will update Schedule A to add such additional SpinCo Owned Shared IP. For clarity, all SpinCo Owned Shared IP will be licensed to the Company pursuant to the license grants in Section 2.1(b) regardless of whether it is set forth on Schedule A.

(ii) Company Owned Shared IP.  If at any time following the Effective Date, either Party determines Registered Intellectual Property that constitutes Company Owned Shared IP was omitted from Schedule B, then the Parties will update Schedule B to add such additional Company Owned Shared IP. For clarity, all Company Owned Shared IP will be licensed to SpinCo pursuant to the license grants in Section 2.1(a) regardless of whether it is set forth on Schedule B.

(iii) Designated OEM Customers.  In the event a Designated OEM Customer undergoes a Change of Control, such company shall automatically cease to be a Designated OEM Customer and shall be deemed to be removed from the list of Designated OEM Customers sixty (60) days following the effective date of such Change in Control. The Company may at any time request that SpinCo agree to add a new OEM customer to Schedule D as a Designated OEM Customer if it believes it is a similar type of customer as the ones that appeared on Schedule D as of the Effective Date. The Company shall submit such request to SpinCo in writing explaining its reasoning for such request, which request may be submitted by email at tom.sullivan@symmetrymedical.com, with a copy to david.milne@symmetrymedical.com, or such other email addresses as are provided by SpinCo to the Company. SpinCo shall consider such request in good faith and may provide its response by email at rrutledge@gencap.com, with a copy to craig.adas@weil.com, or such other email addresses as are provided by the Company to SpinCo. SpinCo may respond to the Company’s request with a request for an extension of time, provided that such extension shall not exceed fifteen (15) days. If SpinCo does not respond to the Company’s request within thirty (30) days of such request (or within forty-five (45) days if an extension of time has been requested pursuant to the foregoing sentence), or if SpinCo states that the party identified by the Company should not, in SpinCo’s good faith, reasonable judgment, be a Designated OEM Customer, such party shall not be a Designated OEM Customer for the purposes of this Agreement. If SpinCo states that the company identified by the Company is, in SpinCo’s good faith, reasonable judgment of a nature that it would be appropriate to make it a Designated OEM Customer, then such party shall be a Designated SpinCo Competitor for the purposes of this Agreement and the Parties will update Schedule D to add such company.

(d) Designated SpinCo Competitors.  If a Designated SpinCo Competitor undergoes a Change of Control through which it is acquired by a then-current customer of the Company, then upon the Company’s request, the Parties shall meet and confer to determine the terms on which the Company may continue to sell Licensed Products to the new parent company of such Designated SpinCo Competitor following such Change of Control, which terms shall include reasonable mechanisms to ensure that the Company does not sell Licensed Products to the business of such Designated SpinCo Competitor following such Change of Control, or any other business of such acquiring company that competes with SpinCo with respect to the sale of Licensed Products.

(e) General Surgical Instrument Companies.  The Company may at any time request that SpinCo provide a statement as to whether SpinCo reasonably believes, in its good faith judgment, that a company not specified as a Designated SpinCo Competitor is a General Surgical Instrument Company. The Company shall submit such request to SpinCo in writing, which request may be submitted by email at tom.sullivan@symmetrymedical.com with a copy to david.milne@symmetrymedical.com, or such other email addresses as are provided by SpinCo to the Company. SpinCo shall consider such request in good faith and may provide its response by email at tom.sullivan@symmetrymedical.com, with a copy to david.milne@symmetrymedical.com, or such other email addresses as are provided by the Company to SpinCo. SpinCo may respond to the Company’s request with a request for an extension of time, provided that such extension shall not exceed two (2) additional business days. If SpinCo does not respond to the Company’s request within three (3) business days of such request (or within five (5) business days if an extension of time has been requested pursuant to the foregoing sentence), or if SpinCo states that the party identified by the Company is not, in SpinCo’s good faith, reasonable judgment a General Surgical Instrument Company, such party shall be deemed to be excluded from the definition of General Surgical Instrument Company until and unless such party undergoes a Change of Control. If SpinCo states that the party identified by the Company is, in SpinCo’s good faith, reasonable judgment a General Surgical Instrument Company, such party shall be a Designated SpinCo Competitor for the purposes of this Agreement until and unless such party undergoes a Change of Control, in which case the process described in this paragraph shall be repeated with respect to such combined company.

(f) Licensed Cases or Trays.

(i) Subject to its rights in respect of the Depuy Companies in Section 2.1(f)(ii), the Company will not intentionally sell Licensed Cases and Trays to a Third Party for resale by such Third Party as a Stand-Alone Offering. SpinCo acknowledges that Company will not be required to actively monitor how its customers use such Licensed Cases and Trays. However, if SpinCo becomes aware that the Company has sold any Licensed Cases and Trays to a Third Party who resold (or is offering for sale) such Licensed Cases and Tray as a Stand-Alone Offering, then SpinCo may notify the Company of such sale (such notice a “Exclusivity Notice”), which notice shall include reasonable substantiation evidencing that such Third Party has resold (or is offering for sale) such Licensed Cases and Trays as a Stand-Alone Offering. No later than sixty (60) days after SpinCo provides such Exclusivity Notice (such period, the “Cure Period”), the Company shall cease making such sales of such Licensed Cases and Trays to such Third Party for the duration of the SpinCo Exclusive Period, and at SpinCo’s request, the Company shall certify in writing to SpinCo that it has done so. The Company’s cessation of the sale of such Licensed Cases and Trays to such Third Party within the Cure Period will be SpinCo’s sole and exclusive remedy for any unintentional sale by the Company of Licensed Cases and Trays to such Third Party for resale by such Third Party as a Stand-Alone Offering.

(ii) Notwithstanding clause 2.1(f)(i) above, if a Designated OEM Customer is reselling Licensed Cases and Trays as a Stand Alone Offering, then the Company may request during the Cure Period that it pay SpinCo a royalty on such sales to such Designated OEM Customer rather than ceasing to sell such Licensed Cases and Trays to such Designated OEM Customer. If the Company makes such a request during the Cure Period, the Parties shall negotiate in good faith and agree upon a commercially reasonable royalty rate, which the Company shall pay to SpinCo on its sales of Licensed Cases and Trays to such Designated OEM Customer to compensate SpinCo for the violation of the SpinCo Exclusive Field. In such event, the mutually-agreed royalty paid to SpinCo with respect to the Company’s sales of Licensed Cases and Trays to such Designated OEM Customer will be SpinCo’s sole and exclusive remedy for such sales of Licensed Cases and Trays to such Designated OEM Customer. Notwithstanding the foregoing, the Company may continue to sell “QuadLock” Licensed Cases and Trays to the DePuy Companies (a Designated OEM Customer) without being required to pay any royalty under this Agreement with respect to such sales.

(iii) In the event that the Company disputes whether any purchaser of such Licensed Case or Tray is reselling such tray or case as a Stand-Alone Offering, then the Company may invoke the dispute resolution procedures set forth in Article IX of the Separation Agreement to resolve such dispute. If, following arbitration in accordance with such procedures, the arbitrator(s) determine that such Third Party did resell such Licensed Cases and Trays as a Stand Alone Offering, then the Company will immediately cease selling such Licensed Cases and Trays to such Third Party and SpinCo will be entitled to collect its damages incurred as a result of such sales occurring from the end of the Cure Period through the date such sales ceased.

Section 2.2. Sublicenses.  Each Party may sublicense the licenses granted to it in Section 2.1 through multiple tiers without the consent of the other Party; provided, however, that all sublicense agreements must be consistent with this Agreement. Each Party shall remain the primary obligor under this Agreement and shall be responsible for all acts or omissions of any sublicensee as if such actions were performed by such Party.

Section 2.3. Limitation of Rights.

(a) SpinCo acknowledges that the Company owns the Company Owned Shared IP, and except as expressly stated in this Agreement no other rights or licenses, express or implied, are granted by the Company to SpinCo under this Agreement with respect to any Intellectual Property owned or controlled by the Company. All use of the Company Owned Shared Trademarks by SpinCo, and all goodwill associated with such use, shall inure to the benefit of the Company.

(b) The Company acknowledges that SpinCo owns the SpinCo Owned Shared IP, and except as expressly stated in this Agreement no other rights or licenses, express or implied, are granted by SpinCo to the Company under this Agreement with respect to any Intellectual Property owned or controlled by the SpinCo. All use of the SpinCo Owned Shared Trademarks by the Company, and all goodwill associated with such use, shall inure to the benefit of SpinCo.

(c) Neither Party shall use or disclose the Intellectual Property licensed to it under this Agreement other than as expressly licensed to it in this ARTICLE II or in the Supply Agreement dated as of the Effective Date between the Parties.

Section 2.4. Design History Files.  Schedule C identifies (a) the design history files (“DHFs”) owned by SpinCo and used by the Company and (b) the DHFs owned by the Company and used by SpinCo ((a) and (b) together, the “Shared DHFs”); and (c) the Party responsible for having physical possession of and maintaining such Shared DHFs (the “Holding Party”). Company hereby grants to SpinCo a right to cross reference the Shared DHFs owned or controlled by Company or for which Company is the Holding Party. SpinCo hereby grants to Company a right to cross reference the Shared DHFs owned or controlled by SpinCo or for which SpinCo is the Holding Party.

(a) The Holding Party shall maintain the DHF(s) (i) in compliance with all applicable laws, and (ii) such that no Shared DHF, and none of the Holding Party’s activities with respect to the maintenance, updating, storing or handling of any Shared DHF, would be reasonably likely to trigger an FDA Form 483, warning letter or similar claim, action, audit or investigation if such Shared DHF were reviewed by the FDA or any other governmental or regulatory authority.

(b) From time to time, upon the non-Holding Party’s reasonable request, the Holding Party shall provide the non-Holding Party the right to review the Shared DHFs maintained by the Holding Party.

(c) Promptly after receiving the non-Holding Party’s written request, and in no event later than thirty (30) days after the date of such request, the Holding Party shall provide the non-Holding Party with a true, correct and complete copy of any requested Shared DHF maintained by such Holding Party.

(d) During the Term, the Holding Party shall make all changes to the Shared DHFs maintained by such Holding Party as are reasonably requested by the other Party. All such changes shall be made at no expense to the non-Holding Party, provided, however, that if the non-Holding Party requests substantial changes to a Shared DHF maintained by the Holding Party, the Holding Party and the non-Holding Party shall negotiate in good faith to determine the costs to be paid by the non-Holding Party to the Holding Party for making such changes to the applicable Shared DHF, which costs shall not exceed commercially reasonable costs.

(e) If at any time following the Effective Date, either Party determines that any Shared DHFs were omitted from Schedule C, then the Parties will update Schedule C to add such additional Shared DHFs. For clarity, all Shared DHFs shall be subject to the terms of this Section 2.4 regardless of whether it is set forth on Schedule C.

Section 2.5. Trademark Quality Control.

(a) SpinCo shall cause the quality of its products and services bearing the Company Owned Shared Trademarks to be of a standard consistent with the quality associated with the products and services that bore such Company Owned Shared Trademarks prior to the Effective Date, and in any case consistent with all applicable laws. SpinCo will use commercially reasonable efforts to cause its use of the Company Owned Shared Trademarks to be in accordance with any commercially reasonable and customary written style guidelines provided by the Company from time to time.

(b) Company shall cause the quality of its products and services bearing the SpinCo Owned Shared Trademarks to be of a standard consistent with the quality associated with the products and services that bore such SpinCo Owned Shared Trademarks prior to the Effective Date, and in any case consistent with all applicable laws. Company will use commercially reasonable efforts to cause its use of the Company Owned Shared Trademarks to be in accordance with any commercially reasonable and customary written style guidelines provided by the SpinCo from time to time.

(c) In the event that either Party materially breaches this Section 2.4 and fails to cure such breach within 90 days of receiving notice of such breach from the non-breaching Party, the non-breaching Party may terminate the Trademark license granted to the breaching Party pursuant to Section 2.1 by providing written notice of termination to the breaching Party.

Section 2.6. Affiliates.  Each Party acknowledges and accepts that the other Party may exercise its rights, perform its obligations, and pursue its remedies under this Agreement either directly or through one or more of its Affiliates. A Party’s Affiliates will have the benefit of all rights (including all licenses) and remedies of such Party under this Agreement. Accordingly, in this Agreement “SpinCo” will be interpreted to mean “SpinCo and/or its Affiliates” and “Company” will be interpreted to mean “Company and/or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights and remedies provided to such Party in this Agreement; provided, however, that in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates.

ARTICLE III
IMPROVEMENTS

(a) As between the Parties, SpinCo shall retain ownership of any improvements, modifications or derivative works of, or resulting from, any SpinCo Owned Shared IP or Company Owned Shared IP (“Improvements”) made by or on behalf of SpinCo or its Affiliates (“SpinCo Improvements”), or any other Intellectual Property or Intellectual Property rights developed or acquired by SpinCo or its Affiliates after the Effective Date (together with SpinCo Improvements, “New SpinCo Intellectual Property”). It is expressly understood and agreed that no rights or licenses, express or implied, are granted by SpinCo to the Company under this Agreement in or to any New SpinCo Intellectual Property.

(b) As between the Parties, the Company shall retain ownership of any Improvements made by or on behalf of the Company or its Affiliates (“Company Improvements”), or any other Intellectual Property or Intellectual Property rights developed or acquired by the Company or its Affiliates after the Effective Date (together with Company Improvements, “New Company Intellectual Property”). It is expressly understood and agreed that no rights or licenses, express or implied, are granted by the Company to SpinCo under this Agreement in or to any New SpinCo Intellectual Property.

(c) Neither Party shall have any obligation to disclose to, or provide, the other Party with any Improvement or embodiment thereof. Any decision to apply for a patent or other protection on any Improvement shall be at the sole discretion and expense of the Party that owns such Improvement.

ARTICLE IV
PROSECUTION AND MAINTENANCE

Section 4.1. Control.

(a) Subject to Section 4.4 (Abandoned IP), SpinCo shall have the exclusive right, but not the obligation, using counsel of its own choosing, to obtain, prosecute (including carrying out any interferences, reissue proceedings and re-examinations), and maintain throughout the world, any Registered Intellectual Property that is SpinCo Owned Shared IP. Subject to Section 4.4 below, SpinCo is referred to in this Agreement as the “Prosecuting Party” with respect to the foregoing Intellectual Property.

(b) Subject to Section 4.4 (Abandoned IP), the Company shall have the exclusive right, but not the obligation, using counsel of its own choosing, to obtain, prosecute (including carrying out any interferences, reissue proceedings and re-examinations), and maintain throughout the world, any Registered Intellectual Property that is Company Owned Shared IP. Subject to Section 4.4 below, the Company is referred to in this Agreement as the “Prosecuting Party” with respect to the foregoing Intellectual Property.

Section 4.2. Cost Allocation.

(a) The Parties shall share all reasonable expenses incurred by the Prosecuting Party in connection with obtaining, prosecuting (including carrying out any interferences, reissue proceedings and re-examinations) and maintaining (the “Maintenance Costs”) any Shared Intellectual Property that is Registered Intellectual Property (“Shared Registered IP”), in each case as follows: (a) with respect to Shared Registered IP directly related to arthroscopy products (“Arthroscopy”), the Company shall pay 72% of Maintenance Costs and SpinCo shall pay 28% of all Maintenance Costs; (b) with respect to Shared Registered IP directly related to case products made in Manchester, Lille and Malaysia (“Cases”), SpinCo shall pay 4% of Maintenance Costs and the Company shall pay 96% of Maintenance Costs; (c) with respect to Shared Registered IP directly related to Quad-lockTM products (“Quad-Lock”), SpinCo shall pay 50% of Maintenance Costs and the Company shall pay 50% of Maintenance Costs; and (d) with respect to any Shared Registered IP relating to more than one of the foregoing product categories or unrelated to any of the foregoing product categories, the Parties shall share Maintenance Costs equally.

(b) The Prosecuting Party may, from time to time, invoice the other Party for such other Party’s share of Maintenance Costs as set forth in this Section 4.2, which invoices shall be accompanied by reasonable supporting documentation for such Maintenance Costs. The non-Prosecuting Party shall pay all such undisputed invoices within sixty (60) days of receipt.

(c) In the event of any material change to the Parties’ shares of product revenue for Arthroscopy, Cases, or Quad-Lock, the Parties shall negotiate in good faith to amend the cost allocation set forth in Section 4.2(a) such that each Party bears Maintenance Costs that are proportional to such Party’s share of aggregate product revenue for each of Arthroscopy, Cases and Quad-Lock product sales.

Section 4.3. Cooperation.  The Prosecuting Party shall provide the other Party with copies of all correspondence from the U.S. Patent and Trademark Office (or any corresponding office, department, organization, agency or other Governmental Authority in the relevant jurisdiction) relating to Prosecution as well as copies of all proposed responses to such correspondence. The Prosecuting Party will give the other Party a reasonable opportunity to provide comments on such documents prior to their filing and to make requests of the Prosecuting Party concerning Prosecution, and the Prosecuting Party will consider such comments and requests in good faith. If the Parties disagree on any matter relating to Prosecution, the Prosecuting Party will have the final decision with respect to such matter.

Section 4.4. Abandoned IP.  In the event that SpinCo or the Company elects not to continue prosecution, maintenance or renewal efforts with respect to any Shared Intellectual Property that is Registered Intellectual Property owned by such Party (in each case the “Abandoned IP”), such abandoning Party shall (i) promptly and on a timely basis, and no later than ninety (90) days before any deadline for response, submission or other action, notify the other Party thereof, and (ii) offer to assign the Abandoned IP to the non-Abandoning Party for nominal consideration, in which case such Abandoned IP shall be excluded from Company Owned Shared IP and SpinCo Owned Shared IP, and Schedule A and Schedule B to this Agreement will be updated accordingly.

ARTICLE V
ENFORCEMENT AND DEFENSE

Section 5.1. Notice.

(a) The Company shall promptly notify SpinCo in writing of any alleged or threatened infringement of any SpinCo Owned Shared IP of which it becomes aware, and SpinCo shall promptly notify the Company of any alleged or threatened infringement of any SpinCo Owned Shared IP in the Company Exclusive Field of which it becomes aware. (Such infringement is referred to as “Infringement” and “Infringe” shall be interpreted accordingly and respectively for purposes of Section 5.2(a).)

(b) SpinCo shall promptly notify the Company in writing of any alleged or threatened infringement of any Company Owned Shared IP of which it becomes aware, and the Company shall promptly notify SpinCo of any alleged or threatened infringement of any Company Owned Shared IP in SpinCo Exclusive Field of which it becomes aware. (Such infringement is referred to as “Infringement” and “Infringe” shall be interpreted accordingly and respectively for purposes of Section 5.2(b).)

Section 5.2. Control; Settlement; Recovery.

(a) SpinCo Owned Shared IP.

(i) For all Infringement of the SpinCo Owned Shared IP within the Company Exclusive Field, SpinCo shall have the first right, but not the obligation, to bring, at its own expense and in its sole control, an appropriate action against the person or entity engaged in such Infringement directly or indirectly, including the right to enforce such SpinCo Owned Shared IP for past infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (including any damages prior to the Effective Date). During the Company Exclusive Period, if SpinCo does not bring such action within ninety (90) days of notification thereof by the Company pursuant to Section 5.1 or within ninety (90) days of the date upon which notification thereof to the Company was given by SpinCo pursuant to Section 5.1, or within fifteen (15) days (regardless of which Party provided notification) if, in the reasonable opinion of the Company, preliminary injunctive relief is appropriate, the Company shall have the second right, but not the obligation, to bring at the Company’s expense and in its sole control, such appropriate action, including the right to enforce such SpinCo Owned Shared IP for past infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (e.g., any damages prior to the Effective Date). The Party not bringing an action under this Section 5.2(a)(i) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall cooperate reasonably with the Party bringing such action, including without limitation agreeing to be named as a party to such action, if necessary.

(ii) For all Infringement of any (1) SpinCo Owned Shared IP outside the Company Exclusive Field or (2) SpinCo Owned Shared IP in the Company Exclusive Field after the Company Exclusive Period, SpinCo shall have the exclusive right, but not the obligation, to bring, at SpinCo’s expense and in its sole control, an appropriate action against any person or entity engaged in such Infringement directly or indirectly, including the right to enforce such Intellectual Property Rights for past Infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (e.g., any damages prior to the Effective Date).

(iii) A Party shall not settle, stipulate, or confess to any judgment, or take other action with respect to a claim brought under Section 5.2(a) involving any SpinCo Owned Shared IP within the Company Exclusive Field in a manner that would diminish the other Party’s interests or rights or that would impose personal liability or obligation against the other Party, without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld, or delayed).

(iv) A Party who is entitled to bring and does bring an action under Section 5.2(a)(i) shall be entitled to all of the recovery realized as a result of the action. SpinCo shall be entitled to all of the recovery as a result of any action brought by it under Section 5.2(a)(ii).

(b) Company Owned Shared IP.

(i) For all Infringement of the Company Owned Shared IP within the SpinCo Exclusive Field, the Company shall have the first right, but not the obligation, to bring, at its own expense and in its sole control, an appropriate action against the person or entity engaged in such Infringement directly or indirectly, including the right to enforce such Company Owned Shared IP for past infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (including any damages prior to the Effective Date). During the SpinCo Exclusive Period, if the Company does not bring such action within ninety (90) days of notification thereof by SpinCo pursuant to Section 5.1 or within ninety (90) days of the date upon which notification thereof to SpinCo was given by the Company pursuant to Section 5.1, or within fifteen (15) days (regardless of which Party provided notification) if, in the reasonable opinion of SpinCo, preliminary injunctive relief is appropriate, SpinCo shall have the second right, but not the obligation, to bring at SpinCo’s expense and in its sole control, such appropriate action, including the right to enforce such the Company Owned Shared IP for past infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (e.g., any damages prior to the Effective Date). The Party not bringing an action under this Section 5.2(b)(i) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall cooperate reasonably with the Party bringing such action, including without limitation agreeing to be named as a party to such action, if necessary.

(ii) For all Infringement of any (1) Company Owned Shared IP outside the SpinCo Exclusive Field or (2) Company Owned Shared IP in the SpinCo Exclusive Field after the SpinCo Exclusive Period, the Company shall have the exclusive right, but not the obligation, to bring, at the Company’s expense and in its sole control, an appropriate action against any person or entity engaged in such Infringement directly or indirectly, including the right to enforce such Intellectual Property Rights for past Infringement, the right to sue for injunction, damages, and otherwise, and the right to collect all damages and fees including past damages (e.g., any damages prior to the Effective Date).

(iii) A Party shall not settle, stipulate, or confess to any judgment, or take other action with respect to a claim brought under Section 5.2(b)(i) involving any Company Owned Shared IP within the SpinCo Exclusive Field in a manner that would diminish the other Party’s interests or rights or that would impose personal liability or obligation against the other Party, without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld, or delayed).

(iv) A Party who is entitled to bring and does bring an action under Section 5.2(b)(i) shall be entitled to all of the recovery realized as a result of the action. The Company shall be entitled to all of the recovery as a result of any action brought by it under Section 5.2(b)(ii).

ARTICLE VI
DISCLAIMER; LIMITATION OF LIABILITY

Section 6.1. DISCLAIMER.  THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE MERGER AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY, WHICH BOTH PARTIES HEREBY DISCLAIM.

Section 6.2. LIMITATION OF LIABILITY.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (A) ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS LICENSE OR (B) ANY CLAIMS FOR DAMAGES BASED UPON LOST PROFITS FOR SALES TO THIRD PARTIES; PROVIDED, HOWEVER, THAT THE LIMITATION IN THIS PARAGRAPH SHALL NOT APPLY TO CLAIMS ARISING FROM THE INFRINGEMENT, MISUSE OR MISAPPROPRIATION OF THE CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY OF THE OTHER PARTY, INCLUDING ANY BREACH OF ARTICLE 8 (CONFIDENTIALITY) OR SECTION 2.3 (LIMITATION OF RIGHTS).

ARTICLE VII
INDEMNIFICATION

Section 7.1. Indemnification by SpinCo.  SpinCo shall defend, indemnify and hold harmless the Company and its Affiliates, sublicensees and distributors and each of their respective officers, directors, shareholders, employees, agents, successors and assigns from and against all claims, demands, causes of action, suits or proceedings by a third party (“Claims”), to the extent arising out of defect in design or manufacture of any SpinCo product sold after the Effective Date that incorporates the Company Owned Shared Technology or bears the Company Owned Shared Trademarks. SpinCo’s foregoing obligation to indemnify, defend and hold harmless shall not apply to such portion of any Claims arising or resulting from: (i) a breach or nonfulfillment of any representation, warranty or covenant of the Company (or any of the other indemnified parties set forth in this Section 7.1 above) set forth in the Separation Agreement, Merger Agreement or any other agreement entered into by the Parties in connection with the transactions contemplated thereby; or (ii) any gross negligence or willful misconduct of the Company (or any of the other indemnified parties set forth in this Section 7.1 above).

Section 7.2. Indemnification by the Company.  The Company shall defend, indemnify and hold harmless SpinCo and its Affiliates, sublicensees and distributors and each of their respective officers, directors, shareholders, employees, agents, successors and assigns from and against all Claims, to the extent arising out of defect in design or manufacture of any Company product sold after the Effective Date that incorporates the SpinCo Owned Shared Technology or bears the SpinCo Owned Shared Trademarks. The Company’s foregoing obligation to indemnify, defend and hold harmless shall not apply to such portion of any Claims arising or resulting from: (i) a breach or nonfulfillment of any representation, warranty or covenant of the SpinCo (or any of the other indemnified parties set forth in this Section 7.2 above) set forth in the Separation Agreement, Merger Agreement or any other agreement entered into by the Parties in connection with the transactions contemplated thereby; or (ii) any gross negligence or willful misconduct of SpinCo (or any of the other indemnified parties set forth in this Section 7.2 above).

Section 7.3. Notice and Procedure.  The indemnified Party shall provide indemnifying Party prompt written notice of any such Claim; provided, that any failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnity obligations under this Agreement except to the extent the indemnifying Party is actually prejudiced by such failure or delay. The indemnifying Party shall have the right to control the defense and settlement of such Claim; provided that (a) the indemnifying Party shall not settle any such Claim without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed and (b) the indemnified Party may, at its option and expense, participate in connection with the defense and settlement of any such Claim. The indemnified Party shall provide, at the indemnifying Party’s request and expense, reasonable cooperation in defending or settling any such Claim.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1. Confidential Information.  During the period beginning on the Effective Date and ending on the date that is five (5) years from the date of termination of this Agreement, each Party shall retain in strict confidence, and shall cause such Party’s Representatives to retain in strict confidence, all information and data relating to the other Party received pursuant to this Agreement, including but not limited to, information regarding its business, employees, development plans, programs, documentation, techniques, trade secrets, systems and know-how (“Confidential Information”), and shall not use such Confidential Information other than in connection with performance of this Agreement and, unless otherwise required by law, disclose such information to any third party without the other’s prior written consent. Without limitation, the information included within the Company Shared Technology shall be Company’s Confidential Information, and information included within the SpinCo Shared Technology shall be SpinCo’s Confidential Information. Notwithstanding the foregoing, “Confidential Information” shall not include information that:

(a) is or becomes generally available to the public other than as a result of a breach of this Agreement by a Party or any of its Affiliates;

(b) is or becomes available to a Party or any of its Affiliates on a non-confidential basis from a source other than the other Party and its Affiliates; provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of, confidentiality to the other Party or any of its Affiliates; or

(c) is independently acquired or developed by a Party or any of its Affiliates without use of any shared Confidential Information or violation of any obligation hereunder, as evidenced by such Party’s or its Affiliates’ (as applicable) contemporaneous written records.

Section 8.2. Grounds for Disclosure.  In the event that either Party (the “Receiving Party”) receives a request to disclose all or any part of any Confidential Information under the terms of a subpoena, Order, civil investigative demand or similar process issued by a court of competent jurisdiction or by another Governmental Authority, the Receiving Party agrees to (i) immediately notify the other Party (the “Disclosing Party”) of the existence, terms and circumstances surrounding such request; (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request, at Disclosing Party’s expense; and (iii) if disclosure of such information is required, furnish only that portion of the Confidential Information that, in the advice of counsel to Receiving Party, such Receiving Party is legally required to disclose and advise the Disclosing Party as far in advance of such disclosure as reasonably possible so that the Disclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information. In any event, Receiving Party shall not oppose actions by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded such Confidential Information. Notwithstanding anything to the contrary, each Party and its Representatives shall be permitted to disclose Confidential Information or any portion thereof, without notice to the other Party, upon the routine request of any Governmental Authority having authority to regulate or oversee any aspect of such Party or its Representatives’ business or that of such Party’s Affiliates, provided that each Party or its Representatives shall advise the Governmental Authority of the confidential nature of such information.

ARTICLE IX
TERM AND TERMINATION

Section 9.1. Term.  The term of this Agreement shall be perpetual, unless earlier terminated in accordance with Section 9.2 (Termination) or Section 9.3 (No Challenge).

Section 9.2. Termination.  Except as expressly set forth in this Agreement, this Agreement may only be terminated upon the mutual written agreement of the Parties. In the event a Party or its permitted sublicensee breaches its obligations under this Agreement, the non-breaching Party shall have the right to seek (a) an injunction restraining the breaching Party from any breach of this Agreement or specific performance requiring the breaching Party to comply with this Agreement, in each case to the fullest extent permitted by law or equity, (b) all such amounts to which the non-breaching Party would be entitled as damages or otherwise under law or at equity, and (c) any other rights or remedies available at law or equity other than termination of the licenses granted under this Agreement, provided, however, that in any such case, the licenses granted under this Agreement shall continue to remain in full force and effect in accordance with the terms of this Agreement.

Section 9.3. No Challenge.

(a) If the Company or any of its Affiliates or sublicensees determines to make, files or maintains a Challenge Action (as defined below) with respect to any Patent included within the SpinCo Owned Shared IP, then SpinCo shall have the right to immediately terminate this Agreement and the licenses granted to the Company hereunder, in each case only with respect to the Patents that are the subject of the challenge by providing written notice of termination to the Company.

(b) If SpinCo or any of its Affiliates or sublicensees determines to make, files or maintains a Challenge Action (as defined below) with respect to any Patent included within the Company Owned Shared IP, then the Company shall have the right to immediately terminate this Agreement and the licenses granted to SpinCo hereunder, in each case only with respect to the Patents that are the subject of the challenge by providing written notice of termination to SpinCo.

(c) “Challenge Action” means any claim, demand, lawsuit, cause of action or other action or proceeding, including without limitation by reexamination, opposition, interference, declaratory judgment proceeding or invalidity or nullity proceeding in any court or other Governmental Authority or before any other arbitrator, alleging that a Patent is invalid, unenforceable, or nonpatentable.

ARTICLE X
MISCELLANEOUS

Section 10.1. Entire Agreement; Assignment; Successors.

(a) This Agreement, the Separation Agreement and the other Ancillary Agreements and the Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(b) The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. This Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, except that either Party may assign this Agreement without the other Party’s consent to any Third Party that acquires substantially all its assets related to the licensed business (i.e. the Symmetry Surgical Business in the case of SpinCo or the OEM Solutions Business in the case of Company) whether through a purchase of stock, merger, purchase of assets, or other transaction. Any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company may collaterally assign its rights and remedies under this Agreement to any of its financing sources (including the Financing Sources (as defined in the Merger Agreement)) without the consent of any other party.

Section 10.2. Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

Section 10.3. Notices.  All notices, requests, claims, demands or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person; (b) when sent by email; provided, that receipt of the email is confirmed in writing (including by email); (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (d) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective Parties at the following addresses:

(a)	if to SpinCo, to:

3034 Owen Dr.
Antioch, TN 30713
Attn: Chief Executive Officer
CC: General Counsel

and to (which copy shall not constitute notice):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: James T. Lidbury
Email: James.Lidbury@ropesgray.com

(b)	if to the Company, to:

Genstar Capital LLC
Four Embarcadero Center
Suite 1900
San Francisco, CA 94111
Attention: Rob S. Rutledge
Email: rrutledge@gencap.com

with a copy (if prior to the Distribution Date), which shall not constitute notice, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: James T. Lidbury
Email: James.Lidbury@ropesgray.com

with a copy (if after the Distribution Date), which shall not constitute notice, to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Craig Adas
Email: craig.adas@weil.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given by delivery of notice in accordance with this Section 10.3.

Section 10.4. Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.5. Jurisdiction; Waiver of Jury Trial.  The Company and SpinCo recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of certain disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Article IX of the Separation Agreement if and when a dispute arises under this Agreement. SUBJECT TO ARTICLE IX OF THE SEPARATION AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

Section 10.6. Specific Performance.  The Parties hereby acknowledge and agree that it may cause irreparable injury to the other Party or Parties if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, for which damages, even if available, may not be an adequate remedy. Accordingly, each Party agrees that the other Party or Parties shall have the right to seek injunctive relief by any court of competent jurisdiction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.7. Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, that in the event of termination of this Agreement, the obligation of each Party to pay its own expenses shall be subject to any rights of such Party arising from a breach of this Agreement by any other Party.

Section 10.8. Bankruptcy Code.  All rights and licenses granted hereunder are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that the licensees of such rights and licenses shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 10.9. Interpretation; Article and Section References.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Schedule, Article or Section, such reference shall be to Schedule, Article or Section of this Agreement, unless otherwise indicated. The headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns. Nothing in this Agreement shall be construed as limiting or modifying the Parties rights and obligations under the Separation Agreement.

Section 10.10. No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, except as expressly provided herein in Article 7 with respect to indemnified parties, nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.11. Counterparts; Electronic Signature.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12. Amendment and Modification.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.13. Waivers.  No failure or delay of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

Section 10.14. No Presumption Against Drafting Party.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY

Symmetry Medical Inc.

By:	Name: Thomas J. Sullivan Title: President and Chief Executive Officer

SPINCO

Racecar Spinco, Inc.

By:	Name: Thomas J. Sullivan Title: President

[Signature Page to Shared IP Cross License Agreement]

Annex D

Supply Agreement

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), is entered into as of [        ], 2014 (the “Effective Date”) between Symmetry Medical Inc., a Delaware corporation (the “Company”), and Racecar SpinCo, Inc., a Delaware corporation (“SpinCo”). Company and SpinCo are referred to herein collectively as the “Parties,” and each individually as a “Party”.

WHEREAS, the Parties have entered into that certain Separation Agreement, dated as of August 4, 2014 (the “Separation Agreement”);

WHEREAS, pursuant to the terms of the Separation Agreement, the Parties have effected a separation of the OEM Solutions Business, which remains with the Company, and the Symmetry Surgical Business, which has been conveyed to and vested in SpinCo (the “Separation”);

WHEREAS, the Parties desire to enter into this Agreement in order to provide for a continued supply of Products following the Separation, continuing on substantively similar terms and conditions that presently exist, and as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	DEFINITIONS. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Separation Agreement. As used throughout this Agreement, each of the following terms shall have the respective meaning set forth below:
a.	“Actual Order” has the meaning set forth in Section 4(b).
b.	“Agreement” has the meaning set forth in the Preamble.
c.	“Bankruptcy Code” has the meaning set forth in Section 6(b).
d.	“Bankruptcy Laws” has the meaning set forth in Section 6(b).
e.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
f.	“Company Product” shall mean those Products listed on Schedule A to this Agreement, manufactured and packaged in accordance with the Specifications, along with any Improvements thereto, and supplied to SpinCo by Company. Company Products may be added or removed from Schedule A by prior written agreement between the Parties.
g.	“Corrective Action” shall mean any Recall, field alert, product withdrawal, or other field or similar action relating to a Product (or any finished product containing or contained in such Product).
h.	“Damages” has the meaning set forth in Section 14(a).
i.	“Defective Product” has the meaning set forth in Section 8(a).
j.	“Effective Date” has the meaning set forth in the Preamble.
k.	“Excise Tax” has the meaning set forth in Section 7(b)(i).
l.	“Expected Order” has the meaning set forth in Section 4(a).
m.	“Failure to Supply” has the meaning set forth in Section 10(b).
n.	“Firm Order” has the meaning set forth in Section 4(a).
o.	“Force Majeure Event” has the meaning set forth in Section 10(a).
p.	“Forecast” has the meaning set forth in Section 4(a).
q.	“Governmental Authority” shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality having any jurisdiction over the manufacturing, use, marketing, sale or distribution of the Products.

r.	“Improvement” shall mean any change, improvement, modification or development to the Products, the Specifications, the Raw Materials or the method or process of manufacture or production of the Products.
s.	“Indemnity Claim” shall mean either a Receiving Party Claim or a Supplying Party Claim, as the context requires.
t.	“Intellectual Property” shall mean the intellectual property, trade secrets, know-how, technology and information, whether or not protected by patents, that are required in order to make any Product.
u.	“Latent Defect” has the meaning set forth in Section 8(a).
v.	“Party” and “Parties” has the meaning set forth in the Preamble.
w.	“Products” shall mean Company Products and SpinCo Products collectively.
x.	“Raw Materials” shall mean the materials, components, and packaging required to manufacture and package the Products in accordance with the Specifications.
y.	“Recall” shall mean a removal, safety alert, or other field correction, whether ordered by a Governmental Authority or initiated by a Party, of a Product that a Governmental Authority would consider to be in violation of the laws it administers and against which a Governmental Authority would initiate legal action or which the Company or SpinCo, respectively believes does not conform to Product Specifications in such a manner that it could pose a risk to human health or safety.
z.	“Receiving Party” shall mean the party receiving Products hereunder from the Supplying Party. Either Party may be the Receiving Party, as the context requires.
aa.	“Receiving Party Claim” has the meaning set forth in Section 14(d).
bb.	“RMA” has the meaning set forth in Section 8(b).
cc.	“Separation” has the meaning set forth in the Recitals.
dd.	“Separation Agreement” has the meaning set forth in the Recitals.
ee.	“Specifications” shall mean the specifications for the design, composition, product safety assurance, manufacture, packaging, shipping and/or quality control of the Products, as set forth in the Quality Agreement.[1]
ff.	“SpinCo” has the meaning set forth in the Preamble.
gg.	“SpinCo Product” shall mean those Products listed on Schedule B to this Agreement, manufactured and packaged in accordance with the Specifications, along with any Improvements thereto, and supplied to Company by SpinCo. SpinCo Products may be added or removed from Schedule B by prior written agreement between the Parties.
hh.	“Supplying Party Claim” has the meaning set forth in Section 14(c).
ii.	“Transfer Taxes” has the meaning set forth in Section 7(b)(i).
jj.	“Term” has the meaning set forth in Section 5.
kk.	“Supplying Party” shall mean the party supplying Products hereunder to the Receiving Party. Either Party may be the Supplying Party, as the context requires.

[1]	Prior to the Closing, the Company will provide Parent with such access to the Product specifications as Parent may reasonably request or as may otherwise be reasonably required to comply with the Quality Agreement.

ll.	“VAT” shall mean value added tax imposed in any member state of the European Union pursuant to Council Directive (EC) 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it, or supplemental to that Directive, or any similar tax which may be substituted for or levied in addition to it or any value added, sale turnover or similar tax imposed in a country which is not a member of the European Union.
mm.	“Withholding Taxes” has the meaning set forth in Section 7(b)(ii).
2.	SUPPLY OF PRODUCT. Commencing on the Effective Date and continuing through the Term, the Parties shall supply each other with those quantities of Products as ordered by each respectively pursuant to this Agreement, subject to the ordering procedures set forth in Section 4 below. Each Product sold hereunder will conform to the Specifications for such Product.
3.	PRICES FOR PRODUCT.
a.	Prices. The Prices for each Product shall be (i) for the first two (2) years of the term of this Agreement, equal to the transfer prices, as set forth on Schedule A (under the heading “Current OEM Avg Selling Price to Symm Surg”) and Schedule B respectively and (ii) for the final three (3) years of the term of this Agreement, as set forth on Schedule A (under the heading “Revised OEM Selling Price (Cost + 25%)”). Prices include delivery costs; the Supplying Party shall ship the Product via the means necessary to ensure product is delivered by the delivery date set forth in the Purchase Order.
b.	Payment Terms. Payment terms on all invoices shall be forth five (45) days of receipt of the invoice related to any shipment of Products and all payments shall be in U.S. Dollars and paid by wire or electronic transfer to the bank account(s) directed by the Supplying Party. Interest on overdue payments shall be charged from the due date at a rate of eight percent (8%) per annum. Invoices shall be issued after delivery of the Products.
c.	Increased Volume. To the extent that the monthly quantity of any Product purchased by either Party hereunder exceeds the average monthly inter-company purchases for the twelve (12) months prior to the Effective Date, and such increased volume directly results in cost efficiencies on the part of the Supplying Party which reduce the Supplying Party’s internal cost of manufacturing such Product, then the Supplying Party shall use commercially reasonable good faith efforts to pass one-half of such cost efficiencies on to the Receiving Party by reducing the Price of such Product to the reflect such reduction in internal costs.
4.	FORECASTS, PURCHASE ORDERS.
a.	Forecasts. At the beginning of each calendar month during the term of this Agreement, each Party shall provide the other with a six (6) month delivery schedule of Products (a “Forecast”), where the first two (2) months of deliveries are firm (a “Firm Order”) and the following four (4) months represents the expected requirements (an “Expected Order”) for Product. Both Parties will work in good faith to establish a vendor managed replenishment system for frequently ordered products and provide demand visibility of twelve (12) months as part of the initiative.
b.	Orders. The Supplying Party shall supply Product(s) pursuant to written purchase orders submitted by the Receiving Party identifying the quantity of Product(s) ordered, required delivery date(s) and any other terms proposed. The Supplying Party shall accept the purchase order(s) consistent with Firm Orders or, with respect to any other purchase orders, accept such purchaser order or propose alternative terms within three (3) days of receipt of the purchase order(s).
c.	No Minimum Orders. Nothing in this Agreement shall be construed as requiring the Receiving Party to place Firm Orders in any minimum quantity or to purchase all of its requirements from the Supplying Party, nor shall the Supplying Party be deemed the exclusive supplier to the Receiving Party with respect to any Product.

5.	TERM. The term of this Agreement (the “Term”) shall commence on the Effective Date and remain in effect for a period of five (5) years, unless sooner terminated as expressly provided under the terms of this Agreement.
6.	TERMINATION.
a.	Termination for Breach. Notwithstanding anything to the contrary herein, either party may terminate this Agreement by giving written notice of its intent to terminate and stating the grounds therefor if the other party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement. The party receiving the notice shall have thirty (30) days from the date of receipt thereof to cure the breach or failure. In the event such breach or failure is cured, the notice shall be of no effect. If the breach or failure is not cured then termination is effective on the thirty-first (31st) day after notice of the breach or failure is given.
b.	Termination for Insolvency, Etc. This Agreement may be terminated upon fifteen (15) days written notice by either Party to the other: (i) in the event that the other Party shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the United States Bankruptcy Code (the “Bankruptcy Code”), as now or hereafter in effect, (D) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts (the “Bankruptcy Laws”), (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (F) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other Party in any court of competent jurisdiction, seeking (A) their liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of their assets, or (C) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of sixty (60) days; or an order for relief against the other party hereto shall be entered in an involuntary case under the Bankruptcy Code.
c.	Effect of Termination. Termination or expiration of this Agreement for any reason shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the case of a termination under Section 6(a) above, the non-defaulting Party may pursue any remedy available in law or in equity with respect to such breach, subject to the terms hereof regarding dispute resolution.
7.	DELIVERY; INVENTORY.
a.	Delivery. All charges for packing, hauling, storage, bar coding, and transportation to point of delivery of Products are included in the Price unless otherwise agreed to by the Parties. Point of delivery is the Supplying Party’s shipping dock. All shipments must be accompanied by a packing slip which describes the Products, states the purchase order number and shows the shipment’s destination. The Supplying Party agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with the Receiving Party’s instructions. The Supplying Party further agrees to promptly render, after delivery of the Products, correct and complete invoices to the Receiving Party.
b.	Taxes. (i) The Receiving Party shall be responsible for the payment of all applicable sales, VAT (including any amounts in respect of VAT), value added, ad valorem, use, stamp, transfer, recording, documentary, filing and any and all similar, taxes or governmental fees (“Transfer

Taxes”). Excise Taxes (including any excise tax imposed on the sale of certain medical devices under Section 4191 of the Code) shall be borne by the party legally required to pay such tax pursuant to the Code (“Excise Taxes”).

(ii) Each payment made by the Receiving Party under this Agreement shall be made without withholding or deduction for Taxes, unless such withholding or deduction is required by law.

(iii) Each Party shall provide the other Party with proper evidence of the remittance of Transfer Taxes, Excise Taxes or Withholding Taxes, as the case may be, to the appropriate taxing authority. The Parties shall reasonably cooperate to timely file or cause to be filed all necessary documents (including all tax returns) with respect to Transfer Taxes or Withholding Taxes. The Parties will cooperate fully with each other and take all commercially reasonable steps to legitimately obtain a reduction or elimination of, or credit for, any Transfer Taxes, Excise Taxes or Withholding Taxes, to the extent permitted by the Code, or other applicable Law, arising in connection with the transactions contemplated by this Agreement.

c.	Shipment. The title and risk of loss with respect to any Product shall remain with the Supplying Party until such Product is delivered to the Supplying Party’s shipping dock, at which point it shall shift to the Receiving Party. The Supplying Party will pack all Product ordered hereunder in a manner suitable for shipment and sufficient to enable the Product to withstand the effects of shipping, including handling during loading and unloading. The cost of delivery of Products is not included in the Price and will be added to the invoice for each shipment unless the Receiving Party pays the shipper directly for shipment through use of its shipper number or otherwise.
d.	Delivery Dates. Any Products delivered prior to the date designated in the Purchase Order (the “Delivery Date”) may be returned to Supplying Party by Receiving Party at Supplying Party’s expense and re-shipped at Supplying Party’s expense on the correct Delivery Date. Should Supplying Party fail to deliver any Products on the Delivery Date then Receiving Party may, at its option, cancel a portion or all of the Purchase Order, with no liability to Supplying Party.
8.	INSPECTION AND RETURNS.
a.	Inspections. Receiving Party shall inspect the Products within sixty (60) days of receipt and, within that time shall notify the Supplying Party of any nonconformity with any Products.
b.	Returns of Defective Products. Returns of Products are only accepted in the event the Products are not in substantial compliance with Specifications as set forth in the Quality Agreement (a “Defective Product”). Failure of the Receiving Party to provide written notice of an alleged Defective Product that is evident upon examination within sixty (60) days of receipt of the Product shall constitute acceptance of the Products, except to the extent any such defect is not evident upon examination (a “Latent Defect”). The Receiving Party shall notify the Supplying Party of any Latent Defects within fifteen (15) business days of discovery thereof.
c.	Resolution. If the Receiving Party provides notice of Defective Products in accordance with Section 8(a), then the Supplying Party shall communicate with the Receiving Party to attempt resolution without the need to return the Defective Products. If the foregoing discussions do not resolve the matter then the Supplying Party shall provide the Receiving Party with a Returned Material Authorization (“RMA”) number which must be used to return the Defective Products to the Supplying Party for evaluation. Upon receipt of the Defective Products, the Supplying Party shall, within thirty (30) days of receipt, evaluate them to determine if they do not conform to the Specifications. In the event the Supplying Party concurs that the Defective Products are out of conformance with the Specifications then the Supplying Party shall, at Receiving Party’s option, shall either: i) promptly repair the Defective Products so that they are no longer Defective Products, or ii) replace the Defective Products with non-Defective Products (provided that the Receiving Party shall pay for such repaired or replaced Product in full in accordance with the terms of this Agreement, with such payment not resulting in a payment by the Receiving Party in excess of the Price of the Defective Products) or (iii) refund the price paid for the Defective Products. If the Parties determine that the allegedly Defective Products conform to the Specifications, the Supplying Party will return the Products to the Receiving Party at the Receiving Party’s expense. The foregoing shall be in addition to any rights to Damages that Receiving Party may recover from the Supplying Party as a result of its delivery of the Defective Products.
9.	CORRECTIVE ACTIONS.
a.	Reporting. Unless otherwise set forth in the Quality Agreement, the Receiving Party shall be solely responsible in accordance with applicable Laws for the reporting to the relevant Governmental Authority of any complaints or Corrective Action relating to any Product which arise for any reason. Each Party shall promptly inform the other Party of any notification or other information affecting the marketability, safety, or effectiveness of a Product.
b.	Administration of Corrective Actions. If the Receiving Party or any Governmental Authority deems that a Corrective Action is warranted, the strategy in respect of such Corrective Action shall be developed by the Receiving Party and such Corrective Action shall be implemented and administered by the Receiving Party in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices and applicable Laws. The Supplying Party shall reasonably cooperate with any such Corrective Action. The Receiving Party shall be responsible for any customer communications it deems necessary with regard to customer complaints (at its own expense) and shall promptly provide a written copy of any such communications to the Supplying Party; provided, that the Receiving Party shall not make any such communication that references or identifies the Supplying Party without the prior written consent of the Supplying Party (which consent may be given or withheld in the Supplying Party’s sole discretion) unless such information is required to be disclosed by the relevant Governmental Authority.
c.	Costs of Corrective Actions. In the event of any Corrective Action, the cause or basis of which is attributable to a Product being out of compliance with the Specifications, then the Supplying Party shall reimburse the Receiving Party for the reasonable internal and external costs incurred by the Receiving Party in undertaking such Corrective Action, to the extent such costs are attributable to being out of compliance with the Specifications. The costs of all other Corrective Actions shall be borne by the Receiving Party. For the avoidance of doubt, the obligations in this section are subject to the limitations on liability set forth in Section 14(e).
10.	FAILURE TO SUPPLY; FORCE MAJEURE.
a.	Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a “Force Majeure Event”), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. Such non-performance will be excused for thirty days, or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing party shall give prompt written notice to the other party of any Force Majeure Event. Such non-performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. During the term of any Force Majeure Event the Supplying Party shall provide reasonable assistance, including but not limited to providing licenses, transfer of tooling, or other actions designed to assist the Receiving Party in covering its needs for Products from third parties.
b.	Failure to Supply. Notwithstanding the provisions of this Section, in the event that the Supplying Party shall be unable or unwilling or shall fail to supply any Product in such quantities as the Receiving Party shall request and in compliance with the delivery periods set forth in its purchase Orders (whether due to the occurrence of a Force Majeure Event or otherwise (a “Failure to Supply”), then the Receiving Party shall be permitted (with no obligation or liability to the Supplying Party) to obtain similar Product from another supplier and the Supplying Party shall provide such cooperation, assistance and licenses as are reasonably necessary to assist the Receiving Party in obtaining Products from a third party.
11.	REPRESENTATIONS AND WARRANTIES.
a.	Warranties. The Supplying Party warrants to the Receiving Party that the Products (i) shall be manufactured in compliance with all applicable Laws, rules and regulations, (ii) shall meet the Specifications at the time of delivery hereunder, and (iii) shall be free from material defects in material and workmanship, for a period of one (1) year from receipt of Product by the Receiving Party’s customers, as evidenced by the Receiving Party’s written records; (iv) prior to delivery to the Receiving Party no repairs have been attempted or parts replaced by any third party not authorized by Supplier to perform such repair, and that the Product serial number, date stamp or other identifications or marks (if applicable) have not been removed or defaced. Warranty claims shall not apply to damaged Product to the extent such damage is caused in whole or in part by: (A) use, shipping, handling, installation, operation, maintenance, or storage that is not in accordance with the Supplying Party’s instructions or that constitutes improper treatment; (B) repair, alteration, or modifications performed by any party other than the Supplying Party; (C) use of the Product in any manner or procedure other than those for which it is labeled; or (D) use of the Product by any person other than trained medical personnel. The foregoing warranties apply to all Products supplied between the parties, including those supplied prior to the Effective Date.
b.	Compliant Use. The Receiving Party represents and warrants to the Supplying Party that it shall only sell and use the Products in compliance with all applicable rules and regulations, including relating to design approvals and performance testing requirements in connection with any modifications to the current Product specifications approved by the Receiving Party. The Receiving Party shall return to the Supplying Party and shall not sell or use any Product that it knows to be defective or out of Specification.
12.	INTELLECTUAL PROPERTY. Nothing in this Agreement shall be construed as abridging or otherwise modifying either Party's rights, obligations and remedies set forth in the Separation Agreement or the Shared IP Cross License Agreement.
a.	During the Term, the Receiving Party hereby grants to the Supplying Party a non-exclusive, royalty-free, worldwide, non-transferable, non-sublicensable license under the Intellectual Property owned by such Receiving Party and relating to Products purchased by such Receiving Party under this Agreement in each case solely to for the Supplying Party to perform its obligations under this Agreement. Each Party acknowledges and agrees that, except as expressly set forth in the Agreement, no rights or licenses, express, implied or otherwise, are granted to either Party by the other Party under this Agreement.
b.	Each Party in its capacity as a Receiving Party acknowledges and agrees that:
i.	any and all of Supplying Party's Intellectual Property rights are the sole and exclusive property of the Supplying Party or its licensors;
ii.	under this Agreement, the Receiving Party shall not acquire any ownership interest in any of the Supplying Party's Intellectual Property; and
iii.	any goodwill derived from the use by the Receiving Party of the Supplying Party's Intellectual Property rights inures to the benefit of the Supplying Party or its licensors, as the case may be.

c.	Each Party as the Supplying Party hereby represents and warrants that:
i.	it owns or has all legal rights and interest necessary to supply the Products covered by this Agreement; and
ii.	to its knowledge, the manufacture, intended use and sale of the Products in accordance with the terms of this Agreement does not and will not infringe the rights of any third party under any Intellectual Property;
13.	COMPLIANCE. Each Party agrees to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, including but not limited to: Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin; Section 60-741.1 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; Section 60.250.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era; Chapter 1 of Title 48 of the Code of Federal Regulations, as Amended, Federal Acquisition Regulations; Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and the regulations and orders of the United States Department of Labor promulgated in connection therewith; and any provisions, representations or agreements required thereby to be included in this Agreement are hereby incorporated by reference. If any Product is ordered by the Receiving Party under U.S. federal government contracts, the Supplying Party agrees that all applicable federal statutes and regulations applying to the Receiving Party as a contractor or higher-tier subcontractor are accepted and binding upon the Supplying Party insofar as the Supplying Party may be deemed a subcontractor; provided, however, that the Receiving Party shall provide to the Supplying Party a list of all Federal Acquisition Regulation contract clauses that flow through to the Supplying Party under the relevant government contract. Receiving Party may enter onto and perform Quality Audits (as defined in the Quality Agreement) for the Supplying Party’s facility relative to the production or provision of the Products it has ordered hereunder, during regular business hours and on no less than three (3) business days’ notice.
14.	INDEMNIFICATION.
a.	Indemnification by the Supplying Party. The Supplying Party shall indemnify and hold harmless the Receiving Party and its Affiliates from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses including reasonable attorneys’ fees (collectively “Damages”) sustained, suffered or incurred by the Receiving Party or its Affiliates, arising from or by reason of (i) the gross negligence or willful misconduct of the Supplying party or (ii) the breach by the Supplying Party of this Agreement or any warranty, representation, covenant or agreement made by the Supplying Party in this Agreement or any claim that any Product purchased from the Supplying Party hereunder or the use or sale thereof infringes any Intellectual Property of any third party, was defective or was manufactured or designed negligently; provided, that the Supplying Party shall not be liable for Damages resulting from: (A) any product liability or personal injury claims by third parties arising from the sale, distribution or use of any Product which meets the Specifications, was not designed or manufactured negligently, is not otherwise defective and does not arise from the Supplying Party’s gross negligence or willful misconduct, (B) use of the Products in combination with any products, materials or equipment supplied to the Receiving Party by a Person other than the Supplying Party or its authorized representatives, or (C) any modifications or changes made to the Products by or on behalf of any person other than the Supplying Party or its representatives.
b.	Indemnification by the Receiving Party. The Receiving Party shall indemnify and hold harmless the Supplying Party and its Affiliates from and against any and all Damages sustained, suffered or incurred by the Supplying Party or its Affiliates arising from or by reason of (i) any modifications or changes made to the Products by or on behalf of any person other than the Supplying Party or its representatives, (ii) the gross negligence or willful misconduct of the

Receiving Party and (iii) the breach by the Receiving Party of any warranty, representation, covenant or agreement made by the Receiving Party in this Agreement;
c.	Claims by the Supplying Party. The Supplying Party agrees to give the Receiving Party prompt written notice of any matter upon which the Supplying Party intends to base a claim for indemnification (a “Supplying Party Claim”) under this article. The Receiving Party shall have the right to participate jointly with the Supplying Party in the Receiving Party’s defense, settlement or other disposition of any Supplying Party Claim. With respect to any Supplying Party Claim relating solely to the payment of money damages and which could not result in the Supplying Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Supplying Party in any manner, and as to which the Receiving Party shall have acknowledged in writing the obligation to indemnify the Supplying Party hereunder, the Receiving Party shall have the sole right to defend, settle or otherwise dispose of such Supplying Party Claim, on such terms as the Receiving Party, in its sole discretion, shall deem appropriate; provided that the Receiving Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Supplying Party from the Supplying Party Claim. The Receiving Party shall obtain the written consent of the Supplying Party prior to ceasing to defend, settling or otherwise disposing of any Supplying Party Claim if as a result thereof the Supplying Party would become subject to injunctive or other equitable relief or the business of the Supplying Party would be adversely affected in any manner.
d.	Claims by the Receiving Party. The Receiving Party agrees to give the Supplying Party prompt written notice of any matter upon which the Receiving Party intends to base a claim for indemnification (a “Receiving Party Claim”) under this Article. The Supplying Party shall have the right to participate jointly with the Receiving Party in the Supplying Party’s defense, settlement or other disposition of any Receiving Party Claim. With respect to any Receiving Party Claim relating solely to the payment of money damages and which could not result in the Receiving Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Receiving Party in any manner, and as to which the Supplying Party shall have acknowledged in writing the obligation to indemnify the Receiving Party hereunder, the Supplying Party shall have the sole right to defend, settle or otherwise dispose of such Receiving Party Claim, on such terms as the Supplying Party, in its sole discretion, shall deem appropriate; provided that the Supplying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Receiving Party from the Receiving Party Claim. The Supplying Party shall obtain the written consent of the Receiving Party prior to ceasing to defend, settling or otherwise disposing of any Receiving Party Claim if as a result thereof the Receiving Party would become subject to injunctive or other equitable relief or the business of the Receiving Party would be adversely affected in any manner.
e.	Limitations on Liability. Notwithstanding any provisions of this Agreement to the contrary, under no circumstances will the Supplying Party’s liability to the Receiving Party under this Agreement, whether arising from tort (including any form of negligence, recklessness or strict liability), breach of contract or otherwise, exceed the total amounts actually paid by the Receiving Party to the Supplying Party in respect of the applicable Product. Under no circumstances shall either Party be liable for punitive, exemplary or incidental damages, including but not limited to loss of reputation, or any speculative damages.
15.	MISCELLANEOUS.
a.	Dispute Resolution. Any disputes hereunder, including but not limited to claims for breach or efforts to enforce this Agreement or any provision hereof shall be resolved pursuant to the dispute resolution provisions of Article IX of the Separation Agreement.
b.	Confidentiality. The Confidentiality provisions of Article VIIII of the Shared IP Cross License Agreement shall apply to this Agreement and the Parties hereto with equal force and effect.

c.	Relationship of the Parties. The Parties are independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.
d.	Entire Agreement. It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.
e.	Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.
f.	Notices. All notices and other communications hereunder shall be in writing. All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service or if so sent by U.S. mail, three (3) business days after deposit in the mail, and shall be addressed:

If to SpinCo:	3034 Owen Dr.
Antioch TN 30713
Attn: Chief Executive Officer
Copy to: General Counsel
If to Company:	Genstar Capital LLC
Four Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attn: Rob S. Rutledge

or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

g.	Failure to Exercise. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.
h.	Assignment. This Agreement may not be assigned, whether voluntarily or involuntarily, directly or indirectly, by operation of law, or by a change of control or ownership, by either party without the prior written consent of the other, except that either Party may assign its rights and/or obligations hereunder to a third party who acquires substantially all of such Party’s assets, whether by direct purchase of assets, merger or purchase of the capital stock of such Party. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary contained in this Agreement, the Company may collaterally assign its rights and remedies under this Agreement to any of its financing sources (including the Financing Sources (as defined in the Merger Agreement)) without the consent of any other party.
i.	Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
j.	Further Assurances. Upon reasonable request from either Party therefor, the other Party shall promptly provide to the requesting Party any product samples, manufacturing information and other information as is necessary for the requesting Party to complete or obtain U.S. or foreign registration (including reimbursement arrangements) or approval in any territory where the requesting Party is allowed to sell product or use technology.
k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
l.	Conflicts. To the extent of any conflict or inconsistency between this Agreement and any purchase order, confirmation, acceptance, invoice or any similar document, the terms of this Agreement shall govern. In the event of a conflict or inconsistency between this Agreement and the Separation Agreement, the terms of the Separation Agreement shall control.
m.	Expenses. Each party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.
n.	Survival. Sections 3(b), 6(c), 7(b), 8(b), 8(c), 9, 11, 14, and 15 and any other provision which, by its terms, should survive termination, shall survive the termination of this Agreement in accordance with the respective terms thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

SYMMETRY MEDICAL INC.

By:	Name: Thomas J. Sullivan Title: President and Chief Executive Officer

RACECAR SPINCO, INC.

By:	Name: Thomas J. Sullivan Title: President

[Signature page to Supply Agreement]

Annex E

Transition Services Agreement

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

SYMMETRY MEDICAL, INC.

AND

RACECAR SPINCO, INC.

Dated as of [            ], 2014

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of [           ], 2014, by and between:

(A) Symmetry Medical Inc. (“Transferor”); and

(B) Racecar Spinco, Inc. (“SpinCo”).

RECITALS

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, dated as of August 4, 2014, by and between the Transferor and SpinCo (the “Separation Agreement”), the Parties contemplate that during the Term (as defined Section 3.1), each Party will provide certain transitional services as Service Provider to Service Recipient, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINITIONS.

For purposes of this Agreement, Transferor will be considered “Service Provider” and SpinCo will be considered “Service Recipient” with respect to any Services (as defined in this Section 1) provided by Transferor to SpinCo pursuant to the terms of this Agreement, and SpinCo will be considered “Service Provider” and Transferor will be considered “Service Recipient” with respect to any Services provided by SpinCo to Transferor pursuant to the terms of this Agreement. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement. For the purpose of this Agreement, the following capitalized terms shall have the following meanings.

“Additional Services” shall have the meaning set forth in Section 2.5.

“Agreement” shall have the meaning set forth in the Preamble and shall include all Transition Service Schedules whether attached hereto or added subsequently pursuant to the terms of this Agreement.

“Buyer” shall mean Tecomet, Inc.

“Claim” shall have the meaning set forth in Section 11.3.

“Damages” means losses, liabilities, damages, deficiencies, costs and expenses directly incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith).

“Effective Date” shall mean the Distribution Date, as such term is defined in the Separation Agreement.

“Parties” shall mean the parties to this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 11.1.

“Reference Period” shall mean the twenty-four (24) month period preceding the date of this Agreement.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Services” shall include all services to be provided by Transferor to SpinCo or by SpinCo to Transferor, as the case may be, as described on any Transition Service Schedule, including any Additional Services.

“Service Provider” shall have the meaning set forth in this Section 1.

“Service Provider Representative” shall be any individual initially designated by a Service Provider to provide the applicable Service at any time that such individual is employed by the Service Provider. Either Service Provider may replace a Service Representative, subject to the Service Recipient’s prior approval (which shall not be unreasonably withheld).

“Service Recipient” shall have the meaning set forth in this Section 1.

“Service Term” shall have the meaning set forth in Section 2.2.

“SpinCo” shall have the meaning set forth in the Preamble.

“Term” shall have the meaning set forth in Section 3.1.

“Transferor” shall have the meaning set forth in the Preamble.

“Transition Manager” shall have the meaning set forth in Section 14.

“Transition Service Schedule” shall have the meaning set forth in Section 2.1.

2. SERVICES.

2.1. Schedules and Precedence.  This Agreement shall govern the provision of transitional Services described in the schedules attached to and made a part of this Agreement (each individual schedule, a “Transition Service Schedule”).1 Except with regard to the Term, if there is any inconsistency between the terms of any Transition Service Schedule and the terms of this Agreement, the terms of such Transition Service Schedule shall govern.

2.2. Information.  Each Transition Service Schedule shall set forth, among other things:

(a) a description of the Service to be provided;

(b) the term during which the Service will be provided (the “Service Term”);

(c) any locations where Services are to be provided;

(d) any Service Provider Representatives for such Service and the primary work location of such Service Provider Representatives;

(e) the maximum percentage of the applicable Service Provider Representative’s working time to be allocated to the Services, based upon a normal 40-hour work week;

(f) the charges due to Service Provider, if any, for the Service as described in Section 4.1; and

(g) any other applicable terms.

2.3. Service Levels.  Each Party shall ensure Services provided by such Party are performed in a manner consistent with the terms and conditions contained herein and at a quality level that is substantially similar to the reasonable past practices with respect to such Service as performed internally by Transferor immediately preceding the Effective Date, and in accordance with applicable Law.

2.4. Additional Resources.  Except as provided in a Transition Service Schedule, and except as provided by applicable Law, neither Party, in providing Services hereunder, shall be obligated to (a) purchase, lease or license any additional equipment or software or (b) pay any costs related to the transfer or conversion of the Service Recipient’s data to the Service Provider or any alternate supplier of Services; provided, that if such Party elects to undertake any of the foregoing, the receiving Party shall reimburse the Supplying Party for all costs and expenses that are actually incurred and reasonably necessary relating thereto, whether or not set forth in a Transition Service Schedule.

2.5. Additional Services.  During the Term, either Party may at any time or from time to time request in writing that the other Party provide it with additional services not set out on the Transition Service Schedules because they were omitted therefrom notwithstanding that such services were provided, during the Reference Period, to the Party making such a request (the “Additional Services”). As promptly as practicable following receipt of any such written request, the parties shall negotiate in good faith with respect to: (a) the scope, nature, and standard of performance of such Additional Service(s); (b) the duration for which the Service Provider shall provide such Additional Service(s), which shall not be longer than the then-current Term of this Agreement; and (c) the fees for such Additional Service(s) (to the extent the agreed fees in the Transition Service Schedules do not already cover such Additional Service(s)), which shall be based on the pricing principle and payment terms set out in Section 4, and, as to each of the foregoing, upon reaching agreement in such negotiation, the

[1]	The Transition Service Schedule may be updated prior to the Closing upon the mutual agreement of the Parties.

Parties shall execute an additional written Transition Service Schedule(s) for such Additional Service(s), and such Additional Service(s) shall be deemed to be part of this Agreement (and part of the Services) from and after the date of such amendment. If, following commercially reasonable efforts to obtain any third party consents which are required to provide an Additional Service, the Service Provider is unable to secure such consents, the Service Provider shall use commercially reasonable efforts to provide a suitable replacement or workaround for the unavailable service or functionality that is needed to provide the Additional Service in question. The Parties agree that any dispute with respect to the terms that will govern an Additional Service shall be resolved in accordance with the dispute resolution procedures set forth in Section 15.5.

2.6. Change Order Process.  Any change in the scope or duration of any Service described in, or other amendment to, a Transition Service Schedule must be in writing and signed by both Parties.

3. TERM AND TERMINATION.

3.1. Term.  This Agreement shall commence on the Effective Date and remain in effect until the last day that any Service Term in any Transition Service Schedule remains in effect, unless earlier terminated under this Section 3 (the “Term”). With respect to each Service, such Service shall begin upon the applicable start date set forth in the Transition Services Schedule (or the Effective Date if no start date is identified) and shall continue until the last day of the Service Term as set forth in the Transition Service Schedule, unless earlier terminated under this Section 3. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services.

3.2. Termination.

3.2.1. Either Party may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to such Party as Service Recipient hereunder, for any reason or for no reason, at any time upon at least sixty (60) days prior written notice to the other Party in its capacity as Service Provider, unless the specific Transition Service Schedule provides otherwise; provided, that (a) any termination will not relieve the terminating Party of any payment obligations for Services provided to such Party prior to the date such written notice of termination is delivered and (b) any losses, liabilities, costs and expenses that may arise as a result of such early termination shall be borne by the Service Recipient. Any termination of Services under this Section 3.2.1 shall have no effect on the obligations of the terminating Party as Service Provider under this Agreement. Any termination notice delivered pursuant to this Section 3.2.1 shall be irrevocable unless otherwise agreed to by the Service Provider who receives such notice.

3.2.2. Subject to the provisions of Section 13 below, either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party materially breaches a material provision with regard to those Services and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days (fifteen (15) days in the event of a payment breach) after receiving notice of the breach.

3.2.3. Any provision that by its nature should survive, including but not limited to, the provisions of Section 4, Section 10, Section 11, Section 12, Section 13 and Section 15, shall survive the termination of this Agreement.

4. PAYMENT TERMS.

4.1. Charges for Services.  Each Party shall pay the charges, if any, set forth on the applicable Transition Service Schedule for each Service listed therein as adjusted, from time to time, in accordance with Section 4.3 hereof.

4.2. Expenses.  In addition to the charges described in Section 4.1, each Party, in its capacity as Service Recipient, shall, for each Service performed, reimburse Service Provider for any reasonable documented out-of-pocket expenses payable to third parties which are incurred by such Service Provider or its Affiliates in connection with such Service Provider’s provision of the Services.

4.3. Payment Terms.  Each Party shall invoice the other Party monthly for all charges pursuant to this Agreement. Such invoices shall contain reasonable detail of the Service provided and the charge therefor. Each Party shall pay all undisputed amounts due for Services provided hereunder within thirty (30) days from receipt of an invoice therefor. Late payments shall bear interest at the lesser of twelve percent (12%) per annum or the maximum rate allowed by law. Failure to pay undisputed amounts due hereunder pursuant to the terms of this Agreement shall constitute a material breach of this Agreement, and the non-breaching Party may terminate this Agreement under Section 3.2 hereof.

4.4. Disputed Amounts.  Except as the Parties may expressly agree in writing, amounts due hereunder shall not be offset by amounts owed under this Agreement or due under any other agreement. Further, the Parties agree that disputes related to amounts due under this Agreement or any other agreement shall not serve as grounds to delay undisputed payment obligations under this Agreement. In the event of any dispute related to amounts due under this Agreement, the Service Recipient shall deliver a written statement to the Service Provider no later than five (5) days prior to the date payment is due on such disputed amount, which statement shall set forth all disputed items and provide a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, in accordance with Section 4.3. The Parties shall seek to resolve all such disputes expeditiously and in good faith.

4.5. Taxes.  The Service Recipient shall pay all sales or use taxes imposed or assessed as a result of the provision of Services by the Service Provider in accordance with the invoicing procedures set forth in Section 4.3.

5. TRANSITION SERVICE RESPONSIBILITIES.

5.1. Responsibilities of Service Provider.  Subject to Section 2.4, each Party shall maintain sufficient resources to perform its obligations hereunder. Any specific performance criteria for a specific Service will be set forth in the corresponding Transition Service Schedule. In addition:

(a) each Party, in its capacity as Service Provider, shall provide technical assistance and training to Service Recipient personnel to the extent specified in the relevant Transition Service Schedule; and

(b) each Party, in its capacity as Service Provider, shall make reasonable efforts to notify Service Recipient of problems with the Service Recipient’s work environment that might interfere with the provision of Services hereunder.

5.2. Responsibilities as Service Recipient.  Each Party, in its capacity as Service Recipient, shall:

(a) provide Service Provider (or an Affiliate or other third-party providing Services in accordance with the terms hereof) with access to its facilities as is reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder;

(b) provide Service Provider with information and documentation reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder; and

(c) make available, as reasonably requested by Service Provider, reasonable access to resources and provide reasonably timely responses to inquiries from the Service Provider regarding the provision of Services in order that Service Provider may perform its obligations hereunder.

5.3. Mutual Responsibilities.  The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a) exchanging information relevant to the provision of Services hereunder;

(b) good faith efforts to mitigate problems with the work environment interfering with the Services; and

(c) each Party requiring its personnel to obey any security regulations and other published policies of the other Party while on the other Party’s premises.

6. INTELLECTUAL PROPERTY.

6.1. Existing Ownership Rights Unaffected.  Neither Party will gain, by virtue of this Agreement, any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other Party.

6.2. Trademarks.  Neither Party is granted any ownership in or license to the Trademarks of the other Party by virtue of this Agreement.

6.3. Removal of Marks.  The Parties agree that neither will remove any copyright notices, proprietary markings, trademarks or other indicia of ownership of the other Party from any materials of the other Party.

7. RELATIONSHIP BETWEEN THE PARTIES.  The Parties to this Agreement are and shall remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other. Each Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its employees. Neither Party shall hold itself out as an agent of the other and neither Party shall have the authority to bind the other.

8. AFFILIATE OR THIRD PARTY PERFORMANCE.  Each Party may subcontract with one or more Affiliates or, with Service Recipient’s prior written consent, other third-party service providers to perform all or any portion of such Party’s duties under this Agreement in its capacity as Service Provider, in each case in accordance with the payment terms set forth in Section 4; provided, that such Party shall remain responsible for the performance of such Affiliates or other third party service providers.

9. INSURANCE.  Each Party shall maintain, during the Term, such insurance policies issued by reputable insurance providers that such Party deems, in its sole discretion, is customary with companies in the same or similar businesses operating in the same or similar locations as such Party. To the extent the provision of a Service hereunder directly results in a material increase in the Service’s Provider’s premium rate under any existing insurance policy, one-half (½) of any such increase attributable to such Service shall be borne by each of the Service Provider and the Service Recipient.

10. CONFIDENTIALITY.

10.1. For a period of two (2) years from the Effective Date, each Party agrees to hold, and to cause its respective Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning the other Party (including Information included in the assets of the other Party) or any member of such other Party’s Group that is in its possession after the Effective Date or furnished by the other Party, any other member of such other Party’s Group, or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been: (a) in the public domain through no fault of such Party, their respective Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (b) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or their respective Group; or (c) independently generated without reference to any proprietary or confidential Information of the other Party or any member of such other Party’s Group.

10.2. Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information concerning the other Party to any other Person, except to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 10.3. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, the Party in possession, custody or control of such Information shall, promptly upon the other Party’s request, either (a) destroy all copies of such Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and at the written request of such other Party, such destruction shall be confirmed in writing, or (b) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party; provided, however, that the obligation to destroy Information shall not apply to copies of Information made as a matter of routine information technology backup (although such copies shall remain subject to the confidentiality and use restrictions hereunder); and provided, further, that regardless of whether any Information is destroyed, the recipient Party may retain a reasonable number of copies of the other Party’s (or any of its Group’s) Information for use solely in the event a dispute arises hereunder and only in connection with such dispute, or to the extent required to comply with legal or regulatory requirements.

10.3. Protective Arrangements.  In the event that either Party or any member of such Party’s Group, either (a) determines after consultation with counsel, in the opinion of such counsel that it is required by Law to disclose any Information of the other Party or its Group or (b) receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party or its Group that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that received such request may thereafter: (i) furnish only that portion of the Information that is legally required, (ii) give notice to the other Party of the Information to be disclosed as far in advance as is practical, and (iii) exercise commercially reasonable efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

11. INDEMNIFICATION.

11.1. Subject to the limitations set forth in this Section 11, the Service Provider shall indemnify, defend and hold harmless the Service Recipient and its officers, directors, agents, employees and Affiliates, from and against any and all Damages arising out of, relating to or resulting from the gross negligence or willful misconduct of the Service Provider (or any Affiliate of the Service Provider or third-party that provides a Service to the Service Recipient on the Service Provider’s behalf pursuant to Section 8) in connection with the provision of, or failure to provide, any Services to the Service Recipient.

11.2. Subject to the limitations set forth in this Section 11, the Service Recipient shall indemnify, defend and hold harmless the Service Provider and its officers, directors, agents, employees and Affiliates (each, a “Provider Indemnified Party”) from and against any and all Damages arising out of, relating to or resulting from the Services rendered or to be rendered by or on behalf of the Service Provider pursuant to this Agreement or the Service Provider’s actions or inactions in connection with any such Services; provided, that the Service Recipient shall not be responsible for any Damages of such Provider Indemnified Party to the extent that such Loss is caused by, results from, or arises out of or in connection with a Provider Indemnified Party’s gross negligence or willful misconduct in connection with any such Services, actions or inactions related thereto.

11.3. The Service Recipient’s indemnification obligations under Section 11.2 with respect to any third party claim shall be conditioned upon: (a) the Service Provider providing the Service Recipient with written notice describing such indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the Service Recipient with further notices to keep it reasonably informed with respect thereto; provided, however, that failure of the Service Provider to provide such notice or to keep the Service Recipient reasonably informed as provided herein shall not relieve the Service Recipient of its obligations hereunder except to the extent, if any, that the Service Recipient is materially prejudiced thereby; (b) the Service Recipient being entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the Service Provider, at the Service Recipient’s sole expense; and (c) the Service Provider reasonably cooperating with the Service

Recipient, at the Service Recipient’s sole cost and expense, in the defense of any Claim. The Service Recipient will not accept any settlement unless the settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Service Provider from all liability with respect to the matters that are subject to such Claim, without the Service Provider’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Service Provider may participate in the defense of any Claim with counsel reasonably acceptable to the Service Recipient, at the Service Provider’s own expense.

11.4. Each Party expressly agrees that the provisions of Section 11 shall be the exclusive remedy for all claims of breach or indemnification pursuant to this Agreement.

11.5. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, WITH RESPECT TO THE PROVISION OR RECEIPT OF SERVICES PURSUANT TO THIS AGREEMENT.

12. LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES AND CAP ON LIABILITY.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW: (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, DIRECT, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES EXCEPT TO THE EXTENT A PARTY IS LIABLE TO AN UNAFFILIATED THIRD PARTY WITH RESPECT THERETO; AND (B) EACH PARTY’S LIABILITY FOR DAMAGES UNDER SECTION 11.1 SHALL NOT EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY SERVICE RECIPIENT TO SERVICE PROVIDER UNDER THE APPLICABLE TRANSITION SERVICES SCHEDULE FROM WHICH SUCH CLAIM ARISES. NOTHING IN THIS SECTION 12 SHALL BE DEEMED TO ELIMINATE OR LIMIT, IN ANY RESPECT, A PARTY’S EXPRESS OBLIGATION IN THIS AGREEMENT TO PAY OR REIMBURSE, AS APPLICABLE, FOR CHARGES FOR SERVICES RENDERED IN ACCORDANCE WITH THIS AGREEMENT.

13. FORCE MAJEURE.  Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Service Recipient to make payments to Service Provider for Services already rendered, if such failure or delay is caused by any act of God, any accident, explosion, fire, act of terrorism, storm, earthquake, flood or any similar circumstance or event.

14. TRANSITION MANAGERS.  In order to facilitate the general intent and the terms of this Agreement, Transferor and SpinCo have designated the individual opposite such Party below as transition manager (each, a “Transition Manager”) to coordinate and manage the Services hereunder and to serve as the principal contact in connection with the Services:

For Transferor:  Michelle Jeffrey

For SpinCo:  Fred Hite

The Transition Managers will meet as they determine to be necessary and desirable. The responsibilities of such Transition Managers include coordination of the Services, ensuring the execution of the tasks set forth in the Transition Service Schedules and resolving any conflicts to the best of their abilities prior to escalation of any conflicts within their respective organizations.

15. MISCELLANEOUS.

15.1. Entire Agreement; Assignment; Successors.

15.1.1. This Agreement, the Separation Agreement and the other Ancillary Agreements and the Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. There are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

15.1.2. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

15.1.3. Notwithstanding anything to the contrary contained in this Agreement, the Transferor may collaterally assign its rights and remedies under this Agreement to any of its financing sources (including the Financing Sources (as defined in the Merger Agreement)) without the consent of any other party.

15.2. Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

15.3. Notices.  All notices, requests, claims, demands or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person; (b) when sent by email; provided, that receipt of the email is confirmed in writing (including by email); (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (d) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective Parties at the following addresses:

If to the Transferor, to:

3034 Owen Dr.
Antioch, Tennessee 37013
Warsaw, IN 46582
Attention: Chief Commercial Officer OEM Solutions
Email: tom.sullivan@symmetrymedical.com
          david.milne@symmetrymedical.com

with a copy (if prior to the Distribution Date), which shall not constitute notice, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: James T. Lidbury
Email: James.Lidbury@ropesgray.com

with a copy (if after the Distribution Date), which shall not constitute notice, to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention: Craig Adas
Email: craig.adas@weil.com

If to SpinCo, to:

3034 Owen Dr.
Antioch, TN 37013
Attn: Chief Executive Officer
CC: General Counsel

with a copy, which shall not constitute notice, to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: James T. Lidbury
Email: James.Lidbury@ropesgray.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given by delivery of notice in accordance with this Section 15.3.

15.4. Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

15.5. Jurisdiction; Waiver of Jury Trial.  Transferor and SpinCo recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of certain disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Article IX of the Separation Agreement if and when a dispute arises under this Agreement. SUBJECT TO ARTICLE IX OF THE SEPARATION AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.5.

15.6. Interpretation; Article and Section References.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Schedule, Article or Section, such reference shall be to Schedule, Article or Section of this Agreement, unless otherwise indicated. The headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

15.7. No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, except as expressly provided herein in Section 11 with respect to indemnified parties, nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

15.8. Counterparts; Electronic Signature.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.9. Amendment and Modification.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

15.10. Waivers.  No failure or delay of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

15.11. No Presumption Against Drafting Party.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TRANSFEROR

SYMMETRY MEDICAL INC.

By:	Name: Thomas J. Sullivan Title: President and Chief Executive Officer

SPINCO

RACECAR SPINCO, INC.

By:	Name: Thomas J. Sullivan Title: President

[Signature Page to Transition Services Agreement]

Annex E

Certificate of Merger

CERTIFICATE OF MERGER

OF

TECOSYM INC.

WITH AND INTO

SYMMETRY MEDICAL INC.

UNDER SECTION 251 OF THE
GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Symmetry Medical Inc., a Delaware corporation (the “Company”), hereby certifies the following information relating to the merger of TecoSym Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”):

1. The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) is as follows:

Name	State of Incorporation
TecoSym Inc.	Delaware
Symmetry Medical Inc.	Delaware

2. The Agreement and Plan of Merger, dated as of August 4, 2014 (the “Merger Agreement”), by and among the Company, Merger Sub and Tecomet Inc., setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and by the stockholders of each of the Constituent Corporations).

3. The name of the corporation surviving the Merger is “Symmetry Medical Inc.” (the “Surviving Corporation”).

4. Upon the effectiveness of the Merger and by reason of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form attached hereto as Exhibit A.

5. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

[•]

6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any of the Constituent Corporations.

7. The Merger is to become effective immediately upon the filing of this Certificate of Merger in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer on this    day of            , 2014.

Symmetry Medical Inc.

By:	Name: Title:

[Signature Page to Certificate of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation

Annex B

Fairness Opinion

August 3, 2014

Board of Directors
Symmetry Medical Inc.
3724 North State Road 15
Warsaw, IN 46582

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Symmetry Medical Inc. (the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, TecoStar Holdings, Inc., Tecomet, Inc. (“Parent”) and TecoSym Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of common stock of the Company (“Company Common Stock”), other than shares held in the treasury of the Company or owned by the Company, Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Company, Parent (other than Merger Sub) or Merger Sub, Company Restricted Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement) (collectively, the “Excluded Shares”), will be (1) converted into the right to receive (1) $7.50 in cash, without interest (the “Cash Consideration”), and (2) converted in partial redemption (the “Partial Redemption”) into the right to receive one quarter (0.25) of a share of the common stock of Spinco (as defined below) (collectively with the Cash Consideration, the “Consideration”).

We also have been advised that, prior to the effective time of the Merger, pursuant to a Separation Agreement with Racecar Spinco Inc. (“Spinco”), a wholly-owned subsidiary of the Company, the Company will convey to Spinco the Symmetry Surgical Business (as defined in the Separation Agreement) (the “Separation”), and that, following the Separation and at the effective time of the Merger, the Company’s assets and liabilities, other than the shares of Spinco, will consist solely of those of the Company’s OEM solutions business (the “OEM Solutions Business”), all of which will be held by the Company, We have been further advised that, in connection with the Partial Redemption, all of the outstanding shares of Spinco will be distributed to the holders of Company Common Stock (the “Distribution”) and that the Cash Consideration is being paid as consideration solely for the disposition of the OEM Solutions Business in the Merger.

The Board of Directors of the Company (the “Board”) has requested Stifel’s opinion (our “Opinion”), as investment bankers, as to the fairness, from a financial point of view, as of the date hereof, to the holders of shares of Company Common Stock (other than Excluded Shares) of the Cash Consideration to be received by the holders of such shares in connection with the disposition of the OEM Solutions Business in the Merger pursuant to the Merger Agreement.

In rendering our Opinion, we have, among other things:

(i)	reviewed a draft copy of the Merger Agreement dated August 2, 2014, which was the most recent draft made available to us;
(ii)	reviewed certain publicly available information concerning the Company, including, without limitation, certain historical filings made by the Company with the Securities and Exchange Commission;
(iii)	reviewed certain relevant historical financial and operating data concerning the Company and the OEM Solutions Business furnished to us by the management of the Company;
(iv)	reviewed certain internal financial analyses, financial projections, reports and other information concerning the Company and the OEM Solutions Business prepared by the management of the Company, including projections for the OEM Solutions Business provided by the management of the Company (the “Company Projections”);

(v)	discussed with certain members of the management of the Company the historical and current business operations, financial condition and prospects of the Company, the OEM Solutions Business and such other matters as we deemed relevant;
(vi)	reviewed certain operating results of the OEM Solutions Business as compared to operating results and the reported price and trading histories of certain publicly traded companies that we deemed relevant;
(vii)	reviewed certain financial terms of the Merger as compared to the financial terms of certain selected business combinations that we deemed relevant;
(viii)	reviewed, based on the Company Projections, the cash flows generated by the OEM Solutions Business on a stand-alone basis to determine the present value of the discounted cash flows;
(ix)	considered the results of our efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a merger or other transaction involving the OEM Solutions Business; and
(x)	reviewed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as we deemed relevant for the purposes of this Opinion. In addition, we took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our general knowledge of the industry in which the Company operates.

In rendering our Opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts and projections supplied to us by the Company (including, without limitation, the Company Projections), we have assumed, at the direction of the Company, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the OEM Solutions Business, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted or projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasted or projected financial information. Stifel has relied on this forecasted or projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof or for any of the assumptions on which it is based.

We also have assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the OEM Solutions Business since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of the OEM Solutions Business, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approvals, consents, releases and waivers and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated on the terms and conditions described in the Merger Agreement, without any waiver or modification of any material term or condition by the Company or any other party, and that obtaining any necessary regulatory or other approvals, consents, releases and waivers or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, the OEM Solutions Business, Parent, Merger Sub, Spinco or the Merger. We have assumed, in all respects material to our Opinion, that the representations and warranties of each party contained in the Merger Agreement are true and correct. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Our Opinion is limited to whether, as of the date hereof, the Cash Consideration to be received by the holders of shares of Company Common Stock (other than Excluded Shares) in connection with the disposition of the OEM Solutions Business in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of such shares. We have not been requested to express any, and we express no, opinion as to the Separation or the Partial Redemption or otherwise with respect to the Symmetry Surgical Business or any effect of the Merger on the Symmetry Surgical Business or as to any other terms, aspects or implications of the Merger Agreement or the Merger including, without limitation, the form or structure of the Merger or the allocation of the Consideration between the OEM Solutions Business and the Symmetry Surgical Business, any consequences of the Merger Agreement or the Merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated by or entered into in connection with the Merger Agreement or the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, financial reporting, tax, accounting or regulatory consequences of the Merger on the Company or the holders of Company Common Stock; (iii) the fairness of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company, the OEM Solutions Business or the Symmetry Surgical Business, or any class of such persons, whether relative to the Cash Consideration to be paid to the holders of the Company Common Stock in the Merger or otherwise; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the shares of Company Common Stock, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; or (v) whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Cash Consideration to the holders of shares of Company Common Stock. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s, Spinco’s or Parent’s securities will trade following public announcement or consummation, as applicable, of the Merger Agreement or the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us by or on behalf of the Company, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. We are not expressing any opinion as to the solvency, capital adequacy or fair value of the Company, Parent, Spinco or the OEM Solutions Business, or the ability of the Company, Parent, Spinco or the OEM Solutions Business to pay their respective obligations when they come due. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the disposition of the OEM Solutions Business in the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on or otherwise act with respect to the Merger or any other matter, or to any stockholder of the Company or Parent as to how any such stockholder should act with respect to the Merger or any other matter, including without limitation whether any stockholder of the Company should vote in favor of the Merger or exercise any appraisal rights that may be available to such stockholder. In addition, this Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company with respect to the OEM Solutions Business or otherwise with respect to the Merger and does not address the underlying business decision of the Board or the Company to proceed with or effect the disposition of the OEM Solutions Business or the Merger.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board in connection with the disposition of the OEM Solutions Business in the Merger and will receive a fee for our services, a portion of which becomes payable upon the delivery of this Opinion and a larger portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past we have acted as financial advisor to the Company in connection with a business combination transaction, for which we received customary compensation. Stifel may seek to provide investment banking services to Spinco, Parent or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of each of the Company, Parent and Spinco and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. This Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration to be received by the holders of shares of Company Common Stock (other than Excluded Shares) in connection with the disposition of the OEM Solutions Business in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of such shares.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Annex C

Section 262 of the Delaware General Corporation Law — Appraisal Rights

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.